Exhibit 10.1

EXECUTION VERSION

REVOLVING CREDIT AND SECURITY AGREEMENT

among

BCRED BARD PEAK FUNDING LLC,

as Borrower,

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

BNP PARIBAS,

as Administrative Agent,

BLACKSTONE PRIVATE CREDIT FUND,

as Equityholder,

BLACKSTONE PRIVATE CREDIT FUND, as Servicer,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Collateral Agent

Dated as of March 15, 2021

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01	Representations and Warranties of the Borrower	79
Section 4.02	Representations and Warranties of the Servicer	84
Section 4.03	Representations and Warranties of the Equityholder	86

ARTICLE V

COVENANTS

Section 5.01	Affirmative Covenants of the Borrower	89
Section 5.02	Covenants of the Servicer	93
Section 5.03	Negative Covenants of the Borrower	96
Section 5.04	Covenants of the Equityholder	99
Section 5.05	Certain Undertakings Relating to Separateness	100

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01	Events of Default	102
Section 6.02	OC Ratio Posting Payments	106

ARTICLE VII

PLEDGE OF COLLATERAL; RIGHTS OF THE COLLATERAL AGENT

Section 7.01	Grant of Security	106
Section 7.02	Release of Security Interest	107
Section 7.03	Rights and Remedies	107
Section 7.04	Remedies Cumulative	110
Section 7.05	Related Documents	111
Section 7.06	Borrower Remains Liable	111
Section 7.07	Protection of Collateral	111

ARTICLE VIII

ACCOUNTS, ACCOUNTINGS AND RELEASES

Section 8.01	Collection of Money	112
Section 8.02	Collateral Account and Collection Account	112
Section 8.03	Payment Account	113
Section 8.04	The Revolving Reserve Account; Fundings	114
Section 8.05	[Reserved]	115

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ARTICLE XIII

MISCELLANEOUS

Section 13.01	No Waiver; Modifications in Writing	138
Section 13.02	Notices, Etc.	139
Section 13.03	Taxes	139
Section 13.04	Costs and Expenses; Indemnification	143
Section 13.05	Execution in Counterparts	145
Section 13.06	Assignability	145
Section 13.07	Governing Law	147
Section 13.08	Severability of Provisions	148
Section 13.09	Confidentiality	148
Section 13.10	Merger	149
Section 13.11	Survival	149
Section 13.12	Submission to Jurisdiction; Waivers; Etc.	149
Section 13.13	Waiver of Jury Trial	150
Section 13.14	Right of Setoff; Payments Pro Rata	150
Section 13.15	PATRIOT Act Notice	151
Section 13.16	Legal Holidays	151
Section 13.17	Limited Recourse; Non-Petition	152
Section 13.18	Waiver of Setoff	152
Section 13.19	Collateral Agent Execution and Delivery	152
Section 13.20	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	153
Section 13.21	WAIVER OF SOVEREIGN IMMUNITY	153
Section 13.22	Risk Retention	154
Section 13.23	EU Due Diligence Requirements.	154
Section 13.24	Compliance with the Securitisation Regulation	155
Section 13.25	Adequacy of Monetary Damages Against the Lenders	155

SCHEDULES

Schedule 1	Individual Lender Maximum Funding Amounts and Percentages
Schedule 2	Approved Appraisal Firms
Schedule 3	Initial Collateral Loans
Schedule 4	GICS Industry Classifications
Schedule 5	Notice Information
Schedule 6	Authorized Signatories
Schedule 7	Diversity Score
Schedule 8	[Reserved]
Schedule 9	Approved List
Schedule 10	Moody’s Rating
Schedule 11	S&P Rating

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EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Notice of Borrowing (with attached form of Borrowing Base Calculation Statement)
Exhibit C	Form of Notice of Prepayment
Exhibit D	Form of Assignment and Acceptance
Exhibit E	[Reserved]
Exhibit F	Agreed-Upon Procedures
Exhibit G	Form of Extension Request
Exhibit H	Form of Data Report
Exhibit I	Form of Approval Request

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REVOLVING CREDIT AND SECURITY AGREEMENT

REVOLVING CREDIT AND SECURITY AGREEMENT, dated as of March 15, 2021, among BCRED BARD PEAK FUNDING LLC, a Delaware limited liability company, as borrower (the “Borrower”), the LENDERS from time to time party hereto, BNP PARIBAS (“BNP”), as administrative agent for the Secured Parties (as hereinafter defined) (in such capacity, the “Administrative Agent”), BLACKSTONE PRIVATE CREDIT FUND, a Delaware statutory trust (in such capacity, the “Equityholder”), BLACKSTONE PRIVATE CREDIT FUND, a Delaware statutory trust, as servicer (in such capacity, the “Servicer”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), as collateral agent for the Secured Parties (as hereinafter defined) (in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower desires that the Lenders make advances on a revolving basis to the Borrower on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, each Lender is willing to make such advances to the Borrower on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; RULES OF CONSTRUCTION; COMPUTATIONS

Section 1.01 Definitions. As used in this Agreement, the following terms shall have the meanings indicated:

“Account Control Agreement” means that certain Account Control Agreement, dated as of the Closing Date, among the Borrower, the Servicer, the Collateral Agent and Wells Fargo, as Securities Intermediary, which agreement relates to the Covered Accounts.

“Adjusted Principal Balance” means, for any Eligible Collateral Loan, as of any date of determination, an amount equal to the Loan Value of such Eligible Collateral Loan as of such date multiplied by the Principal Balance of such Eligible Collateral Loan as of such date; provided that, the parties hereby agree that the Adjusted Principal Balance of any Ineligible Collateral Loan as of such date of determination shall be zero.

“Administrative Agent” has the meaning assigned to such term in the introduction to this Agreement.

“Administrative Expense Cap” means, for any Payment Date, an amount not to exceed $225,000 for any twelve (12) month period (other than fees and expenses incurred on or prior to the Closing Date).

“Administrative Expenses” means the fees and expenses (including indemnities) and other amounts of the Borrower (or any Tax Blocker Subsidiary) due or accrued with respect to any Payment Date and payable in the following order:

(a) first, on a pro rata basis, to the Collateral Agent, the Custodian and the Securities Intermediary, any amounts and indemnities payable to such entities pursuant to the Facility Documents; and

(b) second, on a pro rata basis, to:

(i) the Independent Accountants, agents (other than the Servicer) and outside counsel of the Borrower for fees and expenses related to the Collateral and the Facility Documents and to the Independent Manager of the Borrower for its fees and expenses incurred in acting in such capacity; and

(ii) to any rating agency for fees and expenses in connection with the rating of (or provision of credit estimates in respect of) any Collateral Loan.

“Advance” means each loan advanced by the Lenders to the Borrower on a Borrowing Date pursuant to Article II.

“Advance Rate” means, with respect to any Collateral Loan, the percentage set forth in the below table corresponding to the Loan Type and Sub-Category of such Collateral Loan, subject to the exceptions and adjustments set forth immediately following such table:

Loan Type	Sub-Category	Advance Rate
Tranche A Collateral Loans		75%
Second Lien BSLs		45%
Tranche B First Lien Loans	whose Obligors have an EBITDA on a consolidated basis of greater than or equal to $35,000,000 (as of the date such Collateral Loan is acquired)	70%
Tranche B First Lien Loans	whose Obligors have an EBITDA on a consolidated basis of less than $35,000,000 (as of the date such Collateral Loan is acquired)	65%
First Lien Last Out Loans	First Lien Last Out Category A Loans	60%
First Lien Last Out Loans	First Lien Last Out Category B Loans	50%
First Lien Last Out Loans	First Lien Last Out Category C Loans	45%
Second Lien MM Loans		30%

Notwithstanding the percentages set forth in the preceding table:

(a) the Advance Rate of any Tranche B First Lien Loan with a Paid Senior Net Leverage Ratio exceeding 5.00:1.00 will be a blended rate, calculated as follows:

(i) the portion of such Tranche B First Lien Loan with a Paid Senior Net Leverage Ratio up to 5.00:1.00 will be assigned the percentage set forth in the preceding table corresponding to Tranche B First Lien Loans of the Sub-Category applicable to such Collateral Loan; and

(ii) the portion of such Tranche B First Lien Loan with a Paid Senior Net Leverage Ratio above 5.00:1.00 will be assigned an Advance Rate of 45%;

(b) for the purposes of determining Advance Rates, the Paid Senior Net Leverage Ratio of a Collateral Loan will be determined as of the date such Collateral Loan is acquired.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Person” means (a) the Administrative Agent, each Lender and each of their respective Affiliates and (b) any assignee or participant of any Lender (unless the benefit of any particular provision hereof to any such Affected Person is otherwise expressly excluded herein).

“Affiliate” means, in respect of a referenced Person at any time, another Person Controlling, Controlled by or under common Control with such referenced Person but which shall not, with respect to the Borrower, include the obligors under any Collateral Loan; provided that (a) an obligor will not be considered an “Affiliate” of any other obligor solely due to the fact that each such obligor is under the control of the same financial, private equity or similar sponsor and (b) obligors in respect of Collateral Loans shall be deemed not to be “Affiliates” if they have distinct corporate family ratings and/or distinct issuer credit ratings. The Borrower will be deemed to have no “Affiliates.”

“Agents” means the Administrative Agent and the Collateral Agent, collectively or individually, as the context requires.

“Aggregate Adjusted Collateral Balance” means, as of any date of determination, an amount equal to the sum of the Adjusted Principal Balances of all Collateral Loans in the Collateral (including each potential Collateral Loan that the Borrower has entered into a binding commitment to purchase that has not yet settled) on such date, after giving effect to all Collateral Loans added to and removed from the Collateral on such date.

“Aggregate Net Collateral Balance” means, as of any date of determination, the Aggregate Adjusted Collateral Balance minus the Excess Concentration Amount, in each case, as of such date of determination.

“Aggregate Principal Balance” means, when used with respect to all or a portion of the Collateral Loans, the sum of the Principal Balances of all or of such portion of such Collateral Loans.

“Aggregate Tranche A Net Collateral Balance” means, as of any date of determination, an amount equal to the portion of the Aggregate Net Collateral Balance allocable to Tranche A Collateral Loans as of such date of determination (including each potential Tranche A Collateral Loan that the Borrower has entered into a binding commitment to purchase that has not yet settled).

“Aggregate Tranche B Net Collateral Balance” means, as of any date of determination, an amount equal to the portion of the Aggregate Net Collateral Balance allocable to Tranche B Collateral Loans as of such date of determination (including each potential Tranche B Collateral Loan that the Borrower has entered into a binding commitment to purchase that has not yet settled).

“Agreement” means this Revolving Credit and Security Agreement.

“Applicable Law” means, for any Person, any Law of any Governmental Authority, including all federal and state banking or securities laws, to which the Person in question is subject or by which it or any of its assets or properties are bound.

“Applicable Margin” has the meaning assigned to such term in the Lender Fee Letter.

“Appraisal” means an appraisal or valuation of a Collateral Loan that is conducted by an Approved Appraisal Firm, which may be in the form of an update or reaffirmation by an Approved Appraisal Firm of an appraisal or valuation previously performed by such Approved Appraisal Firm or another Approved Appraisal Firm.

“Approval Request” has the meaning specified in Section 2.02 hereof.

“Approved Appraisal Firm” means those entities set forth on Schedule 2 (and any of their respective Affiliates that are clearly identifiable as such solely on the basis of such Affiliate’s name) and any appraisal or valuation firm providing such service to Blackstone Private Credit Fund; provided that any other independent appraisal firm or independent financial advisor recognized as being experienced in conducting appraisals or valuations of secured loans may be added to Schedule 2 as an “Approved Appraisal Firm” with the consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned).

“Approved List” has the meaning specified in Section 2.02 hereof.

“Asset Information” means, with respect to any Obligor, in each case to the extent available to the Borrower and subject to any confidentiality obligations or any redactions required by the Servicer’s internal policies and procedures (it being understood that to the extent any of the information described in any of the following is contained in the Servicer’s internal credit memo described in clause (d) below, such information need not be separately represented by any document or file and, for all purposes of this Agreement, will be deemed delivered upon delivery of such internal credit memo): (a) the legal name of such Obligor, (b) the jurisdiction in which such Obligor is domiciled, (c) the audited financial statements for the two prior fiscal years of such Obligor (or such shorter period of time for which such audited financial statements have been prepared and are available) or, in lieu of audited financial statements for any such period, a quality of earnings report for such period prepared by a nationally or regionally recognized accounting or financial advisory firm, (d) the Servicer’s internal credit memo with respect to such Obligor and the related Collateral Loan, (e) the informational memorandum, offering memorandum or similar document, if any, issued by the bookrunner or the administrative agent for such Obligor and relating to such Collateral Loan, (f) a company forecast of such Obligor including plans related to capital expenditures, (g) the business model, company strategy and names of known peers of such Obligor, (h) details of the management team of such Obligor, (i) details of any banking facilities and the debt maturity schedule of such Obligor, (j) reserved, and (k) a copy of the related credit agreement (which may be a draft) specifying the terms and governing the repayment of such Collateral Loan; provided, that, in each case, to the extent any of the above information is unavailable, the Servicer shall notify the Administrative Agent of any such missing information, and the Administrative Agent may, in its sole discretion, provide a waiver with respect to such information.

“Assignment and Acceptance” means an Assignment and Acceptance in substantially the form of Exhibit D, entered into by a Lender, an assignee, the Administrative Agent and, if applicable, the Borrower.

“AUP Report Date” has the meaning assigned to such term in Section 8.09 hereof.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union (as amended or re-enacted) establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings). For the purposes of this definition, a reference to “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation.

“Bankruptcy Code” means the United States Bankruptcy Code, Title 11, United States Code §§101 et seq., or foreign bankruptcy, insolvency, receivership or similar law from time to time in effect and affecting the rights of creditors generally.

“Base Rate” means, on any date, a fluctuating interest rate per annum equal to the higher of (a) the Prime Rate and (b) the Federal Funds Rate plus 0.50%. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer of any Agent or any Lender. Interest calculated pursuant to clause (a) above will be determined based on a year of 365 or 366 days, as applicable, and actual days elapsed. Interest calculated pursuant to clause (b) above will be determined based on a year of 360 days and actual days elapsed. If the calculation of the Base Rate results in a Base Rate of less than zero (0), the Base Rate shall be deemed to be zero (0) for all purposes hereunder.

“Benchmark” means, initially, LIBOR; provided that if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) or clause (c) of Section 2.18.

“Benchmark Determination Period” means (a) initially, the period from and including the Closing Date to and ending on (but excluding) the first Benchmark Determination Period Start Date, and (b) thereafter, the period beginning on (and including) the day immediately following the last day of the prior Benchmark Determination Period and ending on (but excluding) the immediately succeeding Benchmark Determination Period Start Date; provided that the final Benchmark Determination Period hereunder ends on and includes the day prior to the payment in full of the Advances hereunder.

“Benchmark Determination Period Start Date” means the last Business Day of March, June, September, and December of each year, commencing in June 2021.

“BNP” has the meaning assigned to such term in the introduction to this Agreement.

“BNP Fee Letter” means that certain fee letter, dated as of March 15, 2021, by and among BNP, the Borrower and the Servicer.

“Borrower” has the meaning assigned to such term in the introduction to this Agreement.

“Borrowing Base” means, at any time, an amount equal to the sum of (i) the amounts in the Principal Collection Subaccount, (ii) the product of (x) the Weighted Average Advance Rate (excluding the Sale Settlement Pending Collateral from the calculation of the Weighted Average Advance Rate) as of such date, (y) the Portfolio Advance Rate Adjustment as of such date and (z) the Aggregate Net Collateral Balance as of such date (excluding the Sale Settlement Pending Collateral from the calculation of the Aggregate Net Collateral Balance) and (iii) the aggregate sale price (expressed in Dollars) of the Sale Settlement Pending Collateral.

“Borrowing Base Calculation Statement” means a statement in substantially the form attached to the form of Notice of Borrowing attached hereto as Exhibit B, as such form of Borrowing Base Calculation Statement may be modified as mutually agreed by the Administrative Agent and the Borrower from time to time.

“Borrowing Date” means the date of an Advance.

“Broadly Syndicated Loan” means a Collateral Loan that (a) is a syndicated commercial loan, (b) is part of a tranche size of not less than $250,000,000 (without consideration of reductions thereon from scheduled amortization payments), and (c) is rated (or will be rated) by S&P or Moody’s (or the related Obligor for such Collateral Loan is rated by S&P or Moody’s).

“Business Day” means any day of the year except: (a) a Saturday, Sunday or other day on which commercial banks in New York City or the city in which the offices of the Collateral Agent are located are authorized or required by law to close; and (b) if such day relates to any interest rate setting as to an Advance determined by reference to LIBOR, any day on which banks are not open for dealings in Dollars in the London interbank market.

“Capital Lease Obligations” means, with respect to any entity, the obligations of such entity to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such entity under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash” means Dollars immediately available on the day in question.

“Certificated Security” has the meaning specified in Section 8-102(a)(4) of the UCC.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.10(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” hereunder regardless of the date of effectiveness.

“Change of Control” means an event or series of events by which (A) the Equityholder or its Affiliates, collectively, (i) shall cease to possess, directly or indirectly, the right to elect or appoint (through contract, ownership of voting securities, or otherwise) managers that at all times have a majority of the votes of the board of managers (or similar governing body) of the Borrower or to direct the management policies and decisions of the Borrower or (ii) shall cease, directly or indirectly, to own and control legally and beneficially all of the equity interests of the Borrower or (B) Blackstone Credit BDC Advisors LLC or its Affiliates shall cease to be the investment advisor of the Equityholder.

“Clearing Agency” means an organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Clearing Corporation” means each entity included within the meaning of “clearing corporation” under Section 8-102(a)(5) of the UCC.

“Clearing Corporation Security” means securities which are in the custody of or maintained on the books of a Clearing Corporation or a nominee subject to the control of a Clearing Corporation and, if they are Certificated Securities in registered form, properly endorsed to or registered in the name of the Clearing Corporation or such nominee.

“Closing Date” means March 15, 2021.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning assigned to such term in Section 7.01(a).

“Collateral Account” has the meaning assigned to such term in Section 8.02(a)(i).

“Collateral Agent” has the meaning assigned to such term in the introduction to this Agreement.

“Collateral Agent Fee Letter” means the fee letter between the Collateral Agent and the Borrower setting forth the fees and other amounts payable by the Borrower to the Collateral Agent, the Custodian and the Securities Intermediary under the Facility Documents, in connection with the transactions contemplated by this Agreement.

“Collateral Interest Amount” means, as of any date of determination, without duplication, the sum of (a) the aggregate amount of Interest Proceeds that has been received or that is expected to be received (other than Interest Proceeds expected to be received from Defaulted Collateral Loans and Ineligible Collateral Loans) and (b) the aggregate amount of Interest Proceeds that the Servicer has determined, in accordance with the Servicing Standard, are likely to be received from Defaulted Collateral Loans and Ineligible Collateral Loans, in each case, during the Collection Period (and, if such Collection Period does not end on a Business Day, the next succeeding Business Day) in which such date of determination occurs.

“Collateral Loan” means a loan, debt obligation, debt security or participation therein acquired by the Borrower. For the avoidance of doubt, any loan, debt obligation, debt security or participation therein acquired by the Borrower by operation of a Maple Merger shall be a Collateral Loan.

“Collateral Loan Buy Confirmation” means with respect to any Collateral Loan, documentation evidencing, in reasonable detail, the Borrower’s acquisition of such Collateral Loan, and which shall identify at least the obligor, price and the Principal Balance of such Collateral Loan.

“Collection Account” has the meaning assigned to such term in Section 8.02(a)(ii) and includes the Principal Collection Subaccount and the Interest Collection Subaccount.

“Collection Date” means the date on which the aggregate outstanding principal amount of the Advances have been repaid in full and all Interest and fees and all other Obligations (other than contingent indemnification and reimbursement obligations which are unknown, unmatured and/or for which no claim giving rise thereto has been asserted) have been paid in full, and the Borrower shall have no further right to request any additional Advances.

“Collection Period” means, with respect to any Payment Date, the monthly period from and including the date on which the first Advance is made hereunder to but excluding the first Collection Period Start Date following the date of such Advance and each successive monthly period from and including a Collection Period Start Date to but excluding the immediately succeeding Collection Period Start Date or, in the case of the Collection Period immediately preceding the Final Maturity Date or the Collection Period immediately preceding an optional prepayment in whole of the Advances, ending on the day preceding the Final Maturity Date or the date of such prepayment, respectively.

“Collection Period Start Date” means the first calendar day of each month (or, if any such date is not a Business Day, the immediately succeeding Business Day), commencing in May 2021.

“Collections” means all cash collections, distributions, payments or other amounts received, or to be received, by the Borrower from any Person in respect of any Collateral Loan constituting Collateral, including all principal, interest, fees, distributions and redemption and withdrawal proceeds payable to the Borrower under or in connection with any such Collateral Loans and all Proceeds from any sale or disposition of any such Collateral Loans, but excluding (a) any amounts received by the Borrower from or on behalf of an Obligor in respect of such Collateral Loan following the sale of such Collateral Loan by the Borrower that the Borrower is required to pay to the purchaser of such Collateral Loan, so long as such amounts are not included in the net proceeds reported to be received by the Borrower from such sale, and (b) any amounts in respect of indemnities received by the Borrower but owing to parties other than the Borrower in accordance with the Related Documents for any Collateral Loan..

“Concentration Calculation Amount” means the greater of (a) 50% of the Maximum Portfolio Amount and (b) the Aggregate Adjusted Collateral Balance (after giving effect to any proposed purchase of Collateral Loans) plus the amounts in the Principal Collection Subaccount.

“Concentration Limitations” means, as of any date of determination, the following limitations (calculated without duplication) as applied to the Eligible Collateral Loans owned (or, in relation to a proposed purchase of a Collateral Loan, proposed to be owned, with respect to which, if such purchase results in noncompliance with the limitations, the relevant requirements must be maintained or improved after giving effect to the purchase) by the Borrower, unless a waiver is provided in writing by the Administrative Agent specifying the agreed treatment of such Collateral Loan or Concentration Limitation:

(a) not more than 45.00% of the Concentration Calculation Amount may consist of First Lien Last Out Category B Loans, First Lien Last Out Category C Loans, Second Lien BSLs and Second Lien MM Loans;

(b) not more than 20.00% of the Concentration Calculation Amount may consist of Second Lien BSLs and Second Lien MM Loans;

(c) not more than 20.00% of the Concentration Calculation Amount may consist of Cov-Lite Loans that are not First Lien BSLs;

(d) not more than 10.00% of the Concentration Calculation Amount may consist of Collateral Loans that are not denominated in Dollars;

(e) not more than 10.00% of the Concentration Calculation Amount may consist of Collateral Loans whose Obligors do not have a principal place of business in or are organized or incorporated in the United States;

(f) not more than 35.00% of the Concentration Calculation Amount may consist of Collateral Loans whose Obligors have a Paid Senior Net Leverage Ratio at origination that is greater than 6.0x;

(g) not more than 5.00% of the Maximum Portfolio Amount may consist of Collateral Loans that are issued to any Obligor and its Affiliates, except that up to 7.00% of the Maximum Portfolio Amount may consist of Collateral Loans that are issued by the three largest Obligors and their respective Affiliates;

(h) not more than 15.00% of the Maximum Portfolio Amount may consist of Collateral Loans that are issued by Obligors and their Affiliates that belong to any single GICS Industry Classification, except that (i) up to 30.00% may consist of Collateral Loans with Obligors and their Affiliates in the largest GICS Industry Classification, (ii) up to 20.00% may consist of Collateral Loans with Obligors and their Affiliates in the second largest GICS Industry Classification and (iii) up to 10.00% may consist of Collateral Loans with Obligors and their Affiliates in the GICS Industry Classification of “Oil, Gas & Consumable Fuels”;

(i) not more than 10.00% of the Concentration Calculation Amount may consist of Fixed Rate Loans; and

(j) not more than 10.00% of the Maximum Portfolio Amount may consist of Collateral Loans where the majority owner of the related Obligor is an Affiliate of the Servicer or the Equityholder.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Documents” means, in respect of any Person, the certificate or articles of formation or organization, the limited liability company agreement, operating agreement, partnership agreement, joint venture agreement or other applicable agreement of formation or organization (or equivalent or comparable constituent documents) and other organizational documents and by-laws and any certificate of incorporation, certificate of formation, certificate of limited partnership and other agreement, similar instrument filed or made in connection with its formation or organization, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Control” means the direct or indirect possession of the power to vote 50% or more of the voting securities of such Person or the power to direct or cause the direction of the management or policies of a Person, whether through ownership, by contract, arrangement or understanding, or otherwise. “Controlled” and “Controlling” have the meaning correlative thereto.

“Coverage Test” means each of (a) the Minimum OC Coverage Test and (b) the Interest Coverage Ratio Test.

“Covered Account” means each of the Collection Account (including the Interest Collection Subaccount and Principal Collection Subaccount therein), the Payment Account, the Collateral Account, the Revolving Reserve Account and any other account established by the Borrower at the Securities Intermediary with the consent of the Administrative Agent and subject to the Lien of the Collateral Agent..

“Cov-Lite Loan” means a Collateral Loan that does not contain any financial maintenance covenants; provided that any such Collateral Loan that either (i) contains a cross-default provision to, or (ii) is pari passu with or senior to, another loan of the Obligor that requires the Obligor to comply with a financial maintenance covenant will be deemed not to be a Cov-Lite Loan.

“Custodian” means Wells Fargo, in its capacity as custodian under the Custodian Agreement, and any successor thereto under the Custodian Agreement.

“Custodian Agreement” means that certain Custodian Agreement, dated as of the Closing Date, among the Custodian, the Borrower and the Collateral Agent.

“Data File” has the meaning assigned to such term in Section 8.07(a).

“Default” means any event which, with the passage of time, the giving of notice, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Defaulted Collateral Loan” means any Collateral Loan as to which at any time:

(a) a default as to all or any portion of one or more payments of principal and/or interest (including a failure of a selling institution to pay amounts due and payable to the Borrower with respect to the related participation) has occurred after the earlier of (i) any grace period applicable thereto and (ii) five (5) Business Days, in each case, past the applicable due date;

(b) a default (other than a default described in clause (a) of this definition) has occurred under the applicable Related Documents and for which the Borrower (or the agent or required lenders pursuant to the applicable Related Documents, as applicable) has elected to exercise any of its rights or remedies under the applicable Related Documents (including acceleration or foreclosing on collateral, but excluding any imposition of default interest);

(c) any portion of principal and/or interest (other than default interest) payable thereunder has been waived or forgiven by the holders of such obligation; or

(d) a Revaluation Event under clauses (b) or (f) of the definition thereof has occurred.

“Defaulting Lender” means, at any time, any Lender that (a) has failed for three (3) or more Business Days after a Borrowing Date to fund its portion of an Advance required pursuant to the terms of this Agreement (other than failures to fund as a result of a bona fide dispute as to whether the conditions to borrowing were satisfied on the relevant Borrowing Date), (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdiction, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgment or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) shall be conclusive and binding absent manifest error.

“Delayed Drawdown Collateral Loan” means a Collateral Loan that (a) requires the Borrower to make one or more future advances to the Obligor under the applicable Related Documents, (b) specifies a maximum amount that can be borrowed on one or more fixed borrowing dates, and (c) does not permit the re-borrowing of any amount previously repaid by the Obligor thereunder; provided that any such Collateral Loan will be a Delayed Drawdown Collateral Loan only to the extent of undrawn commitments and solely until all commitments by the Borrower to make advances on such Collateral Loan to the Obligor under the Related Documents expire or are terminated or are reduced to zero.

“Deliver” or “Delivered” or “Delivery” means the taking of the following steps:

(a) in the case of each Instrument, causing the Securities Intermediary to maintain continuous possession of such Instrument;

(b) in the case of each Certificated Security (other than a Clearing Corporation Security):

(i) causing such Certificated Security to be (x) registered in the name of the Securities Intermediary (or its nominee) or (y) endorsed to the Securities Intermediary or in blank;

(ii) causing such Certificated Security to be credited to (x) a Covered Account or (y) another securities account for which the Securities Intermediary has agreed in a control agreement in form and substance reasonably satisfactory to the Administrative Agent that the Collateral Agent has Control (as defined in the UCC) over such securities account; or

(iii) causing such Certificated Security to be in the possession of the Collateral Agent and (x) registered in the name of the Collateral Agent (or its nominee) or (y) endorsed to the Collateral Agent or in blank;

(c) in the case of each Uncertificated Security (other than a Clearing Corporation Security), causing such Uncertificated Security to be credited to (x) a Covered Account or (y) another securities account for which the Securities Intermediary has agreed in a control agreement in form and substance reasonably satisfactory to the Administrative Agent that the Collateral Agent has Control (as defined in the UCC) over such securities account;

(d) in the case of each Clearing Corporation Security:

(i) causing such Clearing Corporation Security to be credited to (x) a Covered Account or (y) another securities account for which the Securities Intermediary has agreed in a control agreement in form and substance reasonably satisfactory to the Administrative Agent that the Collateral Agent has Control (as defined in the UCC) over such securities account; or

(ii) causing the Securities Intermediary to continuously indicate on its books and records that such Clearing Corporation Security is credited to the applicable Covered Account;

(e) in the case of each security issued or guaranteed by the United States of America or an agency or instrumentality thereof and that is maintained in book-entry records of a Federal Reserve Bank (“FRB”) (each such security a “Government Security”):

(i) causing the creation of a Security Entitlement to such Government Security by the credit of such Government Security to the securities account of the Securities Intermediary at such FRB; and

(ii) causing the Securities Intermediary to continuously indicate on its books and records that such Government Security is credited to the applicable Covered Account;

(f) in the case of each Security Entitlement not governed by clauses (a) through (e) above:

(i) causing (x) the underlying Financial Asset to be credited to (1) a Covered Account or (2) another securities account for which the Securities Intermediary has agreed in a control agreement in form and substance reasonably satisfactory to the Administrative Agent that the Collateral Agent has Control (as defined in the UCC) over such securities account, (y) the Securities Intermediary to receive a Financial Asset from a securities intermediary (as defined in Section 8-102(a)(14) of the UCC) or to acquire the underlying Financial Asset from a securities intermediary, and in either case, accepting it for credit to the appropriate (1) Covered Account or (2) another securities account for which the Securities Intermediary has agreed in a control agreement in form and substance reasonably satisfactory to the Administrative Agent that the Collateral Agent has Control (as defined in the UCC) over such securities account, or (z) a securities intermediary to become obligated under other law, regulation or rule to credit the underlying Financial Asset to a Securities Intermediary’s securities account;

(ii) causing the Securities Intermediary to make entries on its books and records that such Security Entitlement is credited to one of the Covered Accounts, which shall at all times be securities accounts; and

(iii) causing the Securities Intermediary to continuously indicate on its books and records that such Security Entitlement (or all rights and property of the Securities Intermediary representing such Security Entitlement) is credited to the applicable Covered Account;

(g) in the case of Cash or Money:

(i) causing such Cash or Money to be credited to a deposit account or securities account as to which the bank or securities intermediary maintaining such deposit account or securities account, as applicable, has agreed pursuant to a control agreement in form and substance acceptable to the Administrative Agent that the Collateral Agent has Control (as defined in the UCC) over such deposit account or securities account; or

(ii) causing such Cash or Money to be credited to a “deposit account” (as defined in Section 9-102(a)(29) of the UCC) or a “securities account” (as defined in Section 8-501(a) of the UCC) in the name of the Securities Intermediary, in each case, which may be a subaccount of the applicable Covered Account, under an arrangement where the Securities Intermediary has agreed in a control agreement in form and substance acceptable to the Administrative Agent that the Collateral Agent has Control (as defined in the UCC) over such deposit account or securities account; or

(h) with respect to such of the Collateral as constitutes an account or a general intangible or is not otherwise described in the foregoing clauses (a) through (g), causing to be filed with the Secretary of State of the State of Delaware a properly completed UCC financing statement that names the Borrower as debtor and the Collateral Agent as secured party and that describes such Collateral (which financing statement may have been previously filed) or any equivalent filing in the jurisdiction required for perfection by filing under the UCC (or the Uniform Commercial Code as in effect in any applicable jurisdiction).

In addition, the Servicer on behalf of the Borrower will obtain any and all consents required by the Related Documents relating to any Instruments, accounts or general intangibles for the transfer of ownership and/or pledge hereunder (except to the extent that the requirement for such consent is rendered ineffective under Section 9-406 of the UCC).

“Determination Date” means the last day of each Collection Period.

“Disqualified Lenders” means (i) such Persons that have been mutually agreed between the Servicer and the Administrative Agent on or prior to the Closing Date as constituting “Disqualified Lenders”, (ii) those Persons who are competitors of the Servicer, the Equityholder and/or the Borrower that are mutually agreed between the Servicer and the Administrative Agent from time to time, and (iii) in the case of each of clauses (i) and (ii), any Affiliates of such Persons that are that are mutually agreed between the Servicer and the Administrative Agent from time to time; provided that no permitted supplement or modification to the list of Disqualified Lenders will apply retroactively to disqualify any Persons that have previously acquired an assignment or participation in accordance with Section 13.06.

“Diversity Score” means, as of any day, a single number that indicates collateral concentration in terms of both issuer and industry concentration, calculated as set forth in Schedule 7 hereto, as such Diversity Scores shall be updated at the option of the Administrative Agent in its sole discretion if Moody’s publishes revised criteria.

“Dollar Equivalent” means (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to any amount denominated in a currency other than Dollars, the Dollar equivalent of such amount determined by the Servicer by reference to (x) for an actual currency exchange, the applicable currency-Dollar spot rate obtained by the Servicer through customary banking channels, including, without limitation, any spot rate published by the Custodian and (y) for all other purposes, the applicable currency-Dollar spot rate that appeared on the Bloomberg screen for such currency at the end of the immediately preceding Business Day.

“Dollars” and “$” mean lawful money of the United States of America.

“Due Date” means each date on which any payment is due on a Collateral Loan in accordance with its terms.

“EBITDA” means, with respect to the Obligor of any Collateral Loan for any Relevant Test Period, the meaning of the term “Adjusted EBITDA,” the term “EBITDA” or any comparable definition in the Related Documents for such period and Collateral Loan (or, in the case of a Collateral Loan for which the Related Documents have not been executed, as set forth in the relevant marketing materials or financial model in respect of such Collateral Loan) as determined in the good faith discretion of the Servicer, and, in any case that the term “Adjusted EBITDA,” the term “EBITDA” or such comparable definition is not defined in such Related Documents, an amount, for the principal Obligor thereunder and any of its parents that are obligated as guarantor pursuant to the Related Documents for such Collateral Loan and any of its subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP (and also on a pro forma basis as determined in good faith by the Servicer in case of any acquisitions)) equal to earnings from continuing operations for such period plus interest expense, income taxes, depreciation and amortization for such period, other non-cash charges and organization costs, extraordinary, one-time and/or non-recurring losses or charges, any other customary add-backs for similarly situated obligors the Servicer deems to be appropriate and any other item the Servicer and the Administrative Agent mutually deem to be appropriate.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, the United Kingdom, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Collateral Loan” means, as of any date of determination, a Collateral Loan that meets each of the following criteria:

(a) is (i) a First Lien BSL, (ii) a First Lien Middle Market Loan, (iii) a Second Lien BSL, (iv) a First Lien Last Out Loan or (v) a Second Lien MM Loan;

(b) for which the related Obligor has a minimum EBITDA of $15,000,000 at origination;

(c) for which the related Obligor has a maximum Paid Senior Net Leverage Ratio at origination of 7.0x;

(d) was acquired by the Borrower for a price of not less than 80% of its Principal Balance unless otherwise agreed to in writing by the Administrative Agent;

(e) is denominated in a Permitted Currency and does not permit the currency or country in which such Collateral Loan is payable to be changed except to another Permitted Currency;

(f) the relevant Obligor’s main place of business and/or incorporation and/or headquarters are in an Eligible Country;

(g) the Related Documents for such Collateral Loan are governed by the laws of the United States, Canada, the United Kingdom or a member state of the European Union;

(h) is not a Defaulted Collateral Loan at the time of acquisition by the Borrower;

(i) is not a credit linked note or a single purpose real estate loan;

(j) is scheduled to pay interest semi-annually or more frequently, with a minimum cash interest spread (after any withholding taxes levied and any PIK toggle exercised) of at least 3.5%;

(k) does not constitute Margin Stock and is not by its terms convertible into or exchangeable for an equity security at the option of either the Borrower thereof or the holder, and does not have attached warrants to purchase equity securities;

(l) is not an obligation pursuant to which any future advances or payments to the Obligor may be required to be made by the Borrower, including Revolving Collateral Loans and Delayed Drawdown Collateral Loans, unless such future funding requirements are covered by either cash reserves or available amounts under the Facility Documents;

(m) has an original term to maturity of not more than eight (8.0) years;

(n) has been approved by the Administrative Agent in its sole discretion;

(o) the Related Documents for such Collateral Loan permit the pledge to the Collateral Agent by the Borrower;

(p) provides for payments that do not, at the time the obligation is acquired, subject the Borrower to withholding tax or other similar taxes, unless the related Obligor is required to make “gross-up” payments that ensure that the net amount actually received by the Borrower (after payment of all taxes, whether imposed on such Obligor or the Borrower) will equal the full amount that the Borrower would have received had no such taxes been imposed;

(q) it is capable of being sold, assigned or participated to the Borrower, together with any associated security, without any breach of applicable selling restrictions, any contractual provisions or any legal or regulatory requirements and the Borrower does not require any authorizations, consents, approvals or filings (other than such as have been obtained or effected) as a result of or in connection with any such sale, assignment or participation under any Applicable Law;

(r) is not subject to a tender offer from the related Obligor other than (A) a Permitted Offer or (B) an exchange offer in which a security is exchanged for a security that would otherwise qualify for purchase herein;

(s) is not a Structured Finance Obligation, a Zero Coupon Obligation or a Synthetic Security;

(t) is not a corporate rescue loan, PIK Loan, unsecured senior loan or Mezzanine Obligation, at the time of acquisition by the Borrower;

(u) is not a project, shipping/aircraft or infrastructure/construction financings;

(v) for which the relevant the Obligor of such Collateral Loan is not a Governmental Authority (other than Eligible Investments);

(w) for which the Obligor of such Collateral Loan is not a commodity trader and producer, an oil field services company or other entity highly exposed to commodity price/volume risk;

(x) for which the relevant Obligor of such Collateral Loan is not operating, domiciled or conducting business in a country subject to Sanctions;

(y) is not a lease; and

(z) will not cause the Borrower or the pool of assets to be required to be registered as an investment company under the Investment Company Act;

provided that the Administrative Agent may agree in writing to specifically waive any criteria set forth in clauses (a) through (z) above with respect to any single Collateral Loan (it being understood that the Administrative Agent shall not be required to provide any such waiver under any circumstances), and upon such waiver, such waived criteria will not constitute criteria for such Collateral Loan to qualify as an “Eligible Collateral Loan”.

“Eligible Country” means (a) the United States, (b) Canada, (c) the United Kingdom and (d) OECD countries with a country ceiling for foreign currency bonds of at least “Aa2” by Moody’s and a foreign currency issuer credit rating of at least “AA” by S&P.

“Eligible Investments” means any Dollar investment that, at the time it is Delivered, is Cash or one or more of the following obligations or securities:

(a) direct interest bearing obligations of, and interest bearing obligations guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality of the United States, the obligations of which are backed by the full faith and credit of the United States;

(b) demand or time deposits in, certificates of deposit of, bank deposit products, demand notes of, or bankers’ acceptances issued by any depository institution or trust company organized under the laws of the United States or any State thereof (including any federal or state branch or agency of a foreign depository institution or trust company) and subject to supervision and examination by federal and/or state banking authorities (including, if applicable, the Collateral Agent, the Custodian or the Administrative Agent or any agent thereof acting in its commercial capacity); provided that the short-term unsecured debt obligations of such depository institution or trust company at the time of such investment, or contractual commitment providing for such investment, are rated at least “A-1” by S&P and “P-1” by Moody’s;

(c) commercial paper that (i) is payable in Dollars and (ii) is rated at least “A-1” by S&P and “P-1” by Moody’s; and

(d) units of money market funds having a rating of the Highest Required Investment Category from each of S&P and Moody’s (or, if such money market fund is only rated by one of Moody’s or S&P, the Highest Required Investment Category from such rating agency), .

No Eligible Investment shall have an “f,” “r,” “p,” “pi,” “q,” “sf” or “t” subscript affixed to its S&P rating. Any such investment may be made or acquired from or through the Collateral Agent or the Administrative Agent or any of their respective Affiliates, or any entity for whom the Collateral Agent, the Administrative Agent, the Custodian or any of their respective Affiliates provides services and receives compensation (so long as such investment otherwise meets the applicable requirements of the foregoing definition of Eligible Investment at the time of acquisition) or acts as offeror of; provided that, notwithstanding the foregoing clauses (a) through (d), unless the Borrower and the Servicer have received the written advice of counsel of national reputation experienced in such matters to the contrary (together with an officer’s certificate of the Borrower or the Servicer to the Administrative Agent and the Collateral Agent that the advice specified in this definition has been received by the Borrower and the Servicer), Eligible Investments may only include obligations or securities that constitute cash equivalents for purposes of the rights and assets in paragraph (c)(8)(i)(B) of the exclusions from the definition of “covered fund” for purposes of the Volcker Rule. The Collateral Agent, the Securities Intermediary and Custodian shall have no obligation to determine or oversee compliance with the foregoing or to determine whether an investment is an “Eligible Investment”.

“Equity Cure Notice” means a notice from the Servicer to the Administrative Agent which satisfies each of the following conditions:

(a) such notice is delivered to the Administrative Agent not later than three (3) Business Days after the occurrence of an event specified in Section 6.01(k); and

(b) such notice sets forth evidence demonstrating that the Borrower will cure such non-compliance with the Interest Coverage Ratio Test in its entirety by effecting a cure pursuant to Section 2.05(c).

“Equity Security” means any stock or similar security, certificate of interest or participation in any profit sharing agreement, reorganization certificate or subscription, transferable share, voting trust certificate or certificate of deposit for an equity security, limited partnership interest, interest in a joint venture, or certificate of interest in a business trust; any security future on any such security; or any security convertible, with or without consideration into such a security, or carrying any warrant or right to subscribe to or purchase such a security; or any such warrant or right.

“Equityholder” has the meaning given to such term in the recitals and any successor thereto in accordance herewith.

“Equityholder Collateral Loan” means each Collateral Loan sold and/or contributed by the Equityholder to the Borrower pursuant to the Loan Sale Agreement.

“Equityholder Purchased Loan Balance” means, as of any date of determination, an amount equal to (a) the aggregate Principal Balance of all Equityholder Collateral Loans acquired by the Borrower prior to such date minus (b) the aggregate Principal Balance of all Equityholder Collateral Loans (other than Warranty Collateral Loans) distributed to or repurchased by the Equityholder or an Affiliate thereof prior to such date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the thirty (30) day notice requirement is waived); (b) the failure with respect to any Plan to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA); (c) the filing pursuant to Section 412(c) of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); (e) the incurrence by the Borrower or any member of its ERISA Group of any material liability under Title IV of ERISA with respect to the termination of any Plan; (f) (i) the receipt by the Borrower or any member of its ERISA Group from the PBGC of a notice of determination that the PBGC intends to seek termination of any Plan or to have a trustee appointed for any Plan under Section 4041(c) of ERISA, or (ii) the filing by the Borrower or any member of its ERISA Group of a notice of intent to terminate any Plan; (g) the incurrence by the Borrower or any member of its ERISA Group of any material liability (i) with respect to a Plan pursuant to Sections 4063 and 4064 of ERISA, (ii) with respect to a facility closing pursuant to Section 4062(e) of ERISA, or (iii) with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (h) the receipt by the Borrower or any member of its ERISA Group of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, in endangered status or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA or is or is expected to be insolvent, within the meaning of Title IV of ERISA; or (i) the failure of the Borrower or any member of its ERISA Group to make any required contribution to a Multiemployer Plan, in each case that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

“ERISA Group” means each controlled group of corporations or trades or businesses (whether or not incorporated) under common control that is treated as a single employer under Code Section 414(b) or (c) or, for purposes of ERISA Section 302 or Code Section 412, (m) or (o) of the Code with the Borrower.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EU Retention Requirements” means Article 6 of the Securitisation Regulation (together with any delegated regulations, applicable guidance, regulatory technical standards, or implementing technical standards made thereunder).

“Euros” or “€” means the lawful currency of the EEA Member Countries that have adopted and retain the single currency in accordance with the treaty establishing the European Community, as amended from time to time.

“Event of Default” means the occurrence of any of the events, acts or circumstances set forth in Section 6.01.

“Excess Concentration Amount” means, as of any date of determination on which any one or more of the Concentration Limitations are exceeded, an amount (calculated by the Servicer and without duplication) equal to the aggregate principal amount by which each such Concentration Limitations is exceeded.

“Excess Interest Proceeds” means, at any time of determination, the excess of (1) amounts then on deposit in the Collateral Accounts representing Interest Proceeds over (2) the projected amount required to be paid pursuant to Section 9.01(a)(i)(A), (B), (C) and (D), on the next Payment Date, any prepayment date or the Final Maturity Date, as applicable, in each case, as determined by the Borrower in good faith and in a commercially reasonable manner.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

“Excluded Amounts” means (a) any amount received in the Collection Account with respect to any Collateral Loan included as part of the Collateral, which amount is attributable to the payment of any Taxes, fees or other charges imposed by any Governmental Authority on such Collateral Loan or on any underlying asset securing such Collateral Loan and (b) any amount received in the Collection Account (or other applicable account) representing (i) any amount representing a reimbursement of insurance premiums and (ii) any escrows relating to Taxes, insurance and other amounts in connection with Collateral Loans which are held in an escrow account for the benefit of the Obligor and the applicable secured party pursuant to escrow arrangements under a Related Document, to the extent such amount is attributable to a time after the effective date of such replacement or sale, in each case of clauses (a) and (b) to the extent paid on behalf of the Borrower from equity contributions.

“Excluded Principal Distributions” means Permitted Distributions of Principal Proceeds designated as “Excluded Principal Distributions” by mutual agreement of the Servicer and Administrative Agent.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Secured Party or required to be withheld or deducted from a payment to a Secured Party: (a) Taxes imposed on or measured by a Secured Party’s net income (however denominated), franchise Taxes imposed on a Secured Party, and branch profits Taxes imposed on a Secured Party, in each case, (i) by the jurisdiction (or any political subdivision thereof) under the laws of which such Secured Party is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) in the case of any Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender pursuant to a law in effect on the date on which (i) such Lender becomes a party hereto or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 13.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Secured Party’s failure to comply with Section 13.03(g), and (d) U.S. federal withholding Taxes imposed under FATCA.

“Expedited Notice of Borrowing” has the meaning assigned to such term in Section 2.03(d).

“Extension Request” means a written request by the Borrower substantially in the form of Exhibit G to extend the Facility Termination Date for an additional period of not greater than one year.

“Facility Amount” means (a) on or prior to the Facility Termination Date, an amount equal to the Maximum Facility Amount (as such amount may be reduced from time to time pursuant to Section 2.07) and (b) following the Facility Termination Date, the outstanding principal balance of all of the Advances.

“Facility Documents” means this Agreement, the Notes, the Account Control Agreement, the Collateral Agent Fee Letter, the Custodian Agreement, the Lender Fee Letter, the BNP Fee Letter, the Loan Sale Agreement and any other security agreements and other instruments entered into or delivered by or on behalf of the Borrower pursuant to Section 5.01(c) to create, perfect or otherwise evidence the Collateral Agent’s security interest in the Collateral.

“Facility Increase” has the meaning assigned to such term in Section 2.19(a).

“Facility Increase Request” means the notice in the form of Exhibit K pursuant to which the Borrower requests an increase of the Maximum Facility Amount in accordance with Section 2.19.

“Facility Reduction Fee” has the meaning assigned to such term in the Lender Fee Letter.

“Facility Termination Date” means the last day of the Reinvestment Period (as and to the extent extended in accordance with Section 2.16).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it; provided that, if at any time a Lender is borrowing overnight funds from a Federal Reserve Bank that day, the Federal Funds Rate for such Lender for such day shall be the average rate per annum at which such overnight borrowings are made on that day as promptly reported by such Lender to the Borrower and the Agents in writing; provided, further, that if the Federal Funds Rate is less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Each determination of the Federal Funds Rate by a Lender pursuant to the foregoing proviso shall be conclusive and binding except in the case of manifest error.

“Fee Basis Amount” means, for any Payment Date, an amount equal to the arithmetic mean of (i) the Aggregate Principal Balance of all Eligible Collateral Loans plus (ii) the Principal Proceeds and Eligible Investments made with Principal Proceeds on deposit in the Collection Account, in each case, on the first day and on the last day of the related Interest Accrual Period.

“Final Maturity Date” means the earlier to occur of (i) the Business Day 24 months after the last day of the Reinvestment Period and (ii) the date on which the Final Maturity Date is declared pursuant to Section 6.01.

“Final Order” means an order, judgment, decree or ruling the operation or effect of which has not been stayed, reversed or amended and as to which order, judgment, decree or ruling (or any revision, modification or amendment thereof) the time to appeal or to seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending.

“Financial Asset” has the meaning specified in Section 8-102(a)(9) of the UCC.

“First Lien BSL” means a First Lien Loan that is a Broadly Syndicated Loan.

“First Lien First Out Loan” means one or more tranches of First Lien Loans issued by an Obligor under the same Related Documents as a First Lien Last Out Loan that at any time prior to and/or after an event of default under the Related Documents, will be paid in full in accordance with a specified waterfall or other priority of payments as specified in the Related Documents, an agreement among lenders or other applicable agreement before such First Lien Last Out Loan is paid.

“First Lien Last Out Category A Loan” means a First Lien Last Out Loan where the aggregate principal amount of all tranches of First Lien First Out Loans issued by the related Obligor is less than or equal to 25% of the aggregate principal amount of all first lien debt of such Obligor.

“First Lien Last Out Category B Loan” means a First Lien Last Out Loan where the aggregate principal amount of all tranches of First Lien First Out Loans issued by the related Obligor is more than 25% of the aggregate principal amount of all first lien debt but less than or equal to 50% of the aggregate principal amount of all first lien debt of such Obligor.

“First Lien Last Out Category C Loan” means a First Lien Last Out Loan where the aggregate principal amount of all tranches of First Lien First Out Loans issued by the related Obligor is greater than 50% of the aggregate principal amount of all first lien debt of such Obligor.

“First Lien Last Out Loan” means a Collateral Loan that would be a First Lien Loan but for the fact that at any time prior to and/or after an event of default under the Related Documents, such Collateral Loan will be paid after one or more tranches of First Lien First Out Loans issued by the Obligor have been paid in full in accordance with a specified waterfall or other priority of payments as specified in the Related Documents, an agreement among lenders or other applicable agreement; provided, further, that from time to time, the Administrative Agent may propose certain additional terms or conditions for any individual Collateral Loan to constitute a First Lien Loan pursuant to the immediately preceding proviso, and in the event that such Collateral Loan does not satisfy such additional terms or conditions, such Collateral Loan shall not constitute a First Lien Loan (and if the Administrative Agent imposes any additional term or condition and such term or condition is not satisfied, such Collateral Loan shall be deemed a rejection of an Approval Request).

“First Lien Loan” means any Collateral Loan (for purposes of this definition, a “loan”) that meets the following criteria:

(a) is not (and is not expressly permitted by its terms to become) subordinate in right of payment to any other obligation of the relevant obligor of such loan for borrowed money in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings (other than with respect to trade claims, capitalized leases or similar obligations);

(b) is secured by a pledge of collateral, which security interest is (i) validly perfected and first priority under Applicable Law (subject to customary exceptions for permitted liens, including but not limited to tax liens, and liens accorded priority by law in favor of any Governmental Authority) securing the obligor’s obligations under such Collateral Loan or (ii)(1) validly perfected and second priority in the accounts, documents, instruments, chattel paper, letter-of-credit rights, supporting obligations, deposit accounts, investments accounts (as such terms are defined in the UCC) and any other assets securing any Working Capital Revolver under Applicable Law and proceeds of any of the foregoing

(a first priority lien on such assets, a “Permitted Working Capital Lien”) and (2) validly perfected and first priority under Applicable Law on in all other collateral (subject to customary exceptions for permitted liens, including but not limited to tax liens, and liens accorded priority by law in favor of any Governmental Authority) securing the obligor’s obligations under such Collateral Loan;

(c) the Servicer determines in good faith that the value of the collateral securing such Collateral Loan at the time of purchase together with other attributes of the Obligor (including its general financial condition, ability to generate cash flow available for debt service and other demands for that cash flow) on or about the time of acquisition is adequate to repay the outstanding principal balance of the Collateral Loan plus the aggregate outstanding balances of all other Collateral Loans of equal or higher seniority secured by a first priority Lien over the same collateral; and

(d) for which the Obligor of such loan and its Affiliates has been designated on the date such Collateral Loan was acquired by the Borrower as a “First Lien Loan” by the Administrative Agent.

“First Lien Middle Market Loan” means a First Lien Loan that is not a Broadly Syndicated Loan.

“Foreign Lender” means a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“FRB” has the meaning specified in the definition of Deliver.

“Fundamental Amendment” means, with respect to each Lender, any amendment, modification, waiver or supplement of or to this Agreement that would (a) increase or extend the term of the Individual Lender Maximum Funding Amounts or change the Final Maturity Date (other than an increase of the Individual Lender Maximum Funding Amount of a particular Lender or the addition of a new Lender agreed to by the relevant Lender), (b) extend the date fixed for the payment of principal of or interest on any Advance or any fee hereunder, (c) reduce the amount of any such payment of principal, (d) reduce the rate at which Interest is payable thereon or any fee is payable hereunder (other than in connection with the appointment of a Benchmark Replacement), (e) release any material portion of the Collateral, except in connection with dispositions permitted hereunder, (f) alter the terms of Section 9.01 or Section 13.01(b), (g) modify the definition of the terms “Majority Lenders,” “Required Lenders,” “Maximum Available Amount,” “Advance Rate,” “Borrowing Base,” “Minimum OC Coverage Test,” “Interest Coverage Ratio Test,” “Collateral Loan,” “Eligible Collateral Loan,” “Eligible Country,” “Minimum Equity Amount,” “Collateral Quality Test,” “Tranche A Borrowing Base,” “Tranche B Borrowing Base,” “Tranche A Minimum OC Coverage Test,” “Tranche B Minimum OC Coverage Test,” “Tranche A Collateral Loan,” “Tranche B Collateral Loan,” “Tranche B First Lien Loans,” or any Collateral Quality Test set forth therein or component thereof defined therein, (h) modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof or (i) extend the Reinvestment Period, in each case to the extent such amendment, modification, waiver or supplement relates to such Lender.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States.

“GICS Industry Classification” means the industry classifications set forth in Schedule 4 hereto, as such industry classifications shall be updated at the option of the Servicer if MSCI Inc. publishes revised industry classifications. The determination of which GICS Industry Classification to which an Obligor belongs shall be made in good faith by the Servicer.

“Government Security” has the meaning specified in the definition of “Deliver”.

“Governmental Authority” means, with respect to any Person, any nation or government, any supranational, state or other political or subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator, in each case, having jurisdiction or authority over such Person.

“Governmental Authorizations” means all franchises, permits, licenses, approvals, consents and other authorizations of all Governmental Authorities.

“Governmental Filings” means all filings, including franchise and similar tax filings, and the payment of all fees, assessments, interests and penalties associated with such filings with all Governmental Authorities.

“Highest Required Investment Category” means (a) with respect to ratings assigned by Moody’s, “Aa2” or “P-1” for one month instruments, “Aa2” and “P-1” for three month instruments, “Aa3” and “P-1” for six month instruments and “Aa2” and “P-1” for instruments with a term in excess of six months and (b) with respect to rating assigned by S&P, “A-1” for short-term instruments and “A” for long-term instruments.

“Increase Effective Date” has the meaning assigned to such term in Section 2.19(c).

“Indebtedness” means, with respect to any Person, as of any day, without duplication: (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes, deferrable securities or other similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business; (iv) all Capital Lease Obligations of such Person as lessee; (v) all non-contingent obligations of such Person to reimburse or prepay any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument; (vi) all debt of others secured by a Lien on any asset of such Person, whether or not such debt is assumed by such Person, but limited to the lower of (x) the fair market value of such asset as determined by such Person in good faith and (y) the amount of Indebtedness secured by such Lien; and (vii) all Indebtedness of others guaranteed by such Person. Notwithstanding the foregoing, “Indebtedness” does not include (x) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset or investment to satisfy unperformed obligations of the seller of such asset or investment, (y) a commitment arising in the ordinary course of business to make a future investment or fund subsequent draws under Revolving Collateral Loans, Delayed Drawdown Collateral Loans or the unfunded portion of any existing investment or (z) indebtedness of the Borrower on account of the sale by the Borrower of the first out tranche of any First Lien Loan that arises solely as an accounting matter under ASC 860, provided that such indebtedness (i) is nonrecourse to the Borrower and (ii) would not represent a claim against the Borrower in a bankruptcy, insolvency or liquidation proceeding of the Borrower, in each case in excess of the amount sold or purportedly sold.

“Indemnified Party” has the meaning assigned to such term in Section 13.04(b).

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Facility Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Independent Accountants” has the meaning assigned to such term in Section 8.09(a).

“Independent Manager” means a natural person who, (A) for the five-year period prior to his or her appointment as Independent Manager, has not been, and during the continuation of his or her service as Independent Manager is not: (i) an employee, director, stockholder, member, manager, partner or officer of the Borrower or any of its Affiliates (other than his or her service as an Independent Manager of the Borrower or other Affiliates that are structured to be “bankruptcy remote”); (ii) a customer or supplier of the Borrower or any of its Affiliates (other than his or her service as an Independent Manager of the Borrower or any such Affiliate); (iii) a Person controlling or under common control with any partner, shareholder, member, manager, Affiliate or supplier of the Borrower or any Affiliate of the Borrower or (iv) any member of the immediate family of a person described in clauses (i), (ii) or (iii); provided that an independent manager may serve in similar capacities for other special purpose entities established from time to time by Affiliates of the Borrower and (B) has (i) prior experience as an Independent Manager for a corporation or limited liability company whose charter documents required the unanimous consent of all Independent Managers thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.

“Individual Lender Maximum Funding Amount” means, as to each Lender, the maximum amount of, Advances to the Borrower that may be lent by such Lender pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding for such Lender up to but not exceeding the amount set forth opposite the name of such Lender on Schedule 1 or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Individual Lender Maximum Funding Amount, as applicable, as such amount may be reduced from time to time pursuant to Section 2.07, increased from time to time pursuant to Section 2.19(d) in connection with a Facility Increase or increased or reduced from time to time pursuant to assignments effected in accordance with Section 13.06(a).

“Ineligible Collateral Loan” means, at any time, a Collateral Loan or any portion thereof, that fails to satisfy any criteria of the definition of Eligible Collateral Loan as of the date when such criteria are applicable (other than any criteria that has been waived pursuant to the definition thereof); it being understood that such criteria in the definition of Eligible Collateral Loan that is specified to be applicable only as of the date of acquisition of such Collateral Loan shall not be applicable after the date of acquisition of such Collateral Loan.

“Initial AUP Report Date” has the meaning assigned to such term in Section 8.09(a).

“Insolvency Event” means, with respect to any Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under the Bankruptcy Code or any other applicable insolvency law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain undismissed, undischarged, unstayed and unrestrained and in effect for a period of sixty (60) consecutive days; or (b) the commencement by such Person of a voluntary case under the Bankruptcy Code or any other applicable insolvency law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Instrument” has the meaning specified in Section 9-102(a)(47) of the UCC.

“Interest” means, for each day during an Interest Accrual Period with respect to the Advances made with respect to each Tranche, the sum of the products (for each day elapsed during such Interest Accrual Period or other period) of:

where:

IR     =     the Interest Rate applicable to such Tranche for such day;

P       =     the principal amount of the Advances made in respect of such Tranche outstanding on such day; and

D      =     360 days.

“Interest Accrual Period” means (a) with respect to the first Payment Date, the period from and including the Closing Date to and ending on (but excluding) the last Business Day of the calendar month preceding the month in which such Payment Date occurs and (b) with respect to any subsequent Payment Date, the period beginning on (and including) the day immediately following the last day of the prior Interest Accrual Period and ending on (but excluding) the last Business Day of the calendar month preceding the month in which such Payment Date occurs; provided that the final Interest Accrual Period hereunder ends on and includes the day prior to the payment in full of the Advances hereunder.

“Interest Collection Subaccount” has the meaning assigned to such term in Section 8.02(a).

“Interest Coverage Ratio” means, on any Determination Date, the percentage equal to:

(a) (i) an amount equal to the Collateral Interest Amount at such time minus (ii) the amount payable on the Payment Date immediately following such date of determination pursuant to Sections 9.01(a)(i)(A), (B) and (D); divided by

(b) the amount payable on the Payment Date immediately following such date of determination pursuant to Section 9.01(a)(i)(C).

“Interest Coverage Ratio Test” means a test that is satisfied at any time if the Interest Coverage Ratio is greater than or equal to 150%; provided that the Interest Coverage Ratio Test shall be deemed to be satisfied on any date prior to the initial Advance hereunder.

“Interest Proceeds” means, with respect to any Collection Period or the related Determination Date, without duplication, the sum of:

(a) all payments of interest and other income received in cash by the Borrower during such Collection Period on the Collateral Loans (including interest purchased with Principal Proceeds, interest and other income received in cash on Ineligible Collateral Loans and the accrued interest received in cash in connection with a sale of any such Collateral Loan during such Collection Period);

(b) all principal and interest payments received by the Borrower during such Collection Period on Eligible Investments purchased with Interest Proceeds and all interest payments received by the Borrower during such Collection Period on Eligible Investments purchased with amounts credited to the Revolving Reserve Account;

(c) all amendment and waiver fees, late payment fees (including compensation for delayed settlement or trades), and all protection fees and other fees and commissions received by the Borrower during such Collection Period unless the Servicer has determined in its sole discretion that such payments are to be treated as Principal Proceeds; and

(d) commitment fees, facility fees, anniversary fees, ticking fees and other similar fees received by the Borrower during such Collection Period unless the Servicer has determined in its sole discretion that such payments are to be treated as Principal Proceeds; and

(e) cash contributed to the Borrower that the Borrower specifies in the Contribution Notice shall constitute Interest Proceeds and is deposited into a Collection Account in accordance with Section 8.02 as designated by the Borrower;

provided that:

(1) as to any Defaulted Collateral Loan (and only so long as it remains a Defaulted Collateral Loan), any amounts received in respect thereof will constitute Principal Proceeds (and not Interest Proceeds) until the aggregate of all Collections in respect thereof since it became a Defaulted Collateral Loan equals the Principal Balance of such Defaulted Collateral Loan at the time as of which it became a Defaulted Collateral Loan and all amounts received in excess thereof will constitute Interest Proceeds; and

(2) any amounts received in respect of any Equity Security that was received in exchange for a Defaulted Collateral Loan will constitute Principal Proceeds (and not Interest Proceeds) until the aggregate of all collections in respect of such Equity Security equals the outstanding Principal Balance of the related Collateral Loan, at the time it became a Defaulted Collateral Loan, for which such Equity Security was received in exchange.

“Interest Rate” means, for any Tranche of Advances as of any date of determination, an interest rate per annum equal to the Benchmark (or, if at any time the Benchmark cannot be determined, the Base Rate) plus the Applicable Margin.

“Investment Company Act” means the Investment Company Act of 1940 and the rules and regulations promulgated thereunder.

“Law” means any action, code, consent decree, constitution, decree, directive, enactment, finding, guideline, law, injunction, interpretation, judgment, order, ordinance, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, treaty, rule of public policy, settlement agreement, statute, or writ, of any Governmental Authority, or any particular section, part or provision thereof.

“Lender” means each Person listed on Schedule 1 and any other Person that shall have become a party hereto in accordance with the terms hereof pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Lender Fee Letter” means that certain fee letter, dated as of March 15, 2021, by and among the Lenders, the Borrower and the Servicer and any other fee letter between a Lender, the Borrower and the Servicer that identifies itself as a Lender Fee Letter hereunder.

“Liabilities” means all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable and documented out-of-pocket outside attorneys’ fees and expenses) and disbursements of any kind or nature whatsoever.

“LIBOR” means, for any Benchmark Determination Period, the ICE Benchmark Administration Limited London interbank offered rate per annum for deposits in the relevant currency for a period equal to the Benchmark Determination Period as displayed in the Bloomberg Financial Markets System (or such other page on that service or such other service designated by the ICE Benchmark Limited for the display of such administration’s London interbank offered rate for deposits in the relevant currency) as of 11:00 a.m., London time on the day that is two Business

Days prior to the first day of the Benchmark Determination Period (the “Screen Rate”); provided that LIBOR for the first Benchmark Determination Period will be determined by interpolating linearly between the Screen Rate displayed for the next shorter period of time than such Benchmark Determination Period and the Screen Rate displayed for the next longer period of time than such Benchmark Determination Period; provided further that if the Administrative Agent determines that the relevant foregoing sources are unavailable for the relevant Benchmark Determination Period, LIBOR shall mean the rate of interest determined by the Administrative Agent to be the average (rounded upward, if necessary, to the nearest 1/100th of 1%) of the rates per annum at which deposits in the relevant currency are offered to the Administrative Agent two (2) Business Days preceding the first day of such Benchmark Determination Period by four leading banks (selected by the Administrative Agent after consultation with the Borrower) in the London or other offshore interbank market for the relevant currency as of 11:00 a.m. for delivery on the first day of such Benchmark Determination Period, for the number of days comprised therein and in an amount comparable to the amount of the Administrative Agent’s portion of the relevant Advance; provided, if such rate is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien or security interest (statutory or other) of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing authorized by the Borrower of any financing statement under the UCC or comparable law of any jurisdiction). Notwithstanding the foregoing, “Lien” shall not include (i) customary restrictions on assignments or transfers thereof on customary and market-based terms pursuant to the Related Documents relating to any Collateral Loan or (ii) in the case of any Equity Securities, customary drag-along, tag-along, right of first refusal and other similar rights in favor of other equity holders of the same issuer.

“Listed Collateral Loan” means, at any time, a Collateral Loan for which three or more bids are quoted and available from Loan Pricing Corporation, Mark-it Partners (formerly known as Loan X), Interactive Data Corporation or another nationally recognized broker-dealer or nationally recognized quotation service requested by the Servicer and approved from time to time by the Administrative Agent and the Required Lenders, subject in each case to the proviso in the definition of “Listed Value”.

“Listed Value” means, for any Listed Collateral Loan at any time, the bid price for such Collateral Loan most recently quoted by Loan Pricing Corporation, Mark-it Partners (formerly known as Loan X) or Interactive Data Corporation and obtained by the Servicer, or quoted by another nationally recognized broker-dealer or nationally recognized quotation service as may be approved from time to time by the Administrative Agent if so requested by the Borrower or the Servicer; provided that, if the Servicer reasonably believes that the price quoted by any such source is based on less than three bona fide bids, then upon notice thereof from the Servicer to the Administrative Agent, such Collateral Loan will not be considered a “Listed Collateral Loan” and the “Loan Value” of such Collateral Loan will be determined in accordance with clause (b)(ii) of the definition of Loan Value

“LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement, dated as of March 15, 2021 of the Borrower.

“Loan Sale Agreement” means that certain Loan Sale and Contribution Agreement, dated as of the Closing Date, by and between the Equityholder and the Borrower.

“Loan Value” means, with respect to each Collateral Loan, as of any date of determination and expressed as a percentage of the Principal Balance of such Collateral Loan, a percentage equal to:

(a) if a Revaluation Event has not occurred with respect to such Collateral Loan, for newly acquired Collateral Loans (either directly by the Borrower or through the Equityholder for immediate transfer to the Borrower), the purchase price of such Collateral Loan (without deducting any original issue discount unless the original issue discount is in excess of 3%);

(b) if a Revaluation Event has occurred with respect to such Collateral Loan and such Collateral Loan is not a Defaulted Collateral Loan:

(i) if such Collateral Loan is a Listed Collateral Loan as of such date, the lesser of (x) the Listed Value of such Collateral Loan as at such date and (y) the purchase price of such Collateral Loan; and

(ii) if such Collateral Loan is not a Listed Collateral Loan as of such date:

(A) and the Servicer provides three bona fide bids that are acceptable to the Administrative Agent (in its sole discretion), the average of such bona fide bids; otherwise

(B) the fair market value of such Collateral Loan as determined by the Administrative Agent in its sole discretion;

provided that if a Revaluation Event has occurred (other than a Revaluation Event pursuant to clause (b) of the definition thereof), the Loan Value of such Collateral Loan shall remain the Loan Value determined pursuant to clause (a) hereof until, subject to the dispute and valuation process noted in the paragraph below, five (5) Business Days after the Administrative Agent gives written notice to the Borrower of such new valuation pursuant to this clause (b)(ii) (such notice, the “Revaluation Not Listed Collateral Loan Notice”); and

(c) if a Revaluation Event has occurred with respect to such Collateral Loan and such Collateral Loan is a Defaulted Collateral Loan, the fair market value of such Collateral Loan as determined by the Administrative Agent in its sole discretion; provided that if a Revaluation Event has occurred (other than a Revaluation Event pursuant to clause (b) of the definition thereof), the Loan Value of such Collateral Loan shall remain the Loan Value determined pursuant to clause (a) hereof until, subject to the dispute and valuation process noted in the paragraph below, five (5) Business Days after the Administrative Agent gives written notice to the Borrower of such new valuation pursuant to this clause (c) (such notice, the “Revaluation Defaulted Collateral Loan Notice”).

If the Borrower disagrees with the Loan Value assigned by the Administrative Agent to a Collateral Loan pursuant to clauses (b)(ii) or (c) above (an “Agent Valuation”), then the Borrower may at its own expense and within sixty (60) days from the date on which the Administrative Agent assigned the Agent Valuation (the “Dispute Period”) obtain an Appraisal (the “New Valuation”) from an Approved Appraisal Firm or a valuation firm selected by the Borrower with the consent of the Administrative Agent (such process, a “Valuation Agent Dispute” and such Collateral Loan, a “Disputed Collateral Loan”). If a New Valuation is obtained during the Dispute Period, then the New Valuation shall be treated as the amended Loan Value, otherwise the Agent Valuation shall be treated as the amended Loan Value. During the Dispute Period, the Loan Value shall be the Agent Valuation. The Administrative Agent may, in its sole discretion, further amend the Loan Value in respect of such Disputed Collateral Loan in the event the Administrative Agent or the Servicer obtains knowledge of additional adverse information relating to such Disputed Collateral Loan or the related Obligor which could reasonably be expected to have material and adverse effect on the creditworthiness of such Obligor with respect to such Disputed Collateral Loan. With respect to any Disputed Collateral Loan, following resolution of such dispute pursuant to this definition, the Loan Value for such Disputed Collateral Loan shall be deemed to have been determined at the time of the Agent Valuation and no Default pursuant to Section 6.01(l) shall have been deemed to have occurred as a result of such Disputed Collateral Loan during the Dispute Period.

“Majority Lenders” means, as of any date of determination, (x) the Administrative Agent and (y) Lenders collectively having aggregate Percentages greater than 50%; provided, however, that if any Lender shall be a Defaulting Lender at such time, then Advances owing to such Defaulting Lender and such Defaulting Lender’s unfunded Individual Lender Maximum Funding Amounts shall be excluded from the determination of Majority Lenders.

“Maple Credit Agreement” means that certain Credit Agreement, dated as of November 3, 2020, by and among BNP Paribas, as a lender, the other lenders party thereto, Maple Park CLO, Ltd., as borrower, BNP Paribas, as administrative agent, GSO / Blackstone Debt Funds Management LLC, as collateral manager, and the subordinated noteholders party thereto, as amended.

“Maple Indenture” means that certain Indenture, dated as of November 3, 2020 between Maple Park CLO, Ltd., as issuer, and Wells Fargo Bank, National Association, as trustee.

“Maple Merger” means a transaction wherein the Borrower acquires all assets and liabilities of Maple Park CLO, Ltd. by way of merger, repays the loans outstanding under the Maple Credit Agreement, redeems the subordinated notes outstanding under the Maple Indenture, discharges the Maple Indenture and merges with Maple Park CLO, Ltd., with the Borrower being the surviving entity.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, financial condition or operations of the Borrower or the Servicer either individually or taken as a whole, (b) the validity or enforceability of this Agreement or any other Facility Document or the validity, enforceability or collectability of the Collateral Loans or the Related Documents generally or any material portion of the Collateral Loans or the Related Documents, (c) the rights and remedies of the Administrative Agent, the Lenders and the other Secured Parties with respect to matters arising under this Agreement or any other Facility Document, (d) the ability of each of the Borrower or the Servicer to perform its obligations under any Facility Document to which it is a party, or (e) the status, existence, perfection, priority or enforceability of the Collateral Agent’s Lien on the Collateral; provided that, for the avoidance of doubt, “Material Adverse Effect” does not include the occurrence of a Revaluation Event, Material Modification or change in Loan Value in relation to any one or more Eligible Collateral Loans.

“Material Modification” means, with respect to any Collateral Loan, any amendment, waiver, consent or modification of, or supplement to or inaction with, a Related Document with respect thereto (it being understood that a release document or similar instrument executed or delivered in connection with a disposition that is otherwise permitted under the applicable Related Documents shall not constitute an amendment or modification to such Related Document) executed or effected after the date on which such Collateral Loan is acquired by the Borrower, that:

(a) reduces, defers or forgives any principal amount of such Collateral Loan;

(b) reduces or forgives one or more interest payments which reduces the spread or coupon by more than 50 basis points or permits any interest due with respect to such Collateral Loan in cash to be deferred or capitalized and added to the principal amount of such Collateral Loan (other than (x) any deferral or capitalization already expressly permitted by the terms of its Related Documents or pursuant to the application of a pricing grid, in each case, as of the date such Collateral Loan was acquired by the Borrower or (y) any change related to the replacement of a benchmark rate);

(c) extends, delays or waives any date fixed for any scheduled payment (including at maturity) of principal on such Collateral Loan unless such extension is for less than 90 days or subject to any grace period agreed to by the Administrative Agent at the time of such modification;

(d) in the case of a First Lien Last Out Loan, a First Lien BSL or a First Lien Middle Market Loan, contractually or structurally subordinates such Collateral Loan by operation of a priority of payments, turnover provisions or the transfer of assets in order to limit recourse to the related Obligor (other than as permitted by the terms of the Related Documents on the date such Collateral Loan was acquired);

(e) substitutes, alters, releases or terminates any material portion of the underlying assets securing such Collateral Loan (other than as expressly permitted by the Related Documents as of the date such Collateral Loan was acquired by the Borrower (or the Servicer on behalf of the Borrower)) or releases any material guarantor or co-Obligor from its obligations with respect thereto (other than as expressly permitted by the Related Documents as of the date such Collateral Loan was acquired by the Borrower (or the Servicer on behalf of the Borrower)), and each such substitution, alteration, release or termination materially and adversely affects the value of such Collateral Loan (as determined in the commercially reasonable discretion of the Administrative Agent);

(f) modifies any term or provision of the Related Documents of such Collateral Loan that materially and adversely impacts the calculation of any financial covenant, the definition of “Permitted Liens” (or any analogous definition), or the determination of any default or event of default with respect to the related Collateral Loan;

(g) results in change of currency of the Collateral Loan; or

(h) any other modification which is material and adverse to the value of such Collateral Loan.

“Maximum Available Amount” means, on any date of determination, an amount equal to the lesser of:

(a) the Maximum Facility Amount at such time; and

(b) the Borrowing Base (calculated after giving effect to the deposit or investment of such borrowed funds on the borrowing date).

“Maximum Facility Amount” means on any date of determination $600,000,000, as increased from time to time in connection with any Facility Increase; provided that it is understood that the loan facility established under this Agreement is an uncommitted facility and there is no express or implied commitment on the part of the Administrative Agent or any Lender to provide any Advance except that, in the case of Collateral Loans approved by means of an Approval Request or Approved List, the Lenders shall have committed to fund the related Advances (up to the amount(s) specified in the related Approval Request or Approved List) provided that the related conditions precedent set forth in Article III are satisfied.

“Maximum Portfolio Amount” means, on any date of determination, the sum of (i) the Maximum Facility Amount and (ii) the aggregate amount of all contributions by the Equityholder to the Borrower (other than contributions made to cure a Default or an Event of Default) less any principal distributions to the Equityholder other than Excluded Principal Distributions.

“Measurement Date” means (a) the Closing Date, (b) each Borrowing Date, (c) each Payment Date Report Determination Date and (d) each other date reasonably requested by the Administrative Agent.

“Mezzanine Obligations” means unsecured obligations that are contractually subordinated in right of payment to other debt of the same issuer.

“Minimum Equity Amount” means, at any time, the product of (a) 10% and (b) the Maximum Facility Amount.

“Minimum OC Coverage Test” means, as of any date, a test that shall be satisfied if the OC Ratio as of such date is equal to or greater than 100%.

“Money” has the meaning specified in Section 1-201(24) of the UCC.

“Moody’s” means Moody’s Investors Service, Inc., together with its successors.

“Moody’s Rating” has the meaning specified in Schedule 10 hereto.

“Multiemployer Plan” means an employee pension benefit plan within the meaning of Section 4001 (a)(3) of ERISA that is sponsored by the Borrower or a member of its ERISA Group or to which the Borrower or a member of its ERISA Group is obligated to make contributions or has any liability.

“Note” means each promissory note, if any, issued by the Borrower to a Lender in accordance with the provisions of Section 2.04, substantially in the form of Exhibit A.

“Notice of Borrowing” has the meaning assigned to such term in Section 2.03(a).

“Notice of Prepayment” has the meaning assigned to such term in Section 2.06(a).

“Obligations” means all indebtedness, whether absolute, fixed or contingent, at any time or from time to time owing by the Borrower to any Secured Party or any Affected Person under or in connection with this Agreement, the Notes or any other Facility Document, including all amounts payable by the Borrower in respect of the Advances, with interest thereon, and all other amounts payable hereunder or thereunder by the Borrower.

“Obligor” means, in respect of any Collateral Loan, each Person obligated to pay Collections in respect of such Collateral Loan, including any applicable guarantors; provided that for purposes of determining the domicile of an Obligor for purposes of the definitions of Concentration Limitations and Eligible Collateral Loan, the term “Obligor” shall only include the Person in respect of which the Collateral Loan was principally underwritten.

“OC Ratio” means, as of any Business Day,

(a) the Borrowing Base; divided by

(b) the sum of (x) the outstanding principal balance of the Advances and (y) the aggregate purchase price of all potential Collateral Loans for which the Borrower has entered into a binding commitment to purchase that have not yet settled.

“OC Ratio Breach” means, on any Business Day, a failure of the Minimum OC Coverage Test.

“OC Ratio Posting Payment” has the meaning assigned to such term in Section 6.02.

“OECD” means the Organisation for Economic Co-Operation and Development.

“OFAC” means the U.S. Office of Foreign Assets Control.

“Other Connection Taxes” means, in the case of any Secured Party, any Taxes imposed as a result of a present or former connection between such Secured Party and the jurisdiction imposing such Tax (other than connections arising from such Secured Party having executed, delivered, become a party to, performed obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement, the Notes or any other Facility Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to any Facility Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 13.03(h)).

“Paid Senior Net Leverage Ratio” means, with respect to any Collateral Loan, the Senior Net Leverage Ratio multiplied by the purchase price of such Collateral Loan, expressed as a ratio.

“Partial PIK Loan” means a Collateral Loan that requires the Obligor to pay only a portion of the accrued and unpaid interest in cash on a current basis, the remainder of which is or can be deferred and paid later; provided that (x) the portion of such interest required to be paid in cash pursuant to the terms of the applicable Related Documents carries a current cash pay interest rate paid, if at a fixed rate, not less than 3.5% per annum or, if at a floating rate, not less than 2% per annum above the applicable index, (y) the terms of the applicable Related Documents do not permit the amount of current cash pay interest to be less than 25% of the original specified interest amount and (z) the terms of the applicable Related Documents do not permit any accrued and unpaid interest to be deferred for more than 12 months or paid later than the date that is 12 months after the initial due date for such interest.

“Participant” means any bank or other Person to whom a participation is sold as permitted by Section 13.06(c).

“Participant Register” has the meaning assigned to such term in Section 13.06(c)(ii).

“PATRIOT Act” has the meaning assigned to such term in Section 13.15.

“Payment Account” has the meaning assigned to such term in Section 8.03.

“Payment Date” means the 20th day of each calendar month, commencing with May 20, 2021; provided that, if any such day is not a Business Day, then such Payment Date shall be the next succeeding Business Day.

“Payment Date Report” has the meaning assigned to such term in Section 8.07(a).

“Payment Date Report Determination Date” has the meaning assigned to such term in Section 8.07(a).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor agency or entity performing substantially the same functions.

“Percentage” means with respect to any Lender as of any date of determination, (a) with respect to each Lender party listed on Schedule 1, the percentage applicable to such Lender on such date of determination as specified on Schedule 1, as such amount is reduced by any Assignment and Acceptance entered into by such Lender with an assignee or increased by any Assignment and Acceptance entered into by such Lender with an assignor, and (b) with respect to each Lender not listed on Schedule 1 that has become a party hereto pursuant to an Assignment and Acceptance, the percentage set forth therein as such Lender’s Percentage, as such amount is reduced by an Assignment and Acceptance entered into between such Lender and an assignee or increased by any Assignment and Acceptance entered into by such Lender with an assignor.

“Permitted Assignee” means (a) a Lender or any of its Affiliates or (b) any Person managed by a Lender or any of its Affiliates; provided that no Disqualified Lender may be a Permitted Assignee unless an Event of Default has occurred and is continuing.

“Permitted Currencies” means Pounds Sterling, Euro, Dollars, Canadian Dollars and any other currency consented to by the Administrative Agent; provided that any currency other than Dollars is subject to the establishment by the Borrower at the Securities Intermediary of an account into which the Collateral Agent may deposit Collateral that is denominated in such other currency and that is subject to the Lien of the Collateral Agent; provided further that neither the Collateral Agent nor the Securities Intermediary shall be obligated to establish such account or accept or hold any foreign currency security or other asset to the extent it reasonably determines that holding such currency, security or asset would violate any law, rule, regulation or internal policy applicable to the Collateral Agent or Securities Intermediary.

“Permitted Distribution” means, on any Business Day, distributions of (a) Interest Proceeds so long as immediately after giving effect to such Permitted Distribution, sufficient Interest Proceeds remain to pay all amounts payable on the immediately following Payment Date pursuant to Section 9.01(a)(i) as determined by the Servicer in good faith and/or (b) prior to the last day of the Reinvestment Period, Principal Proceeds; provided that amounts may be distributed pursuant to this definition so long as (i) no Event of Default has occurred and is continuing (or would occur after giving effect to such Permitted Distribution) and (ii) in the case of a distribution described in clause (b) above, the OC Ratio would be at least 107.5% immediately after giving effect to such Permitted Distribution. Notwithstanding the foregoing, nothing in this definition shall limit the right or ability of the Borrower to make a Permitted RIC Distribution..

“Permitted Liens” means any of the following: (a) Liens for Taxes if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person; (b) Liens imposed by law, such as materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith; (c) Liens granted pursuant to or by the Facility Documents, (d) judgement Liens not constituting an Event of Default hereunder, (e) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by such Person, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management, operating account arrangements and netting arrangements, (f) with respect to collateral underlying any Collateral Loan, the Lien in favor of the Borrower herein and Liens permitted under the underlying documents related to such Collateral Loan, (g) as to any agented Collateral Loan, Liens in favor of any agent on behalf of all the lenders to the related obligor, (h) Liens of clearing agencies, broker-dealers and similar Liens incurred in the ordinary course of business, provided that such Liens (x) attach only to the securities (or proceeds) being purchased or sold and (y) secure only obligations incurred in connection with such purchase or sale, and not any obligation in connection with financing, (i) purchase money security interests in certain items of equipment, (j) other customary Liens permitted with respect to the Collateral consistent with the Servicing Standard and (k) liens accorded priority by law in favor of any Governmental Authority.

“Permitted Offer” means a tender offer pursuant to the terms of which the offeror offers to acquire a debt obligation (including a Collateral Loan) in exchange for consideration consisting of (x) Cash in an amount equal to or greater than the full face amount of the debt obligation being exchanged plus any accrued and unpaid interest or (y) other debt obligations that rank pari passu or senior to the debt obligation being exchanged which have a face amount equal to or greater than the full face amount of the debt obligation being exchanged and are eligible to be Collateral Loans plus any accrued and unpaid interest in Cash.

“Permitted RIC Distribution” means distributions to the Equityholder or the Servicer (from the Collection Account or otherwise) to the extent required to allow the Equityholder to make sufficient distributions to qualify as a regulated investment company and to otherwise eliminate federal or state income or excise taxes payable by the Equityholder in or with respect to any taxable year of the Equityholder (or any calendar year, as relevant); provided that (A) the amount of any such payments made in or with respect to any such taxable year (or calendar year, as relevant) of the Equityholder shall not exceed 115% of the amounts that the Borrower reasonably determines to be required to distribute to the Equityholder or Servicer to: (i) allow the Borrower to satisfy the minimum distribution requirements that would be imposed by Section 852(a) of the Code (or any successor thereto) to maintain its eligibility to be taxed as a regulated investment company for any such taxable year, (ii) reduce to zero for any such taxable year the Borrower’s liability for federal income taxes imposed on (x) its investment company taxable income pursuant to Section 852(b)(1) of the Code (or any successor thereto) or (y) its net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto), and (iii) reduce to zero the Borrower’s liability for federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Code (or any successor thereto), in the case of each of (i), (ii) or (iii), calculated assuming that the Borrower had qualified to be taxed as a regulated investment company under the Code, (B) after the occurrence and during the continuance of an Event of Default, the amount of Permitted RIC Distributions made in any calendar quarter shall not exceed U.S.$1,500,000 (or such greater amount consented to by the Administrative Agent in its sole discretion) and (C) amounts may be distributed pursuant to this definition only to the extent of available Excess Interest Proceeds and/or Principal Proceeds and only so long as (x) the Coverage Tests are satisfied immediately prior to and immediately after giving effect to such Permitted RIC Distribution (unless otherwise consented to by the Administrative Agent in its sole discretion), (y) the Borrower certifies the above in a RIC Distribution Notice to the Administrative Agent at least two (2) Business Days prior to the applicable distribution and (z) the Borrower provides at least two (2) Business Days’ prior written notice thereof to the Administrative Agent and the Collateral Agent.

“Permitted Working Capital Lien” has the meaning assigned to such term in the definition of “First Lien Loan”.

“Person” means an individual or a corporation (including a business trust), partnership, trust, incorporated or unincorporated association, joint stock company, limited liability company, government (or an agency or political subdivision thereof) or other entity of any kind.

“PIK Loan” means a Collateral Loan (other than a Partial PIK Loan) that permits the Obligor thereon to defer or capitalize any portion of the accrued interest thereon.

“Plan” means an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that is sponsored by the Borrower or a member of its ERISA Group or to which the Borrower or a member of its ERISA Group is obligated to make contributions or has any liability.

“Plan Asset Rule” has the meaning assigned to such term in Section 4.01(m).

“Portfolio Advance Rate Adjustment” means, as of any date of determination, the percentage set forth on the table below corresponding to the highest Diversity Score then applicable to the Collateral Loans:

Diversity Score	Advance Rate Adjustment
Less than 4	40%
Greater than or equal to 4, but less than 7	60%
Greater than or equal to 7, but less than 10	80%
Greater than or equal to 10	100%

“Post-Default Rate” means a rate per annum equal to the Interest Rate otherwise in effect pursuant to this Agreement plus 2.00% per annum.

“Pounds Sterling” and “£” means the lawful currency of the United Kingdom.

“Prime Rate” means the rate of interest per annum last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Any change in the Prime Rate shall take effect at the opening of business on the day such change is publicly announced or quoted as being effective.

“Principal Balance” means, with respect to any loan, as of any date of determination, the outstanding principal amount of such loan, excluding any capitalized interest.

“Principal Collection Subaccount” has the meaning assigned to such term in Section 8.02(a).

“Principal Proceeds” means, with respect to any Collection Period or the related Determination Date, all amounts received by the Borrower during such Collection Period that do not constitute Interest Proceeds, including unapplied proceeds of the Advances and any amounts received by the Borrower as equity contributions (howsoever designated).

“Priority of Payments” has the meaning assigned to such term in Section 9.01(a).

“Private Authorizations” means all franchises, permits, licenses, approvals, consents and other authorizations of all Persons (other than Governmental Authorities).

“Proceeds” has, with reference to any asset or property, the meaning assigned to it under Section 9-102(a)(64) of the UCC and, in any event, shall include any and all amounts from time to time paid or payable under or in connection with such asset or property.

“QIB” has the meaning assigned to such term in Section 13.06(e).

“Qualified Institution” means a depository institution or trust company organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (a)(i) that has either (A) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (B) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P or “P-1” or better by Moody’s, (ii) the parent corporation of which has either (A) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (B) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P and “P-1” or better by Moody’s or (iii) is otherwise acceptable to the Administrative Agent and (b) the deposits of which are insured by the Federal Deposit Insurance Corporation.

“Qualified Purchaser” has the meaning assigned to such term in Section 13.06(e).

“Recipient” means the Administrative Agent, each Lender and each Secured Party.

“Register” has the meaning assigned to such term in Section 13.06(d).

“Regulation T,” “Regulation U” and “Regulation X” mean Regulation T, U and X, respectively, of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reinvestment Period” means the period from and including the Closing Date to and including the earlier of (a) the date that is the third anniversary of the Closing Date (or such later date as may be agreed by the Borrower, the Administrative Agent and each Lender pursuant to Section 2.16) and (b) the date of the termination of the Individual Lender Maximum Funding Amounts pursuant to Section 6.01.

“Related Documents” means, with respect to any Collateral Loan, (i) the loan or credit agreement evidencing such Collateral Loan, (ii) the principal security agreement, and (iii) if the same can be obtained without undue expense or effort, all other documents evidencing, securing, guarantying, governing or giving rise to such Collateral Loan.

“Relevant Test Period” means, with respect to any Collateral Loan, the relevant test period for the calculation of EBITDA, Senior Net Leverage Ratio or Total Net Leverage Ratio, as applicable, for such Collateral Loan in the applicable Related Documents or, if no such period is provided for therein, for Obligors delivering monthly financial statements (which may include quarterly or annual financial statements for each month end that is also a quarter end or a yearend), each period of the last twelve consecutive reported calendar months, and for Obligors delivering quarterly financial statements (which may include annual financial statements for each quarter end that is also a yearend), each period of the last four consecutive reported fiscal quarters of the principal Obligor on such Collateral Loan; provided that, with respect to any Collateral Loan for which the relevant test period is not provided for in the applicable Related Documents, if an Obligor is a newly-formed entity as to which twelve consecutive calendar months have not yet elapsed, “Relevant Test Period” shall initially include the period from the date of formation of such Obligor or closing date of the applicable Collateral Loan to the end of the twelfth calendar month or fourth fiscal quarter (as the case may be) from the date of formation or closing, as applicable, and shall subsequently include each period of the last twelve consecutive reported calendar months or four consecutive reported fiscal quarters (as the case may be) of such Obligor.

“Requested Amount” has the meaning assigned to such term in Section 2.03.

“Required Lenders” means, as of any date of determination, the Administrative Agent and Lenders having aggregate Percentages greater than or equal to 66 2/3%; provided, however, that if any Lender shall be a Defaulting Lender at such time, then Advances owing to such Defaulting Lender and such Defaulting Lender’s unfunded Individual Lender Maximum Funding Amounts shall be excluded from the determination of Required Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means (a) in the case of (i) a corporation or (ii) a partnership or limited liability company that, in each case, pursuant to its Constituent Documents, has officers, any chief executive officer, chief financial officer, chief administrative officer, managing director, president, senior vice president, vice president, assistant vice president, treasurer, director or manager, and, in any case where two Responsible Officers are acting on behalf of such entity, the second such Responsible Officer may be a secretary or assistant secretary (provided that a director or manager of the Borrower shall be a Responsible Officer regardless of whether its Constituent Documents provide for officers), (b) without limitation of clause (a)(ii), in the case of a limited partnership, the Responsible Officer of the general partner, acting on behalf of such general partner in its capacity as general partner, (c) without limitation of clause (a)(ii), in the case of a limited liability company, any Responsible Officer of the sole member or managing member, acting on behalf of the sole member or managing member in its capacity as sole member or managing member, (d) in the case of a trust, the Responsible Officer of the trustee, acting on behalf of such trustee in its capacity as trustee, (e) an “authorized signatory” or “authorized officer” that has been so authorized pursuant to customary corporate proceedings, limited partnership proceedings, limited liability company proceedings or trust proceedings, as the case may be, and that has responsibilities commensurate with the matter for which it is acting as a Responsible Officer: the initial “authorized signatories” of the parties hereto are set forth on Schedule 6 (as such Schedule 6 may be modified from time to time by written notice), and (f) in the case of the Custodian, the Securities Intermediary, the Collateral Agent or Administrative Agent, an officer of the Custodian, the Securities Intermediary, the Collateral Agent or Administrative Agent, as applicable, duly authorized to act for or on behalf of such Person and, in each case, having direct responsibility for the administration of this Agreement.

“Retention Basis Amount” means the nominal value of all Collateral Loans held by the Borrower from time to time.

“Revaluation Defaulted Collateral Loan Notice” has the meaning assigned to such term in the definition of “Loan Value”.

“Revaluation Event” means, with respect to any Collateral Loan as of any date of determination, the occurrence of any one or more of the following events (any of which, for the avoidance of doubt, may occur more than once):

(a) (i) the trailing 12-month (or such lesser time if the most recent 12-month is not available) EBITDA (based on the most recently reported information of the related Obligor) of such Collateral Loan decreases by more than 25.0% from either (x) the trailing 12-month (or such lesser time if the most recent 12-month is not available) EBITDA of the Obligor measured for the period ending 12 months (or such lesser time elapsed from the origination of such Collateral Loan) prior or (y) the trailing 12-month (or such lesser time if the most recent 12-month is not available) EBITDA calculated on the date the Borrower acquired such Collateral Loan (or on such baseline EBITDA as may be reasonably agreed to by the Administrative Agent and the Borrower (or the Servicer on its behalf)) or (ii) the Total Net Leverage Ratio for the current period of the related Obligor with respect to such Collateral Loan increases by more than 1.25x from the ratio calculated on the date the Borrower acquired such Collateral Loan (or on such other baseline Total Net Leverage Ratio as may be reasonably agreed to by the Administrative Agent and the Borrower (or the Servicer on its behalf));

(b) an Insolvency Event occurs with respect to the Obligor;

(c) an Obligor defaults in the payment of principal or interest on revolving loan facilities (after giving effect to any applicable grace period under the Related Documents, but not to exceed five days) with respect to such Collateral Loan or any other debt obligation of such Obligor secured by the same collateral and which is senior or pari passu to such Collateral Loan or the occurrence of any other default with respect to such Collateral Loan, in each case, together with the election by any agent or lender (including the Borrower) to accelerate such Collateral Loan or to enforce any other respective secured creditor rights or remedies;

(d) [reserved];

(e) the occurrence of a Material Modification with respect to such Collateral Loan that was not approved by the Administrative Agent (in its sole discretion); or

(f) the related Obligor fails to deliver to the Borrower or the Servicer any financial reporting information as required by the Related Documents of such Collateral Loan (giving effect to any applicable grace period thereunder) to the extent such information is reasonably requested of the Servicer by the Administrative Agent.

“Revaluation Not Listed Collateral Loan Notice” has the meaning assigned to such term in the definition of “Loan Value”.

“Revolving Collateral Loan” means any Collateral Loan (other than a Delayed Drawdown Collateral Loan) that is a loan (including revolving loans, funded and unfunded portions of revolving credit lines and letter of credit facilities, unfunded commitments to make loans under specific facilities and other similar loans and investments) that by its terms may require one or more future advances to be made to the related Obligor by the Borrower and which provides that such borrowed money may be repaid and re-borrowed from time to time; provided that any such Collateral Loan will be a Revolving Collateral Loan only until all commitments to make revolving advances to the Obligor expire or are terminated or irrevocably reduced to zero.

“Revolving Exposure” means, at any time, the sum of the aggregate Unfunded Amount of each Collateral Loan (including each Ineligible Collateral Loan and each Defaulted Collateral Loan) at such time.

“Revolving Reserve Account” has the meaning assigned to such term in Section 8.04.

“RIC Distribution Notice” means a written notice setting forth the calculation of the Borrower’s net taxable income (determined as if the Borrower were a domestic corporation for U.S. federal income tax purposes) and of any Permitted RIC Distribution and certifying that the Equityholder remains a “regulated investment company” under Subchapter M of the Code.

“S&P” means S&P Global Ratings, a Standard & Poor’s Financial Services, LLC business.

“S&P Rating” has the meaning specified in Schedule 11 hereto.

“Sale Settlement Condition” means, with respect to any binding commitment of the Borrower to sell a Collateral Loan, a condition that is beyond the control of the Borrower and/or the Servicer, as certified in writing by the Servicer to the Administrative Agent, which has resulted in the settlement of such sale not occurring within 30 days of the date of the Borrower entering into such binding commitment to sell.

“Sale Settlement Pending Collateral” means, on any date of determination, Collateral Loans that the Borrower, within the immediately preceding 30 days (or if a Sale Settlement Condition applies, within the immediately preceding 60 days (or any longer period to which the Administrative Agent may agree)), has entered into a binding commitment to sell that has not settled.

“Sanctioned Country” has the meaning given to such term in Section 4.01(r).

“Sanctioned Person” has the meaning given to such term in Section 4.01(r).

“Sanctions” means any economic or trade sanctions or restrictive measures enacted, administered, imposed or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC), the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, the French Republic, Her Majesty’s Treasury and/or any other relevant sanctions authority.

“Scheduled Distribution” means, with respect to any Collateral Loan, for each Due Date, the scheduled payment of principal and/or interest and/or fees due on such Due Date with respect to such Collateral Loan.

“Scheduled Unavailability Date” has the meaning given to such term in Section 2.18(a)(ii).

“Screen Rate” has the meaning assigned to it in the definition of “LIBOR.”

“Second Lien BSL” means any Second Lien Loan that is a Broadly Syndicated Loan.

“Second Lien Loan” means any Collateral Loan (for purposes of this definition, a “loan”) that meets the following criteria:

(a) is secured by a pledge of collateral which security interest is validly perfected and second priority (subject to customary exceptions for permitted liens, including but not limited to tax liens, and liens accorded priority by law in favor of any Governmental Authority) under Applicable Law (other than a Collateral Loan that is second priority to a Permitted Working Capital Lien); and

(b) the Servicer determines in good faith that the value of the collateral securing such Collateral Loan at the time of purchase together with other attributes of the obligor (including its general financial condition, ability to generate cash flow available for debt service and other demands for that cash flow) on or about the time of acquisition is adequate to repay the outstanding principal balance of the Collateral Loan plus the aggregate outstanding balances of all other Collateral Loans of equal or higher seniority secured by a Lien over the same collateral.

“Second Lien MM Loan” means any Second Lien Loan that is not a Broadly Syndicated Loan; provided that the Obligors of such Second Lien MM Loan shall have an EBITDA on a consolidated basis of greater than or equal to $35,000,000 (as of the date such Collateral Loan is acquired).

“Secured Parties” means the Administrative Agent, the Collateral Agent, the Custodian, each Lender, the Servicer (to the extent the Servicer has not been removed), Wells Fargo, in its capacity as Securities Intermediary under the Account Control Agreement.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder, all as from time to time in effect.

“Securities Intermediary” shall mean Wells Fargo in its capacity as Securities Intermediary under the Account Control Agreement and any successor Securities Intermediary appointed by the Borrower, the Servicer and the Administrative Agent.

“Securitisation Regulation” means Regulation (EU) 2017/2402.

“Security Entitlement” has the meaning specified in Section 8-102(a)(17) of the UCC.

“Senior Net Leverage Ratio” means, with respect to any Collateral Loan for any Relevant Test Period, the meaning of “Senior Net Leverage Ratio” or any comparable term defined in the Related Documents for such Collateral Loan, and in any case that “Senior Net Leverage Ratio” or such comparable term is not defined in such Related Documents, the ratio of (a) total indebtedness for borrowed money (other than indebtedness of such Obligor that is junior in terms of lien subordination to indebtedness of such Obligor held by the Borrower) minus Unrestricted Cash and cash equivalents to (b) EBITDA as calculated by the Servicer in accordance with the Servicing Standard.

“Senior Servicer Fee” means the fee to the Servicer for services rendered and performed of its obligations under this Agreement, in arrears on each Payment Date (subject to availability of funds and the Priority of Payments), in an amount equal to 0.30% per annum of the Fee Basis Amount; measured as of the Determination Date immediately preceding such Payment Date (calculated on the basis of a 360-day year and the actual number of days elapsed).

“Servicer” means Blackstone Private Credit Fund, in its capacity as servicer hereunder and any successor thereto in accordance herewith.

“Servicer Event of Default” means any one of the following events:

(a) except as set forth in another clause of this definition, the Servicer breaches in any material respect any covenant or agreement applicable to it under this Agreement or any other Facility Document to which it is a party (it being understood that failure to meet any Coverage Test or Concentration Limitation is not a breach under this subclause (a)), and, if capable of being cured, is not cured within 30 days of the earlier of (i) a Responsible Officer of the Servicer acquiring actual knowledge of such breach or (ii) its receiving written notice from either Agent of such breach;

(b) the occurrence and continuation of an Event of Default (other than an Event of Default pursuant to clauses (k) or (l) of the definition thereof);

(c) an act by the Servicer, or any of its senior investment personnel actively involved in managing the portfolio of the Borrower, that constitutes fraud or criminal activity in the performance of its obligations under the Facility Documents or the Servicer or any of its senior investment personnel actively involved in managing the portfolio of the Borrower being indicted for a criminal offense materially related to its asset management business; provided that the Servicer will be deemed to have cured any event of cause pursuant to this clause (c) if the Servicer terminates or causes the termination of employment of all individuals who engaged in the conduct constituting cause pursuant to this clause (c) and makes the Borrower whole for any actual financial loss that such conduct caused the Borrower;

(d) the failure of any representation, warranty, or certification made or delivered by the Servicer in or pursuant to this Agreement or any other Facility Document to be correct when made that has a Material Adverse Effect on the Borrower or any Secured Party and is either incapable of being cured or is not cured within 30 days of the earlier of (i) a Responsible Officer of the Servicer acquiring actual knowledge of such breach or (ii) its receiving written notice from either Agent of such breach;

(e) the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $25,000,000, with respect to the Servicer (in each case, net of amounts covered by insurance), and the Servicer shall not have either (i) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (ii) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal, in each case, within sixty (60) days from the date of entry thereof;

(f) the Servicer shall have made payments to settle any litigation, claim or dispute totaling more than, in the aggregate, $25,000,000;

(g) an Insolvency Event relating to the Servicer occurs;

(h) except as permitted hereunder, Blackstone Credit BDC Advisors LLC or an Affiliate thereof ceases to be the Servicer without the prior written consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed);

(i) any failure by the Servicer to deliver any required reporting under the Facility Documents on or before the date occurring five (5) Business Days after the later of (x) the date such report is required to be made and (y) in the case of any reporting requested by any Agent or any Lender, the date that a Responsible Officer acquires knowledge of such breach;

(j) any failure by the Servicer to deposit or credit, or to deliver for deposit, in the Covered Accounts any amount required hereunder to be so deposited, credited or delivered by it, or to make any distributions therefrom required by it, in each case on or before the date occurring three (3) Business Days after the date such deposit or distribution is required to be made by the Servicer; or

(k) a Change of Control occurs.

“Servicer Expense Cap” means, for any Payment Date, an amount not to exceed $75,000 during any twelve (12) month period.

“Servicer Expenses” means the out-of-pocket expenses incurred by the Servicer in connection with the Facility Documents.

“Servicer Fee” means the Senior Servicer Fee and the Subordinated Servicer Fee, collectively.

“Servicing Standard” has the meaning assigned to such term in Section 11.02(d).

“Solvent” means, as to any Person, such Person is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code or Section 271 of the Debtor and Creditor Law of the State of New York.

“Specified Eligible Investment” means an Eligible Investment meeting the requirements of Section 8.06(a) and that is available to the Collateral Agent, specified by the Servicer to the Collateral Agent (with a copy to the Administrative Agent) on or prior to the initial Borrowing Date; provided that, so long as no Event of Default shall have occurred and then be continuing, at any time with not less than five Business Days’ notice to the Collateral Agent (with a copy to the Administrative Agent) the Servicer may (and, if the then Specified Eligible Investment is no longer available to the Collateral Agent, shall) designate another Eligible Investment that meets the requirements of Section 8.06(a) and that is available to the Collateral Agent to be the Specified Eligible Investment for purposes hereof. After the occurrence and continuation of an Event of Default, a Specified Eligible Investment shall mean an Eligible Investment meeting the requirements of Section 8.06(a) and which has been selected by the Administrative Agent and specified to the Collateral Agent.

“Structured Finance Obligation” means any debt obligation owing by a finance vehicle that is secured directly and primarily by, primarily referenced to, and/or primarily representing ownership of, a pool of receivables or a pool of other assets, including collateralized debt obligations, residential mortgage-backed securities, commercial mortgage-backed securities, other asset-backed securities, “future flow” receivable transactions and other similar obligations; provided that loans to financial service companies, factoring businesses, health care providers and other genuine operating businesses do not constitute Structured Finance Obligations.

“Subordinated Servicer Fee” means the fee to the Servicer for services rendered and performed of its obligations under this Agreement, in arrears on each Payment Date (subject to availability of funds and the Priority of Payments), in an amount equal to 0.45% per annum of the Fee Basis Amount; measured as of the Determination Date immediately preceding such Payment Date (calculated on the basis of a 360-day year and the actual number of days elapsed).

“Synthetic Security” means a security or swap transaction (excluding, for purposes of this Agreement, a participation interest) that has payments associated with either payments of interest and/or principal on a reference obligation or the credit performance of a reference obligation.

“Tax Blocker Subsidiary” means any wholly-owned subsidiary of the Borrower from time to time designated in writing by the Borrower, and consented to by the Administrative Agent (not to be unreasonably withheld, conditioned or delayed; provided that no such consent shall be required in connection with the formation of a Tax Blocker Subsidiary if the inability to transfer any applicable asset to such Tax Blocker Subsidiary would reasonably be expected to result in adverse tax consequences to the Borrower or the Servicer), as a “Tax Blocker Subsidiary” (which notice of designation will contain a description of the assets to be transferred to such subsidiary); provided that no Tax Blocker Subsidiary shall hold any assets other than in connection with the receipt of equity securities with respect to a Collateral Loan or Eligible Investments.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Net Leverage Ratio” means, with respect to any Collateral Loan for any Relevant Test Period, the meaning of “Total Leverage Ratio,” “Total Net Leverage Ratio” or any comparable term relating to total indebtedness defined in the Related Documents for such Collateral Loan, and in any case that “Total Leverage Ratio,” “Total Net Leverage Ratio” or such comparable term is not defined in such Related Documents, the ratio of (a) total indebtedness for borrowed money secured by a lien at such time minus Unrestricted Cash and cash equivalents to (b) EBITDA as calculated by the Servicer in accordance with the Servicing Standard.

“Trade Date” has the meaning assigned to such term in Section 1.04(l).

“Tranche A” means, at any time, all Tranche A Collateral Loans at such time.

“Tranche A Advance” means each Advance allocated to Tranche A pursuant to, and in accordance with, this Agreement.

“Tranche A Borrowing Base” means, at any time, an amount, equal to the sum of (i) the amounts in the Principal Collection Subaccount, (ii) the product of (x) the Weighted Average Tranche A Advance Rate (excluding the portion of the Sale Settlement Pending Collateral allocable to Tranche A Collateral Loans from the calculation of the Weighted Average Tranche A Advance Rate) as of such date, (y) the Portfolio Advance Rate Adjustment as of such date and (z) the Aggregate Tranche A Net Collateral Balance (excluding the portion of the Sale Settlement Pending Collateral allocable to the Tranche A Collateral Loans from the calculation of the Aggregate Tranche A Net Collateral Balance) as of such date and (iii) the aggregate sale price (expressed in Dollars) of the portion of the Sale Settlement Pending Collateral allocable to Tranche A Collateral Loans.

“Tranche A Collateral Loans” means, at any time, all First Lien BSLs that are (a) Eligible Collateral Loans and (b) (i) part of a tranche size of at least $500,000,000 and (ii) rated (or is issued by an Obligor rated) by both Moody’s and S&P.

“Tranche A Minimum OC Coverage Test” means, as of any date, a test that shall be satisfied if the Tranche A OC Ratio as of such date is equal to or greater than 100%.

“Tranche A OC Ratio” means, as of any Business Day,

(a) the Tranche A Borrowing Base; divided by

(b) the sum of (x) the aggregate outstanding principal balance of the Tranche A Advances and (y) the aggregate purchase price of all potential Tranche A Collateral Loans for which the Borrower has entered into a binding commitment to purchase that have not yet settled.

“Tranche B” means, at any time, all Tranche B Collateral Loans at such time.

“Tranche B Advance” means each Advance allocated to Tranche B pursuant to, and in accordance with, this Agreement.

“Tranche B Borrowing Base” means, at any time, an amount equal to the sum of (i) the amounts in the Principal Collection Subaccount, (ii) the product of (x) the Weighted Average Tranche B Advance Rate (excluding the portion of the Sale Settlement Pending Collateral allocable to Tranche B Collateral Loans from the calculation of the Weighted Average Tranche B Advance Rate) as of such date, (y) the Portfolio Advance Rate Adjustment as of such date and (z) the Aggregate Tranche B Net Collateral Balance (excluding the portion of the Sale Settlement Pending Collateral allocable to Tranche B Collateral Loans from the calculation of the Aggregate Tranche B Net Collateral Balance) as of such date and (iii) the aggregate sale price (expressed in Dollars) of the portion of the Sale Settlement Pending Collateral allocable to Tranche B Collateral Loans.

“Tranche B Collateral Loans” means, at any time, all Collateral Loans that are Eligible Collateral Loans and that are not Tranche A Collateral Loans.

“Tranche B First Lien Loans” means all Collateral Loans that are First Lien Loans and that are not Tranche A Collateral Loans.

“Tranche B Minimum OC Coverage Test” means, as of any date, a test that shall be satisfied if the Tranche B OC Ratio as of such date is equal to or greater than 100%.

“Tranche B OC Ratio” means, as of any Business Day,

(a) the sum of (1) the Tranche A Borrowing Base and (2) the Tranche B Borrowing Base; divided by

(b) the sum of (1) the aggregate outstanding principal balance of the Tranche A Advances, (2) the aggregate purchase price of all potential Tranche A Collateral Loans for which the Borrower has entered into a binding commitment to purchase that have not yet settled, (3) the aggregate outstanding principal balance of the Tranche B Advances and (4) the aggregate purchase price of all potential Tranche B Collateral Loans for which the Borrower has entered into a binding commitment to purchase that have not yet settled.

“Tranche Minimum OC Coverage Test” means the Tranche A Minimum OC Coverage Test or the Tranche B Minimum OC Coverage Test, as applicable.

“Tranches” means each of the Tranche A Advances and the Tranche B Advances.

“UCC” means the New York Uniform Commercial Code; provided that if, by reason of any mandatory provisions of law, the perfection, the effect of perfection or non-perfection or priority of the security interests granted to the Collateral Agent pursuant to this Agreement are governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States of America other than the State of New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of such perfection, effect of perfection or non-perfection or priority.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Uncertificated Security” has the meaning specified in Section 8-102(a)(18) of the UCC.

“Unfunded Amount” means, with respect to any Collateral Loan, as of any date of determination, the unfunded commitment of the Borrower with respect to such Collateral Loan as of such date.

“Unrestricted Cash” has the meaning assigned to the term “Unrestricted Cash” or any comparable term defined in the Related Documents for each Collateral Loan, and in any case that “Unrestricted Cash” or such comparable term is not defined in such Related Documents, all cash available for use for general corporate purposes and not held in any reserve account or legally or contractually restricted for any particular purposes or subject to any lien (other than statutory liens, liens of depository institutions and blanket liens permitted under or granted in accordance with such Related Documents).

“Unused Fees” has the meaning assigned to such term in the Lender Fee Letter.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 13.03(g)(iii).

“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

“Warranty Collateral Loan” has the meaning assigned to such term in the Loan Sale Agreement.

“Weighted Average Advance Rate” means, as of any date of determination with respect to all Eligible Collateral Loans included in the Aggregate Net Collateral Balance, the number obtained by (a) summing the products obtained by multiplying (i) the Advance Rate of each Eligible Collateral Loan by (ii) such Eligible Collateral Loan’s contribution to the Aggregate Net Collateral Balance and dividing such sum by (b) the Aggregate Net Collateral Balance.

“Weighted Average Tranche A Advance Rate” means, as of any date of determination with respect to all Tranche A Collateral Loans included in the Aggregate Tranche A Net Collateral Balance, the number obtained by (a) summing the products obtained by multiplying (i) the Advance Rate of each Tranche A Collateral Loan by (ii) such Tranche A Collateral Loan’s contribution to the Aggregate Tranche A Net Collateral Balance and dividing (b) such sum by the Aggregate Tranche A Net Collateral Balance.

“Weighted Average Tranche B Advance Rate” means, as of any date of determination with respect to all Tranche B Collateral Loans included in the Aggregate Tranche B Net Collateral Balance, the number obtained by (a) summing the products obtained by multiplying (i) the Advance Rate of each Tranche B Collateral Loan by (ii) such Tranche B Collateral Loan’s contribution to the Aggregate Tranche B Net Collateral Balance and dividing (b) such sum by the Aggregate Tranche B Net Collateral Balance.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital Revolver” means a revolving lending facility secured on a first lien basis solely by all or a portion of the current assets of the related obligor, which current assets subject to such security interest do not constitute a material portion of the obligor’s total assets (it being understood that such revolving lending facility may be secured on a junior lien basis by other assets of the related obligor).

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time in relation to any Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Zero Coupon Obligation” means a Collateral Loan that does not provide for periodic payments of interest in Cash or that pays interest only at its stated maturity.

Section 1.02 Rules of Construction. For all purposes of this Agreement and the other Facility Documents, except as otherwise expressly provided or unless the context otherwise requires, (a) singular words shall connote the plural as well as the singular and vice versa (except as indicated), as may be appropriate, (b) the words “herein,” “hereof” and “hereunder” and other words of similar import used in any Facility Document refer to such Facility Document as a whole and not to any particular article, schedule, section, paragraph, clause, exhibit or other subdivision thereof, (c) the headings, subheadings and table of contents set forth in any Facility Document are solely for convenience of reference and shall not constitute a part of such Facility Document nor shall they affect the meaning, construction or effect of any provision hereof, (d) references in any Facility Document to “include” or “including” shall mean include or including, as applicable, without limiting the generality of any description preceding such term, (e) any definition of or reference to any Facility Document, agreement, instrument or other document shall be construed as referring to such Facility Document, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or any other Facility Document), (f) any reference in any Facility Document, including the introduction and recitals to such Facility Document, to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions set forth herein or in any other applicable agreement), (g) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified, supplemented or replaced from time to time, (h) any Event of Default shall be continuing until expressly waived in accordance with Section 13.01 or, with respect to an event that is capable of being remedied, such Event of Default has been remedied, (i) except as set forth herein, references herein to the knowledge or actual knowledge of a Person shall mean the actual knowledge following due inquiry of such Person, (j) except as otherwise expressly provided for in this Agreement, any use of “material” or “materially” or words of similar meaning in this Agreement shall mean material, as determined by the Administrative Agent in its reasonable discretion, (k) references to “writing” include printing, typing, lithography, electronic or other means of reproducing words in a visible form and (l) unless otherwise expressly stated in this Agreement, if at any time any change in generally accepted accounting principles (including the adoption of IFRS) would affect the computation of any covenant (including the computation of any financial covenant) set forth in this Agreement or any other Facility Document, the Borrower and the Administrative Agent shall negotiate in good faith to amend such covenant to preserve the original intent in light of such change; provided, that, until so amended, (i) such covenant shall continue to be computed in accordance with the application of generally accepted accounting principles prior to such change and (ii) the Borrower shall provide to the Administrative Agent a written reconciliation in form and substance reasonably satisfactory to the Administrative Agent, between calculations of such covenant made before and after giving effect to such change in generally accepted accounting principles.

Section 1.03 Computation of Time Periods. Unless otherwise stated in the applicable Facility Document, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including,” the word “through” means “to and including” and the words “to” and “until” both mean “to but excluding.” Periods of days referred to in any Facility Document shall be counted in calendar days unless Business Days are expressly prescribed. Unless otherwise indicated herein, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in New York City on such day.

Section 1.04 Collateral Value Calculation Procedures. In connection with all calculations required to be made pursuant to this Agreement with respect to Scheduled Distributions on any Collateral Loan, or any payments on any other assets included in the Collateral, with respect to the sale of and reinvestment in Collateral Loans, and with respect to the income that can be earned on Scheduled Distributions on such Collateral Loans and on any other amounts that may be received for deposit in the Collection Account, the provisions set forth in this Section 1.04 shall be applied. The provisions of this Section 1.04 shall be applicable to any determination or calculation that is covered by this Section 1.04, whether or not reference is specifically made to Section 1.04, unless some other method of calculation or determination is expressly specified in the particular provision.

(a) All calculations with respect to Scheduled Distributions on any Collateral Loan shall be made on the basis of information as to the terms of each such Collateral Loan and upon reports of payments, if any, received on such Collateral Loan that are furnished by or on behalf of the Obligor of such Collateral Loan and, to the extent they are not manifestly in error, such information or reports may be conclusively relied upon in making such calculations.

(b) For purposes of calculating the Coverage Tests, except as otherwise specified in the Coverage Tests, such calculations will not include (i) scheduled interest and principal payments on Defaulted Collateral Loans and Ineligible Collateral Loans unless or until such payments are actually made or such payments are determined likely to be received by the Servicer pursuant to the definition of Collateral Interest Amount and (ii) ticking fees and other similar fees in respect of Collateral Loans, unless or until such fees are actually paid.

(c) For each Collection Period and as of any date of determination, the Scheduled Distribution on any Collateral Loan (other than a Defaulted Collateral Loan or an Ineligible Collateral Loan, which, unless such payments are determined likely to be received by the Servicer pursuant to the definition of Collateral Interest Amount and except as otherwise provided herein, shall be assumed to have Scheduled Distributions of zero) shall be the total amount of (i) payments and collections to be received during such Collection Period in respect of such Collateral Loan, (ii) proceeds of the sale of such Collateral Loan received and, in the case of sales which have not yet settled, to be received during such Collection Period that are not reinvested in additional Collateral Loans or retained in a Collection Account for subsequent reinvestment pursuant to Article X, which proceeds, if received as scheduled, will be available in a Collection Account and available for distribution at the end of such Collection Period and (iii) amounts referred to in clause (i) or (ii) above that were received in prior Collection Periods but were not disbursed on a previous Payment Date or retained in a Collection Account for subsequent reinvestment pursuant to Article X.

(d) Each Scheduled Distribution receivable with respect to a Collateral Loan shall be assumed to be received on the applicable Due Date.

(e) References in the Priority of Payments to calculations made on a “pro forma basis” shall mean such calculations after giving effect to all payments, in accordance with the Priority of Payments, that precede (in priority of payment) or include the clause in which such calculation is made.

(f) For purposes of calculating all Concentration Limitations, in both the numerator and the denominator of any component of the Concentration Limitations, Ineligible Collateral Loans will be treated as having a Principal Balance equal to zero.

(g) Determinations of the Collateral Loans, or portions thereof, that constitute Excess Concentration Amounts will be determined in the way that produces the highest Borrowing Base at the time of determination, it being understood that a Collateral Loan (or portion thereof) that falls into more than one category of Collateral Loans will be deemed, solely for purposes of such determinations, to fall only into the category that produces the highest such Borrowing Base at such time (without duplication).

(h) All calculations required to be made hereunder with respect to the Collateral Loans and the Borrowing Base shall be made on a trade date basis and after giving effect to (x) all purchases or sales to be entered into on such trade date and (y) all Advances requested to be made on such trade date plus the balance of all unfunded Advances to be made in connection with the Borrower’s purchase of previously requested (and approved) Collateral Loans.

(i) Unless otherwise expressly provided for herein, all monetary calculations (other than for Dollars) under this Agreement shall be the Dollar Equivalent of such amount, as applicable; provided that, for the avoidance of doubt, all Advances hereunder shall be in Dollars and not a Dollar Equivalent.

(j) References in this Agreement to the Borrower’s “purchase” or “acquisition” of a Collateral Loan include references to the Borrower’s acquisition of such Collateral Loan by way of a sale and/or contribution from the Equityholder and the Borrower’s making or origination of such Collateral Loan. Portions of the same Collateral Loan acquired by the Borrower on different dates (whether through purchase, receipt by contribution or the making or origination thereof, but excluding subsequent draws under Revolving Collateral Loans or Delayed Drawdown Collateral Loans) will, for purposes of determining the purchase price of such Collateral Loan, be treated as separate purchases on separate dates (and not a weighted average purchase price for any particular Collateral Loan).

(k) For the purposes of calculating compliance with each of the Concentration Limitations all calculations will be rounded to the nearest 0.01%.

(l) For purposes of calculating compliance with any test under this Agreement in connection with the acquisition or disposition of a Collateral Loan or Eligible Investment, the trade date (the “Trade Date”) (and not the settlement date) with respect to any such Collateral Loan or Eligible Investment under consideration for acquisition or disposition shall be used to determine whether such acquisition or disposition is permitted hereunder.

ARTICLE II

ADVANCES

Section 2.01 Revolving Credit Facility. On the terms and subject to the conditions hereinafter set forth, including Article III, each Lender severally agrees to make available to the Borrower an uncommitted revolving credit facility providing for Advances under each Tranche from time to time in Dollars on any Business Day during the Reinvestment Period (or immediately thereafter pursuant to Section 8.04), pro rata based on each Lender’s unused Individual Lender Maximum Funding Amount as of such date, in each case in an aggregate principal amount at any one time outstanding up to but not exceeding such Lender’s Individual Lender Maximum Funding Amount and, as to all Lenders, in an aggregate principal amount at any one time outstanding up to but not exceeding the Maximum Available Amount as then in effect; provided that, after making any such Advance, each Tranche’s Tranche Minimum OC Coverage Test shall be satisfied.

Within such limits and subject to the other terms and conditions of this Agreement, the Borrower may borrow (and re-borrow) Advances under this Section 2.01 and prepay Advances under Section 2.06. Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge that this is an uncommitted facility and there is no express or implied commitment on the part of the Administrative Agent or any Lender to provide any Advance except that, in the case of Collateral Loans approved by means of an Approval Request or Approved List, the Lenders shall have committed to fund the related Advances (up to the amount(s) specified in the related Approval Request or Approved List) provided that the related conditions precedent set forth in Article III are satisfied or waived.

Section 2.02 Requests for Collateral Loan Approval. (a) On or prior to the Closing Date, the Servicer, on behalf of the Borrower, shall provide to the Administrative Agent (with a copy to the Borrower) a list of Collateral Loans (the “Asset List”) that the Borrower is requesting be included in the Approved List (as defined below) and which, subject to such inclusion, may be purchased with, if applicable, funds held in the Principal Collection Subaccount, the proceeds of Advances or Principal Proceeds pursuant to Section 10.02. The Borrower (or the Servicer on its behalf) and the Administrative Agent shall adhere to the following procedures in requesting and approving Collateral Loans for purchase:

(i) For each Collateral Loan on the Asset List sent to the Administrative Agent pursuant to clause (ii) or (iv) below or for any single Approval Request pursuant to clause (vii) below, the Borrower (or the Servicer on its behalf) may provide a notice by electronic mail that contains the information listed in Exhibit I with respect to each Collateral Loan (which information shall include the amount of the Advance to be requested in order to settle the related purchase) (together with any attachments required in connection therewith and copies of any Related Documents related to such Collateral Loan on the Approved List, in each case, an “Approval Request”).

(ii) The initial Asset List which the Administrative Agent has approved for purchase by the Borrower is attached hereto as Schedule 9 (such list, the “Approved List”), which Approved List may be updated from time to time after the Closing Date by the Borrower with the consent of the Administrative Agent.

(iii) Subject to paragraphs (iv), (v) and (ix) of this Section 2.02(a), from the time the Administrative Agent has provided the Approved List, the Borrower (or the Servicer on its behalf) shall have the ability to purchase or commit to purchase and purchase any Collateral Loan on the Approved List without further approval by the Administrative Agent only if the Borrower purchases or commits to purchase such Collateral Loan within ten (10) Business Days of approval by the Administrative Agent. On the date occurring ten (10) Business Days after the date of approval by the Administrative Agent, any approved Collateral Loan, if not purchased or committed to be purchased by the Borrower, will be deemed to be removed from the Approved List.

(iv) The Borrower (or the Servicer on its behalf) shall have the ability to request (A) an addition to the Approved List by undertaking similar procedure to clause (vii) below, or (B) a removal from the Approved List.

(v) During the Approved Asset Validity Period with respect to any Collateral Loan, the Administrative Agent, in its sole discretion, may rescind its approval of any Approval Request or any Collateral Loan on the Approved List, in either case, at any time by notice to the Servicer in writing, which rescission will be effective eight (8) hours following delivery of such notice of rescission; provided, that (A) such rescission will not invalidate any written or oral commitment to purchase a Collateral Loan entered into or confirmed by the Borrower (or the Servicer on its behalf) prior to the effectiveness of such rescission, (B) any approval to purchase a Collateral Loan that the Borrower (or the Servicer on the Borrower’s behalf) so committed to purchase prior to the effectiveness of such rescission will remain valid and (C) the Borrower (or the Servicer on the Borrower’s behalf) shall not initiate any negotiations to purchase a Collateral Loan after it has received a notice of rescission of the approval with respect thereto from the Administrative Agent. As used herein, “Approved Asset Validity Period” means, with respect to any Collateral Loan, the period during which the approval to purchase such Collateral Loan is valid, commencing on and including the date (1) such Collateral Loan is included on the Approved List or (2) on which the Approval Request with respect to such Collateral Loan is approved by the Administrative Agent, and ending, in either case, on the earliest to occur of (x) the date such Collateral Loan is removed from the Approved List in accordance with paragraph (iii) of this Section 2.02(a), (y) the effective time of a notice of rescission in accordance with this paragraph (viii) (giving effect to the eight (8) hour grace period), and (z) the date occurring ten (10) Business Days after the date (1) such Collateral Loan is included on the Approved List or (2) on which the Approval Request with respect to such Collateral Loan is approved by the Administrative Agent. Following the expiration of the Approved Asset Validity Period with respect to a Collateral Loan (and, in the case of a rescission of approval by the Administrative Agent, the eight (8) hour grace period), if such Collateral Loan has not been purchased or committed to be purchased by the Borrower, the approval to purchase such Collateral Loan will cease to be valid and, if applicable, such Collateral Loan will be deemed to be removed from the Approved List.

(vi) As early as commercially practicable, but no later than 12:00 p.m. New York City time on the Business Day following the day that the Borrower (or the Servicer on its behalf) purchases a Collateral Loan on the Approved List, the Borrower (or the Servicer on its behalf) shall provide by electronic mail to the Administrative Agent (with a copy to the Borrower and the Custodian) a copy of the Collateral Loan Buy Confirmation.

(vii) With respect to Collateral Loans that are not on the Approved List, the Borrower (or the Servicer on behalf of the Borrower) may send an Approval Request at any time to the Administrative Agent. If the Administrative Agent receives an Approval Request by 12:00 p.m. New York City time on any Business Day, the Administrative Agent shall use commercially reasonable efforts to notify the Servicer and Borrower in writing

(including via electronic mail) whether it has approved or rejected such Approval Request by 12:00 p.m. New York City time on or prior to the second Business Day thereafter (it being understood, for the avoidance of doubt, that any Approval Request received by the Administrative Agent after 12:00 p.m. New York City time on any Business Day shall be deemed to have been received on the following Business Day); provided that, if the Administrative Agent does not notify the Servicer and Borrower by such time, such Approval Request shall be deemed to be rejected; provided further that, subject to paragraphs (iv), (v) and (viii) of this Section 2.02(a), the Borrower shall have the ability to commit to purchase any Collateral Loan approved and added to the Approved List pursuant to this paragraph (vii) without further approval by the Administrative Agent only if the Borrower commits to purchase such Collateral Loan within ten (10) Business Days from the date of such approval by the Administrative Agent. On the date occurring ten (10) Business Days after the date of such approval by the Administrative Agent, any such approved Collateral Loan, if not purchased or committed to be purchased by the Borrower, will be deemed to be removed from the Approved List.

(viii) [Reserved.]

(ix) Notwithstanding anything in this Agreement to the contrary, but subject to paragraph (v) of this Section 2.02(a), the Administrative Agent shall have the right, acting in its sole and absolute discretion, to (A) approve or reject any Approval Request or Approved List, (B) determine which Collateral Loans are included in the Approved List in accordance with this Section 2.02, (C) rescind the approval of any Approval Request or of any Asset included in an Approved List and (D) request additional information reasonably available to the Borrower regarding any proposed Collateral Loan; provided that any rescission of approval shall not invalidate any commitment to purchase a Collateral Loan entered into by the Borrower (or the Servicer on its behalf) prior to the delivery of such rescission, in which case, such Collateral Loan shall be deemed to remain approved until settlement of such purchase.

Section 2.03 Making of the Advances. (a) If the Borrower requires an Advance under this Agreement with respect to any Tranche to purchase a Collateral Loan for which the Approval Request has been approved or which has been identified on the Approved List pursuant to Section 2.02 or to fund the Maple Merger, it shall provide a written request for such Advance (which request shall be irrevocable and effective upon receipt) to the Collateral Agent and the Administrative Agent (with a copy to each Lender) (each, a “Notice of Borrowing”) not later than 2:00 p.m. at least one (1) Business Day prior to the day of the requested Advance.

Each Notice of Borrowing shall be substantially in the form of Exhibit B, dated the date the request for the related Advance is being made, signed by a Responsible Officer of the Borrower or the Servicer, as applicable, shall attach a Borrowing Base Calculation Statement (which Borrowing Base Calculation Statement shall give pro forma effect to any Collateral Loans being acquired with the proceeds of such Advance on such date or the following Business Day), and shall otherwise be appropriately completed. In addition, the Servicer must provide to the Administrative Agent for each Collateral Loan that is not a Broadly Syndicated Loan copies of the Asset Information related to such Collateral Loan and such additional materials related to such Collateral Loan as may be reasonably requested by the Administrative Agent. Each Notice of

Borrowing shall specify the Tranches under which the related Advance shall be allocated. The proposed Borrowing Date specified in each Notice of Borrowing shall be a Business Day falling on or prior to the Facility Termination Date, the currency of the Advance requested shall be Dollars and the amount of the Advance requested in such Notice of Borrowing (the “Requested Amount”) shall be equal to at least $500,000 or an integral multiple of $100,000 in excess thereof (or, if less, the remaining unfunded Individual Lender Maximum Funding Amounts hereunder or, in the case of Revolving Collateral Loans and Delayed Drawdown Collateral Loans, such lesser amount required to be funded by the Borrower in respect thereof). Notwithstanding anything to the contrary contained herein, a Notice of Borrowing may include requests for more than one Advance so long as each request therein separately satisfies the terms and conditions set forth in this Section 2.03.

(b) Each Lender shall, not later than 2:00 p.m. on each Borrowing Date in respect of Advances under any Tranche, make its Percentage of the applicable Requested Amount available to the Borrower by disbursing such funds in Dollars to the applicable Principal Collection Subaccount (or in accordance with the wire instructions delivered in connection with the Notice of Borrowing).

(c) [Reserved.].

(d) Notwithstanding anything in this Section 2.03 to the contrary, the Servicer, on behalf of the Borrower, may deliver a Notice of Borrowing to the Collateral Agent and the Administrative Agent (with a copy to each Lender) after 2 p.m. on the first Business Day prior to the proposed Advance and prior to 11 a.m. on the date of the proposed Advance (an “Expedited Notice of Borrowing”). Upon receipt of an Expedited Notice of Borrowing, each Lender shall use commercially reasonable efforts to make such Advance on the proposed funding date set forth in the Expedited Notice of Borrowing subject to the terms and conditions for borrowings otherwise set forth in this Agreement; provided, that if a Lender is unable to make an Advance pursuant to an Expedited Notice of Borrowing due to the occurrence of a force majeure, or any other unexpected and unforeseen event, including, without limitation, market disruptions, such Lender shall make such Advance subject to the terms and conditions for Advances otherwise set forth in this Agreement as soon as such Lender is reasonably able to do so.

Section 2.04 Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to it and resulting from the Advances made by such Lender to the Borrower, from time to time, including the amounts and currencies of principal and interest thereon and paid to it, from time to time hereunder; provided that the failure of any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Advances in accordance with the terms of this Agreement.

(b) Any Lender may request that its Advances to the Borrower be evidenced by a Note. In such event, the Borrower shall promptly prepare, execute and deliver to such Lender a Note payable to such Lender and otherwise appropriately completed. Thereafter, the Advances of such Lender evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 13.06(a)) be represented by a Note payable to such Lender (or registered assigns pursuant to Section 13.06(a)), except to the extent that such Lender (or assignee) subsequently returns any such Note for cancellation and requests that such Advances once again be evidenced as described in clause (a) of this Section 2.04.

Section 2.05 Payment of Principal and Interest. The Borrower shall pay the principal of each Advance and Interest on each Tranche of Advances as follows:

(a) 100% of the outstanding principal amount of each Advance, together with all accrued and unpaid Interest thereon, shall be payable on the Final Maturity Date.

(b) Interest shall accrue on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full. The Administrative Agent shall, prior to each Payment Date, determine the accrued and unpaid Interest with respect to each Tranche for the related Interest Accrual Period and Unused Fees payable thereto using the Interest Rate applicable to such Tranche during such Interest Accrual Period to be paid by the Borrower on each Payment Date for the related Interest Accrual Period and shall advise each Lender, the Collateral Agent and the Servicer thereof and shall send a consolidated invoice of all such Interest and Unused Fees to the Borrower on the third (3rd) Business Day prior to such Payment Date.

(c) Accrued and unpaid Interest with respect to each Tranche shall be payable in arrears (i) on each Payment Date, and (ii) in connection with any prepayment of the Advances pursuant to Section 2.06(a); provided that (x) with respect to any prepayment in full of the Advances outstanding, accrued and unpaid Interest on such amount through the date of prepayment shall be payable on such date or as otherwise agreed to between the Lenders and the Borrower and (y) with respect to any partial prepayment of the Advances outstanding, accrued and unpaid Interest on such amount through the date of prepayment shall be payable on the Payment Date following such prepayment (or on such date of prepayment if requested by the Administrative Agent).

(d) The obligation of the Borrower to pay the Obligations, including the obligation of the Borrower to pay the Lenders the outstanding principal amount of the Advances and accrued interest thereon, shall be absolute and unconditional, and shall be paid strictly in accordance with the terms hereof (including Section 2.15), under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or any other Person may have or have had against any Secured Party or any other Person except as otherwise provided under the Facility Documents.

Section 2.06 Prepayment of Advances.

(a) Optional Prepayments. The Borrower may, from time to time on any Business Day, voluntarily prepay Advances under one or more Tranche in whole or in part, without penalty or premium; provided that the Borrower shall have delivered to the Collateral Agent, the Lenders and the Administrative Agent written notice of such prepayment (such notice, a “Notice of Prepayment”) in the form of Exhibit C not later than 2:00 p.m. two (2) Business Days prior to the date of such prepayment (provided that in connection with any voluntary prepayment of Advances to cure any non-compliance with the Interest Coverage Ratio Test, no Event of Default shall be deemed to occur if such payment is made beyond any applicable grace period solely as a result of the Administrative Agent’s failure to waive such two (2) Business Day advance notice requirement for such repayment). The Administrative Agent shall promptly notify the Lenders of such Notice of Prepayment. Each such Notice of Prepayment shall specify the portion of the outstanding principal balance under each Tranche that shall be prepaid and be irrevocable and effective upon receipt and shall be dated the date such notice is being given, signed by a Responsible Officer of the Borrower and otherwise appropriately completed. Each Notice of Prepayment shall provide for prepayment of Advances by the Borrower pursuant to this Section 2.06(a), in each case, in an aggregate principal amount of at least $500,000 or, if less, the entire outstanding principal amount of the Advances of the Borrower. If a Notice of Prepayment is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b) Mandatory Prepayments. The Borrower shall prepay the Advances on each Payment Date in the manner and to the extent provided in the Priority of Payments.

(c) Interest Coverage Ratio Test Cures.

(i) In addition to any other obligation of the Borrower to cure any non-compliance with the Interest Coverage Ratio Test pursuant to the terms of this Agreement, if any non-compliance with the Interest Coverage Ratio Test exists, then the Borrower may eliminate such non-compliance with the Interest Coverage Ratio Test in its entirety by effecting one or more (or any combination thereof) of the following actions: (A) deposit into or credit to the Collection Account cash and Eligible Investments, (B) repay Advances (together with all accrued and unpaid costs and expenses of the Agents, Custodian, Securities Intermediary and the Lenders for which the Borrower has received a reasonably detailed invoice prior to such date of repayment, in each case in respect of the amount so repaid), or (C) during the Reinvestment Period, pledge additional Collateral Loans as Collateral. For the avoidance of doubt, no prepaymentf fee shall be required in connection with any prepayment of an Advance made to cure any non-compliance with the Interest Coverage Ratio Test.

(ii) In connection with the proposed repayment of Advances or pledge of additional Collateral Loans as Collateral pursuant to Section 2.05(c)(i), the Borrower (or the Servicer on its behalf) shall deliver in accordance with Section 2.05(a), (x) to the Administrative Agent (with a copy to the Collateral Agent), notice of such repayment or pledge and a duly completed Borrowing Base Calculation Statement, updated to the date such repayment or pledge is being made and giving pro forma effect to such repayment or pledge, and (y) to the Administrative Agent, if applicable, a description of any Collateral Loans and each Obligor of such Collateral Loan to be pledged.

(iii) Until such time as any non-compliance with the Interest Coverage Ratio Test has been cured in full and no other Default or Event of Default has occurred and is continuing, the Borrower shall not request the right to transfer (by sale, dividend, distribution or otherwise), and the Borrower shall not request that the Collateral Agent grant the release of any Lien on, or the transfer of, any Collateral Loan from the Collateral, other than (i) any transfer that complies with Section 10.01(a) or (ii) in connection with the settlement of purchases or sales of Collateral Loans committed to be acquired or sold by the Borrower prior to the occurrence of such non-compliance with the Interest Coverage Ratio Test that have not yet settled.

(d) Additional Prepayment Provisions. Each prepayment pursuant to this Section 2.06 shall be subject to Sections 2.05(c) and 2.11 and applied to the Advances in accordance with the Lenders’ respective Percentages.

(e) Re-designation of Tranche Advances. The Administrative Agent shall be permitted at any time, upon written notice to the Borrower, each Lender and the Collateral Agent, to re-allocate the aggregate outstanding principal balance under each Tranche so long as after giving effect to such re-allocation, each Tranche’s Tranche Minimum OC Coverage Test is satisfied or, if not satisfied, improved.

Section 2.07 Changes of Individual Lender Maximum Funding Amounts.

(a) Automatic Reduction and Termination. Subject to the provisions of Section 8.04, the Individual Lender Maximum Funding Amounts of each Lender shall be automatically reduced to zero at 5:00 p.m. on the Facility Termination Date.

(b) Optional Reductions. The Borrower shall have the right to terminate or reduce the unused amount of the Facility Amount at any time or from time to time (concurrently with the payment of any applicable Facility Reduction Fee payable in connection therewith in the case of any such termination or reduction prior to the first anniversary of the Closing Date) upon not less than two (2) Business Days’ prior notice to the Collateral Agent, the Lenders and the Administrative Agent of each such termination or reduction, which notice shall specify the effective date of such termination or reduction and the amount of any such reduction; provided that (i) the amount of any such reduction of the Facility Amount shall be equal to at least $500,000 or an integral multiple of $100,000 in excess thereof or, if less, the remaining unused portion thereof, and (ii) no such reduction will reduce the Facility Amount below the sum of (x) the aggregate principal amount of Advances outstanding at such time and (y) the Revolving Exposure at such time. Such notice of termination or reduction shall be irrevocable and effective only upon receipt and shall be applied pro rata to reduce the respective Individual Lender Maximum Funding Amounts of each Lender. Except as otherwise set forth herein, upon the occurrence of the Collection Date, this Agreement shall terminate automatically.

(c) Effect of Termination or Reduction. The Individual Lender Maximum Funding Amounts of the Lenders once terminated or reduced may not be reinstated. Each reduction of the Facility Amount pursuant to this Section 2.07 shall be applied ratably among the Lenders in accordance with their respective Individual Lender Maximum Funding Amounts.

Section 2.08 Maximum Lawful Rate. It is the intention of the parties hereto that the interest on the Advances shall not exceed the maximum rate permissible under Applicable Law. Accordingly, anything herein or in any Note to the contrary notwithstanding, in the event any interest is charged to, collected from or received from or on behalf of the Borrower by the Lenders pursuant hereto or thereto in excess of such maximum lawful rate, then the excess of such payment over that maximum shall be applied first to the payment of amounts then due and owing by the Borrower to the Secured Parties under this Agreement (other than in respect of principal of and interest on the Advances) and then to the reduction of the outstanding principal amount of the Advances of the Borrower.

Section 2.09 Several Obligations. The failure of any Lender to make any Advance to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Advance on such date. Neither Agent shall be responsible for the failure of any Lender to make any Advance, and no Lender shall be responsible for the failure of any other Lender to make an Advance required to be made by such other Lender.

Section 2.10 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, compulsory loan, insurance charge, special deposit or similar requirement against assets of, deposits with or for account of, or credit extended by, any Affected Person;

(ii) subject any Affected Person to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Affected Person or the London interbank market any other condition, cost or expense, affecting this Agreement or Advances made by such Affected Person by reference to LIBOR or any participation therein;

and the result of any of the foregoing shall be to increase the cost to such Affected Person of making, continuing, converting into or maintaining any Advance made by reference to LIBOR (or of maintaining its obligation to make any such Advance) or to reduce the amount of any sum received or receivable by such Affected Person hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Affected Person for such additional costs incurred or reduction suffered as specified in a certificate delivered to the Borrower pursuant to clause (c) of this Section 2.10.

(b) Capital Requirements. If any Affected Person determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Affected Person’s capital or on the capital of such Affected Person’s holding company, if any, as a consequence of this Agreement or the Advances made by such Affected Person to a level below that which such Affected Person or such Affected Person’s holding company could have achieved but for such Change in Law (taking into consideration such Affected Person’s policies and the policies of such Affected Person’s holding company with respect to capital adequacy and liquidity coverage), by an amount deemed to be material by such Affected Person, then from time to time the Borrower will pay to such Affected Person in Dollars, such additional amount or amounts as will compensate such Affected Person or such Affected Person’s holding company for any such reduction suffered or charge imposed; provided that the amounts payable under this Section 2.10(b) shall be without duplication of amounts payable under Section 13.03 and shall not include any Excluded Taxes.

(c) Certificates from Lenders. A certificate of an Affected Person setting forth in reasonable detail the basis for such demand and the amount or amounts, in Dollars, necessary to compensate such Affected Person or its holding company as specified in clause (a) or (b) of this Section 2.10 shall be promptly delivered to the Borrower and shall be conclusive absent manifest error; provided that such Affected Person charges such increased costs to borrowers that are substantially similar to the Borrower in financing transactions materially similar to the financing transaction set forth in this Agreement.. The Borrower shall pay such amount shown as due on any such certificate on the next Payment Date after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Affected Person to demand compensation pursuant to this Section 2.10 shall not constitute a waiver of such Affected Person’s right to demand such compensation; provided that the Borrower shall not be required to compensate an Affected Person pursuant to this Section 2.10 for any costs, reductions, penalties or interest incurred more than nine months prior to the date that such Affected Person notifies the Borrower of the Change in Law giving rise to any increased costs or reductions and of such Affected Person’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof.

(e) Lending Office. Upon the occurrence of any event giving rise to the Borrower’s obligation to pay additional amounts to a Lender pursuant to clauses (a) or (b) of this Section 2.10, such Lender will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office if such designation would reduce or obviate the obligations of the Borrower to make future payments of such additional amounts; provided that such designation is made on such terms that such Lender and its lending office suffer no unreimbursed cost or material legal or regulatory disadvantage (as reasonably determined by such Lender), with the object of avoiding future consequence of the event giving rise to the operation of any such provision.

Section 2.11 Compensation; Breakage Payments. The Borrower agrees to compensate each Affected Person from time to time, on the Payment Date (or on the applicable date of prepayment) promptly following such Affected Person’s written request (which request shall set forth the basis for requesting such amounts) in accordance with the Priority of Payments, for all reasonable and documented actual losses, expenses and liabilities (including any interest paid by such Affected Person to lenders of funds borrowed to make or carry an Advance bearing interest that was computed by reference to LIBOR and any loss sustained by such Affected Person in connection with the re-employment of such funds but excluding loss of anticipated profits), which such Affected Person may sustain: (i) if for any reason (including any failure of a condition precedent set forth in Article III but excluding a default by the applicable Lender) any Advance bearing interest that was computed by reference to LIBOR by the Borrower does not occur on the Borrowing Date specified therefor in the applicable Notice of Borrowing delivered by the Borrower, and (ii) if any payment or prepayment of any Advance bearing interest that was computed by reference to LIBOR is not made on a Payment Date or pursuant to a Notice of Prepayment given by the Borrower. A certificate as to any amounts payable pursuant to this Section 2.11 submitted to the Borrower by any Lender (with a copy to the Agents, and accompanied by a reasonably detailed calculation of such amounts and a description of the basis for requesting such amounts) shall be conclusive in the absence of manifest error.

Section 2.12 Inability to Determine Rates. If, prior to the first day of any Benchmark Determination Period or prior to the date of any Advance, as applicable, the Administrative Agent determines that for any reason adequate and reasonable means do not exist for determining LIBOR for the applicable Advances, the Administrative Agent will promptly so notify the Borrower, the Collateral Agent and each Lender; provided that the Administrative Agent has made a similar determination with respect to similarly situated borrowers in similar facilities. Thereafter, the obligation of the Lenders to make or maintain Advances based upon LIBOR will be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.

Section 2.13 Rescission or Return of Payment. The Borrower agrees that, if at any time (including after the occurrence of the Final Maturity Date) all or any part of any payment theretofore made by it to any Secured Party or any designee of a Secured Party is or must be rescinded or returned for any reason whatsoever (including the insolvency, bankruptcy or reorganization of the Borrower or any of its Affiliates), the obligation of the Borrower to make such payment to such Secured Party shall, for the purposes of this Agreement, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence and this Agreement and any other applicable Facility Document shall continue to be effective or be reinstated, as the case may be, as to such obligations, all as though such payment had not been made.

Section 2.14 Post-Default Interest. The Borrower shall pay interest on all Obligations (other than any Administrative Expenses) that are not paid when due for the period from the due date thereof until the date the same is paid in full at the Post-Default Rate. Interest payable at the Post-Default Rate shall be payable on each Payment Date in accordance with the Priority of Payments.

Section 2.15 Payments Generally. (a) All amounts owing and payable to any Secured Party, any Affected Person or any Indemnified Party, in respect of the Advances and other Obligations, including the principal thereof, interest, fees, indemnities, expenses or other amounts payable under this Agreement or any other Facility Document, shall be paid on behalf of and at the direction of the Borrower (or the Servicer on behalf of the Borrower) by the Collateral Agent to the applicable recipient in Dollars, in immediately available funds, in accordance with the Priority of Payments, and all without counterclaim, setoff, deduction, defense, abatement, suspension or deferment. Each Lender shall provide wire instructions to the Borrower and the Collateral Agent. All payments made by the Collateral Agent pursuant to a Payment Date Report on any Payment Date shall be wired by the Collateral Agent by 2:00 p.m. on such Payment Date. Prepayments to be made pursuant to Section 2.06 for which the Collateral Agent has received a Notice of Prepayment two (2) Business Days prior to the scheduled date of prepayment shall be wired by the Collateral Agent by 2:00 p.m. on such date. All other payments by the Borrower must be received by the Collateral Agent on or prior to 3:00 p.m. on a Business Day (the Collateral Agent shall then wire such funds to the Lenders by 5:00 p.m. on such Business Day); provided that, payments received by the Collateral Agent after 3:00 p.m. or payments received by the Lenders after 5:00 p.m. on a Business Day will be deemed to have been paid on the next following Business Day. For the avoidance of doubt, for purposes of Section 6.01, amounts paid by the Borrower shall be deemed received upon payment by the Borrower to the Collateral Agent. At no time will the Collateral Agent have any duty (express or implied) to fund (or front or advance) any amount owing by the Borrower hereunder

(b) Except as otherwise expressly provided herein, all computations of interest, fees and other Obligations shall be made on the basis of a year of 360 days for the actual number of days elapsed in computing interest on any Advance, the date of the making of the Advance shall be included and the date of payment shall be excluded; provided that, if an Advance is repaid on the same day on which it is made, one day’s Interest shall be paid on such Advance. All computations made by the Collateral Agent or the Administrative Agent under this Agreement or any other Facility Document shall be conclusive absent manifest error.

Section 2.16 Extension of Facility Termination Date. The Borrower shall have an option to extend the Facility Termination Date one time, not longer than one year, effective on the Facility Termination Date then in effect, subject to the satisfaction of the following conditions precedent:

(a) each of the Lenders and the Administrative Agent have consented to the extension in their sole discretion (written notice of such consent to be delivered to Borrower together with the requested extension fee (if applicable) no later than thirty (30) days following receipt of the Extension Request delivered pursuant to clause (e) below; provided that if the Borrower fails to receive such consent from the Administrative Agent or any Lender within such thirty-day period, the Administrative Agent and such Lender, as applicable, shall be deemed to have denied such Extension Request);

(b) as of the effective date of such extension, the representations and warranties of the Borrower, the Equityholder and the Servicer set forth herein and in the other Facility Documents are true and correct in all material respects with the same force and effect as if made on and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date); provided that if a representation or warranty is qualified as to materiality, with respect to such representation or warranty, the foregoing materiality qualifier shall be disregarded for the purposes of this condition;

(c) the Borrower shall have paid an extension fee to the Administrative Agent, for the account of each Lender, in an amount to be mutually agreed upon by the Borrower and such Lender;

(d) no Default or Event of Default shall have occurred and be continuing on the date on which the Extension Request is delivered is given in accordance with the following clause (e) or on the Facility Termination Date then in effect; and

(e) the Borrower shall have delivered an Extension Request with respect to the Facility Termination Date to the Administrative Agent not earlier than one year after the Closing Date and not later than one hundred twenty (120) days prior to the Facility Termination Date then in effect (which shall be promptly forwarded by Administrative Agent to each Lender).

Section 2.17 Defaulting Lenders. (a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 13.01(d).

(ii) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Event of Default or Default exists), to the funding of any Advance in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held as cash collateral for future funding obligations of that Defaulting Lender to fund Advances under this Agreement; fourth, to the payment of any amounts owing to other Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Event of Default or Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Advances in respect of which that Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Advances of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.17 shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) For any period during which that Lender is a Defaulting Lender, that Defaulting Lender shall not be entitled to receive any Unused Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(b) If the Administrative Agent and the Borrower agree that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances to be held on a pro rata basis by the Lenders in accordance with their respective Individual Lender Maximum Funding Amounts, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.18 Effect of Benchmark Transition Event. (a) Without prejudice to any other provision of this Agreement, each party hereto acknowledges and agrees for the benefit of each of the other parties hereto: (x) LIBOR (i) may be subject to methodological or other changes which could affect its value, and/or (ii) may be permanently discontinued; and (y) the occurrence of any of the aforementioned events and/or a Benchmark Transition Event may have adverse consequences which may materially impact the economics of the financing transactions contemplated under this Agreement.

(b) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Facility Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date or in connection with an Early Opt-in Election, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Facility Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Facility Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date or in connection with an Early Opt-in Election, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Facility Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Facility Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c) Term SOFR Transition Event. Notwithstanding anything to the contrary herein or in any other Facility Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Facility Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Facility Document; provided that, this clause (ii) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may do so in its sole discretion.

(d) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Facility Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Facility Document.

(e) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower, the Lenders, the Servicer, the Collateral Agent and the Equityholder of (A) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (v) below and (E) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2(o), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Facility Document, except, in each case, as expressly required pursuant to this Section 2.18.

(f) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Facility Document, at any time (including in connection with the implementation of a Benchmark Replacement), (x) if the then-current Benchmark is a term rate (including Term SOFR or LIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Benchmark Determination Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (y) if a tenor that was removed pursuant to clause (x) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Benchmark Determination Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(g) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any Notice of Borrowing, conversion to or continuation of Advances to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a Notice of Borrowing of or conversion to Advances bearing interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

(h) None of the Collateral Agent, the Custodian or the Securities Intermediary will have any responsibility for the selection or determination of an alternate benchmark rate (including, without limitation, any Benchmark Replacement or other replacement index adopted pursuant to an amendment to this Agreement) or an liability for any failure, or delay in performing their duties hereunder solely as a result of the unavailability of LIBOR, the Benchmark Replacement or any other benchmark rate herein

(i) Certain Defined Terms. As used in this Section 2.18:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Benchmark Determination Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Benchmark Determination Period” pursuant to clause (e) of this Section 2.18.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2) the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Facility Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above).

If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Facility Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Benchmark Determination Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1) for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Benchmark Determination Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Benchmark Determination Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2) for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (x) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (y) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of the definition of “Business Day,” the definition of “Benchmark Determination Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Facility Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;

(3) in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and the Borrower pursuant to Section 2.18(c); or

(4) in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Facility Document in accordance with Section 2.18 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Facility Document in accordance with Section 2.18.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Early Opt-in Election” means, if the then-current Benchmark is LIBOR, the occurrence of:

(1) a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2) the joint election by the Administrative Agent and the Borrower to trigger a fallback from LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to LIBOR.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not LIBOR, the time determined by the Administrative Agent in its reasonable discretion.

“Relevant Governmental Body” means the Federal Reserve Board or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB, or any successor thereto.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.18 that is not Term SOFR.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

Section 2.19 Increase in the Maximum Facility Amount.

(a) Request for Increase. Provided that no Default or Event of Default has occurred and is continuing and subject to compliance with the terms of this Section 2.19, from time to time prior to the Facility Termination Date the Borrower may request one or more increases to the Maximum Facility Amount (each such increase, a “Facility Increase”).

(b) Conditions to Effectiveness. No Facility Increase will be effective unless:

(i) the Borrower has delivered to the Administrative Agent (with a copy to the Collateral Agent) a Facility Increase Request;

(ii) the Administrative Agent, and each applicable Lender providing such Facility Increase consents to such Facility Increase;

(iii) such Facility Increase is for an increment of $100,000,000, or such other amount agreed to by the Administrative Agent;

(iv) as of the effective date of such increase and immediately after giving effect thereto, each of the representations and warranties of the Borrower, the Servicer and the Equityholder contained in the Facility Documents are true and correct in all material respects as of such date (except to the extent that such representations and warranties expressly relate to an earlier date); and

(v) no Default, Event of Default or Servicer Event of Default has occurred and is continuing at the time of the making of such Facility Increase or will result upon the effectiveness of such Facility Increase.

(c) Effective Date. The Administrative Agent shall determine the effective date of any Facility Increase (the “Increase Effective Date”), which (unless otherwise agreed in writing by the Administrative Agent) will be no less than ten (10) Business Days after receipt of a Facility Increase Request and shall notify the Borrower, the Lenders, the Equityholder, the Collateral Agent and the Servicer of the Increase Effective Date.

(d) Individual Lender Maximum Funding Amount Increase. On any Increase Effective Date, each Lender’s Individual Lender Maximum Funding Amount will be increased in accordance with a revised Schedule I to be provided by the Administrative Agent to each Lender on or prior to the Increase Effective Date.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.01 Conditions Precedent to Initial Advance. The obligation of each Lender to make its initial Advance hereunder shall be subject to the conditions precedent that the Administrative Agent shall have received on or before the Closing Date (unless otherwise specified) the following, each in form and substance reasonably satisfactory to the Administrative Agent:

(a) each of the Facility Documents (other than the Collateral Agent Fee Letter which shall be delivered directly to the Collateral Agent) duly executed and delivered by the parties thereto, which shall each be in full force and effect;

(b) true and complete copies of the Constituent Documents of the Borrower, the Equityholder and the Servicer as in effect on the Closing Date;

(c) a certificate of a Responsible Officer of the Borrower certifying (i) as to its Constituent Documents as of the Closing Date, (ii) as to its resolutions or other action of its designated manager approving this Agreement and the other Facility Documents to which it is a party and the transactions contemplated hereby and thereby, (iii) that its representations and warranties set forth in the Facility Documents to which it is a party are true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), (iv) that no Default or Event of Default has occurred and is continuing as of the Closing Date, and (v) as to the incumbency and specimen signature of each of its Responsible Officers as of the Closing Date authorized to execute the Facility Documents to which it is a party;

(d) [Reserved];

(e) [Reserved];

(f) a certificate of a Responsible Officer of the Servicer certifying (i) as to its Constituent Documents as of the Closing Date, (ii) as to its resolutions or other action of its board of directors or members approving this Agreement and the other Facility Documents to which it is a party and the transactions contemplated hereby and thereby, (iii) that its representations and warranties set forth in the Facility Documents to which it is a party are true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), and (iv) as to the incumbency and specimen signature of each of its Responsible Officers as of the Closing Date authorized to execute the Facility Documents to which it is a party;

(g) financing statements (or the equivalent thereof in any applicable foreign jurisdiction, as applicable) in proper form for filing on the Closing Date, under the UCC with the Secretary of State of the State of Delaware and any other applicable filing office in any applicable jurisdiction that the Administrative Agent deems necessary or desirable in order to perfect the interests in the Collateral contemplated by this Agreement;

(h) copies of proper financing statement amendments (or the equivalent thereof in any applicable foreign jurisdiction, as applicable), if any, necessary to release all security interests and other rights of any Person in the Collateral granted by the Borrower, the Equityholder or any transferor prior to the Closing Date;

(i) legal opinions (addressed to each of the Secured Parties) of counsel to the Borrower, the Equityholder, the Servicer, the Collateral Agent and the Custodian, covering such matters as the Administrative Agent and its counsel shall reasonably request;

(j) evidence reasonably satisfactory to it that all of the Covered Accounts shall have been established, and the Account Control Agreement shall have been executed and delivered by the Borrower, the Collateral Agent and the Securities Intermediary and shall be in full force and effect;

(k) evidence reasonably satisfactory to it that (i) all fees and expenses due and owing to each Lender on or prior to the Closing Date and the structuring fee payable under the BNP Fee Letter have been received or will be received contemporaneously with the initial Advance; (ii) the reasonable and documented fees and out-of-pocket expenses of Cadwalader, Wickersham & Taft LLP, counsel to the Administrative Agent and the Lenders, in connection with the transactions contemplated hereby; and (iii) the reasonable and documented out-of-pocket expenses and fees (including legal fees of outside counsel and any fees required under the Collateral Agent Fee Letter) that are, in the case of clauses (ii) and (iii), invoiced at least one Business Day prior to the making of the initial Advance, shall have been paid by the Borrower;

(l) delivery of such Collateral (including any promissory note, executed assignment agreements and Word or pdf copies of the principal credit agreement for each initial Collateral Loan, to the extent received by the Borrower) in accordance with the Custodian Agreement shall have been effected;

(m) a certificate of a Responsible Officer of the Borrower, dated as of the Closing Date, certifying to the effect that, in the case of each item of Collateral pledged to the Collateral Agent, on the Closing Date and, in the case of clauses (i) through (iii) below, immediately prior to the delivery thereof on the Closing Date:

(i) the Borrower is the owner of such Collateral free and clear of any Liens except for those which are being released on the Closing Date or Permitted Liens;

(ii) the Borrower has not assigned, pledged or otherwise encumbered any interest in such Collateral (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released) other than Permitted Liens or interests granted pursuant to this Agreement; and

(iii) upon the grant by the Borrower, the Collateral Agent has a first priority perfected security interest in the Collateral, except Permitted Liens or as permitted by this Agreement; and

(n) such other opinions, instruments, certificates and documents from the Borrower as the Agents or any Lender shall have reasonably requested prior to the Closing Date.

Section 3.02 Conditions Precedent to Each Advance. The obligation of each Lender to make each Advance to be made by it (including the initial Advance) on each Borrowing Date shall be subject to the fulfillment (or waiver) of the following conditions; provided that the conditions described in clauses (d) and (e) (other than a Default or Event of Default described in Section 6.01(i)) below need not be satisfied if the proceeds of the Advance are used to fund Revolving Collateral Loans or Delayed Drawdown Collateral Loans then owned by the Borrower to fund the Revolving Reserve Account to the extent required under Section 8.04;

(a) subject to Section 2.02, the Administrative Agent has received and approved an Approval Request for the Collateral Loan(s) the Borrower intends to purchase with the proceeds of such Advance or the Collateral Loan the Borrower intends to purchase with the proceeds of the Advance must be on the current Approved List and such inclusion on the Approved List; provided that, in each case, such approval has not expired, been withdrawn, been deemed to be rejected or been rescinded in accordance with Section 2.02;

(b) the Administrative Agent shall have received a Notice of Borrowing with respect to such Advance (including the Borrowing Base Calculation Statement attached thereto, all duly completed) delivered in accordance with Section 2.03;

(c) immediately before and after the making of such Advance on the applicable Borrowing Date, each Coverage Test shall be satisfied (as demonstrated on the Borrowing Base Calculation Statement attached to such Notice of Borrowing);

(d) each of the representations and warranties of the Borrower, the Servicer and the Equityholder contained in the Facility Documents shall be true and correct in all material respects as of such Borrowing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date as if made on such date);

(e) no Default, Event of Default or Servicer Event of Default shall have occurred and be continuing at the time of the making of such Advance or shall result upon the making of such Advance;

(f) the Reinvestment Period has not terminated; and

(g) after giving effect to such Advance, the aggregate outstanding principal balance of the Advances shall not exceed the lesser of (x) the Maximum Facility Amount and (y) an amount equal to:

(i) the Aggregate Net Collateral Balance, minus

(ii) the Minimum Equity Amount, plus

(iii) the aggregate amounts on deposit in the Principal Collection Subaccount constituting Principal Proceeds.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties of the Borrower. The Borrower represents and warrants to each of the Secured Parties on and as of each Measurement Date, as follows:

(a) Due Organization. It is a limited liability company duly organized and validly existing under the laws of the State of Delaware, with full power and authority to own and operate its assets and properties, conduct the business in which it is now engaged and to execute and deliver and perform its obligations under this Agreement and the other Facility Documents to which it is a party.

(b) Due Qualification. It is duly qualified to do business and, to the extent applicable, is in good standing in each other jurisdiction in which the nature of its business, assets and properties, including the performance of its obligations under this Agreement, the other Facility Documents to which it is a party and its Constituent Documents, requires such qualification, except where the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect.

(c) Due Authorization; Execution and Delivery; Legal, Valid and Binding; Enforceability. The execution and delivery by it of, and the performance of its obligations under, the Facility Documents to which it is a party and the other instruments, certificates and agreements contemplated thereby are within its powers and have been duly authorized by all requisite action by it and have been duly executed and delivered by it and constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(d) The Equityholder (i) is not required to register as an investment company under the Investment Company Act, and (ii) has elected to be treated a business development corporation for purposes of the Investment Company Act.

(e) Non-Contravention. None of the execution and delivery by it of this Agreement or the other Facility Documents to which it is a party, the Advances or the pledge of the Collateral hereunder, the consummation of the transactions herein or therein contemplated, or compliance by it with the terms, conditions and provisions hereof or thereof, will (i) conflict with, or result in a breach or violation of, or constitute a default under its Constituent Documents or (ii) conflict with or contravene in any material respect, and with respect to clause (B), result in the creation of a Lien (other than Permitted Liens) under, (A) any Applicable Law, (B) any indenture, agreement or other contractual restriction binding on or affecting it or any of its assets, including any Related Document, or (C) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its assets or properties.

(f) Governmental Authorizations; Private Authorizations; Governmental Filings. It has obtained, maintained and kept in full force and effect all material Governmental Authorizations and material Private Authorizations which are necessary for it to properly carry out its business, and made all material Governmental Filings necessary for the execution and delivery by it of the Facility Documents to which it is a party, the Advances under this Agreement, the pledge of the Collateral under this Agreement and the performance by it of its obligations under this Agreement and the other Facility Documents to which it is a party.

(g) Compliance with Agreements, Laws, Etc. It has duly observed and complied in all material respects with all Applicable Laws relating to the conduct of its business and its assets. It has preserved and kept in full force and effect its legal existence. It has preserved and kept in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(h) Location. Its office in which it maintains its limited liability company books and records is located at the addresses set forth on Schedule 5. Its registered office and jurisdiction of organization is the jurisdiction referred to in Section 4.01(a).

(i) Investment Company Act. Assuming compliance by each of the Lenders and any Participant with Section 13.06, neither it nor the pool of Collateral is required to register as an “investment company” under the Investment Company Act.

(j) ERISA. Neither it nor any member of the ERISA Group has, or during the past five years had, any liability or obligation with respect to any Plan or Multiemployer Plan that would reasonably be expected to result in a Material Adverse Effect.

(k) Taxes. It is a disregarded entity for U.S. federal income tax purposes. It has filed all income tax returns and all other material tax returns which are required to be filed by it, if any, and has paid all income taxes and all other material taxes shown to be due and payable on such returns, if any, or pursuant to any assessment received by any such Person other than any such taxes, assessments or charges that are being contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with GAAP have been established.

(l) Filings and Stamp Taxes. This Agreement is in proper legal form under the applicable law of the jurisdiction of incorporation or formation of the Borrower for the enforcement hereof or thereof against the Borrower, and to ensure legality, validity, enforceability, priority or admissibility in evidence of this Agreement it is not necessary that (i) this Agreement, or any other document be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction of incorporation or formation of the Borrower or (ii) that any registration charge or stamp or similar tax be paid in any jurisdiction on or in respect of this Agreement or any other document.

(m) Plan Assets. Its assets are not treated and during the term of this Agreement will not be treated as “plan assets” for purposes of 29 C.F.R. Section 2510.3-101 and Section 3(42) of ERISA (the “Plan Asset Rule”) and the Collateral is not and during the term of this Agreement will not be deemed to be “plan assets” for purposes of the Plan Asset Rule.

(n) Solvency. After giving effect to each Advance hereunder, and the disbursement of the proceeds of such Advance, it is and will be Solvent.

(o) Representations Relating to the Collateral. (i) It owns and has good and marketable legal and beneficial title to all Collateral Loans and other Collateral free and clear of any Lien or claim of any Person, other than Permitted Liens;

(ii) Except for Permitted Liens or as contemplated by the Facility Documents, it has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral. It has not authorized the filing of and is not aware of any financing statements or any equivalent filing in any applicable jurisdiction against it that include a description of collateral covering the Collateral other than any financing statement or any equivalent filing in any applicable jurisdiction relating to the security interest granted to the Collateral Agent hereunder or that has been terminated; and it is not aware of any judgment, PBGC liens or tax lien filings against it or any of its assets;

(iii) the Collateral constitutes Money, cash, accounts (as defined in Section 9-102(a)(2) of the UCC), Instruments, general intangibles (as defined in Section 9-102(a)(42) of the UCC), Uncertificated Securities, Certificated Securities or Security Entitlements to Financial Assets resulting from the crediting of Financial Assets to a “securities account” (as defined in Section 8-501(a) of the UCC);

(iv) all Covered Accounts constitute “securities accounts” under Section 8-501(a) of the UCC;

(v) this Agreement creates a valid, continuing and, upon Delivery of Collateral, filing of the financing statements referred to in clause (viii) below and execution of the Account Control Agreement, perfected security interest (as defined in Section 1-201(37) of the UCC) in the Collateral in favor of the Collateral Agent, for the benefit and security of the Secured Parties, which security interest is prior to all other Liens (other than Permitted Liens) and claims and is enforceable as such against creditors of and purchasers from it, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(vi) it has received all consents and approvals required by the terms of the Related Documents in respect of such Collateral to the pledge hereunder to the Collateral Agent of its interest and rights in such Collateral;

(vii) with respect to the Collateral that constitutes Security Entitlements, all such Collateral has been and will have been credited to the applicable Covered Account and the Securities Intermediary for each Covered Account has agreed to treat all assets credited to such Covered Account as Financial Assets;

(viii) with respect to Collateral that constitutes accounts or general intangibles (as defined in Section 9-102(a)(42) of the UCC), it has caused or will have caused, on or prior to the Closing Date, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral granted to the Collateral Agent, for the benefit and security of the Secured Parties, hereunder (which it hereby agrees may be an “all assets” filing);

(ix) it has taken all steps necessary to enable the Collateral Agent to obtain “control” (within the meaning of the UCC) with respect to each Covered Account;

(x) the Covered Accounts are in its name and not in the name of any other Person. It has not instructed the Securities Intermediary of any Covered Account to comply with the entitlement order of any Person other than the Collateral Agent; provided that, until the Collateral Agent delivers a notice of exclusive control, it and the Servicer may cause cash in the Covered Accounts to be invested in Eligible Investments, and the proceeds thereof to be paid and distributed in accordance with this Agreement; and

(xi) all Covered Accounts constitute “securities accounts” as defined in Section 8-501(a) of the UCC.

(p) Eligibility. (i) The information contained in each Notice of Borrowing delivered pursuant to Section 2.03, is an accurate and complete listing of all Collateral Loans included in the Collateral as of the related Borrowing Date and the information contained therein with respect to the identity of such Collateral Loan and the amounts owing thereunder is true, correct and complete as of the related Borrowing Date and (ii) with respect to each Collateral Loan included in any calculation of the Borrowing Base or OC Ratio, such Collateral Loan is an Eligible Collateral Loan at such time; provided that, notwithstanding anything to contrary contained herein, to the extent any such Collateral Loan is repurchased or otherwise removed from the Borrowing Base pursuant to the Loan Sale Agreement, then no such breach of the foregoing clause (ii) shall constitute an Event of Default or other breach of this Agreement.

(q) Anti-Corruption Laws and Anti-Terrorism Laws. None of the Borrower, its subsidiaries, their respective directors or officers, or, to the best knowledge of the Borrower, their respective agents or employees or its Affiliates, has engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption, anti-terrorism or anti-money laundering laws, regulations or rules in any applicable jurisdiction and the Borrower and its Affiliates have instituted and maintain policies and procedures designed to prevent violation of such laws, regulations and rules.

(r) Sanctions. None of the Borrower, its subsidiaries, their respective directors or officers, or, to the best knowledge of the Borrower, their respective agents or employees or its Affiliates, is a Person that is, or is owned or controlled by Persons that are: (i) the target of any Sanctions (a “Sanctioned Person”) or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions broadly prohibiting dealings with such government, country, or territory (a “Sanctioned Country”).

(s) No Default. Neither it nor any of its subsidiaries is in default under or with respect to any contractual obligation or restriction that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(t) No Proceedings. There is no litigation, proceeding or investigation pending or, to its knowledge, threatened against it before any Governmental Authority (i) asserting the invalidity of any Facility Document to which it is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by any Facility Document to which it is a party or (iii) that could reasonably be expected to have a Material Adverse Effect.

(u) Information. All information (other than financial projections, pro forma financial information, other forward-looking information, information of a general economic or general industry nature and all third party memos or reports) heretofore or hereafter furnished by it or on its behalf to any Secured Party in connection with the Facility Documents or any transaction contemplated hereby or thereby is and will be (when taken as a whole and after giving effect to all written updates provided by the Borrower or on its behalf to the Administrative Agent for delivery to the Lenders from time to time) true, complete and correct in all material respects as of the date such information is stated or certified and does not and will not (when taken as a whole and after giving effect to all written updates provided by the Borrower or on its behalf to the Administrative Agent for delivery to the Lenders from time to time) omit to state a material fact necessary to make the statements contained therein not misleading; provided that solely with respect to information furnished by the Borrower or on its behalf which was provided to the Borrower from an Obligor with respect to a Collateral Loan, such information only needs to be true, complete and correct in all material respects to the actual knowledge of the Borrower; provided further that, with respect to financial projections, pro forma financial information and other forward-looking information that has been delivered to the Administrative Agent or any Lender by the Borrower or on its behalf in connection with the transactions contemplated by this Agreement or delivered under any Facility Document, the Borrower represents only that such information represents the Borrower’s good faith estimates as of the date of preparation thereof, based upon assumptions the Borrower and, if applicable, the Equityholder believed to be reasonable and accurate at the time made, it being recognized by the Agents and the Lenders that such projections are as to future events and are not to be viewed as facts, the projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and any of its Affiliates, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by such projections may differ from such projections and such differences may be material..

(v) Procedures. In selecting and disposing of the Collateral, no selection procedures were employed which are intended to be adverse to the interests of any Secured Party.

Section 4.02 Representations and Warranties of the Servicer. The Servicer represents and warrants to each of the other Secured Parties on and as of each Measurement Date, as follows:

(a) Due Organization. It is a statutory trust formed and validly existing under the laws of the State of Delaware, with full power and authority to own and operate its assets and properties, conduct the business in which it is now engaged and to execute and deliver and perform its obligations under this Agreement and the other Facility Documents to which it is a party.

(b) Due Qualification. It is duly qualified to do business and, to the extent applicable, is in good standing in each other jurisdiction in which the nature of its business, assets and properties, including the performance of its obligations under this Agreement, the other Facility Documents to which it is a party and its Constituent Documents, requires such qualification, except where the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect.

(c) Due Authorization; Execution and Delivery; Legal, Valid and Binding; Enforceability. The execution and delivery by it of, and the performance of its obligations under the Facility Documents to which it is a party and the other instruments, certificates and agreements contemplated thereby are within its powers and have been duly authorized by all requisite action by it and have been duly executed and delivered by it and constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(d) [Reserved].

(e) Non-Contravention. None of the execution and delivery by it of this Agreement or the other Facility Documents to which it is a party, the consummation of the transactions herein or therein contemplated, or compliance by it with the terms, conditions and provisions hereof or thereof, will (i) conflict with, or result in a breach or violation of, or constitute a default under its Constituent Documents or (ii) conflict with or contravene in any material respect, and with respect to clause (B), result in the creation of a Lien (other than Permitted Liens) under, (A) any Applicable Law, (B) any indenture, agreement or other contractual restriction binding on or affecting it or any of its assets, including any Related Document, or (C) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its assets or properties, except, in the case of clauses (A), (B) and (C) above, where such conflict, contravention, breach, violation or default could not reasonably be expected to have a Material Adverse Effect.

(f) Governmental Authorizations; Private Authorizations; Governmental Filings. It has obtained, maintained and kept in full force and effect all material Governmental Authorizations and material Private Authorizations which are necessary for it to properly carry out its business, and made all material Governmental Filings necessary for the execution and delivery by it of the Facility Documents to which it is a party and the performance by it of its obligations under this Agreement and the other Facility Documents to which it is a party.

(g) Compliance with Agreements, Laws, Etc. It has duly observed and complied in all material respects with all Applicable Laws relating to the conduct of its business and its assets. It has preserved and kept in full force and effect its legal existence. It has preserved and kept in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so world not reasonably be expected to result in a Material Adverse Effect.

(h) [Reserved].

(i) Taxes. It has filed all income tax returns and all other material tax returns which are required to be filed by it, if any, and has paid all income taxes and all other material taxes shown to be due and payable on such returns, if any, or pursuant to any assessment received by any such Person other than any such taxes, assessments or charges that are being contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with GAAP have been established.

(j) [Reserved].

(k) Anti-Corruption Laws and Anti-Terrorism Laws. None of the Servicer, its subsidiaries, their respective directors or officers, or, to the best knowledge of the Servicer, their respective agents or employees or its Affiliates, has engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption, anti-terrorism or anti-money laundering laws, regulations or rules in any applicable jurisdiction and the Servicer and its Affiliates have instituted and maintain policies and procedures designed to prevent violation of such laws, regulations and rules.

(l) Sanctions. None of the Servicer, its subsidiaries, their respective directors or officers, or, to the best knowledge of the Servicer, their respective agents or employees or its Affiliates, is a Person that is, or is owned or controlled by Persons that are: (i) a Sanctioned Person or (ii) located, organized or resident in a Sanctioned Country.

(m) [Reserved].

(n) No Proceedings. There is no litigation, proceeding or investigation pending or, to its knowledge, threatened against it before any Governmental Authority (i) asserting the invalidity of any Facility Document to which it is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by any Facility Document to which it is a party or (iii) that could reasonably be expected to have a Material Adverse Effect.

(o) Information. All information (other than financial projections, pro forma financial information, other forward-looking information, information of a general economic or general industry nature and all third party memos or reports) heretofore or hereafter furnished by it or on its behalf to any Secured Party in connection with the Facility Documents or any transaction contemplated hereby or thereby is and will be (when taken as a whole and after giving effect to all written updates provided by the Servicer or on its behalf to the Administrative Agent for delivery to the Lenders from time to time) true, complete and correct in all material respects as of the date such information is stated or certified and does not and will not (when taken as a whole and after giving effect to all written updates provided by the Servicer or on its behalf to the Administrative Agent for delivery to the Lenders from time to time) omit to state a material fact necessary to make the statements contained therein not misleading; provided that solely with respect to information furnished by the Servicer or on its behalf which was provided to the Servicer from an Obligor with respect to a Collateral Loan, such information only needs to be true, complete and correct in all material respects to the actual knowledge of the Servicer; provided further that, with respect to financial projections, pro forma financial information and other forward-looking information that has been delivered to the Administrative Agent or any Lender by the Servicer or on its behalf in connection with the transactions contemplated by this Agreement or delivered under any Facility Document, the Servicer represents only that such information represents the Servicer’s good faith estimates as of the date of preparation thereof, based upon assumptions the Servicer and, if applicable, the Equityholder believed to be reasonable and accurate at the time made, it being recognized by the Agents and the Lenders that such projections are as to future events and are not to be viewed as facts, the projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Servicer and any of its Affiliates, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by such projections may differ from such projections and such differences may be material.

(p) Procedures. In selecting and disposing of the Collateral, no selection procedures were employed which are intended to be adverse to the interests of any Secured Party.

Section 4.03 Representations and Warranties of the Equityholder. The Equityholder represents and warrants to each of the other Secured Parties on and as of each Measurement Date, as follows:

(a) Due Organization. It is a statutory trust duly established and validly existing under the laws of the State of Delaware, with full power and authority to own and operate its assets and properties, conduct the business in which it is now engaged and to execute and deliver and perform its obligations under this Agreement and the other Facility Documents to which it is a party.

(b) Due Qualification. It is duly qualified to do business and, to the extent applicable, is in good standing in each other jurisdiction in which the nature of its business, assets and properties, including the performance of its obligations under this Agreement, the other Facility Documents to which it is a party and its Constituent Documents, requires such qualification, except where the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect.

(c) Due Authorization; Execution and Delivery; Legal, Valid and Binding; Enforceability. The execution and delivery by it of, and the performance of its obligations under the Facility Documents to which it is a party and the other instruments, certificates and agreements contemplated thereby are within its powers and have been duly authorized by all requisite action by it and have been duly executed and delivered by it and constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(d) [Reserved].

(e) Non-Contravention. None of the execution and delivery by it of this Agreement or the other Facility Documents to which it is a party, the consummation of the transactions herein or therein contemplated, or compliance by it with the terms, conditions and provisions hereof or thereof, will (i) conflict with, or result in a breach or violation of, or constitute a default under its Constituent Documents or (ii) conflict with or contravene in any material respect, and with respect to clause (B), result in the creation of a Lien (other than Permitted Liens) under, (A) any Applicable Law, (B) any indenture, agreement or other contractual restriction binding on or affecting it or any of its assets, including any Related Document, or (C) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its assets or properties, except, in the case of clauses (A), (B) and (C) above, where such conflict, contravention, breach, violation or default could not reasonably be expected to have a Material Adverse Effect.

(f) Governmental Authorizations; Private Authorizations; Governmental Filings. It has obtained, maintained and kept in full force and effect all material Governmental Authorizations and material Private Authorizations which are necessary for it to properly carry out its business, and made all material Governmental Filings necessary for the execution and delivery by it of the Facility Documents to which it is a party and the performance by it of its obligations under this Agreement and the other Facility Documents to which it is a party.

(g) Compliance with Agreements, Laws, Etc. It has duly observed and complied in all material respects with all Applicable Laws relating to the conduct of its business and its assets. It has preserved and kept in full force and effect its legal existence. It has preserved and kept in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(h) [Reserved].

(i) Taxes. It has filed all income tax returns and all other material tax returns which are required to be filed by it, if any, and has paid all income taxes and all other material taxes shown to be due and payable on such returns, if any, or pursuant to any assessment received by any such Person other than any such taxes, assessments or charges that are being contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with GAAP have been established.

(j) Anti-Corruption Laws and Anti-Terrorism Laws. None of the Equityholder, its subsidiaries, their respective directors or officers, or, to the best knowledge of the Equityholder, their respective agents or employees or its Affiliates, has engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption, anti-terrorism or anti-money laundering laws, regulations or rules in any applicable jurisdiction and the Equityholder and its Affiliates have instituted and maintain policies and procedures designed to prevent violation of such laws, regulations and rules.

(k) Sanctions. None of the Equityholder, its subsidiaries, their respective directors or officers, or, to the best knowledge of the Equityholder, their respective agents or employees or its Affiliates, is a Person that is, or is owned or controlled by Persons that are: (i) a Sanctioned Person or (ii) located, organized or resident in a Sanctioned Country.

(l) [Reserved].

(m) No Proceedings. There is no litigation, proceeding or investigation pending or, to its knowledge, threatened against it before any Governmental Authority (i) asserting the invalidity of any Facility Document to which it is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by any Facility Document to which it is a party or (iii) that could reasonably be expected to have a Material Adverse Effect.

(n) Information. All information (other than financial projections, pro forma financial information, other forward-looking information, information of a general economic or general industry nature and all third party memos or reports) heretofore or hereafter furnished by it or on its behalf to any Secured Party in connection with the Facility Documents or any transaction contemplated hereby or thereby is and will be (when taken as a whole and after giving effect to all written updates provided by the Equityholder or on its behalf to the Administrative Agent for delivery to the Lenders from time to time) true, complete and correct in all material respects as of the date such information is stated or certified and does not and will not (when taken as a whole and after giving effect to all written updates provided by the Equityholder or on its behalf to the Administrative Agent for delivery to the Lenders from time to time) omit to state a material fact necessary to make the statements contained therein not misleading; provided that solely with respect to information furnished by the Equityholder or on its behalf which was provided to the Equityholder from an Obligor with respect to a Collateral Loan, such information only needs to be true, complete and correct in all material respects to the actual knowledge of the Equityholder; provided further that, with respect to financial projections, pro forma financial information and other forward-looking information that has been delivered to the Administrative Agent or any Lender by the Equityholder or on its behalf in connection with the transactions contemplated by this Agreement or delivered under any Facility Document, the Equityholder represents only that such information represents the Equityholder’s good faith estimates as of the date of preparation thereof, based upon assumptions the Equityholder believed to be reasonable and accurate at the time made, it being recognized by the Agents and the Lenders that such projections are as to future events and are not to be viewed as facts, the projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Equityholder and any of its Affiliates, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by such projections may differ from such projections and such differences may be material.

ARTICLE V

COVENANTS

Section 5.01 Affirmative Covenants of the Borrower. The Borrower covenants and agrees that, until the Collection Date:

(a) Compliance with Agreements, Laws, Etc. It shall (i) duly observe and comply in all material respects with all Applicable Laws relative to the conduct of its business or to its assets, (ii) preserve and keep in full force and effect its legal existence, (iii) preserve and keep in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, (iv) comply with the terms and conditions of each Facility Document to which it is a party, its Constituent Documents and each Related Document to which it is a party and (v) obtain, maintain and keep in full force and effect all Governmental Authorizations, Private Authorizations and Governmental Filings which are necessary to properly carry out its business and the transactions contemplated to be performed by it under the Facility Documents to which it is a party, its Constituent Documents and the Related Documents to which it is a party, except, in the case of this clause (v), where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b) Enforcement. It shall not take any action that would release any Obligor from any of such Obligor’s material covenants or obligations under any instrument or agreement included in the Collateral, except in the case of (A) repayment of Collateral Loans, (B) subject to the terms of this Agreement, (1) amendments to Collateral Loans in accordance with the Servicing Standard and (2) actions taken in connection with the work out or restructuring of any Collateral Loan in accordance with the provisions hereof, and (C) other actions by the Servicer required hereby or otherwise to the extent not prohibited by, or in conflict with, this Agreement.

(c) Further Assurances. It shall promptly upon the reasonable request of either Agent or the Required Lenders (through the Administrative Agent), at its expense, execute and deliver such further instruments and take such further action in order to maintain and protect the Collateral Agent’s first-priority (subject to Permitted Liens) perfected security interest in the Collateral pledged by the Borrower for the benefit of the Secured Parties free and clear of any Liens (other than Permitted Liens). At the reasonable request of either Agent or the Required Lenders (through the Administrative Agent), it shall promptly take, at the Borrower’s expense, such further action in order to establish and protect the rights, interests and remedies created or intended to be created under this Agreement in favor of the Secured Parties in the Collateral, including all actions which are necessary to (x) enable the Secured Parties to enforce their rights and remedies under this Agreement and the other Facility Documents, and (y) effectuate the intent and purpose of, and to carry out the terms of, the Facility Documents.

(d) Financial Statements; Other Information. It shall provide to the Administrative Agent or cause to be provided to the Administrative Agent (with enough additional copies for each Lender):

(i) if requested by the Administrative Agent, within 120 days after the end of each fiscal year of the Equityholder, a copy of the audited consolidated balance sheet of the Equityholder and its consolidated subsidiaries as at the end of such year, the related consolidated statements of income for such year and the related consolidated statements of changes in net assets and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year; provided, that the financial statements required to be delivered pursuant to this clause (i) which are made available via EDGAR, or any successor system of the Securities Exchange Commission, in the Equityholder’s annual report on Form 10-K, shall be deemed delivered to the Administrative Agent on the date such documents are made so available;

(ii) if requested by the Administrative Agent, within 45 days after the end of each fiscal quarter of each fiscal year (other than the last fiscal quarter of each fiscal year), an unaudited consolidated balance sheet of the Equityholder and its consolidated subsidiaries as of the end of such fiscal quarter and including the prior comparable period (if any), and the unaudited consolidated statements of income of the Equityholder and its consolidated subsidiaries for such fiscal quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter, and the unaudited consolidated statements of cash flows of the Equityholder and its consolidated subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter; provided, that the financial statements required to be delivered pursuant to this clause (ii) which are made available via EDGAR, or any successor system of the Securities Exchange Commission, in Equityholder’s quarterly report on Form 10-Q, shall be deemed delivered to the Administrative Agent on the date such documents are made so available;

(iii) within three Business Days after a Responsible Officer of the Borrower obtains actual knowledge of the occurrence and continuance of any (A) Default (provided that if any such Default is subsequently cured within the time period provided for herein, the failure to provide notice of such Default shall not itself constitute an Event of Default hereunder), (B) Event of Default, (C) event or occurrence that has resulted or could reasonably be expected to result in a Material Adverse Effect, (D) Revaluation Event, (E) receipt of notice from the agent on a Collateral Loan that the related Obligor has defaulted (beyond applicable grace periods) in the payment of principal or interest or (F) Collateral Loan that ceases to be an Eligible Collateral Loan, a certificate of a Responsible Officer setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(iv) from time to time such additional information regarding the Borrower’s financial position or business and the Collateral (including reasonably detailed calculations of each Coverage Test) as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably request if reasonably available without undue burden or expense;

(v) promptly after the occurrence of any ERISA Event, notice of such ERISA Event and copies of any communications with all Governmental Authorities or any Multiemployer Plan with respect to such ERISA Event;

(vi) promptly following any reasonable request by the Administrative Agent or any Lender, all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer,” anti-money laundering and sanctions rules and regulations, including the PATRIOT Act;

(vii) within three Business Days after a Responsible Officer of the Borrower obtains actual knowledge thereof, provide notice to the Administrative Agent of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, directly affecting in any material respect the Collateral (taken as a whole), the Facility Documents, or any Secured Party’s interest in the Collateral; and

(viii) with respect to each Obligor of a Collateral Loan that is not a Broadly Syndicated Loan, subject to any confidentiality obligations: (1) within ten (10) Business Days of the completion of the Servicer’s portfolio review of such Obligor (which, for each Obligor shall occur no less frequently than four (4) times per calendar year) (I) the most recent financial reporting packages available to the Servicer that correspond to such portfolio review with respect to such Obligor and with respect to each related Collateral Loan (including any attached or included information, statements and calculations) received as of the date of the Servicer’s most recent portfolio review and (II) if requested by the Administrative Agent, the internal monitoring report prepared by the Servicer with respect to each Obligor and (2) within ten (10) Business Days of demand by the Administrative Agent, such other information as the Administrative Agent may reasonably request with respect to any Collateral Loan or Obligor (to the extent reasonably available to the Servicer and subject to any confidentiality obligations).

(e) Access to Records and Documents. It shall permit the Administrative Agent (or any Person designated by the Administrative Agent as its agent or representative, subject to delivery of standard confidentiality agreements) to, upon reasonable advance notice and during normal business hours, visit and inspect and make copies thereof at reasonable intervals: (i) its books, records and accounts relating to its business, financial condition, operations, assets and its performance under the Facility Documents and the Related Documents and to discuss the foregoing with its and such Person’s officers, partners, employees and accountants, and (ii) the Related Documents with respect to the Collateral; provided that, so long as no Event of Default has occurred, the Borrower shall be responsible for all costs and expenses for only one such visit per fiscal year pursuant to either this Section 5.01(e) or Section 5.02(e) by the Lenders and the Administrative Agent; provided further that a designee selected by the Servicer shall have the right to be present during any meeting with outside accountants. The Administrative Agent shall be permitted to schedule such visits on behalf of the Lenders and shall (1) coordinate in good faith with the Lenders to determine dates which are acceptable to a majority of the Lenders and whenever possible occur on one such date as a single group and (2) provide 10 days’ prior notice to the Lenders of any such visit and any Lender shall be permitted to accompany the Administrative Agent in such visit.

(f) Use of Proceeds. It shall use the proceeds of each Advance made hereunder solely:

(i) to fund or pay the purchase price of Collateral Loans or Eligible Investments acquired by the Borrower in accordance with the terms and conditions set forth herein (it being understood that the Borrower may request an Advance to fund the applicable Advance Rate of one or more Collateral Loans either on the date of acquisition or at a later time during the Reinvestment Period pursuant to Article II) including pursuant to the Maple Merger;

(ii) to fund additional extensions of credit under Revolving Collateral Loans and Delayed Drawdown Collateral Loans purchased in accordance with the terms of this Agreement;

(iii) to fund the Revolving Reserve Account on or prior to the Facility Termination Date to the extent the Revolving Reserve Account is required to be funded pursuant to Section 8.04 (and the Borrower shall submit a Notice of Borrowing requesting an Advance on a Borrowing Date falling no more than five and no less than one Business Day prior to the Facility Termination Date with a Requested Amount sufficient to fully fund the Revolving Reserve Account under Section 8.04); and

(iv) to make Permitted Distributions or Permitted RIC Distributions.

Without limiting the foregoing, it shall use the proceeds of each Advance in a manner that does not, directly or indirectly, violate any provision of its Constituent Documents or any Applicable Law, including Regulation T, Regulation U and Regulation X.

(g) Information and Reports. Each Notice of Borrowing, each Payment Date Report and all other written information, reports, certificates and statements furnished by or on behalf of it to any Secured Party for purposes of or in connection with this Agreement, the other Facility Documents or the transactions contemplated hereby or thereby (other than financial projections, pro forma financial information, other forward-looking information, information of a general economic or general industry nature and all third party memos or reports) shall be (when taken as a whole and after giving effect to all written updates provided by the Borrower or on its behalf to the Administrative Agent for delivery to the Lenders from time to time) true, complete and correct in all material respects as of the date such information is stated or certified; provided that solely with respect to information furnished by the Borrower which was provided to the Borrower from an Obligor with respect to a Collateral Loan, such information shall only need to be true, complete and correct to the actual knowledge of the Borrower; provided further that, with respect to financial projections, pro forma financial information and other forward-looking information that has been delivered to the Administrative Agent or any Lender by the Borrower or on its behalf in connection with the transactions contemplated by this Agreement or delivered under any Facility Document, the Borrower represents only that such information represents the Borrower’s good faith estimates as of the date of preparation thereof, based upon assumptions the Borrower and, if applicable, the Equityholder believed to be reasonable and accurate at the time made, it being recognized by the Agents and the Lenders that such projections are as to future events and are not to be viewed as facts, the projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and any of its Affiliates, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by such projections may differ from such projections and such differences may be material.

(h) Opinions as to Collateral. On or before each five year anniversary of the Closing Date, at the request of the Administrative Agent, it shall furnish to the Agents an opinion of counsel addressed to the Agents and the Borrower relating to the continued perfection of the security interest granted by the Borrower to the Collateral Agent hereunder.

(i) No Other Business. It shall not engage in any business or activity other than borrowing Advances pursuant to this Agreement, funding, acquiring, owning, holding, administering, selling, enforcing, lending, exchanging, redeeming, pledging, contracting for the management of and otherwise dealing with Collateral Loans, Eligible Investments and the Collateral in connection therewith and entering into and performing its obligations under the Facility Documents, any applicable Related Documents and any other agreement contemplated by this Agreement.

(j) Tax Matters. It shall remain a disregarded entity for U.S. federal income tax purposes.

(k) Compliance with Legal Opinions. The Borrower shall take all other actions necessary to maintain the accuracy of the factual assumptions set forth in the legal opinions of Dechert LLP, as special counsel to the Borrower, issued on the Closing Date and relating to the issues of substantive consolidation.

Section 5.02 Covenants of the Servicer. The Servicer covenants and agrees that, until the Collection Date:

(a) Compliance with Agreements, Laws, Etc. It shall (i) duly observe and comply in all material respects with all Applicable Laws relative to the conduct of its business or to its assets, (ii) preserve and keep in full force and effect its legal existence, (iii) preserve and keep in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, (iv) comply with the terms and conditions of each Facility Document to which it is a party and its Constituent Documents and (v) obtain, maintain and keep in full force and effect all Governmental Authorizations, Private Authorizations and Governmental Filings which are necessary to properly carry out its business and the transactions contemplated to be performed by it under the Facility Documents to which it is a party and its Constituent Documents, except, in the case of this clause (v), where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b) Enforcement. It shall not take any action that would release any Obligor from any of such Obligor’s covenants or obligations under any instrument or agreement included in the Collateral, except in the case of (A) repayment of Collateral Loans, (B) subject to the terms of this Agreement, (1) amendments to Collateral Loans in accordance with the Servicing Standard and (2) actions taken in connection with the work out or restructuring of any Collateral Loan in accordance with the provisions hereof, and (C) other actions by the Servicer required hereby or otherwise to the extent not prohibited by, or in conflict with, this Agreement.

(c) Further Assurances. It shall promptly upon the reasonable request of either Agent or the Required Lenders (through the Administrative Agent), at its expense, execute and deliver such further instruments and take such further action in order to maintain and protect the Collateral Agent’s first-priority perfected security interest in the Collateral pledged by the Borrower for the benefit of the Secured Parties free and clear of any Liens (other than Permitted Liens). At the reasonable request of either Agent or the Required Lenders (through the Administrative Agent), it shall promptly take, at the Borrower’s expense, such further action in order to establish and protect the rights, interests and remedies created or intended to be created under this Agreement in favor of the Secured Parties in the Collateral, including all actions which are necessary to (x) enable the Secured Parties to enforce their rights and remedies under this Agreement and the other Facility Documents, and (y) effectuate the intent and purpose of, and to carry out the terms of, the Facility Documents.

(d) Other Information. It shall provide to the Administrative Agent or cause to be provided to the Administrative Agent:

(i) within three (3) Business Days after a Responsible Officer of the Servicer obtains actual knowledge of the occurrence and continuance of any (A) Default (provided that if such Default is subsequently cured within the time periods set forth herein, the failure to provide notice of such Default shall not itself result in an Event of Default), (B) Event of Default, (C) event or occurrence that has resulted or could reasonably be expected to result in a Material Adverse Effect, (D) Revaluation Event, (E) receipt of notice from the agent on a Collateral Loan that the related Obligor has defaulted (beyond applicable grace periods) in the payment of principal or interest or (F) Collateral Loan that ceases to be an Eligible Collateral Loan, a certificate of a Responsible Officer of the Servicer setting forth the details thereof and the action which the Servicer is taking or proposes to take with respect thereto;

(ii) from time to time such additional information regarding the Collateral (including reasonably detailed calculations of each Coverage Test) as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably request if reasonably available without undue burden or expense;

(iii) a Borrowing Base Calculation Statement on (A) each date on which the Servicer sells or substitutes (or commits to sell or substitute, as the case may be) any Collateral Loan and (B) the date on which the Servicer obtains knowledge of any Material Modification or Revaluation Event to a Collateral Loan or that a Collateral Loan has become a Defaulted Collateral Loan;

(iv) promptly following any reasonable request by the Administrative Agent or any Lender, all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer,” anti-money laundering and sanctions rules and regulations, including the PATRIOT Act; and

(v) within two (2) Business Days after a Responsible Officer of the Servicer obtains actual knowledge thereof, provide notice to the Administrative Agent of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, directly and adversely affecting the in any material respect the Collateral (taken as a whole), the Facility Documents, or any Secured Party’s interest in the Collateral.

(e) Access to Records and Documents. It shall permit the Administrative Agent (or any Person designated by the Administrative Agent as its agent or representative, subject to delivery of standard confidentiality agreements) to, upon reasonable advance notice and during normal business hours, visit and inspect and make copies thereof at reasonable intervals its books, records and accounts relating to the Collateral, the Borrower, the Facility Documents and the performance of the Servicer under the Facility Documents and to discuss the foregoing with its and such Person’s officers, partners, employees and accountants; provided that so long as no Event of Default has occurred the Borrower shall be responsible for all costs and expenses for only one such visit per fiscal year pursuant to either this Section 5.02(e) or Section 5.01(e) by the Lenders and the Administrative Agent; provided further that a designee selected by the Servicer shall have the right to be present during any meeting with outside accountants. The Administrative Agent shall be permitted to schedule such visits on behalf of the Lenders and shall (1) coordinate in good faith with the Lenders to determine dates which are acceptable to a majority of the Lenders and whenever possible occur on one such date as a single group and (2) provide 10 days’ prior notice to the Lenders of any such visit and any Lender shall be permitted to accompany the Administrative Agent in such visit.

(f) Information and Reports. Each Notice of Borrowing, each Payment Date Report and all other written information, reports, certificates and statements furnished by or on behalf of it to any Secured Party for purposes of or in connection with this Agreement, the other Facility Documents or the transactions contemplated hereby or thereby (other than financial projections, pro forma financial information, other forward-looking information, information of a general economic or general industry nature and all third party memos or reports) shall be (when taken as a whole and after giving effect to all written updates provided by the Servicer or on its behalf to the Administrative Agent for delivery to the Lenders from time to time) true, complete and correct in all material respects as of the date such information is stated or certified; provided that solely with respect to information furnished by the Servicer which was provided to the Servicer from an Obligor with respect to a Collateral Loan, such information shall only need to be true, complete and correct to the actual knowledge of the Servicer; provided further that, with respect to financial projections, pro forma financial information and other forward-looking information that has been delivered to the Administrative Agent or any Lender by the Servicer or on its behalf in connection with the transactions contemplated by this Agreement or delivered under any Facility Document, the Servicer represents only that such information represents the Borrower’s good faith estimates as of the date of preparation thereof, based upon assumptions the Servicer believed to be reasonable and accurate at the time made, it being recognized by the Agents and the Lenders that such projections are as to future events and are not to be viewed as facts, the projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Servicer and any of its Affiliates, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by such projections may differ from such projections and such differences may be material.

(g) Collections. It shall direct any agent or administrative agent for any Collateral Loan to remit all payments and collections with respect to such Collateral Loan and, if applicable, to direct the Obligor with respect to such Collateral Loan to remit all such payments and collections with respect to such Collateral Loan directly to the Collection Account.

(h) Priority of Payments. It shall instruct the Collateral Agent to apply all Interest Proceeds and Principal Proceeds solely in accordance with the Priority of Payments and the other provisions of this Agreement.

(i) Anti-Corruption Laws and Sanctions. The Servicer shall maintain and shall ensure that its Affiliates maintain policies and procedures designed to prevent violation of any applicable anti-bribery, anti-corruption, anti-terrorism or anti-money laundering laws, regulations or rules in any applicable jurisdiction. The Servicer shall not, directly or indirectly, use the proceeds of the loan hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, sister company, joint venture partner or any other Person (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, a Sanctioned Person or Sanctioned Country, or (ii) in any other manner that would result in a violation of Sanctions, any applicable anti-bribery, anti-corruption, anti-terrorism or anti-money laundering laws, regulations or rules in any applicable jurisdiction by any Person (including any Person participating in the loan hereunder, whether as underwriter, advisor, investor, lender, hedge provider, facility or security agent or otherwise).

Section 5.03 Negative Covenants of the Borrower. The Borrower covenants and agrees that, until the Collection Date:

(a) Restrictive Agreements. It shall not enter into or suffer to exist or permit to become effective any agreement that prohibits, limits or imposes any condition upon its ability to create, incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any of its property or revenues constituting Collateral, whether now owned or hereafter acquired, to secure its obligations under the Facility Documents other than this Agreement and the other Facility Documents.

(b) Liquidation; Merger; Sale of Collateral. It shall not consummate any plan of liquidation, dissolution, partial liquidation, merger, consolidation or division (or suffer any liquidation, dissolution or partial liquidation) nor sell, transfer, exchange or otherwise dispose of any of its assets, or enter into an agreement or commitment to do so or enter into or engage in any business with respect to any part of its assets, except as expressly permitted by this Agreement and the other Facility Documents (including in connection with the repayment in full of the Obligations). Notwithstanding anything to the contrary herein, after the date hereof the Borrower may merge with Maple Park CLO, Ltd., so long as the Borrower is the surviving entity.

(c) Amendments to Constituent Documents, Etc. Without the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), (i) it shall not amend, modify or take any action inconsistent with its Constituent Documents and (ii) it will not amend, modify or waive in any material respect any term or provision in any Facility Document (other than in accordance with any provision thereof requiring the consent of the Administrative Agent or all or a specified percentage of the Lenders).

(d) ERISA. It shall not establish or incur any liability or obligation with respect to any Plan or Multiemployer Plan and no member of the ERISA Group shall establish or incur any liability or obligation with respect to any Plan or Multiemployer Plan that in each case would reasonably be expected to result in a Material Adverse Effect.

(e) Liens. It shall not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on any of its assets now owned or hereafter acquired by it at any time, except for Permitted Liens or as otherwise expressly permitted by this Agreement and the other Facility Documents.

(f) Margin Requirements; Covered Transactions. It shall not (i) extend credit to others for the purpose of buying or carrying any Margin Stock in such a manner as to violate Regulation T or Regulation U or (ii) use all or any part of the proceeds of any Advance, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that violates the provisions of the Regulations of the Board of Governors, including, to the extent applicable, Regulation U and Regulation X.

(g) Changes to Filing Information; Change of Location of Underlying Instruments. It shall not change its name or its jurisdiction of organization from that referred to in Section 4.01(a), unless it gives thirty (30) days’ prior written notice to the Agents and takes all actions that the Administrative Agent or the Required Lenders (through the Administrative Agent) reasonably request and determine to be necessary to protect and perfect the Collateral Agent’s perfected security interest in the Collateral. It shall not, without the prior consent of the Administrative Agent, consent to the Collateral Agent moving any Certificated Securities or Instruments, unless the Borrower has given at least ten (10) days’ written notice to the Administrative Agent and has taken all actions required under the UCC of each relevant jurisdiction in order to ensure that the Collateral Agent’s first priority perfected security interest (subject to Permitted Liens) continues in full effect.

(h) Transactions with Affiliates. Except as otherwise may be required or permitted by the Loan Sale Agreement, it shall not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, the Servicer, the Equityholder and/or any of their Affiliates (including sales of Defaulted Collateral Loans and other Collateral Loans), unless (x) such transaction is upon terms no less favorable to the Borrower than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate (it being agreed that any purchase or sale at par shall be deemed to comply with this provision) or (y) the Borrower has received the prior written consent of the Administrative Agent with respect to such transaction. Notwithstanding the foregoing or anything to the contrary contained herein, nothing shall prohibit the Borrower from (i) transferring or distributing the Collateral Loans to the Equityholder or an Affiliate of the Equityholder, as applicable, in accordance with Article X, (ii) making Permitted Distributions(in accordance with the definition thereof) or (iii) making Permitted RIC Distributions (in accordance with the definition thereof).

(i) Investment Company Restriction. It shall not and shall not permit the pool of Collateral to become required to register as an “investment company” under the Investment Company Act.

(j) Anti-Corruption and Sanctions. The Borrower shall maintain and shall ensure that its Affiliates maintain policies and procedures designed to prevent violation of any applicable anti-bribery, anti-corruption, anti-terrorism or anti-money laundering laws, regulations or rules in any applicable jurisdiction. The Borrower shall not, directly or indirectly, use the proceeds of the loan hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, sister company, joint venture partner or any other Person (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, a Sanctioned Person or Sanctioned Country, or (ii) in any other manner that would result in a violation of Sanctions, any applicable anti-bribery, anti-corruption, anti-terrorism or anti-money laundering laws, regulations or rules in any applicable jurisdiction by any Person (including any Person participating in the loan hereunder, whether as underwriter, advisor, investor, lender, hedge provider, facility or security agent or otherwise).

(k) [Reserved].

(l) Indebtedness; Guarantees; Securities; Other Assets. It shall not incur or assume or guarantee any Indebtedness or issue any additional securities other than (i) pursuant to or as expressly permitted by this Agreement and the other Facility Documents, including expenses payable in the ordinary course of business, (ii) obligations under its Constituent Documents, (iii) pursuant to customary indemnification, expense reimbursement and similar provisions under the Related Documents or (iv) the issuance of additional limited liability company interests in the Borrower to the Equityholder. It shall not acquire any Collateral Loan or other property other than as expressly permitted under the Facility Documents, it being understood and agreed that the Borrower shall be permitted to acquire Collateral Loans from the Servicer, the Equityholder and/or their Affiliates and from unaffiliated third parties.

(m) Validity of this Agreement. It shall not (i) except in connection with any transaction permitted hereunder, take any action or omit to take any action, the result of which would permit the validity or effectiveness of any Facility Document or any grant of Collateral under this Agreement to be impaired, or permit the Lien of this Agreement to be amended, hypothecated, subordinated, terminated or discharged, or take any action or omit to take any action, the result of which would permit any Person to be released from any covenant or obligation with respect to this Agreement and (ii) except as permitted by any Facility Document, take any action that would permit the Lien of this Agreement not to constitute a valid first priority perfected security interest in the Collateral (subject to Permitted Liens).

(n) Subsidiaries. It shall not have or permit the formation of any subsidiaries, except (i) in connection with the receipt of equity securities with respect to a Collateral Loan, an Eligible Investment or any exchange offer, work-out or restructuring of a Collateral Loan or (ii) Tax Blocker Subsidiaries.

(o) Name. It shall not conduct business under any name other than its own.

(p) Employees. It shall not have any employees (other than officers or directors, to the extent they are employees).

(q) Non-Petition. It shall not be party to any agreements under which it has any material obligation or liability (direct or contingent) without using commercially reasonable efforts to include customary “non-petition” and “limited recourse” provisions therein (and shall not amend or eliminate such provisions in any agreement to which it is party), except for this Agreement, loan agreements, related loan documents, any agreements related to the purchase and sale of any Collateral Loan which contain customary (as determined by the Servicer) purchase or sale terms or which are documented using customary (as determined by the Servicer) loan trading documentation in connection with the Collateral Loans and any agreement that does not impose a material obligation on the Borrower and that is of a type that customarily does not include “non-petition” or “limited recourse” provisions (including customary service contracts and engagement letters entered into with third party service providers (including independent accountants and providers of independent managers)).

(r) Certificated Securities. It shall not acquire or hold any Certificated Securities in bearer form in a manner that does not satisfy the requirements of United States Treasury Regulations section 1.165-12(c) (as determined by the Servicer).

Section 5.04 Covenants of the Equityholder. The Equityholder covenants and agrees that, until the Collection Date:

(a) Compliance with Agreements, Laws, Etc. It shall (i) duly observe and comply in all material respects with all Applicable Laws relative to the conduct of its business or to its assets, (ii) preserve and keep in full force and effect its legal existence, (iii) preserve and keep in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, (iv) comply with the terms and conditions of each Facility Document to which it is a party and its Constituent Documents and (v) obtain, maintain and keep in full force and effect all Governmental Authorizations, Private Authorizations and Governmental Filings which are necessary to properly carry out its business and the transactions contemplated to be performed by it under the Facility Documents to which it is a party and its Constituent Documents, except, in the case of clause (v), where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b) Other Information. It shall provide to the Administrative Agent or cause to be provided to the Administrative Agent (with enough additional copies for each Lender) promptly following any reasonable request by the Administrative Agent or any Lender, all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer,” anti-money laundering and sanctions rules and regulations, including the PATRIOT Act.

(c) Anti-Corruption Laws and Sanctions. The Equityholder shall maintain and shall ensure that its Affiliates maintain policies and procedures designed to prevent violation of any applicable anti-bribery, anti-corruption, anti-terrorism or anti-money laundering laws, regulations or rules in any applicable jurisdiction. The Equityholder shall not, directly or indirectly, use the proceeds of the loan hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, sister company, joint venture partner or any other Person (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, a Sanctioned Person or Sanctioned Country, or (ii) in any other manner that would result in a violation of Sanctions, any applicable anti-bribery, anti-corruption, anti-terrorism or anti-money laundering laws, regulations or rules in any applicable jurisdiction by any Person (including any Person participating in the loan hereunder, whether as underwriter, advisor, investor, lender, hedge provider, facility or security agent or otherwise).

(d) Separateness. The Equityholder shall not take any action that causes, or omit to take any action that results in, the Borrower to fail to comply with any of its covenants in Section 5.05 and the Equityholder shall take all other actions necessary to maintain the accuracy of the factual assumptions set forth in the legal opinions of Dechert LLP, as special counsel to the Borrower, issued on the Closing Date and relating to the issues of substantive consolidation.

(e) Liens. The Equityholder shall neither pledge (nor permit to be pledged) the equity interests in the Borrower nor otherwise permit any equity interests of the Borrower to be subject to a Lien other than Permitted Liens.

Section 5.05 Certain Undertakings Relating to Separateness. Without limiting any, and subject to all, other covenants of the Borrower, the Equityholder and the Servicer contained in this Agreement, the Borrower (the Servicer in acting on behalf or for the benefit of the Borrower and the Equityholder in acting on behalf of the Borrower as the equityholder in the Borrower) shall conduct its business and operations separate and apart from that of any other Person (including the Equityholder and any of their Affiliates) and in furtherance of the foregoing:

(a) The Borrower shall maintain its accounts, financial statements, books, accounting and other records, and other documents separate from those of any other Person; provided that the Borrower may be consolidated into the Equityholder solely for tax and accounting purposes.

(b) The Borrower shall not commingle or pool any of its funds or assets with those of the Servicer, the Equityholder or any of their Affiliates or any other Person, and it shall hold all of its assets in its own name, except as otherwise permitted or required under the Facility Documents.

(c) The Borrower shall conduct its own business in its own name and, for all purposes, shall not operate, or purport to operate, collectively as a single or consolidated business entity with respect to any Person (although, in connection with certain financial reporting, regulatory filings, advertising and marketing, it may be identified as a subsidiary of the Equityholder).

(d) The Borrower shall pay its own debts, liabilities and expenses (including overhead expenses, if any) only out of its own assets as the same shall become due; provided, however, in its capacity as Servicer, Blackstone Private Credit Fund may from time to time advance expenses of the Borrower for which Blackstone Private Credit Fund is later reimbursed pursuant to the Priority of Payments.

(e) The Borrower has observed, and shall observe, all (A) limited liability company formalities and (B) other organizational formalities, in each case to the extent necessary or advisable to preserve its separate existence (although, in connection with certain financial reporting, regulatory filings, advertising and marketing, it may be identified as a subsidiary of the Equityholder), and shall preserve its existence, and it shall not, nor shall it permit any Affiliate or any other Person to, amend, modify or otherwise change its operating agreement in a manner that would adversely affect the existence of the Borrower as a bankruptcy-remote special purpose entity. The Borrower shall have at least one Independent Manager at all times (subject to the time periods for replacement of Independent Managers that have resigned or have been removed set forth in the Borrower’s Constituent Documents).

(f) The Borrower shall not (A) guarantee, become obligated for, or hold itself or its credit out to be responsible for or available to satisfy, the debts or obligations of any other Person or (B) control the decisions or actions respecting the daily business or affairs of any other Person, except as permitted by or pursuant to the Facility Documents.

(g) The Borrower shall, at all times, hold itself out to the public as a legal entity separate and distinct from any other Person (although, in connection with certain financial reporting, advertising and marketing, it may be identified as a subsidiary of the Equityholder); provided that the assets of the Borrower may be consolidated for accounting purposes and included in consolidated financial statements of the Equityholder and/or the Servicer as required by GAAP or applicable law.

(h) The Borrower shall not identify itself as a division of any other Person.

(i) The Borrower shall maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or any other Person.

(j) Except as may be provided in the Facility Documents, any transaction between the Borrower and any of the Servicer, the Equityholder and their Affiliates shall be on arm’s length terms.

(k) Except as permitted by, or pursuant to, the Facility Documents, the Borrower shall not grant a security interest or otherwise pledge its assets for the benefit of any other Person (other than its pledge of the Collateral hereunder to the Collateral Agent for the benefit of the Secured Parties).

(l) The Borrower shall not acquire any securities or debt instruments issued by the Equityholder, the Servicer, any Affiliates of the foregoing or any other Person (except (i) in connection with the receipt of equity securities with respect to a Collateral Loan, an Eligible Investment or any exchange offer, work-out or restructuring of a Collateral Loan, (ii) equity interests in any Tax Blocker Subsidiary or (iii) the Collateral Loans).

(m) The Borrower shall not make loans or advances to any Person, except for the Collateral Loans and as permitted by or pursuant to the Facility Documents.

(n) The Borrower shall make no transfer of its Collateral Loans, except as permitted by or not prohibited by or pursuant to the Facility Documents.

(o) The Borrower shall file its own tax returns separate from those of any other Person or entity, except to the extent that the Borrower is not required to file tax returns under Applicable Law or is not permitted to file its own tax returns separate from those of any other Person.

(p) The Borrower shall, to the extent used in its business, use separate stationery, invoices and checks.

(q) The Borrower shall correct any known misunderstanding regarding its separate identity.

(r) The Borrower shall maintain adequate capital in light of its contemplated business operations.

(s) The Borrower shall at all times be organized as a single-purpose entity with Constituent Documents substantially similar to those in effect on the Closing Date.

(t) The Borrower shall at all times conduct its business so that any assumptions made with respect to the Borrower in any “substantive non-consolidation” opinion delivered in connection with the Facility Documents will continue to be true and correct in all material respects.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01 Events of Default. “Event of Default,” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) a default in the payment, when due and payable, of (x) any principal in respect of the Advances or (y) any other payment required to be made to the Administrative Agent or any Lender pursuant to this Agreement or any other Facility Document and if such date is not the Final Maturity Date, such default, solely in the case of this clause (y), has not been cured within three (3) Business Days after written notice thereof to the Borrower by the Administrative Agent; provided, that, solely in the case of clause (y) on a date other than on the Final Maturity Date resulting solely from an administrative error or omission by the Administrative Agent, the Collateral Agent, the Securities Intermediary or any paying agent, such default continues for a period of five (5) Business Days after the Administrative Agent, the Collateral Agent or the Securities Intermediary receives written notice or a Responsible Officer of such party has actual knowledge of such administrative error or omission;

(b) any failure by the Borrower to deposit or credit, or to deliver for deposit, in the Covered Accounts any amount required hereunder to be so deposited credited or delivered by it, on or before the date occurring three (3) Business Days after the date such deposit or distribution is required to be made by the Servicer; provided that in the case of a failure to make such deposit or credit due to an administrative error or omission by the Administrative Agent or Collateral Agent, such failure continues for three (3) Business Days after the Administrative Agent or the Collateral Agent receives written notice or has actual knowledge of such administrative error or omission and has provided notice of such failure to the Borrower;

(c) the Borrower or the pool of Collateral becomes an investment company required to be registered under the Investment Company Act;

(d) except as otherwise provided in this Section 6.01, a default in the performance, or breach, of any covenant or agreement of the Borrower or Equityholder under this Agreement or the other Facility Documents to which it is a party (it being understood, without limiting the generality of the foregoing, that any failure to meet any Concentration Limitation or Coverage Test is not an Event of Default under this clause (d)), or the failure of any representation or warranty of the Borrower or the Equityholder made in this Agreement or in any other Facility Document to be correct, in each case, in all material respects when the same shall have been made, and the continuation of such default, breach or failure for a period of thirty (30) days after the earlier of (i) written notice to the Borrower and the Servicer (which may be by e-mail) by either Agent, and (ii) a Responsible Officer of the Borrower or the Servicer has acquired actual knowledge thereof; provided that if such default, breach or failure cannot be cured, such Event of Default shall occur immediately after receipt by the Borrower of such written notice from the Administrative Agent; provided, further, that, for the avoidance of doubt, to the extent the Equityholder purchases or substitutes (in accordance with the provisions of the Loan Sale Agreement) an Eligible Collateral Loan for a Collateral Loan for which the representation in Section 4.01(q) was breached, such breach will be deemed cured hereunder

(e) the Borrower ceases to have a valid ownership interest in all of the Collateral (subject to Permitted Liens or any sale, assignment, disposition or other transaction not prohibited by this Agreement);

(f) the Borrower assigns any of its rights, obligations, or duties under the Facility Documents without the prior written consent of each Lender;

(g) [Reserved];

(h) (i) any Facility Document (except in accordance with its terms) or any material provision thereof shall (except in accordance with its terms) terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower, the Equityholder or the Servicer, (ii) the Borrower, the Equityholder, the Servicer or any Governmental Authority shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Facility Document or any Lien purported to be created thereunder, or (iii) any Lien securing any obligation under any Facility Document shall, in whole or in part, cease to be a first priority perfected security interest of the Collateral Agent, except as otherwise permitted in accordance with the Facility Documents (subject to Permitted Liens);

(i) an Insolvency Event relating to the Borrower or the Equityholder;

(j) failure to reduce the Advances to $0 by the Final Maturity Date;

(k) on any Payment Date Report Determination Date, the Interest Coverage Ratio Test is not satisfied and such failure shall continue for three (3) Business Days or, if the Servicer has delivered an Equity Cure Notice, ten (10) Business Days; provided that, during the period of time that such event remains unremedied, any payments required to be made by the Servicer on a Payment Date shall be made under Section 9.01(a)(iii);

(l) the occurrence of an OC Ratio Breach and such OC Ratio Breach remains unremedied for a period of 10 consecutive Business Days (or if such OC Ratio Breach occurred as a result of a Revaluation Event of the Loan Value then such ten (10) Business Day period shall be extended to include the additional five (5) Business Day period after which the applicable Revaluation Not Listed Collateral Loan Notice or Revaluation Defaulted Collateral Notice, as applicable, is delivered) without being cured;

(m) the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $100,000, with respect to the Borrower (net of amounts covered by insurance), or $25,000,000, with respect to the Equityholder (net of amounts covered by insurance), and the Borrower or Equityholder, as applicable, shall not have either (i) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (ii) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal, in each case, within sixty (60) days from the date of entry thereof;

(n) the Borrower fails to have at least one Independent Manager; provided that the resignation of an Independent Manager or the removal of an Independent Manager for “cause” shall not affect this clause (n) unless the Borrower fails to appoint a new Independent Manager within ten (10) Business Days of the effective date of such removal or resignation;

(o) any Payment Date Report shall fail to be delivered when due and such failure shall continue for three (3) Business Days after receipt of written notice thereof;

(p) a Servicer Event of Default occurs;

(q) (i) the Internal Revenue Service shall file notice of a Lien pursuant to Section 6321 of the Code with regard to any asset of the Borrower and such Lien shall not have been released within five (5) Business Days or (ii) the PBGC shall file notice of a Lien pursuant to Section 4068 of ERISA with regard to any asset of the Borrower and such Lien shall not have been released within five (5) Business Days;

(r) the failure of the Equityholder, the Borrower or any of the Borrower’s subsidiaries to make any payment when due (after giving effect to any related grace period set forth in the related agreements) under one or more agreements for borrowed money to which it is a party in an amount in excess of $100,000, with respect to the Borrower, or $25,000,000, with respect to the Equityholder, whether or not such failure is waived pursuant to the related agreement;

(s) the Borrower or Equityholder shall have made payments to settle any litigation, claim or dispute totaling more than, in the aggregate, $100,000, with respect to the Borrower, or $25,000,000, with respect to the Equityholder; or

(t) the Borrower shall fail to qualify as a bankruptcy-remote entity based on customary criteria such that Borrower’s special counsel or any other reputable counsel could no longer render a substantive non-consolidation opinion with respect to the Borrower.

Upon a Responsible Officer of the Borrower or the Servicer obtaining actual knowledge of the occurrence of an Event of Default, each of the Borrower and the Servicer shall promptly (and in any event within two (2) Business Days) notify each other and the Agents, specifying each specific Event of Default that has then occurred as well as all other Events of Default that are then known to be continuing. Upon the occurrence of an Event of Default actually known to a Responsible Officer of the Collateral Agent, the Collateral Agent shall promptly notify the Administrative Agent (which will notify the Lenders promptly) of such Event of Default in writing.

Upon the occurrence and during the continuance of any Event of Default, in addition to all rights and remedies specified in this Agreement and the other Facility Documents, including Article VII, and the rights and remedies of a secured party under Applicable Law, including the UCC, the Administrative Agent shall, at the request of, or may with the consent of, the Majority Lenders, by notice to the Borrower (with a copy to the Collateral Agent), do any one or more of the following: (1) declare the Individual Lender Maximum Funding Amounts to be terminated, whereupon the Individual Lender Maximum Funding Amounts shall be terminated, and (2) declare the principal of and the accrued Interest on the Advances and all other Obligations whatsoever payable by the Borrower hereunder to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby waived by the Borrower; provided that, upon the occurrence of any Event of Default described in clause (i) of this Section 6.01, the Individual Lender Maximum Funding Amounts shall automatically terminate and the Advances and all such other amounts shall automatically become due and payable, without any further action by any party.

In addition, upon the occurrence and during the continuation of an Event of Default, following written notice by the Administrative Agent (provided in its sole discretion or at the direction of the Required Lenders) to the Servicer of the exercise of control rights with respect to the Collateral, the Administrative Agent may direct the Servicer to exercise certain rights on behalf of the Administrative Agent, including: (1) the exercise of the Servicer’s rights and obligations under the Facility Documents, including its unilateral power to (A) consent to modifications to Collateral Loans, (B) take any discretionary action with respect to Collateral Loans and (C) direct the acquisition, sales and other dispositions of Collateral Loans to be immediately terminated; (2) to require the Servicer to obtain the consent of the Administrative Agent before agreeing to any modification of any Collateral Loan, taking any discretionary action with respect to any Collateral Loan or causing the Borrower to sell or otherwise dispose of any Collateral Loan; and (3) to require the Servicer to cause the Borrower to sell or otherwise dispose of any Collateral Loan as directed by the Administrative Agent pursuant to Section 7.03.

Section 6.02 OC Ratio Posting Payments. Notwithstanding anything to the contrary in this Agreement, if an OC Ratio Breach has occurred, within ten (10) Business Days of the occurrence of such OC Ratio Breach, the Equityholder may, but shall not be required to, cure such condition by making a cash payment into the Principal Collection Subaccount in an amount (which shall be in increments of $500,000) that would cause such OC Ratio Breach to be cured after giving effect to such payment into the Principal Collection Subaccount (any such payment, an “OC Ratio Posting Payment”).

ARTICLE VII

PLEDGE OF COLLATERAL; RIGHTS OF THE COLLATERAL AGENT

Section 7.01 Grant of Security. (a) The Borrower hereby grants, pledges, transfers and collaterally assigns to the Collateral Agent, for the benefit of the Secured Parties, as collateral security for all Obligations, a continuing security interest in, and a Lien upon, all of the Borrower’s right, title and interest in, to and under, the following property, in each case whether tangible or intangible, wheresoever located, and whether now owned by the Borrower or hereafter acquired and whether now existing or hereafter coming into existence (in each case excluding the Excluded Amounts) (all of the property described in this Section 7.01(a) being collectively referred to herein as the “Collateral”):

(i) all Collateral Loans and Related Documents (including those listed, as of the Closing Date, in Schedule 3), both now and hereafter owned, including all Collections and other Proceeds thereon or with respect thereto;

(ii) each Covered Account and all Money and all investment property (including all securities, all security entitlements with respect to such Covered Account and all financial assets carried in such Covered Account) from time to time on deposit in or credited to each Covered Account;

(iii) all interest, dividends, distributions and other Money or property of any kind distributed in respect of the Collateral Loans of the Borrower, which the Borrower is entitled to receive, including all Collections in respect of its Collateral Loans;

(iv) each Facility Document and all rights, remedies, powers, privileges and claims under or in respect thereto (whether arising pursuant to the terms thereof or otherwise available to the Borrower at law or equity), including the right to enforce each such Facility Document and to give or withhold any and all consents, requests, notices, directions, approvals, extensions or waivers under or with respect thereto, to the same extent as the Borrower could but for the assignment and security interest granted to the Collateral Agent under this Agreement;

(v) all cash or Money in possession of the Borrower or delivered to the Collateral Agent (or its bailee);

(vi) all securities, loans and investments and, in each case as defined in the UCC, accounts, chattel paper, deposit accounts, instruments, financial assets, investment property, general intangibles, letter-of-credit rights, and supporting obligations of the Borrower, and all other property of any type or nature in which the Borrower has an interest (including the equity interests of each subsidiary of the Borrower), and all property of the Borrower which is delivered to the Collateral Agent by or on behalf of the Borrower (whether or not constituting Collateral Loans or Eligible Investments);

(vii) all Liens, property, guaranties, supporting obligations, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of the assets, investments and properties described above; and

(viii) all Proceeds of any and all of the foregoing.

(b) All terms used in this Section 7.01 but not defined in Section 1.01 shall have the respective meanings assigned to such terms in the UCC as applicable.

Section 7.02 Release of Security Interest. Upon the Collection Date or pursuant to Section 8.08, the Collateral Agent, on behalf of the Secured Parties, shall, at the expense of the Borrower, promptly execute, deliver and file or authorize for filing such instruments as the Borrower shall prepare and reasonably request in order to reassign, release or terminate the Secured Parties’ security interest in the Collateral. The Secured Parties acknowledge and agree that upon the sale or disposition of any Collateral by the Borrower in compliance with the terms and conditions of this Agreement, the security interest of the Secured Parties in such Collateral shall automatically and immediately terminate and the Collateral Agent, on behalf of the Secured Parties, shall, at the expense of the Borrower, execute, deliver and file or authorize for filing such instrument as the Borrower shall prepare and reasonably request to reflect or evidence such termination. Any and all actions under this Article VII in respect of the Collateral shall be without any recourse to, or representation or warranty by any Secured Party and shall be at the sole cost and expense of the Borrower.

Section 7.03 Rights and Remedies. The Collateral Agent (for itself and on behalf of the other Secured Parties) shall have all of the rights and remedies of a secured party under the UCC and other Applicable Law. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent or its designees shall, at the written direction of the Administrative Agent or the Required Lenders acting through the Administrative Agent, (a) instruct the Borrower to deliver any or all of the Collateral, the Related Documents and any other document relating to the Collateral to the Collateral Agent or its designees and otherwise give all instructions for the Borrower regarding the Collateral; (b) sell or otherwise dispose of the Collateral in a commercially reasonable manner, all without judicial process or proceedings; (c) take control of the Proceeds of any such Collateral; (d) subject to the provisions of the applicable Related Documents, exercise any consensual or voting rights in respect of the Collateral; (e) release, make extensions, discharges, exchanges or substitutions for, or surrender all or any part of the Collateral; (f) enforce the Borrower’s rights and remedies with respect to the Collateral; (g) institute and prosecute legal and equitable proceedings to enforce collection of, or realize upon, any of the Collateral; (h) require that the Borrower immediately take all actions necessary to cause the liquidation of the Collateral in order to pay all amounts due and payable in respect of the Obligations, in accordance with the terms of the Related Documents; (i) redeem any asset of the Borrower to pay amounts due and payable in respect of the Obligations; (j) make copies of all books, records and documents relating to the Collateral; and (k) endorse the name of the Borrower upon any items of payment relating to the Collateral or upon any proof of claim in bankruptcy against an account debtor. In the absence of written direction of the Required Lenders (acting through the Administrative Agent), the Collateral Agent shall take no action. The Collateral Agent shall not be liable to the Administrative Agent, the Required Lenders or any other party for any action taken or omitted to be taken at the direction of the Required Lenders or the Administrative Agent or any inactions in the absence thereof. To the extent permitted by applicable law, each of the Borrower, the Servicer and the Equityholder waive all claims, damages and demands it may acquire against the Administrative Agent, the Collateral Agent and the Secured Parties arising out of the exercise by the Administrative Agent or the Collateral Agent of any of their rights hereunder, except for any claims, damages and demands it may have against the Administrative Agent or the Collateral Agent arising from the willful misconduct or gross negligence of the Administrative Agent or the Collateral Agent or their affiliates, or any agents or employees of the foregoing.

The Borrower hereby agrees that, upon the occurrence and during the continuance of an Event of Default, at the request of either Agent or the Required Lenders (acting through the Administrative Agent), it shall execute all documents and agreements which are necessary or appropriate to have the Collateral to be assigned to the Collateral Agent or its designee. For purposes of taking the actions described in clauses (a) through (k) of this Section 7.03 the Borrower hereby irrevocably appoints the Collateral Agent as its attorney-in-fact (which appointment being coupled with an interest and is irrevocable while any of the Obligations remain unpaid), with power of substitution, in the name of the Collateral Agent or in the name of the Borrower or otherwise, for the use and benefit of the Collateral Agent, but at the cost and expense of the Borrower and, except as expressly required by Applicable Law, without notice to the Borrower. Such appointment shall in no way impose upon the Collateral Agent any obligation to take any such action unless specifically directed to do so and subject to the receipt of indemnity from the Lenders reasonably satisfactory to it.

Each of the Borrower, the Servicer and the Equityholder recognizes that the Administrative Agent may be unable to effect a public sale of any or all of the Collateral, by reason of certain prohibitions contained in the Securities Act, and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such item of Collateral for their own account for investment and not with a view to the distribution or resale thereof. Each of the Borrower, the Servicer and the Equityholder acknowledges and agrees that any such private sale may result in prices and other terms less favorable to the Administrative Agent on behalf of the Secured Parties than if such sale were a public sale and, notwithstanding such circumstances, agree that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of being a private sale.

Each of the Borrower, the Servicer and the Equityholder further agrees that a breach of any of their covenants contained in this Section 7.03 will cause irreparable injury to the Administrative Agent and the Secured Parties, that the Administrative Agent and the Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 7.03 shall be specifically enforceable against the

Borrower, the Servicer and the Equityholder, and each of the Borrower, the Servicer and the Equityholder hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under this Agreement or any defense relating to the Administrative Agent’s willful misconduct or gross negligence.

Pursuant to the UCC, each of the Borrower, the Servicer and the Equityholder hereby specifically agrees (x) that it shall not raise any objection to any Secured Party’s purchase of the Collateral (through bidding on the obligations or otherwise) and (y) that a foreclosure sale conducted in conformity with the principles set forth in the No Action Letters promulgated by the SEC staff (1) shall be considered to be a “public” sale for purposes of the UCC, (2) shall be considered commercially reasonable notwithstanding that the Secured Party has not registered or sought to register the Collateral under the Securities Act, even if the Borrower agrees to pay all costs of the registration process, and (3) shall be considered to be commercially reasonable notwithstanding that the Secured Party purchases the Collateral at such a sale.

Each of the Borrower, the Servicer and the Equityholder agrees that neither the Administrative Agent nor the Collateral Agent shall have any general duty or obligation to make any effort to obtain or pay any particular price for any Collateral sold by the Administrative Agent or the Collateral Agent pursuant to this Agreement. Each of the Borrower, the Servicer and the Equityholder hereby agrees that the Administrative Agent or the Collateral Agent shall have the right to conduct, and shall not incur any liability as a result of, the sale of any Collateral, or any part thereof, at any sale conducted in a commercially reasonable manner, it being agreed by the parties hereto that some or all of the Collateral is or may be of one or more types that threaten to decline speedily in value. The Borrower, the Servicer and the Equityholder hereby waive any claims against the Administrative Agent and the Collateral Agent arising by reason of the fact that the price at which any of the Collateral may have been sold at a private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Borrower’s obligations under this Agreement, even if the Administrative Agent or the Collateral Agent accepts the first bid received and does not offer any Collateral to more than one bidder, provided that Administrative Agent or the Collateral Agent has acted in a commercially reasonable manner in conducting such private sale. Without in any way limiting the Administrative Agent’s or the Collateral Agent’s right to conduct a foreclosure sale in any manner which is considered commercially reasonable, each of the Borrower, the Servicer and the Equityholder hereby agrees that any foreclosure sale conducted in accordance with the following provisions shall be considered a commercially reasonable sale, and each of the Borrower, the Servicer and the Equityholder hereby irrevocably waives any right to contest any such sale conducted in accordance with the following provisions:

(1) the Administrative Agent or the Collateral Agent conducts such foreclosure sale in the State of New York;

(2) such foreclosure sale is conducted in accordance with the laws of the State of New York; and

(3) not more than thirty days before, and not less than three Business Days in advance of such foreclosure sale, the Administrative Agent or the Collateral Agent notifies the Borrower, the Servicer and the Equityholder at the address set forth herein of the time and place of such foreclosure sale; and

(4) the Borrower, the Servicer and the Equityholder are subject to terms and conditions that in no respect are worse than the terms and conditions applicable to the other foreclosure sale participants.

In connection with any proposed sale of the Collateral directly or indirectly by the Administrative Agent or Collateral Agent following an Event of Default, the Equityholder, the Servicer and their respective Affiliates shall have the right to purchase any or all of the Collateral, in each case by paying to the Collateral Agent in immediately available funds, an amount equal to all outstanding Obligations. If the Equityholder, the Servicer and their respective Affiliates fail to exercise this purchase right within ten (10) days following the earlier of acceleration of the Obligations or notice of such proposed sale, then such contractual rights shall be irrevocably forfeited by the Equityholder, the Servicer and all Affiliates thereof, but nothing herein shall prevent the Equityholder, the Servicer or their respective Affiliates from bidding at any sale of such Collateral.

Notwithstanding anything in this Section 7.03 to the contrary, the Collateral Agent shall be under no duty or obligation to take any affirmative action to exercise or enforce any power, right or remedy available to it under this Agreement unless and to the extent expressly so directed by the Administrative Agent, the Required Lenders or the Majority Lenders, as applicable; provided that the Collateral Agent shall not be required to take any action hereunder at the direction of the Administrative Agent or any Secured Party if such action would, in the reasonable determination of the Collateral Agent (x) be in violation of or contrary to applicable law or any provisions of this Agreement or other Facility Document or (y) expose the Collateral Agent to liability unless it has received reasonably satisfactory indemnity with respect thereto.

All sums paid or advanced by the Collateral Agent in connection with the foregoing and all out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees and expenses) incurred in connection therewith, together with interest thereon at the Post-Default Rate from the date of payment until repaid in full, shall be paid by the Borrower to the Collateral Agent from time to time on demand in accordance with the Priority of Payments and shall constitute and become a part of the Obligations secured hereby.

Section 7.04 Remedies Cumulative. Each right, power, and remedy of the Agents and the other Secured Parties, or any of them, as provided for in this Agreement or in the other Facility Documents or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Agreement or in the other Facility Documents or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by either of the Agents or any other Secured Party of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by such Persons of any or all such other rights, powers, or remedies.

Section 7.05 Related Documents. (a) Each of the Borrower and the Servicer hereby agrees that, to the extent not expressly prohibited by the terms of the Related Documents, after the occurrence and during the continuance of an Event of Default, it shall (i) upon the written request of either Agent, promptly forward to such Person all material information and notices which it receives under or in connection with the Related Documents relating to the Collateral, (ii) upon the written request of the Administrative Agent, promptly forward to the Administrative Agent any reasonably requested information relating to any specified Collateral Loans and (iii) upon the written request of either Agent, act and refrain from acting in respect of any request, act, decision or vote under or in connection with the Related Documents relating to the Collateral only in accordance with the direction of the Administrative Agent (in its reasonable discretion).

(b) The Borrower agrees that, to the extent the same shall be in the Borrower’s possession, it will hold all Related Documents relating to the Collateral in trust for the Collateral Agent on behalf of the Secured Parties, and upon request of either Agent following the occurrence and during the continuance of an Event of Default or as otherwise provided herein, promptly deliver the same to the Collateral Agent or its designee. In addition, in accordance with the Custodian Agreement, promptly (and in any event, within five (5) Business Days) following its acquisition of any Collateral Loan, the Borrower shall deliver to the Custodian, to the extent applicable, copies of the Related Documents.

Section 7.06 Borrower Remains Liable. (a) Notwithstanding anything herein to the contrary, (i) the Borrower shall remain liable under the contracts and agreements included in and relating to the Collateral (including the Related Documents) to the extent set forth therein, and shall perform all of its duties and obligations under such contracts and agreements to the same extent as if this Agreement had not been executed, and (ii) the exercise by any Secured Party of any of its rights hereunder shall not release the Borrower from any of its duties or obligations under any such contracts or agreements included in the Collateral.

(b) No obligation or liability of the Borrower is intended to be assumed by the Administrative Agent or any other Secured Party under or as a result of this Agreement or the other Facility Documents, or the transactions contemplated hereby or thereby, including under any Related Document or any other agreement or document that relates to Collateral and, to the maximum extent permitted under provisions of Law, the Administrative Agent and the other Secured Parties expressly disclaim any such assumption.

Section 7.07 Protection of Collateral. The Borrower shall from time to time execute, deliver, file and/or authorize the filing of all UCC-1 financing statements and continuation statements and the equivalent thereof in any applicable foreign jurisdiction, if applicable, instruments of further assurance and other instruments, and shall take such other action as may be necessary or advisable to secure the rights and remedies of the Secured Parties hereunder and to:

(a) grant security more effectively on all or any portion of the Collateral;

(b) maintain, preserve and perfect any grant of security made or to be made by this Agreement including the first priority nature of the Lien granted hereunder or to carry out more effectively the purposes hereof;

(c) perfect, publish notice of or protect the validity of any grant made or to be made by this Agreement (including any and all actions necessary as a result of changes in Law);

(d) enforce any of the Collateral or other instruments or property included in the Collateral;

(e) preserve and defend title to the Collateral and the rights therein of the Collateral Agent and the Secured Parties in the Collateral against the claims of all third parties; and

(f) pay or cause to be paid any and all taxes levied or assessed upon all or any part of the Collateral.

The Borrower hereby designates the Collateral Agent as its agent and attorney in fact to prepare and file any UCC-1 financing statement and continuation statement and the equivalent thereof in any applicable foreign jurisdiction, if applicable, and all other instruments, and take all other actions, required pursuant to this Section 7.07 if the Borrower fails to take any such action within ten (10) Business Days after either Agent’s request therefor. Such designation shall not impose upon the Collateral Agent or the Administrative Agent or any other Secured Party, or release or diminish, the Borrower’s obligations under this Section 7.07. The Borrower further authorizes the Collateral Agent to file UCC-1 financing statements or the equivalent thereof in any foreign jurisdiction, if applicable, that name the Borrower as debtor and the Collateral Agent as secured party and that describes “all assets in which the debtor now or hereafter has rights” as the Collateral in which the Collateral Agent has a grant of security hereunder.

ARTICLE VIII

ACCOUNTS, ACCOUNTINGS AND RELEASES

Section 8.01 Collection of Money. Except as otherwise expressly provided herein, the Collateral Agent shall at the direction of the Administrative Agent, demand payment or delivery of, and shall collect, directly and without intervention or assistance of any fiscal agent or other intermediary, all Money and other property payable to or receivable by the Collateral Agent pursuant to this Agreement, including all payments due on the Collateral, in accordance with the terms and conditions of such Collateral. The Collateral Agent shall segregate and hold all such Money and property received by it in trust for the Secured Parties and shall apply it as provided in this Agreement. Each Covered Account shall be established and maintained under the Account Control Agreement with a Qualified Institution. Any Covered Account may contain any number of subaccounts for the convenience of the Collateral Agent or as required by the Servicer for convenience in administering the Covered Account or the Collateral.

Section 8.02 Collateral Account and Collection Account. (a) In accordance with this Agreement and the Account Control Agreement, the Borrower shall, on or prior to the Closing Date, establish at the Securities Intermediary (i) the “Collateral Account,” which shall be maintained with the Securities Intermediary in accordance with the Account Control Agreement and which shall be subject to the Lien of the Collateral Agent, and (ii) the “Collection Account” which shall be maintained with the Securities Intermediary in accordance with the Account Control Agreement, which shall be subject to the Lien of the Collateral Agent and which shall consist of two segregated subaccounts, one of which will be designated the “Interest Collection Subaccount” and one of which will be designated the “Principal Collection Subaccount.” The Collateral Agent

shall from time to time deposit into the Interest Collection Subaccount, in addition to the deposits required pursuant to Section 8.06(a), promptly upon receipt thereof, all Interest Proceeds received by the Collateral Agent and identified as such by the Servicer. The Collateral Agent shall deposit promptly upon receipt thereof all other amounts remitted to the Collection Account into the Principal Collection Subaccount including, in addition to the deposits required pursuant to Section 8.06(a), all Principal Proceeds (unless simultaneously reinvested in additional Collateral Loans in accordance with Article X or in Eligible Investments or required to be deposited in the Revolving Reserve Account pursuant to Section 8.04) received by the Collateral Agent and identified as such by the Servicer. All Monies deposited from time to time in the Collection Account pursuant to this Agreement shall be held by the Collateral Agent as part of the Collateral and shall be applied to the purposes herein provided. Subject to Section 8.02(c), amounts in the Collection Account shall be reinvested pursuant to Section 8.06(a). Other than as expressly set forth herein, the Collateral Agent shall from time to time deposit into the Collateral Account any Collateral that is capable of being delivered to and held by the Securities Intermediary and credited to an account in accordance with the terms of this Agreement and the Account Control Agreement.

(b) At any time when reinvestment is permitted pursuant to Article X, the Borrower, or the Servicer, acting on behalf of the Borrower (subject to compliance with Article X), may, by delivery of a certificate or an email (of a .pdf or other similar file) instruction of a Responsible Officer of the Servicer or a trade ticket, direct the Collateral Agent to, and upon receipt of such certificate, email or trade ticket, as applicable, the Collateral Agent shall, withdraw funds on deposit in the Principal Collection Subaccount representing Principal Proceeds (together with accrued interest received with regard to any Collateral Loan and Interest Proceeds but only to the extent used to pay for accrued interest on an additional Collateral Loan or to make a Permitted Distribution or Permitted RIC Distribution) and reinvest such funds in additional Collateral Loans or make a Permitted Distribution or Permitted RIC Distribution in accordance with such certificate, email or trade ticket. At any time as of which sufficient funds are not on deposit in the Revolving Reserve Account, the Borrower, or the Servicer, acting on behalf of the Borrower, may, by delivery of a certificate of a Responsible Officer of the Servicer, direct the Collateral Agent to, and upon receipt of such certificate the Collateral Agent shall, withdraw funds on deposit in the Principal Collection Subaccount representing Principal Proceeds and remit such funds as so directed by the Servicer to meet the Borrower’s funding obligations in respect of Delayed Drawdown Collateral Loans or Revolving Collateral Loans.

(c) The Collateral Agent shall transfer to the Payment Account, from the Collection Account for application pursuant to Section 9.01(a), on the Business Day prior to each Payment Date, the amount set forth to be so transferred in the Payment Date Report for such Payment Date.

Section 8.03 Payment Account. In accordance with this Agreement and the Account Control Agreement, the Borrower shall, on or prior to the Closing Date, establish at the Securities Intermediary a single, segregated trust account in the name “BCRED Bard Peak Funding LLC Payment Account, subject to the Lien of the Collateral Agent,” which shall be designated as the “Payment Account,” which shall be maintained by the Borrower with the Securities Intermediary in accordance with the Account Control Agreement and which shall be subject to the Lien of the Collateral Agent. Except as provided in Section 9.01, the only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Payment Account shall be to pay amounts due and payable under the Priority of Payments on the Payment Dates in accordance with their terms and the provisions of this Agreement. The Borrower shall not have any legal, equitable or beneficial interest in the Payment Account other than in accordance with this Agreement and the Priority of Payments. Amounts on deposit in the Payment Account will not be invested.

Section 8.04 The Revolving Reserve Account; Fundings. In accordance with this Agreement and the Account Control Agreement, the Borrower shall, on or prior to the Closing Date, establish at the Securities Intermediary a single, segregated trust account in the name “BCRED Bard Peak Funding LLC Revolving Reserve Account, subject to the Lien of the Collateral Agent,” which shall be designated as the “Revolving Reserve Account,” which shall be maintained by the Borrower with the Securities Intermediary in accordance with the Account Control Agreement and which shall be subject to the Lien of the Collateral Agent. The only permitted deposits to or withdrawals from the Revolving Reserve Account shall be in accordance with the provisions of this Agreement. The Borrower shall not have any legal, equitable or beneficial interest in the Revolving Reserve Account other than in accordance with this Agreement and the Priority of Payments.

During the Reinvestment Period, fundings of Delayed Drawdown Collateral Loans and Revolving Collateral Loans shall be made using, first, amounts on deposit in the Revolving Reserve Account, then available Principal Proceeds on deposit in the Collection Account and finally, available Advances. On the last day of the Reinvestment Period, to the extent the amount of funds on deposit in the Revolving Reserve Account are less than the Revolving Exposure, (x) the Borrower shall request a final Advance in an amount sufficient to fund the Revolving Reserve Account in an amount equal to the Revolving Exposure; provided that after giving effect to such Advance, the aggregate principal amount of the Advances then outstanding shall not exceed the Maximum Available Amount, and/or (y) the Borrower shall deposit other available funds into the Revolving Reserve Account in an amount sufficient to fund the Revolving Reserve Account in an amount equal to the Revolving Exposure. After the Facility Termination Date, fundings of Delayed Drawdown Collateral Loans and Revolving Collateral Loans shall be made using, first, amounts on deposit in the Revolving Reserve Account, then available Principal Proceeds on deposit in the Collection Account. In addition, after the Facility Termination Date, all Principal Proceeds received with respect to Revolving Collateral Loans shall be deposited into the Revolving Reserve Account to the extent such proceeds may be re-borrowed by the related Obligors.

Amounts on deposit in the Revolving Reserve Account will be invested in overnight funds that are Eligible Investments selected by the Servicer pursuant to Section 8.06 and earnings from all such investments will be deposited in the Interest Collection Subaccount as Interest Proceeds. Funds in the Revolving Reserve Account (other than earnings from Eligible Investments therein) will be available solely to cover drawdowns on the Delayed Drawdown Collateral Loans and Revolving Collateral Loans and settle purchases of Collateral Loans committed to be acquired by the Borrower prior to the end of the Reinvestment Period; provided that, to the extent that the aggregate amount of funds on deposit therein at any time exceeds an amount equal to the Revolving Exposure, the Collateral Agent, at the direction of the Borrower (or the Servicer on its behalf) shall remit such excess to the Principal Collection Subaccount. In addition, following the occurrence and during the continuance of an Event of Default, funds in the Revolving Reserve Account may be withdrawn by the Collateral Agent and deposited into the Principal Collection Subaccount pursuant to and at the direction of the Administrative Agent.

Section 8.05 [Reserved].

Section 8.06 Reinvestment of Funds in Covered Accounts; Reports by Collateral Agent. (a) By delivery of a certificate of a Responsible Officer (which may be in the form of standing instructions), the Borrower (or the Servicer on behalf of the Borrower) shall at all times direct the Collateral Agent to, and, upon receipt of such certificate, the Collateral Agent shall, in accordance with such direction, (i) invest all funds on deposit in the Collection Account and the Revolving Reserve Account in Eligible Investments having stated maturities no later than the Business Day preceding the next Payment Date (or such shorter maturities expressly provided herein, including Section 8.04 above) or (ii) withdraw such funds for the purposes of making payments in respect of outstanding Advances at such time. If, prior to the occurrence of an Event of Default, the Servicer shall not have given any such investment directions, the Collateral Agent shall invest and reinvest such Monies as fully as practicable in the Specified Eligible Investment (or if none has been selected, shall remain uninvested). After the occurrence and during the continuance of an Event of Default, the Collateral Agent shall invest and reinvest such Monies as fully as practicable in Eligible Investments selected by the Administrative Agent (and if no Eligible Investment has been specified, such funds shall be invested in the Eligible Investment selected by the Servicer or in the Specified Eligible Investment, or held uninvested if none has been selected). Except to the extent expressly provided otherwise herein, all interest, gain, loss and other income from such investments shall be deposited, credited or charged (as applicable) in and to the Interest Collection Subaccount. Absent its timely receipt of such instruction from the Servicer in accordance with the foregoing, the Collateral Agent shall not be under an obligation to invest (or pay interest on) funds held hereunder. The Collateral Agent shall in no way be liable for any insufficiency in a Covered Account resulting from any loss relating to any such investment.

(b) The Collateral Agent agrees to give the Borrower prompt notice if any Covered Account or any funds on deposit in any Covered Account, or otherwise to the credit of a Covered Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. All Covered Accounts shall remain at all times with the Securities Intermediary.

(c) The Collateral Agent shall supply, in a timely fashion, to the Borrower and the Servicer any information regularly maintained by the Collateral Agent that the Borrower or the Servicer may from time to time reasonably request with respect to the Collateral, the Covered Accounts and the other Collateral and provide any other requested information reasonably available to the Collateral Agent and required to be provided by Section 8.07 or to permit the Servicer to perform its obligations hereunder or the Borrower’s obligations hereunder that have been delegated to the Servicer. The Collateral Agent shall promptly forward to the Servicer copies of notices and other writings received by it from the Obligor of any Collateral Loan or from any Clearing Agency with respect to any Collateral Loan which notices or writings advise the holders of such Collateral Loan of any rights that the holders might have with respect thereto (including requests to vote with respect to amendments or waivers and notices of prepayments and redemptions) as well as all periodic financial reports received from such Obligor and Clearing Agency with respect to such Obligor.

Section 8.07 Accountings.

(a) Payment Date. Not later than two (2) Business Days prior to the Payment Date in each calendar month, beginning with May 2021 (such date, the “Payment Date Reporting Date”), the Servicer shall compile and provide (or cause to be provided) to the Agents and the Lenders, a report (each, a “Payment Date Report”) determined as of the close of business on each Determination Date preceding a Payment Date (such Determination Date, a “Payment Date Report Determination Date”), in accordance with this Section 8.07, which Payment Date Report may be amended, modified or otherwise supplemented from time to time with the consent of the Servicer and the Administrative Agent. The Servicer shall compile and provide to the Collateral Agent and the Administrative Agent a loan data file (the “Data File”) in the form of Exhibit H for the previous monthly period ending on the Payment Date Report Determination Date (containing such information agreed upon by the Servicer, the Collateral Agent and the Administrative Agent). The Servicer shall provide (or cause to be provided) the Data File to the Collateral Agent at least three (3) Business Days prior to the Payment Date. The Collateral Agent shall use commercially reasonable efforts to review and, based solely on the Data File provided by the Borrower (or Servicer on its behalf), re-calculate the calculations in clauses (i) through (xiii) below made by the Servicer in any such Payment Date Report for such calendar month, within two (2) Business Days of the receipt thereof and notify the Servicer and the Administrative Agent in the event of any discrepancy between the Collateral Agent’s calculations and the Payment Date Report. The Collateral Agent shall re-calculate pursuant to the preceding sentence: (i) Aggregate Net Collateral Balance, (ii) Borrowing Base, (iii) Excess Concentration Amount, (iv) Maximum Available Amount, (v) Tranche A Borrowing Base, (vi) Tranche B Borrowing Base, (vii) Tranche A OC Ratio, (viii) Tranche B OC Ratio, (ix) each Tranche Minimum OC Coverage Test, (x) each Coverage Test, (xi) completion of Priority of Payments pursuant to Section 9.01(a), (xii) balances for each of the Covered Accounts and (xiii) such other calculations as may be mutually agreed upon by the Collateral Agent, the Servicer and the Administrative Agent. Upon receipt of such notice reporting and showing discrepancies, if any, from the Collateral Agent and in any event by no later than the Payment Date Reporting Date, the Servicer shall compile and provide (or cause to be compiled and provided) to the Agents and the Lenders the Payment Date Report. The Payment Date Report for a calendar month shall contain the information with respect to the Collateral Loans and Eligible Investments included in the Collateral and such other information that is agreed to by the Servicer, the Administrative Agent and the Collateral Agent from time to time, and shall be determined as of the Payment Date Report Determination Date for such calendar month.

In addition, the Borrower shall provide (or cause to be provided) in each Payment Date Report a statement setting forth in reasonable detail each amendment, modification or waiver under any Related Document for each Collateral Loan that constitutes a Material Modification that became effective since the immediately preceding Payment Date Report (or, in respect of the first Payment Date Report, from the Closing Date).

(b) [Reserved].

(c) Daily Accounting. For each Business Day, the Collateral Agent shall render to the Borrower (with a copy to the Administrative Agent and the Servicer) a daily report of (i) all deposits to and withdrawals from the Covered Accounts for such Business Day and the outstanding balance of the Covered Accounts as of the end of such Business Day, (ii) all settled trades of securities for such Business Day, (iii) the Adjusted Principal Balance of each Collateral Loan as of the end of such Business Day, (iv) the OC Ratio as of the end of such Business Day, (v) the Borrower’s compliance with the Concentration Limitations, (vi) the Loan Value of each Collateral Loan, (vii) the S&P Rating and Moody’s Rating of each Collateral Loan and/or the Obligor thereunder (if applicable), (viii) all principal and interest payments made or to be made on each Collateral Loan on such Business Day, (ix) the applicable interest rates, interest rate resets, interest accrual periods and libor floors, if any, of each Collateral Loan, (x) the portion of the Principal Balance of any Delayed Drawdown Collateral Loan that is unfunded, (xi) the amount of Interest Proceeds received from Collateral Loans and Eligible Investments, (xii) the Collateral Loans that are Defaulted Collateral Loans and (xiii) such other items as may be agreed upon from time to time by the Collateral Agent and the Borrower. “Loan Value” shall be determined in accordance with the definition herein and provided to the Collateral Agent. For purposes of calculating the Adjusted Principal Balance of each Collateral Loan, the Collateral Agent shall begin including each Collateral Loan in the report as of its trade date.

(d) Failure to Provide Accounting. If the Collateral Agent shall not have received any accounting provided for in this Section 8.07 on the first Business Day after the date on which such accounting is due to the Collateral Agent, the Collateral Agent shall notify the Servicer who shall use reasonable efforts to obtain such accounting by the applicable Payment Date Reporting Date. The Collateral Agent shall in no event have any liability for the actions or omissions of the Servicer, the Borrower or any other Person, and shall have no liability for any inaccuracy or error in any duty performed by it that results from or is caused by inaccurate, untimely or incomplete information or data received by it from the Servicer, the Borrower or another Person (other than claims relating to the Collateral Agent’s gross negligence or willful misconduct).

Section 8.08 Release of Collateral. (a) The Borrower may, by delivery of a certificate of a Responsible Officer of the Servicer (with the written consent of the Administrative Agent if the Administrative Agent has notified the Collateral Agent in writing, following the occurrence of or during the continuation of an Event of Default, to only permit releases with the written consent of the Administrative Agent) delivered to the Collateral Agent and Custodian, as applicable, on or prior to the settlement date for any sale of any item of Collateral certifying that the sale of such loan is being made in accordance with Section 10.01 and such sale complies with all applicable requirements of Section 10.01, direct the Collateral Agent to release or cause to be released such item from the Lien of this Agreement and, upon receipt of such certificate, the Collateral Agent (or Custodian, as applicable) shall deliver any such item, if in physical form, duly endorsed to the broker or purchaser designated in such certificate or, if such item is a Clearing Corporation Security, cause an appropriate transfer thereof to be made, in each case against receipt of the sales price therefor as specified by the Servicer in such certificate; provided that the Collateral Agent (or Custodian, as applicable) may deliver any such item in physical form for examination in accordance with street delivery custom; provided, that neither the Collateral Agent nor the Custodian will be deemed to have notice of an Event of Default unless a Responsible Officer of the Collateral Agent or the Custodian, as applicable, has received written notice thereof.

(b) Subject to the terms of this Agreement, the Collateral Agent (or Custodian, as applicable) shall, upon the receipt of a certificate of a Responsible Officer of the Servicer, deliver any Collateral in accordance with such certificate, and execute such documents or instruments as are delivered by or on behalf of the Borrower and reasonably necessary to release or cause to be released such security from the Lien of this Agreement, which is set for any mandatory call or redemption or payment in full to the appropriate paying agent on or before the date set for such call, redemption or payment, in each case against receipt of the call or redemption price or payment in full thereof.

(c) As provided in Section 8.02(a), the Collateral Agent shall deposit any proceeds received by it from the disposition of any Collateral in the applicable subaccount of the Collection Account as instructed by the Servicer, unless simultaneously applied to the purchase of additional Collateral Loans or Eligible Investments as permitted under and in accordance with the requirements of this Article VIII and Article X.

(d) The Collateral Agent shall, upon receipt of a certificate of a Responsible Officer of the Borrower certifying that there are no Individual Lender Maximum Funding Amounts outstanding and all Obligations of the Borrower hereunder and under the other Facility Documents have been satisfied, execute such documents or instruments as are delivered by or on behalf of the Borrower and reasonably necessary to release any remaining Collateral from the Lien of this Agreement.

(e) Any Collateral Loan or amounts that are released pursuant to Section 8.08(a) or (b) shall be automatically released from the Lien of this Agreement.

Section 8.09 Reports by Independent Accountants. (a) The Servicer will cause Protiviti Inc. or any other firm of nationally recognized independent public accountants (who may also render other services to the Servicer) consented to by the Administrative Agent (the “Independent Accountants”) to furnish to the Administrative Agent, each Lender and the Collateral Agent (i) on or prior to March 31, 2022 (the “Initial AUP Report Date”), a report relating to one Payment Date Report (in each case, as selected by the Administrative Agent), delivered prior to the Initial AUP Report Date, and (ii) on or prior to each one-year anniversary of the Initial AUP Report Date (each such anniversary, an “AUP Report Date”), a report relating to one Payment Date Report (in each case, as selected by the Administrative Agent), delivered during the twelve (12) months immediately preceding such AUP Report Date, in each case, to the effect that such accountants have applied certain agreed-upon procedures (a copy of which procedures are attached hereto as Exhibit F, it being understood that the Servicer and the Administrative Agent will provide an updated Exhibit F reflecting any further amendments to such Exhibit F prior to the issuance of the first such agreed-upon procedures report, a copy of which shall replace the then existing Exhibit F) to certain documents and records relating to the Collateral under any Facility Document, compare the information contained in selected Payment Date Reports (and all calculations therein) delivered during the period covered by such report with such documents and records and that no matters came to the attention of such accountants that caused them to believe that such servicing was not conducted in compliance with this Agreement, except for such exceptions as such accountants shall believe to be immaterial and such other exceptions as shall be set forth in such statement.

(b) In the event the Independent Accountants appointed pursuant to clause (a) above require the Collateral Agent to agree to the procedures performed by such Independent Accountants with respect to any of the reports, statements or certificates of such Independent Accountants, or sign any agreement in connection therewith, the Borrower hereby directs the Collateral Agent to agree to the terms and conditions requested by such Independent Accountants as a condition to receiving documentation required by this Agreement (it being understood and agreed that no such terms shall result in any obligation or liability on the Borrower or any of its Affiliates); it being understood and agreed that the Collateral Agent shall deliver such agreement in conclusive reliance on the foregoing direction and shall make no inquiry or investigation as to, and shall have no obligation or responsibility in respect of, the terms of the engagement of such Independent Accountants by the Borrower or the sufficiency, validity or correctness of the agreed upon procedures in respect of such engagement. The Borrower hereby authorizes and directs the Collateral Agent, without liability on its part, to execute and deliver any such agreement with such Independent Accountants in the form presented to it by the Borrower (or the Servicer on behalf of the Borrower), which agreement, to the extent so directed by the Borrower (or the Servicer on behalf of the Borrower), may include, amongst other things, (i) an acknowledgement that the Borrower (or the Servicer on behalf of the Borrower) has agreed that the procedures by such Independent Accountants are sufficient for the relevant purposes, (ii) releases by the Collateral Agent of any claims, liabilities and expenses arising out of or relating to such Independent Accountant’s engagement, agreed-upon procedures or any report, statement or certificate issued by such Independent Accountants under any such engagement and acknowledgement of other limitations of liability in favor of such Independent Accountants and (iii) restrictions or prohibitions on the disclosure of any such reports, statements, certificates or other information or documents provided to it by such Independent Accountants.

ARTICLE IX

APPLICATION OF MONIES

Section 9.01 Disbursements of Monies from Payment Account. (a) Notwithstanding any other provision in this Agreement, but subject to the other subsections of this Section 9.01, on each Payment Date, the Collateral Agent shall disburse amounts transferred from the Collection Account to the Payment Account pursuant to Section 8.02 in accordance with the Payment Date Report and the following priorities (the “Priority of Payments”):

(i) On each Payment Date so long as no Event of Default has occurred and is continuing or would result therefrom, Interest Proceeds on deposit in the Interest Collection Subaccount, to the extent received on or before the related Determination Date (or, if such Determination Date is not a Business Day, the next succeeding Business Day) will be transferred into the Payment Account, to be applied in the following order of priority:

(A) to pay registration, registered office and filing fees, if any, of the Borrower, subject to a cap of $15,000 per annum;

(B) to pay Administrative Expenses; provided that the amounts in this clause (C) shall not exceed the Administrative Expense Cap;

(C) to each Lender, pro rata, based on amounts owed, to pay accrued and unpaid Interest on the Advances and Unused Fees due to each such Lender and amounts payable to each such Lender under Section 2.11;

(D) to the Administrative Agent to pay all fees and expenses of the Administrative Agent under the Facility Documents;

(E) (1) first, to the Servicer to pay the Senior Servicer Fee, plus any Senior Servicer Fee that remains due and unpaid in respect of any prior Payment Dates as a result of insufficient funds and (2) second, to pay Servicer Expenses; provided that the amounts in this clause (2) shall not exceed the Servicer Expense Cap for such Payment Date;

(F) (1) on the Payment Date occurring after the 12-month anniversary of the Facility Termination Date, pro rata to the Lenders to reduce the outstanding principal amount to not more than 75% of the outstanding principal amount as of the Facility Termination Date (calculated after giving effect to any paydown on such Payment Date pursuant to Section 9.01(a)(ii)) and (2) on the Payment Date occurring after the 18-month anniversary of the Facility Termination Date, pro rata to the Lenders to reduce the outstanding principal amount to not more than 50% of the outstanding principal amount as of the Facility Termination Date (calculated after giving effect to any paydown on such Payment Date pursuant to Section 9.01(a)(ii));

(G) if the Coverage Tests are not satisfied as of the relevant Determination Date, to pay principal of the Advances of each Lender (pro rata, based on each Lender’s Percentage) until the Coverage Tests are satisfied (on a pro forma basis as at such Determination Date); provided that the Borrower shall be permitted to allocate such principal payments among the Tranches on each Payment Date so long as, after giving effect to such allocation of payments on such Payment Date, each Tranche Minimum OC Coverage Test is satisfied; provided, further, that, if the Borrower would be unable to cause each Tranche Minimum OC Coverage Test to be satisfied on any Payment Date after allocating such payments, the Administrative Agent shall allocate such payments in its sole discretion;

(H) (i) during the Reinvestment Period, at the discretion of the Servicer, for deposit into the Revolving Reserve Account until the amount on deposit therein equals the Revolving Exposure and (ii) after the Reinvestment Period, for deposit into the Revolving Reserve Account until the amount on deposit therein equals the Revolving Exposure;

(I) to pay, on a pro rata basis, accrued and unpaid amounts owing to Affected Persons (if any) under Sections 2.10 and 13.04, all unpaid Facility Reduction Fees and all other fees, expenses or indemnities owed to the Secured Parties or Indemnified Parties;

(J) (1) first, to the payment or application of amounts referred to in clause (B) above (in the same order of priority specified therein), to the extent not paid in full pursuant to applications under such clause, (2) second, to the payment or application of amounts referred to in clause (D) above to the extent not paid in full pursuant to such clause, (3) third, to the payment or application of amounts referred to in clause (E) above to the extent not paid in full pursuant to such clause and (4) fourth, to the Servicer to pay the Subordinated Servicer Fee, plus any Subordinated Servicer Fee that remains due and unpaid in respect of any prior Payment Dates as a result of insufficient funds; and

(K) (1) if a Default has occurred and is continuing (unless all Obligations owing to the Lenders have been paid in full (other than contingent indemnification and expense reimbursement obligations as to which no claim has been asserted)), to remain in the Interest Collection Subaccount (other than any Permitted RIC Distribution) or (2) otherwise, any remaining amount shall be released to the Equityholder or its designee (or, at the direction of the Servicer, deposited into the Principal Collection Subaccount for investment in Collateral Loans), whether in the form of a distribution or otherwise.

(ii) On each Payment Date so long as no Event of Default has occurred and is continuing or would result therefrom, except for any Principal Proceeds that will be used to settle binding commitments entered into prior to the related Determination Date for the purchase of Collateral Loans, Principal Proceeds on deposit in the Principal Collection Subaccount to the extent received on or before the related Determination Date (or, if such Determination Date is not a Business Day, the next succeeding Business Day) will be transferred to the Payment Account to be applied in the following order of priority:

(A) to the payment of unpaid amounts under clauses (A) through (E) in clause (i) above (in the same order of priority specified therein), to the extent not paid in full thereunder, but subject to any caps specified therein;

(B) during the Reinvestment Period, (i) if the Coverage Tests are not satisfied as of the relevant Determination Date, to pay principal of the Advances of each Lender (pro rata, based on each Lender’s Percentage) until such Coverage Tests are satisfied (on a pro forma basis as at such Determination Date) and (ii) at the option of the Equityholder, to the Principal Collection Subaccount for the purchase of additional Collateral Loans (including funding Revolving Collateral Loans and Delayed Drawdown Collateral Loans) and/or for the making of any Permitted Distribution or Permitted RIC Distribution;

(C) after the Reinvestment Period, to pay the Advances of each Lender (pro rata, based on each Lender’s Percentage) until the Advances are paid in full; provided that the Borrower shall be permitted to allocate such principal payments among the Tranches on each Payment Date so long as, after giving effect to such allocation of payments on such Payment Date, each Tranche Minimum OC Coverage Test is satisfied; provided, further, that, if the Borrower would be unable to cause each Tranche Minimum OC Coverage Test to be satisfied on any Payment Date after allocating such payments, the Administrative Agent shall allocate such payments in its sole discretion;

(D) to the payment of amounts referred to in clauses (I) and (J) of clause (i) above (in the same order of priority specified therein), to the extent not paid in full thereunder; and

(E) (1) if a Default has occurred and is continuing (unless all Obligations owing to the Lenders have been paid in full (other than contingent indemnification and expense reimbursement obligations as to which no claim has been asserted)), to remain in the Principal Collection Subaccount (other than any Permitted RIC Distribution) or (2) otherwise, any remaining amount shall be released to the Equityholder or its designee (or, at the direction of the Servicer, deposited into the Principal Collection Subaccount for investment in Collateral Loans), whether in the form of a distribution or otherwise.

(iii) On each Payment Date following the occurrence and continuance of an Event of Default, all Interest Proceeds in the Interest Collection Subaccount and all Principal Proceeds in the Principal Collection Subaccount, except for any Principal Proceeds that will be used to settle binding commitments entered into prior to the related Determination Date for the purchase of Collateral Loans, in each case, to the extent received on or before the related Determination Date (or, if such Determination Date is not a Business Day, the next succeeding Business Day) will be transferred to the Payment Account to be applied in the following order of priority:

(A) to pay registration, registered office and filing fees, if any, of the Borrower, subject to a cap of $15,000 per annum;

(B) (1) first, to pay Administrative Expenses as provided in Section 9.01(a)(i)(B) subject to the Administrative Expense Cap and (2) second, to the Administrative Agent to pay all fees and expenses of the Administrative Agent under the Facility Documents;

(C) to each Lender, pro rata, based on amounts owed, to pay accrued and unpaid Interest on the Advances and Unused Fees due to each such Lender and amounts payable to each such Lender under Section 2.11;

(D) (1) first, to the Servicer to pay the Servicer Fee, plus any Servicer Fee that remains due and unpaid in respect of any prior Payment Dates as a result of insufficient funds and (2) second, to pay Servicer Expenses in accordance with the priorities specified in the definition thereof, provided that the amounts in this clause (D)(2) shall not exceed the Servicer Expense Cap;

(E) to pay the principal of the Advances of each Lender (pro rata, based on each Lender’s Percentage) until paid in full; provided that the Administrative Agent shall allocate such principal payments among the Tranches in its sole discretion;

(F) to pay, on a pro rata basis, accrued and unpaid amounts owing to Affected Persons (if any) under Sections 2.10 and 13.04, all unpaid Facility Reduction Fees and all other fees, expenses or indemnities owed to the Secured Parties or Indemnified Parties;

(G) (1) first, to the payment of amounts referred to in clause (B) and (2) second, to the payment of amounts referred to in clause (D)(2) above, in each case to the extent not paid in full pursuant to such clause; and

(H) any remaining amount shall be released to the Equityholder (or its designee) or the Servicer (or its designee), whether in the form of a distribution or otherwise.

(b) If on any Payment Date the amount available in the Payment Account is insufficient to make the full amount of the disbursements required by the Payment Date Report, the Collateral Agent shall make the disbursements called for in the order and according to the priority set forth under Section 9.01(a) to the extent funds are available therefor.

ARTICLE X

SALE OF COLLATERAL LOANS;

PURCHASE OF ADDITIONAL COLLATERAL LOANS

Section 10.01 Sales of Collateral Loans.

(a) Discretionary Sales of Collateral Loans. Subject to the satisfaction of the conditions specified in Section 10.03, the Borrower (or the Servicer on behalf of the Borrower) may, but will not be required to, direct the Collateral Agent to sell, and the Collateral Agent shall sell in the manner directed by the Servicer, any Collateral Loan if such sale meets the requirements set forth below (as shown in the Borrowing Base Calculation Statement delivered with respect thereto in accordance with Section 5.02(d)(iii)):

(i) no Default or Event of Default exists or would result upon giving effect thereto; provided that the Borrower (or the Servicer on behalf of the Borrower) may sell one or more Collateral Loans if after giving effect thereto and the application of the proceeds thereof any existing Default or Event of Default would be cured;

(ii) the Administrative Agent has provided prior written consent to such sale, if upon giving effect thereto and the application of the proceeds thereof, the Minimum OC Coverage Test would not be satisfied;

(iii) the Administrative Agent has provided prior written consent to such sale, if such sale is to the Equityholder, the Servicer or a Person that is an Affiliate of the Borrower, the Equityholder or the Servicer unless it complies with Section 10.03; and

(iv) the Administrative Agent has provided prior written consent to such sale, if the sale is after the Reinvestment Period, after giving effect to such sale or disposition, the OC Ratio would not (A) be decreased and (b) be less than 125%;

provided that the restriction in clause (iii) above in this Section 10.01(a) shall not apply to sales of Defaulted Collateral Loans, Ineligible Collateral Loans or Warranty Collateral Loans (as defined in the Loan Sale Agreement).

Notwithstanding anything above that would otherwise prohibit the sale of a Collateral Loan after the occurrence or during the continuance of a Default or an Event of Default, if the Borrower entered into an agreement to sell any such Collateral prior to the occurrence of such Default or an Event of Default, but such sale did not settle prior to the occurrence of such Default or an Event of Default, then the Borrower shall be permitted to consummate such sale notwithstanding the occurrence of such Default or an Event of Default; provided that the settlement for such sale occurs within the customary settlement period for similar trades.

(b) Ineligible Collateral Loans. Notwithstanding Section 10.01(a), if on any day a Collateral Loan is no longer an Eligible Collateral Loan and any Coverage Test is not satisfied as of such day, the Borrower shall either make a deposit of the funds and/or deliver one or more replacement Collateral Loans for such ineligible Collateral Loan, in each case pursuant to the Loan Sale Agreement and in accordance with Section 10.03; provided that this clause (b) shall not require the Borrower to sell any such Collateral Loan. Upon confirmation of the deposit of the amount described above into the Collection Account or the delivery to the Borrower of the replacement Collateral Loans, such ineligible Collateral Loan shall be removed from the Collateral and the Collateral Agent, for the benefit of the Secured Parties, shall automatically and without further action be deemed to release to the Borrower, without recourse, representation or warranty, all the right, title and interest and any Lien of the Collateral Agent, for the benefit of the Secured Parties in, to and under such ineligible Collateral Loan.

(c) Sales of Equity Securities. The Borrower (or the Servicer on behalf of the Borrower) may sell any Equity Security at any time without restriction, and shall use its commercially reasonable efforts to effect the sale of any Equity Security, regardless of price, within forty-five (45) days of receipt if such Equity Security constitutes Margin Stock, unless such sale is prohibited by Applicable Law or contract, in which case such Equity Security should be sold as soon as such sale is permitted by Applicable Law or contract.

Section 10.02 Purchase of Additional Collateral Loans. (a) On any date during the Reinvestment Period, if no Event of Default has occurred and is continuing, the Borrower (or the Servicer on behalf of the Borrower) may, if each of the conditions specified in this Section 10.02 and Section 10.04 are met, invest Principal Proceeds (and accrued interest received with respect to any Collateral Loan to the extent used to pay for accrued interest on additional Collateral Loans and other amounts on deposit in the Principal Collection Subaccount) in additional Collateral Loans on the current Approved List or subject to an Approval Request; provided that no Collateral Loan (excluding subsequent draws under Revolving Collateral Loans or Delayed Drawdown Collateral Loans) may be purchased unless each of the following conditions are satisfied as of the date the Servicer commits on behalf of the Borrower to make such purchase and after giving effect to such purchase and all other sales or purchases previously or simultaneously committed to:

(i) the Borrower shall have delivered and the Administrative Agent shall have approved an Approval Request with respect to the Collateral Loan pursuant to the terms of Section 2.02;

(ii) such obligation is an Eligible Collateral Loan; and

(iii) each Coverage Test is satisfied (or, if not satisfied immediately prior to such investment, compliance with such Coverage Test is maintained or improved).

Section 10.03 Conditions Applicable to All Sale and Purchase Transactions. (a) Any transaction effected under this Article X (other than sales required by Section 10.01(c)) or in connection with the acquisition of additional Collateral Loans if effected with a Person that is the Equityholder or an Affiliate thereof (or with an account or portfolio for which the Equityholder or any of its Affiliates serves as investment adviser), shall be, in each case except as otherwise expressly permitted under the Facility Documents, (i) for fair market value, (ii) in compliance with Section 5.03(h), (iii) effected in accordance with all Applicable Laws, (iv) the Principal Balance of all Equityholder Collateral Loans (other than Warranty Collateral Loans) substituted or sold by the Borrower to the Equityholder or an Affiliate thereof may not exceed 20% of the Equityholder Purchased Loan Balance measured as of the date of such sale or dividend, and (v) the Principal Balance of all Equityholder Collateral Loans (other than Warranty Collateral Loans) that are Defaulted Collateral Loans substituted or sold by the Borrower to the Equityholder or an Affiliate thereof may not exceed 10% of the Equityholder Purchased Loan Balance measured as of the date of such sale or dividend.

(b) Upon each acquisition by the Borrower of a Collateral Loan (i) all of the Borrower’s right, title and interest to such Collateral Loan shall be subject to the Lien granted to the Collateral Agent pursuant to this Agreement and (ii) such Collateral Loan shall be Delivered to the Collateral Agent.

Section 10.04 Additional Equity Contributions. (a) The Equityholder may, but shall have no obligation to, at any time or from time to time make a capital contribution to the Borrower for any purpose, including for the purpose of curing any Default, satisfying any Coverage Test, enabling the acquisition or sale of any Collateral Loan or satisfying any conditions under Section 3.02. Each contribution shall either be made (a) in Cash (in which event such contributions shall be made by deposit into the Collection Account), (b) by assignment and contribution of an Eligible Investment and/or (c) by assignment of a Collateral Loan that is an Eligible Collateral Loan. In connection with any contribution described in this Section 10.04 (other than a contribution of a portion of the purchase price of a Collateral Loan acquired in accordance with the Loan Sale Agreement), the Borrower (or the Servicer on its behalf) shall provide written instruction to the Collateral Agent identifying (a) the subclause under which such contribution is being made (the “Contribution Notice”) and (b)(i) in the case of contributions made in cash, (A) the timing of such contribution and (B) the amount of such contribution and (ii) in the case of contributions made by assignment and contribution of an Eligible Investment and/or by assignment of a Collateral Loan that is an Eligible Collateral Loan, (A) the name of such Eligible

Investment and/or Collateral Loan and (B) attaching the accompanying assignment forms. All cash contributed to the Borrower shall be treated as Principal Proceeds, except to the extent that the Borrower (or the Servicer on its behalf) specifies in the Contribution Notice that such Cash shall constitute Interest Proceeds and shall be deposited into a Collection Account in accordance with Section 8.02 as designated by the Borrower (or the Servicer on its behalf).

Section 10.05 Transfer of Warranty Collateral Loans. The Borrower may transfer any Warranty Collateral Loan to the Equityholder, or to any third party at the Equityholder’s discretion, to consummate the sale or substitution of such Warranty Collateral Loan pursuant to, and in accordance with the terms of, Article VI of the Loan Sale Agreement.

ARTICLE XI

ADMINISTRATION AND SERVICING OF CONTRACTS

Section 11.01 Appointment and Designation of the Servicer.

(a) Initial Servicer. The Borrower hereby appoints Blackstone Private Credit Fund, pursuant to the terms and conditions of this Agreement, as Servicer, with the authority to service, administer and exercise rights and remedies, on behalf of the Borrower, in respect of the Collateral. Blackstone Private Credit Fund hereby accepts such appointment and agrees to perform the duties and responsibilities of the Servicer pursuant to the terms hereof. The Servicer and the Borrower hereby acknowledge that the Administrative Agent and the Secured Parties are third party beneficiaries of the obligations undertaken by the Servicer hereunder.

(b) Subcontracts. The Servicer may, without the consent of any party but with prior written notice to the Administrative Agent, subcontract with any other Person for servicing, administering or collecting the Collateral; provided that (i) the Servicer shall select any such Person with reasonable care and shall be solely responsible for the fees and expenses payable to any such Person and (ii) the Servicer shall not be relieved of, and shall remain liable for, the performance of the duties and obligations of the Servicer pursuant to the terms hereof without regard to any subcontracting arrangement.

Section 11.02 Duties of the Servicer.

(a) Duties. The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to service, administer and collect on the Collateral from time to time, all in accordance with Applicable Law and the Servicing Standard. Subject to the terms of this Agreement (including Section 11.04 and Article VI), the Servicer has the sole and exclusive authority to make any and all decisions with respect to the Collateral and take or refrain from taking any and all actions with respect to the Collateral. Without limiting the foregoing, the duties of the Servicer shall include the following:

(i) supervising the Collateral, including communicating with Obligors, executing amendments, providing consents and waivers, exercising voting rights, enforcing and collecting on the Collateral and otherwise managing the Collateral on behalf of the Borrower;

(ii) maintaining all necessary servicing records with respect to the Collateral and providing such reports to the Administrative Agent and each Lender (with a copy to the Collateral Agent and the Custodian) in respect of the servicing of the Collateral (including information relating to its performance under this Agreement) as may be required hereunder or as the Administrative Agent or any Lender may reasonably request and which can be obtained without any undue burden or expense;

(iii) maintaining and implementing administrative and operating procedures (including an ability to recreate servicing records evidencing the Collateral in the event of the destruction of the originals thereof) and keeping and maintaining all documents, books, records and other information reasonably necessary or advisable for the collection of the Collateral;

(iv) promptly delivering to the Administrative Agent, each Lender, the Collateral Agent or the Custodian, from time to time, such information and servicing records (including information relating to its performance under this Agreement) as the Administrative Agent, each Lender, the Custodian or the Collateral Agent may from time to time reasonably request and which can be obtained without any undue burden or expense;

(v) identifying each Collateral Loan in its internal servicing records to reflect the ownership of such Collateral Loan by the Borrower;

(vi) notifying the Administrative Agent and each Lender of any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim (A) that is or is threatened to be asserted by an Obligor with respect to any Collateral Loan (or portion thereof) of which it has actual knowledge or has received notice; or (B) that could reasonably be expected to have a Material Adverse Effect;

(vii) maintaining the perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral;

(viii) directing the Collateral Agent to make payments pursuant to the terms of the Payment Date Report;

(ix) assisting the Borrower with respect to the purchase and sale of and payment for the Collateral Loans and Eligible Investments;

(x) instructing the Obligors and/or the administrative agents, as applicable, on the Collateral Loans to make payments directly into the Collection Account established and maintained with the Collateral Agent;

(xi) delivering assignments and promissory notes to the Custodian;

(xii) complying with such other duties and responsibilities as may be required of the Servicer by this Agreement; and

(xiii) assisting in the acquisition and sale of Collateral Loans and other Collateral in accordance with Article X and the Servicing Standard.

It is acknowledged and agreed that in circumstances in which a Person other than the Borrower or the Servicer acts as lead agent with respect to any Collateral Loan, the Servicer shall perform its servicing duties hereunder only to the extent a lender under the applicable Related Documents has the right to do so.

(b) Notwithstanding anything to the contrary contained herein, the exercise by the Administrative Agent, the Collateral Agent and the Secured Parties of their rights hereunder shall not release the Servicer or the Borrower from any of their duties or responsibilities with respect to the Collateral. The Secured Parties, the Administrative Agent, each Lender and the Collateral Agent shall not have any obligation or liability with respect to any Collateral, nor shall any of them be obligated to perform any of the obligations of the Servicer hereunder.

(c) Any payment by an Obligor in respect of any indebtedness owed by it to the Borrower shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Administrative Agent, be applied as a collection of a payment by such Obligor (starting with the oldest such outstanding payment due, provided such obligation is not on non-accrual) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

(d) The Servicer agrees to supervise and assist in the investment and reinvestment of the Collateral, and shall perform on behalf of the Borrower the duties that have been expressly delegated to the Servicer in this Agreement and any other Facility Document (and the Servicer shall have no obligation to perform any other duties hereunder or otherwise) and, to the extent necessary or appropriate to perform such duties, the Servicer shall have the power to execute and deliver all necessary and appropriate documents and instruments on behalf of the Borrower with respect thereto. The Servicer shall comply with the terms and conditions hereof and any other Facility Document expressly applicable to it, in its capacity as the Servicer, or otherwise affecting the duties and functions that have been delegated to it thereunder and hereunder as the Servicer and shall perform its obligations hereunder and thereunder in good faith and with reasonable care, using a degree of skill and attention no less than the Servicer and its Affiliates exercise with respect to comparable assets that it services for itself and for others having similar investment objectives and restrictions substantially in accordance with its existing practices and procedures relating to assets of the nature and character of the Collateral Loans (such standard of care, the “Servicing Standard”).

Section 11.03 Authorization of the Servicer. (a) Each of the Borrower, the Administrative Agent and each Lender hereby authorizes the Servicer (including any successor thereto) to take any and all reasonable steps in its name and on its behalf necessary or desirable in the determination of the Servicer and not inconsistent with the grant by the Borrower to the Collateral Agent on behalf of the Secured Parties hereunder, to collect all amounts due under any and all Collateral, including, endorsing any of their names on checks and other instruments representing Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Collateral and, after the delinquency of any Collateral and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof. The Borrower and the Collateral Agent on behalf of the Secured Parties shall furnish the Servicer (and any successors thereto) with any powers of attorney and other documents reasonably necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder. In case any reasonable question arises as to its duties hereunder, the Collateral Agent may request instructions from the Administrative Agent and shall be entitled at all times to refrain from taking any actions unless it has received instruction from the Administrative Agent. In no event shall the Servicer be entitled to make any Secured Party a party to any litigation without such party’s express prior written consent, or to make the Borrower a party to any litigation (other than any routine foreclosure or similar collection procedure) without the Administrative Agent’s consent.

(b) The Administrative Agent may, at any time that an Event of Default has occurred and is continuing, notify any Obligor with respect to any Collateral of the assignment of such Collateral to the Collateral Agent on behalf of the Secured Parties and direct that payments of all amounts due or to become due be made directly to the Administrative Agent or any servicer, collection agent or account designated by the Administrative Agent and, upon such notification and at the expense of the Borrower, the Administrative Agent may enforce collection of any such Collateral, and adjust, settle or compromise the amount or payment thereof.

Section 11.04 Collection Efforts, Modification of Collateral. (a) The Servicer will use commercially reasonable efforts to collect, or cause to be collected, all payments called for under the terms and provisions of the Collateral Loans included in the Collateral as and when the same become due, all in accordance with the Servicing Standard.

(b) In the performance of its obligations hereunder, the Borrower (or the Servicer on its behalf) may enter into any amendment or waiver of or supplement to any Related Document; provided that the prior written consent of the Required Lenders shall be required if an Event of Default has occurred and is continuing or an Event of Default or Default would result from such amendment, waiver or supplement. For the avoidance of doubt, any Collateral Loan that, as a result of any amendment or supplement thereto, ceases to qualify as an Eligible Collateral Loan shall not be included in the Borrowing Base.

Section 11.05 Servicer Compensation. As compensation for its activities hereunder and reimbursement for its expenses, the Servicer shall be entitled to be paid the Servicer Fee and reimbursed its expenses as provided in the Priority of Payments. If and to the extent that there are insufficient funds to pay any Servicer Fee in full on any Payment Date or if any Servicer Fee has accrued but is not yet due and payable, the amount due or accrued and unpaid will be deferred and will be payable on such later Payment Date on which funds are available in accordance with the Priority of Payments.

Section 11.06 The Servicer Not to Resign. The Servicer shall not resign from the obligations and duties hereby imposed on it except upon the Servicer’s determination that (a) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (b) there is no reasonable action that the Servicer could take to make the performance of its duties hereunder permissible under Applicable Law. Any such determination permitting the resignation of the Servicer shall be evidenced as to clause (a) above by an opinion of counsel to such effect delivered to the Administrative Agent and each Lender.

ARTICLE XII

THE AGENTS

Section 12.01 Authorization and Action. (a) Each Lender hereby irrevocably appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and, to the extent applicable, the other Facility Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, subject to the terms hereof. The Collateral Agent’s services hereunder shall be conducted through its Corporate Trust Services division (including, as applicable, any agents or Affiliates utilized thereby). No Agent shall have any duties or responsibilities, except those expressly set forth herein or in the other Facility Documents to which it is a party or any fiduciary relationship with any Secured Party and no implied covenants, functions, responsibilities, duties or obligations or liabilities on the part of such Agent shall be read into this Agreement or any other Facility Document to which such Agent is a party (if any) as duties on its part to be performed or observed. No Agent shall have or be construed to have any other duties or responsibilities in respect of this Agreement or any other Facility Document and the transactions contemplated hereby or thereby. As to any matters not expressly provided for by this Agreement or the other Facility Documents, no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Majority Lenders (or, with respect to the Collateral Agent, the Administrative Agent); provided that such Agent shall not be required to take any action which exposes such Agent, in its judgment, to personal liability, cost or expense or which is contrary to this Agreement, the other Facility Documents or Applicable Law, or would be, in its judgment, contrary to its duties hereunder, under any other Facility Document or under Applicable Law. Each Lender agrees that in any instance in which the Facility Documents provide that the Administrative Agent’s consent may not be unreasonably withheld, provide for the exercise of the Administrative Agent’s reasonable discretion, or provide to a similar effect, it shall not in its instructions (or by refusing to provide instruction) to the Administrative Agent withhold its consent or exercise its discretion in an unreasonable manner.

(b) If the Collateral Agent has been requested or directed by the Majority Lenders or the Required Lenders, as applicable, (or by the Administrative Agent acting at the direction of the Majority Lenders or the Required Lenders) to take any action pursuant to any provision of this Agreement or any other Facility Document, the Collateral Agent shall not be under any obligation to exercise any of the rights or powers vested in it by this Agreement or such Facility Document in the manner so requested unless it shall have been provided indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred by it in compliance with or in performing such request or direction. No provision of this Agreement or any other Facility Document shall otherwise be construed to require the Collateral Agent to expend or risk its own funds or to take any action that could in its judgment cause it to incur any cost, expenses or liability, unless it is provided indemnity acceptable to it against any such expenditure, risk, costs, expense or liability. For the avoidance of doubt, the Collateral Agent shall not have any duty or obligation to take any action to exercise or enforce any power, right or remedy available to it under this Agreement or any other Facility Document or any Related Document unless and until directed by the Majority Lenders or the Required Lenders, as applicable (or the Administrative Agent on their behalf).

(c) Neither the Collateral Agent nor any officer, agent or representative thereof shall be personally liable for any action taken by any such Person in accordance with any notice given by the Majority Lenders or the Required Lenders, as applicable, (or by the Administrative Agent acting at the direction of the Majority Lenders or the Required Lenders) pursuant to the terms of this Agreement or any other Facility Document even if, at the time such action is taken by any such Person, the Majority Lenders or the Required Lenders, as applicable, or Persons purporting to be the Majority Lenders or the Required Lenders, as applicable, are not entitled to give such notice, except where the Responsible Officer of the Collateral Agent has actual knowledge (without any duty of inquiry or investigation on its part) that the Majority Lenders or the Required Lenders, as applicable, or Persons purporting to be the Majority Lenders or the Required Lenders, as applicable, are not entitled to give such notice. If any dispute or disagreement shall arise as to the allocation of any sum of money received by the Collateral Agent hereunder or under any Facility Document, the Collateral Agent shall have the right to deliver such sum to a court of competent jurisdiction and therein commence an action for interpleader.

(d) If in performing its duties under this Agreement, the Collateral Agent is required to decide between alternative courses of action, it may request written instructions from the Administrative Agent as to the course of action desired by it. If the Collateral Agent does not receive such instructions within five (5) Business Days after it has requested them, the Collateral Agent may, but shall be under no duty to, take or refrain from taking any such courses of action. The Collateral Agent shall act in accordance with instructions received after such five (5) Business Day period except to the extent it has already, in good faith, taken or committed itself to take, action inconsistent with such instructions.

(e) Instructions to Collateral Agent.

(i) The Collateral Agent shall be entitled to refrain from taking any action unless it has been instructed in writing by the Borrower (or the Servicer on the Borrower’s behalf), the Required Lenders or the Administrative Agent, as applicable, as it reasonably deems necessary. In the absence of gross negligence or willful misconduct by the Collateral Agent, the Collateral Agent shall have no liability for any action (or forbearance from action) taken pursuant to such written instructions of the Borrower, the Servicer, the Required Lenders or the Administrative Agent, as applicable.

(ii) Whenever the Collateral Agent is entitled or required to receive or obtain any communications or information pursuant to or as contemplated by this Agreement, it shall be entitled to receive the same in writing, in form, content and medium reasonably acceptable to it and otherwise in accordance with any applicable term of this Agreement; and whenever any report or other information is required to be produced or distributed by the Collateral Agent it shall be in form, content and medium reasonably acceptable to it and the Borrower, and otherwise in accordance with any applicable term of this Agreement.

(iii) In case any reasonable question arises as to its duties hereunder, the Collateral Agent may, so long as no Event of Default has occurred and is continuing, request instructions from the Servicer and may, after the occurrence and during the continuance of an Event of Default, request instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Servicer or the Administrative Agent, as applicable. The Collateral Agent shall, in the absence of gross negligence or willful misconduct by the Collateral Agent, have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Administrative Agent.

(f) General Standards of Care for the Collateral Agent. Notwithstanding any terms herein contained to the contrary, the acceptance by the Collateral Agent of its appointment hereunder is expressly subject to the following terms, which shall govern and apply to each of the terms and provisions of this Agreement (whether or not so stated therein):

(i) Nothing herein obligates the Collateral Agent to commence, prosecute or defend legal proceedings in any instance, whether on behalf of the Borrower or on its own behalf or otherwise, with respect to any matter arising hereunder, or relating to this Agreement or the services contemplated hereby.

(ii) The permissive right of the Collateral Agent to take any action hereunder shall not be construed as a duty.

(iii) The Collateral Agent has no obligation to determine the Interest Rate or whether an asset is an Eligible Collateral Loan.

Section 12.02 Delegation of Duties. Each Agent may execute any of its duties under this Agreement and each other Facility Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care other than any Affiliates of such Agent.

Section 12.03 Agents’ Reliance, Etc. (a) Neither Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any of the other Facility Documents, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, each Agent: (i) may consult with legal counsel (including counsel for the Borrower or the Servicer or any of their Affiliates) and independent public accountants and other experts selected by it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by such Agent in good faith in accordance with such opinion and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Secured Party or any other Person and shall not be responsible to any Secured Party or any Person for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or the other Facility Documents; (iii) shall not have any duty to monitor, ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement, the other Facility Documents or any Related Document or any notice, consent, certificate, instruction or waiver, report, statement, opinion, direction or other instrument or writing on the part of the Borrower, the Servicer or any other Person or to inspect the property (including the books and records) of the Borrower or the Servicer; (iv) shall not be responsible to any Secured Party or any other Person for the due execution, legality, validity, enforceability, perfection, genuineness, sufficiency or value of any Collateral (or the validity, perfection, priority or enforceability of the Liens on the Collateral), this Agreement, the other Facility Documents, any Related Document or any other instrument or document furnished pursuant hereto or thereto; (v) shall incur no liability under or in respect of this Agreement or any other Facility Document by relying on, acting upon (or by refraining from action in reliance on) any notice, consent, certificate (including, for the avoidance of doubt, the Borrowing Base Calculation Statement), instruction or waiver, report, statement, opinion, direction or other instrument or writing (which may be delivered by telecopier, email, cable or telex, if acceptable to it) reasonably believed by it to be genuine and believed by it to be signed or sent by the proper party or parties; (vi) shall not be responsible to any Person for any recitals, statements, information, representations or warranties regarding the Borrower or the Collateral or in any document, certificate or other writing delivered in connection herewith or therewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of thereof or any such other document or the financial condition of any Person or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions related to any Person or the existence or possible existence of any Default or Event of Default; and (vii) shall not have any obligation whatsoever to any Person to assure that any collateral exists or is owned by any Person or is cared for, protected or insured or that any liens have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available with respect thereto. No Agent shall have any liability to the Borrower or any Lender or any other Person for the Borrower’s, the Servicer’s, any Lender’s or any other Person’s, as the case may be, performance of, or failure to perform, any of their respective obligations and duties under this Agreement or any other Facility Document.

(b) No Agent shall be liable for the actions or omissions of any other Agent (including concerning the application of funds), or under any duty to monitor or investigate compliance on the part of any other Agent with the terms or requirements of this Agreement, any Facility Document or any Related Document, or their duties hereunder or thereunder. Each Agent shall be entitled to assume the due authority of any signatory and genuineness of any signature appearing on any instrument or document it may receive (including each Notice of Borrowing received hereunder) in the absence of its own gross negligence or willful misconduct. No Agent shall be liable for any action taken in good faith and reasonably believed by it to be within the powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action (including for refusing to exercise discretion or for withholding its consent in the absence of its receipt of, or resulting from a failure, delay or refusal on the part of the Required Lenders to provide, written instruction to exercise such discretion or grant such consent from the Required Lenders, as applicable). No Agent shall be liable for any error of judgment made in good faith unless it shall be proven by a court of competent jurisdiction that such Agent was grossly negligent in ascertaining the relevant facts. Nothing herein or in any Facility Document or Related Document shall obligate any Agent to advance, expend or risk its own funds, or to take any action which in its reasonable judgment may cause it to incur any expense or financial or other liability for which it is not adequately indemnified. No Agent shall be liable for any indirect, special, punitive or consequential damages (including lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action. No Agent shall be charged with knowledge or notice of any matter unless actually known to a Responsible Officer of such Agent, or unless and to the extent written notice of such matter is received by such Agent at its address in accordance with Section 13.02. Any permissive grant of power to an Agent hereunder shall not be construed to be a duty to act. Each Agent shall have only the duties and responsibilities as are specifically set forth in this Agreement and no covenants, implied duties or obligations shall be implied in this Agreement against any Agent. Before acting hereunder, an Agent shall be entitled to request, receive and rely upon such certificates and opinions as it may reasonably determine appropriate with respect to the satisfaction of any specified circumstances or conditions precedent to such action. Neither Agent shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, entitlement order, approval or other paper or document. Neither Agent shall be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith, except in the case of its willful misconduct or grossly negligent performance or omission of its duties.

(c) No Agent shall be responsible or liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include acts of God, strikes, lockouts, riots, acts of war, epidemics or pandemics, governmental regulations imposed after the fact, fire, communication line failures, computer viruses, power failures, loss or malfunction of utilities, communications or computers (software and hardware) services, earthquakes or other disasters, national emergency, malware or ransomware attack, unavailability of the Federal Reserve Bank wire or telex system or other applicable wire or funds transfer system, or unavailability of any securities clearing system.

(d) The delivery of reports and other documents and information to the Collateral Agent hereunder or under any other Facility Document is for informational purposes only and the Collateral Agent’s receipt of such documents and information shall not constitute constructive notice of any information contained therein or determinable from information contained therein. The Collateral Agent is hereby authorized and directed to execute and deliver the other Facility Documents to which it is a party. Whether or not expressly stated in such Facility Documents, in performing (or refraining from acting) thereunder, the Collateral Agent shall have all of the rights, benefits, protections and indemnities which are afforded to it in this Agreement.

(e) Each Lender acknowledges that, except as expressly set forth in this Agreement, neither Agent has made any representation or warranty to it, and that no act by either Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by such Agent to any Secured Party as to any matter. Each Lender represents to each Agent that it has, independently and without reliance upon such Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the Servicer, and made its own decision to enter into this Agreement and the other

Facility Documents to which it is a party. Each Lender also represents that it will, independently and without reliance upon either Agent or any other Secured Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the Facility Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the Servicer. Neither Agent shall have any duty or responsibility to provide any Secured Party with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of the Borrower or Servicer which may come into the possession of such Agent.

Section 12.04 Indemnification. Each of the Lenders agrees to indemnify and hold the Agents harmless (to the extent not reimbursed by or on behalf of the Borrower pursuant to Section 13.04 or otherwise) from and against any and all Liabilities which may be imposed on, incurred by, or asserted against the Agents in any way relating to or arising out of this Agreement or any other Facility Document or any Related Document or any action taken or omitted by the Agents under this Agreement or any other Facility Document or any Related Document; provided that no Lender shall be liable to any Agent for any portion of such Liabilities resulting from such Agent’s gross negligence or willful misconduct; and provided, further, that no Lender shall be liable to the Collateral Agent for any portion of such Liabilities unless such Liabilities are imposed on, incurred by, or asserted against the Collateral Agent as a result of any action taken, or not taken, by the Collateral Agent by the express terms of this Agreement or at the direction of the Administrative Agent or such Lender or Lenders, as the case may be, in accordance with the terms and conditions set forth in this Agreement (it being understood and agreed that the Collateral Agent shall be under no obligation to exercise or to honor any of the rights or powers vested in it by this Agreement at the request or direction of the Administrative Agent or any of the Lenders (or other Persons authorized or permitted under the terms hereof to make such request or give such direction) pursuant to this Agreement or any of the other Facility Document, unless the Administrative Agent or such Lenders shall have provided to the Collateral Agent security or indemnity reasonably satisfactory to it against the costs, expenses (including reasonable and documented attorney’s fees and expenses) and Liabilities which might reasonably be incurred by it in compliance with such request or direction, whether such indemnity is provided under this Section 12.04 or otherwise). The rights of the Agents and obligations of the Lenders under or pursuant to this Section 12.04 shall survive the termination of this Agreement, and the earlier removal or resignation of any Agent hereunder.

Section 12.05 Successor Agents. (a) Subject to the terms of this Section 12.05, each Agent may, upon thirty (30) days’ notice to the Lenders and the Borrower, resign as Administrative Agent or Collateral Agent, as applicable. If an Agent shall resign, then the Required Lenders shall appoint a successor agent. If for any reason a successor agent is not so appointed and does not accept such appointment within thirty (30) days of notice of resignation, such Agent may appoint a successor agent. The appointment of any successor Agent shall be subject to the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed); provided that the consent of the Borrower to any such appointment shall not be required if (i) a Default or Event of Default shall have occurred and is continuing or (ii) if such successor agent is a Lender or an Affiliate of such Agent or any Lender. Any resignation of an Agent shall be effective upon the appointment of a successor agent pursuant to this Section 12.05.

After the effectiveness of any retiring Agent’s resignation hereunder as Agent, the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Facility Documents and the provisions of this Article XII shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was Agent under this Agreement and under the other Facility Documents. If no successor Administrative Agent or Collateral Agent, as applicable, shall have been appointed and an instrument of acceptance by a successor Administrative Agent or Collateral Agent, as applicable, shall not have been delivered to the Administrative Agent or Collateral Agent, as applicable, within sixty days after giving of notice of resignation by the Administrative Agent or Collateral Agent, as applicable, the resigning Administrative Agent or Collateral Agent, as applicable, may petition any court of competent jurisdiction for the appointment of a successor Administrative Agent or Collateral Agent, as applicable.

(b) Any Person (i) into which the Collateral Agent may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Collateral Agent shall be a party, or (iii) that may succeed to the corporate trust properties and assets of the Collateral Agent substantially as a whole, shall be the successor to the Collateral Agent under this Agreement without further act of any of the parties to this Agreement.

Section 12.06 The Collateral Agent. (a) The Collateral Agent shall have no liability for losses arising from (i) any cause beyond its control, (ii) any delay, error, omission or default of any mail, telegraph, cable or wireless agency or operator, or (iii) the acts or edicts of any government or governmental agency or other group or entity exercising governmental powers.

(b) It is expressly acknowledged and agreed that the Collateral Agent is not guaranteeing the performance of or assuming any liability for the obligations of the other parties hereto or any portion of the Collateral.

(c) The Collateral Agent shall not be responsible for the preparation or filing of any UCC financing statements or continuation statements or the correctness of any financing statements filed in connection with this Agreement or the validity or perfection of any lien or security interest created pursuant to this Agreement.

(d) The Collateral Agent shall not be liable for interest on any money received by it except as the Collateral Agent may agree in writing with the Borrower. In no event shall the Collateral Agent be liable for the selection of any investments or any losses in connection therewith (except in its capacity as obligor thereunder, if applicable), or for any failure of the relevant party to provide investment instruction to the Collateral Agent in connection with the investment of funds in or from any account set forth herein.

(e) The Collateral Agent shall have no liability for any failure, inability or unwillingness on the part of the Servicer, the Borrower or the Administrative Agent to provide accurate and complete information on a timely basis to the Collateral Agent, or otherwise on the part of any such party to comply with the terms of this Agreement, and shall have no liability for any inaccuracy or error in the performance or observance on the Collateral Agent’s part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.

(f) The Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any certificate, report or other document; provided, however, that, if the form thereof is prescribed by this Agreement, the Collateral Agent shall examine the same to determine whether it conforms on its face to the requirements hereof. The Collateral Agent shall not be deemed to have knowledge or notice of any matter unless actually known to a Responsible Officer. It is expressly acknowledged by the Borrower, the Servicer, the Lenders and the Administrative Agent that performance by the Collateral Agent of its various duties hereunder (including recalculations to be performed in respect of the matters contemplated hereby) shall be based upon, and in reliance upon, data, information and notices provided to it by the Servicer (and/or the Borrower) and/or any related bank agent, obligor or similar party with respect to the Collateral, and the Collateral Agent shall have no responsibility for the accuracy of any such information or data provided to it by such persons and shall be entitled to update its records (as it may deem necessary or appropriate). Nothing herein shall impose or imply any duty or obligation on the part of the Collateral Agent to verify, investigate or audit any such information or data, or to determine or monitor on an independent basis whether any issuer of the Collateral is in default or in compliance with the underlying documents governing or securing such item of Collateral, from time to time.

(g) The Collateral Agent shall have no duty to determine or inquire into the happening or occurrence of any event or contingency, and it is agreed that its duties hereunder are purely ministerial in nature.

(h) Should any controversy arise between the undersigned with respect to the Collateral held by the Collateral Agent, the Collateral Agent shall follow the instructions of the Administrative Agent on behalf of the Secured Parties.

(i) The powers conferred on the Collateral Agent hereunder are solely to protect its interest (on behalf of the Secured Parties) in the Collateral and shall not impose any duty on it to exercise any such powers. Except for performing the obligations expressly imposed on the Collateral Agent hereunder, the Collateral Agent shall have no duty as to any Collateral or responsibility for ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Collateral Agent has or is deemed to have knowledge of such matters or taking any steps to preserve rights against prior parties or other rights pertaining to any Collateral.

(j) In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering, the Collateral Agent may be required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Collateral Agent. Accordingly, each of the parties hereto agrees to provide to the Collateral Agent upon its request from time to time such identifying information and documentation as may be available to such party in order to enable the Collateral Agent to comply with such requirements.

(k) If Wells Fargo or the Collateral Agent is also acting in another capacity, including as Custodian or Securities Intermediary, the rights, protections, immunities and indemnities afforded to Wells Fargo or the Collateral Agent pursuant to this Article XII shall also be afforded to Wells Fargo or the Collateral Agent acting in such capacities; provided that such rights, protections, benefits, immunities and indemnities shall be in addition to, and not in limitation of, any rights, protections, benefits, immunities and indemnities provided in the Custodian Agreement, Account Control Agreement or any other Facility Documents to which Wells Fargo or the Collateral Agent in such capacity is a party.

(l) The Collateral Agent shall not have any obligation to determine if a Collateral Loan meets the criteria specified in the definition of Eligible Collateral Loan or if the requirements set forth in the definition of “Deliver” have been satisfied.

ARTICLE XIII

MISCELLANEOUS

Section 13.01 No Waiver; Modifications in Writing. (a) No failure or delay on the part of any Secured Party exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver of any provision of this Agreement or any other Facility Document, and any consent to any departure by any party to this Agreement or any other Facility Document from the terms of any provision of this Agreement or such other Facility Document, shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower or the Servicer in any case shall entitle the Borrower or the Servicer to any other or further notice or demand in similar or other circumstances.

(b) No amendment, modification, supplement or waiver of this Agreement shall be effective unless signed by the Borrower, the Servicer, the Administrative Agent and the Required Lenders; provided that:

(i) any Fundamental Amendment shall require the written consent of all Lenders affected thereby; and

(ii) no such amendment, modification, supplement or waiver shall amend, modify or otherwise affect the rights or duties of any Agent hereunder without the prior written consent of such Agent.

(c) Notwithstanding anything to the contrary herein, in connection with the increase of the Individual Lender Maximum Funding Amounts hereunder, only the consent of the Lender increasing its Individual Lender Maximum Funding Amount (or providing a new Individual Lender Maximum Funding Amount) shall be required for any amendment that effects such increase in Individual Lender Maximum Funding Amounts.

(d) Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Individual Lender Maximum Funding Amount of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Section 13.02 Notices, Etc. Except where telephonic instructions are authorized herein to be given, all notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be in writing and shall be personally delivered or sent by registered, certified or express mail, postage prepaid, or by facsimile transmission, or by prepaid courier service, or by electronic mail (of a .pdf or other similar file if the recipient has provided an email address in Schedule 5), and shall be deemed to be given for purposes of this Agreement on the day that such writing is received by the intended recipient thereof in accordance with the provisions of this Section 13.02. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 13.02, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective facsimile numbers or email addresses) indicated in Schedule 5, and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party in Schedule 5.

Wells Fargo agrees to accept and act upon instructions or directions pursuant to this Agreement, any other Facility Document, or any Related Document or any document executed in connection herewith or therewith sent by unsecured email (or a .pdf or other similar file), facsimile transmission or other similar unsecured electronic methods; provided, however, that any person providing such instructions or directions shall provide to Wells Fargo an incumbency certificate listing persons designated to provide such instructions or directions as such incumbency certificate may be supplemented from time to time. If any person elects to give Wells Fargo email or facsimile instructions (or instructions by a similar electronic method) and Wells Fargo in its discretion elects to act upon such instructions, Wells Fargo’s reasonable understanding of such instructions shall be deemed controlling. Wells Fargo shall not be liable for any losses, costs or expenses arising directly or indirectly from Wells Fargo’s reliance upon and compliance with such instructions notwithstanding such instructions conflicting with or being inconsistent with a subsequent written instruction. Any person providing such instructions or directions acknowledges and agrees that there may be more secure methods of transmitting such instructions than the method(s) selected by it and agrees that the security procedures (if any) to be followed in connection with its transmission of such instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances.

Section 13.03 Taxes. (a) Any and all payments by or on account of any obligation of the Borrower under any Facility Document shall be made without deduction or withholding for any and all Taxes with respect thereto, unless required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of the Borrower or the Administrative Agent) requires the deduction or withholding of any Tax from any such payment by the Borrower, the Collateral Agent or the Administrative Agent, then the Borrower, the Collateral Agent or the Administrative Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as may be necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 13.03) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) The Borrower agrees to timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) The Borrower agrees to indemnify each Recipient, within 10 days after demand therefor, for (i) the full amount of any Indemnified Taxes (including any Indemnified Taxes imposed or asserted by any jurisdiction on or attributable to amounts payable under this Section 13.03) payable or paid by any Recipient or required to be withheld or deducted from a payment to such Recipient and (ii) any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of another Recipient, shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.06(c)(ii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Facility Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Facility Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 13.03(d).

(e) As soon as practicable after the date of any payment of Taxes by the Borrower to Governmental Authority pursuant to this Section 13.03, the Borrower will furnish to the Administrative Agent the original or a certified copy of a receipt issued by the relevant Governmental Authority evidencing payment thereof, a copy of the return reporting such payment, or other evidence of payment as may be reasonably satisfactory to the Administrative Agent.

(f) If any Recipient in its sole discretion, but acting in good faith, determines that it has received a refund of any Taxes with respect to which it has been indemnified pursuant to this Section 13.03 (including by the payment of additional amounts pursuant to Section 13.03(a)), such Recipient shall reimburse the Borrower (or the Servicer, as applicable) such amount of any refund received (net of reasonable out-of-pocket expenses incurred), but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), as such Secured Party shall determine in its sole discretion, but acting in good faith, to be attributable to the relevant Indemnified Taxes; provided that in the event that such Secured Party is required to repay such refund to the relevant taxing authority, the Borrower agrees to return the refund to such Secured Party. Notwithstanding anything to the contrary in this Section 13.03(f), in no event will any Secured Party be required to pay any amount to an indemnifying party pursuant to this Section 13.03(f) the payment of which would place such Secured Party in a less favorable net after-Tax position than such Secured Party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. Unless required by Applicable Law, at no time shall any Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender, as the case may be. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Facility Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 13.03(g)(ii), (iii) and (v) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of Section 13.03(g)(i), each Lender that is a U.S. Person shall, on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or any Agent), deliver to the Borrower and each Agent, two accurate, complete and signed copies of U.S. Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

(iii) Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and each Agent, on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or any Agent), two accurate, complete and signed copies of whichever of the following is applicable:

(A) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Facility Document, executed copies of U.S. Internal Revenue Service Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Facility Document, U.S. Internal Revenue Service Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B) executed copies of U.S. Internal Revenue Service Form W-8ECI;

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of U.S. Internal Revenue Service Form W-8BEN-E (or W-8BEN, as applicable); or

(D) to the extent a Foreign Lender is not the beneficial owner, executed copies of U.S. Internal Revenue Service Form W-8IMY, accompanied by IRS Form W-ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner.

(iv) Each Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agents (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or any Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Agents to determine the withholding or deduction required to be made.

(v) If a payment made to a Recipient under any Facility Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 13.03(g)(v), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) If any Lender requires the Borrower to pay any Indemnified Taxes or additional amount to such Lender or any Governmental Authority for the account of such Lender pursuant to this Section 13.03, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if such Lender determines, in its sole discretion that such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 13.03 in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(i) Each party’s obligations under this Section 13.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Individual Lender Maximum Funding Amounts and the repayment, satisfaction or discharge of all obligations under any Facility Document.

Section 13.04 Costs and Expenses; Indemnification. (a) The Borrower agrees to promptly pay on demand all reasonable and documented out-of-pocket costs and expenses of the Agents and the Lenders in connection with the preparation, review, negotiation, reproduction, execution and delivery of this Agreement and the other Facility Documents, including the reasonable and documented fees and disbursements of one outside counsel for the Administrative Agent and one outside counsel for the Collateral Agent, costs and expenses of creating, perfecting, releasing or enforcing the Collateral Agent’s security interests in the Collateral, including filing and recording fees, expenses, search fees, UCC filing fees and the equivalent thereof in any foreign jurisdiction, if applicable, and all other related fees and expenses in connection therewith; and in connection with the administration and any waiver, consent, modification or amendment or similar agreement in respect of this Agreement, the Notes or any other Facility Document and advising the Agents and Lenders as to their respective rights, remedies and responsibilities. The Borrower agrees to promptly pay on demand all reasonable and documented costs and expenses of each of the Secured Parties in connection with the enforcement of this Agreement, the Notes or any other

Facility Document, including all reasonable and documented out-of-pocket costs and expenses incurred by the Collateral Agent in connection with the preservation, collection, foreclosure or enforcement of the Collateral subject to the Facility Documents or any interest, right, power or remedy of the Collateral Agent or in connection with the collection or enforcement of any of the Obligations or the proof, protection, administration or resolution of any claim based upon the Obligations in any insolvency proceeding, including all reasonable fees and disbursements of outside counsel, accountants, auditors, consultants, appraisers and other professionals engaged by the Collateral Agent; provided that, in each case, there shall be one primary outside attorney and one local counsel representing such Secured Parties (other than the Collateral Agent, who shall have one primary outside attorney and one local counsel) unless any conflict of interest arises. Without prejudice to its rights hereunder, the expenses and the compensation for the services of the Secured Parties are intended to constitute expenses of administration under any applicable bankruptcy law. For the avoidance of doubt, this Section 13.04(a) shall not apply to Taxes, other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim, which shall be covered by Section 13.03.

(b) The Borrower agrees to indemnify and hold harmless each Secured Party and each of their Affiliates and the respective officers, directors, employees, agents, managers of, and any Person controlling any of, the foregoing (each, an “Indemnified Party”) from and against any and all Liabilities that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of the execution, delivery, enforcement, performance, administration of or otherwise arising out of or incurred in connection with this Agreement, any other Facility Document, any Related Document or any transaction contemplated hereby or thereby (and regardless of whether or not any such transactions are consummated); except that the Borrower shall not be liable to the extent any such Liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct; provided that any payment hereunder which relates to taxes, levies, imposes, deductions, charges and withholdings, and all liabilities (including penalties, interest and expenses) with respect thereto, or additional sums described in Sections 2.10, 2.11 or 13.03, shall not be covered by this Section 13.04(b).

(c) Subject to the Lender Fee Letter, the Servicer agrees to indemnify and hold harmless each Indemnified Party from and against any and all Liabilities that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of any one or more of the following: (i) any breach by the Servicer of any covenant or any of its obligations under any Facility Document, (ii) the failure of any of the representations or warranties of the Servicer set forth in any Facility Document or in any certificate, statement or report delivered in connection therewith to be true when made or when deemed made or repeated and (iii) by reason of any gross negligence, bad faith or willful misconduct (as determined by the final non-appealable judgment of a court of competent jurisdiction) on the part of the Servicer in its capacity as Servicer; except the Servicer shall not be liable to the extent any such Liability (x) results from the performance or non-performance of the Collateral Loans or (y) is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct; provided that any payment hereunder which relates to taxes, levies, imposes, deductions, charges and withholdings, and all liabilities (including penalties, interest and expenses) with respect thereto, or additional sums described in Sections 2.10, 2.11 or 13.03, shall not be covered by this

Section 13.04(c). The Servicer shall not have any liability hereunder to any Indemnified Party to the extent an Indemnified Party affects any settlement of a matter that is (or could be) subject to indemnification hereunder without the prior written consent of the Servicer (which consent shall not be unreasonably withheld or delayed). In no event shall the Servicer be liable for any special, indirect, consequential or punitive damages.

(d) The Equityholder agrees to indemnify and hold harmless each Indemnified Party from and against any and all Liabilities that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of any breach of the Equityholder of any covenant or any of its obligations set forth in Section 13.22 and Section 13.23.

Section 13.05 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. This Agreement shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature; (ii) a faxed, scanned, or photocopied manual signature, or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the UCC (collectively, “Signature Law”), in each case to the extent applicable. Each faxed, scanned, or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.

Section 13.06 Assignability. (a) Each Lender may, with the consent of the Administrative Agent and the Borrower, assign to an assignee all or a portion of its rights and obligations under this Agreement (including all or a portion of its outstanding Advances or interests therein owned by it, together with ratable portions of its Individual Lender Maximum Funding Amount); provided that:

(i) each of the Borrower’s and the Administrative Agent’s consent to any such assignment (A) shall not be unreasonably withheld or delayed and (B) shall not be required if the assignee is a Permitted Assignee with respect to such assignor; and

(ii) the Borrower’s consent to any such assignment pursuant to this Section 13.06(a) shall not be required if (x) a Default or an Event of Default shall have occurred (and not been waived by the Lenders in accordance with Section 13.01) or (y) such assignment is required by any Change in Law.

The parties to each such assignment shall execute and deliver to the Administrative Agent (with a copy to the Collateral Agent) an Assignment and Acceptance and the applicable tax forms required by Section 13.03(g). Notwithstanding any other provision of this Section 13.06, no assignment by any Lender to the Borrower or any of its Affiliates or any Disqualified Lender shall be permitted.

(b) The Borrower may not assign its rights or obligations hereunder or any interest herein without the prior written consent of the Agents and the Lenders.

(c) (i) Any Lender may, without the consent of, but with notice to, the Borrower, sell participations to Participants in all or a portion of such Lender’s rights and obligations under this Agreement; provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) such Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (D) each Participant shall have agreed to be bound by this Section 13.06(c), Section 13.06(d), Section 13.06(e) and Section 13.17, and (E) such Participants are not Disqualified Lenders. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any Fundamental Amendment. Sections 2.10, 2.11, and 13.03 shall apply to each Participant as if it were a Lender and had acquired its interest by assignment pursuant to clause (a) of this Section 13.06 (subject to the requirements and limitations set forth in Section 13.03, including the requirements under Section 13.03(g)); provided that (A) such Participant agrees to be subject to the provisions of Section 13.03(g) as if it were an assignee under clause (a) of this Section 13.06 and (B) no Participant shall be entitled to any amount under Section 2.10, 2.11, or 13.03 which is greater than the amount the related Lender would have been entitled to under any such Sections or provisions if the applicable participation had not occurred, except to the extent such entitlement to receive a greater amount results from a Change in Law that occurs after the Participant acquired the applicable participation.

(ii) In the event that any Lender sells participations in any portion of its rights and obligations hereunder, such Lender as nonfiduciary agent for the Borrower shall maintain a register on which it enters the name and address of all participants in the Advances held by it and the principal amount (and stated interest thereon) of the portion of the Advance which is the subject of the participation (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Facility Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in a Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in such Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) The Administrative Agent, on behalf of and acting solely for this purpose as the nonfiduciary agent of the Borrower, shall maintain at its address specified in Section 13.02 or such other address as the Administrative Agent shall designate in writing to the Lenders, a copy of this Agreement and each signature page hereto and each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the aggregate outstanding principal amount of the outstanding Advances maintained by each Lender under this Agreement (and any stated interest thereon). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. An Advance (and a Note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each Note, if any, shall expressly so provide) and compliance with this Section 13.06. The Administrative Agent shall update and furnish to the Collateral Agent and the Borrower from time to time at the request of the Collateral Agent or the Borrower an updated version of Schedule 1 reflecting the then-current allocation of the Individual Lender Maximum Funding Amounts.

(e) Notwithstanding anything to the contrary set forth herein or in any other Facility Document, each Lender hereunder, and each Participant, must at all times be a “qualified purchaser” as defined in the Investment Company Act (a “Qualified Purchaser”) and a “qualified institutional buyer” as defined in Rule 144A under the Securities Act (a “QIB”). Each Lender represents to the Borrower, (i) on the date that it becomes a party to this Agreement (whether by being a signatory hereto or by entering into an Assignment and Acceptance) and (ii) on each date on which it makes an Advance hereunder, that it is a Qualified Purchaser and a QIB. Each Lender further agrees that it shall not assign, or grant any participations in, any of its Advances or its Individual Lender Maximum Funding Amount to any Person unless such Person is a Qualified Purchaser and a QIB.

(f) Notwithstanding any other provision of this Section 13.06, any Lender may at any time pledge or grant a security interest in all or any portion of its rights (including rights to payment of principal and interest) under this Agreement to secure obligations of such Lender, including any pledge or security interest granted to a Federal Reserve Bank, without notice to or consent of the Borrower or the Administrative Agent; provided that no such pledge or grant of a security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or grantee for such Lender as a party hereto.

Section 13.07 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT (EXCEPT, AS TO ANY OTHER FACILITY DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

Section 13.08 Severability of Provisions. Any provision of this Agreement or any other Facility Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 13.09 Confidentiality. The parties hereto agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed by any party (a) to its Affiliates, directors, officers, members, principals and employees, and to its agents, counsel and other advisors that have a need for such information relative to this facility (collectively, the “Related Parties”) (it being understood that, in each case, the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and the disclosing party shall be responsible for any breach by its Related Parties under this Section 13.09); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), it being understood that the Persons to whom such disclosure is made shall be informed of the confidential nature of such Information; (c) to the extent required by Applicable Law or by any subpoena or similar legal process; provided that with respect to disclosures of Information pursuant to a subpoena or similar legal process, (A) prior to any disclosure under this clause (c) the disclosing party agrees to provide the Borrower with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to the Borrower pursuant to the terms of the subpoena or other legal process and (B) any disclosure under this clause (c) shall be limited to the portion of the Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Facility Document or any action or proceeding relating to this Agreement or any other Facility Document or the enforcement of rights hereunder or thereunder; (f) solely with respect to the Administrative Agent or any Lender, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights and obligations under this Agreement; provided that such assignee or participant (or prospective assignee or participant) has agreed to maintain confidentiality pursuant to this Section 13.09 or another non-disclosure agreement substantially similar hereto, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder that has agreed to maintain confidentiality pursuant to this Section 13.09; or (iii) any rating agency (provided that the Administrative Agent shall not provide any Proprietary Information to any party referenced in this clause (f) without the prior written consent of the Borrower or the Servicer on the Borrower’s behalf); or (g) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section by such party, or (y) becomes available to such party or any of their respective Affiliates on a nonconfidential basis from a source other than a party to this Agreement. For purposes of this Section 13.09, (A) “Information” means all information received from a party to this Agreement, the terms and substance of this Agreement and each other Facility Document and any term sheet and (B) “Proprietary Information” means all information prepared internally by or on behalf of the Servicer with respect to any Collateral Loan, including any credit memos, analyses or similar materials (it being understood that, without limitation, Payment Date Reports, Borrowing Base Calculation Statements, Asset Information (other than the internal credit memo referenced in clause (d) of the definition thereof) and any report furnished by an independent public accountant pursuant to Section 8.09 do not constitute Proprietary Information).

Section 13.10 Merger. This Agreement and the other Facility Documents executed by the Administrative Agent or the Lenders taken as a whole incorporate the entire agreement between the parties hereto and thereto concerning the subject matter hereof and thereof and this Agreement and such other Facility Documents supersede any prior agreements among the parties relating to the subject matter thereof.

Section 13.11 Survival. All representations and warranties made hereunder, in the other Facility Documents and in any certificate delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery of this Agreement and the making of the Advances hereunder. The agreements in Sections 2.10, 2.11, 2.13, 12.04, 13.03, 13.04, 13.09, 13.15 and 13.17 and this Section 13.11 shall survive the termination of this Agreement in whole or in part, the payment in full of the principal of and interest on the Advances, any foreclosure under, or modification, release or discharge of, any or all of the Related Documents and the resignation or replacement of any Agent.

Section 13.12 Submission to Jurisdiction; Waivers; Etc. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement or the other Facility Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York in the Borough of Manhattan, the courts of the United States of America for the Southern District of New York, and the appellate courts of any of them;

(b) consents that any such action or proceeding may be brought in any court described in Section 13.12(a) and waives to the fullest extent permitted by Applicable Law any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) solely in the case of each party hereto (other than the Collateral Agent, the Borrower, Servicer and Equityholder) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth in Section 13.02 or at such other address as may be permitted thereunder;

(d) EACH OF THE BORROWER, SERVICER AND EQUITYHOLDER IRREVOCABLY APPOINTS INTERTRUST CORPORATE SERVICES DELAWARE LTD. (THE “PROCESS AGENT”) WITH AN OFFICE ON THE DATE HEREOF AT 200 BELLEVUE PARKWAY, SUITE 210, WILMINGTON, NEW CASTLE COUNTY, DELAWARE 29809, AS ITS AGENT TO RECEIVE ON ITS BEHALF AND PROPERTY SERVICE OF COPIES OF

ANY SUMMONS AND COMPLAINT AND ANY OTHER PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. SUCH SERVICE MAY BE MADE BY MAILING OR DELIVERING A COPY OF SUCH PROCESS TO THE ACCOUNT PARTY IN CARE OF THE PROCESS AGENT AT THE PROCESS AGENT’S ABOVE ADDRESS, AND THE ACCOUNT PARTY HEREBY IRREVOCABLY AUTHORIZES AND DIRECTS THE PROCESS AGENT TO ACCEPT SUCH SERVICE ON ITS BEHALF. AS AN ALTERNATIVE METHOD OF SERVICE, EACH OF THE BORROWER, SERVICER AND EQUITYHOLDER ALSO IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO IT AT ITS ADDRESS SET FORTH IN SECTION 13.02 IN THE MANNER DESCRIBED ABOVE. EACH OF THE BORROWER, SERVICER AND EQUITYHOLDER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PERMITTED BY LAW. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHTS OF ANY OTHER PARTY HERETO RIGHTS TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT SUCH PARTY’S RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST THE ACCOUNT PARTY OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding against any Secured Party arising out of or relating to this Agreement or any other Facility Document any special, exemplary, punitive or consequential damages, provided that nothing in this sentence shall diminish the indemnification obligations of the Borrower in the event any third party claim includes such damages.

Section 13.13 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT OR FOR ANY COUNTERCLAIM HEREIN OR THEREIN OR RELATING HERETO OR THERETO.

Section 13.14 Right of Setoff; Payments Pro Rata. (a) Subject to Section 9.01(a), if an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Facility Document to such Lender or their respective Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Facility Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided, that the failure to give such notice shall not affect the validity of such setoff and application.

(b) Each of the Lenders agrees that, if it should receive any amount under this Agreement (whether by voluntary payments, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Facility Documents, or otherwise) which is applicable to the payment of the principal of, or interest on, the Advances or fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations to such other Lenders in such amount as shall result in a proportional participation by all of the Lenders in such disproportionate sum received; provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 13.15 PATRIOT Act Notice. Each Agent and Lender hereby notifies the Borrower that, pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law on October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Agent or Lender to identify the Borrower in accordance with the PATRIOT Act. The Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by any Lender or Agent in order to assist such Lender or Agent, as applicable, in maintaining compliance with the PATRIOT Act or any other laws, regulations and executive orders of the United States or any state or political subdivision thereof as are in effect from time to time applicable to financial institutions relating to the funding of terrorist activities and money laundering.

Section 13.16 Legal Holidays. In the event that the date of prepayment of Advances or the Final Maturity Date shall not be a Business Day, then notwithstanding any other provision of this Agreement or any other Facility Document, payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the nominal date of any such date of prepayment or Final Maturity Date, as the case may be, and interest shall accrue on such payment for the period from and after any such nominal date to but excluding such next succeeding Business Day.

Section 13.17 Limited Recourse; Non-Petition. (a) Each of the Servicer and each Secured Party acknowledges that the Borrower is a special purpose entity and that none of the directors, officers, incorporators, shareholders, partners, agents or employees of the Borrower (including, without limitation, any Equityholder and any Affiliate thereof) shall be personally liable for any of the obligations of the Borrower under this Agreement. The Borrower’s sole source of funds for payment of all amounts due hereunder shall be the Collateral, and, upon application of the proceeds of the Collateral and its reduction to zero in accordance with the terms and under the circumstances described herein, all obligations of and all claims against the Borrower under this Agreement, any Note or under any other Facility Document shall extinguish and shall not thereafter revive. No recourse shall be had for the payment of any amount owing in respect of the Advances against the Equityholder, the Servicer or any Affiliate, shareholder, manager, officer, director, employee or member of the Borrower, the Equityholder or the Servicer or their respective successors or assigns or, except as specifically set forth in this this Agreement (including, but not limited to Section 13.04(c)) and in the other Facility Documents, for any other amounts payable in respect of the Obligations or the Facility Documents.

(b) Each of the Servicer and each Secured Party hereby agrees not to institute against, or join, cooperate with or encourage any other Person in instituting against, the Borrower any bankruptcy, reorganization, receivership, arrangement, insolvency, moratorium or liquidation proceeding or other proceeding under federal or state bankruptcy or similar laws until at least one year and one day, or, if longer, the applicable preference period then in effect plus one day, after the payment in full of all outstanding Obligations and the termination of all Individual Lender Maximum Funding Amounts; provided that nothing in this Section 13.17 shall preclude, or be deemed to prevent, any Secured Party (a) from taking any action prior to the expiration of the aforementioned one year and one day period, or, if longer, the applicable preference period then in effect, in (i) any case or proceeding voluntarily filed or commenced by the Borrower or (ii) any involuntary insolvency proceeding filed or commenced against the Borrower by a Person other than any such Secured Party, or (b) from commencing against the Borrower or any properties of the Borrower any legal action which is not a bankruptcy, reorganization, receivership, arrangement, insolvency, moratorium or liquidation proceeding or other proceeding under federal or state bankruptcy or similar laws. The provisions of this paragraph shall survive the termination of this Agreement. The provisions of this Section 13.17 are a material inducement for the Secured Parties to enter into this Agreement and the transactions contemplated hereby and are an essential term hereof. The parties hereby agree that monetary damages are not adequate for a breach of the provisions of this Section 13.17 and the Administrative Agent may seek and obtain specific performance of such provisions (including injunctive relief), including, without limitation, in any bankruptcy, reorganization, arrangement, winding up, insolvency, moratorium, winding up or liquidation proceedings, or other proceedings under United States federal or state bankruptcy laws, or any similar laws.

Section 13.18 Waiver of Setoff. Each of the Borrower and the Servicer hereby waives any right of setoff it may have or to which it may be entitled under this Agreement or under any Applicable Law from time to time against the Administrative Agent, any Lender or its respective assets.

Section 13.19 Collateral Agent Execution and Delivery. By executing this Agreement, each Lender hereby consents to the terms of this Agreement, directs the Collateral Agent to execute and deliver this Agreement, and acknowledges and agrees that the Collateral Agent shall be fully protected in relying upon the foregoing consent and direction and hereby releases the Collateral Agent and its respective officers, directors, agents, employees and shareholders, as applicable, from any liability for complying with such direction, except as a result of gross negligence or willful misconduct of the Collateral Agent.

Section 13.20 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Facility Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges and accepts that any liability of any Affected Financial Institution arising under or in connection with any Facility Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest), or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Facility Document; or

(iii) the variation of the terms of any Facility Document to the extent necessary to give effect to any Bail-In Action in relation to such liability.

Section 13.21 WAIVER OF SOVEREIGN IMMUNITY. To the extent that any of the Borrower, Servicer or Equityholder may be entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement or any other Facility Document, to claim for itself or its revenues, assets or properties any immunity from suit, the jurisdiction of any court, attachment prior to judgment, attachment in aid of execution of a judgment, set-off, execution of a judgment or any other legal process, and to the extent that in any such jurisdiction there may be attributed such immunity (whether or not claimed), each of the Borrower, the Servicer and the Equityholder irrevocably agrees not to claim and hereby irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction and hereby agrees that the foregoing waiver shall be enforced to the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States of America, as amended, and is intended to be irrevocable for the purpose of such act.

Section 13.22 Risk Retention. The Equityholder hereby covenants, for the benefit of the Administrative Agent, the Lenders, the Collateral Agent and, in respect of paragraphs (d) and (e) below only, the Servicer that, for so long as any Advance remains outstanding:

(a) it will retain, as originator, on an ongoing basis, a material net economic interest in the form specified in paragraph (d) of Article 6(3) of the Securitisation Regulation, being retention of the first loss tranche and, if necessary, other tranches having the same or a more severe risk profile than those transferred or sold to investors and not maturing any earlier than those transferred or sold to investors, through maintaining funding to the Borrower under the LLC Agreement, in an amount equal to not less than 5% of the Retention Basis Amount (such net economic interest being the “Retention”);

(b) neither it nor any of its Affiliates will sell, hedge or otherwise mitigate its credit risk under or associated with the Retention where to do so would cause the transaction contemplated by the Facility Documents to cease to be compliant with the EU Retention Requirements;

(c) it will take such further action, provide such information as is in its possession (provided that the provision of such information would not contravene any applicable contract, law or regulation or duties of confidentiality binding on the Equityholder) and enter into such other agreements, in each case, as may reasonably be required by the Borrower, a Lender or the Administrative Agent to satisfy the EU Retention Requirements;

(d) it will confirm to each of the Borrower, the Administrative Agent, the Servicer, each Lender and the Collateral Agent, its continued compliance with the covenants set out at paragraphs (a) and (b) above in each Payment Date Report;

(e) it will promptly notify the Borrower, the Administrative Agent, the Servicer, each Lender and the Collateral Agent in writing if for any reason it fails to comply with either of the covenants set out in paragraphs (a) or (b) above in any way; and

(f) it will notify each of its Affiliates of the contents of paragraph (b) above and shall use reasonable endeavours to procure that each of its Affiliates complies with the terms of paragraph (b) as if it were a party thereto.

Notwithstanding anything to the contrary contained herein, neither the Equityholder nor the Borrower makes any representation as to compliance of the transaction or any of the parties hereto with respect to Securitisation Regulation. Any Person accepting the benefits of this Section 13.22 and/or Section 13.23 below (including any related definitions or provisions), shall be deemed to have agreed to the terms set forth in this paragraph and each Lender hereby represents that is not relying on any of the Borrower, the Servicer or the Equityholder or any of their respective Affiliates, for any financial, tax, legal, accounting, or regulatory advise in connection with the matters set forth in this Section 13.22 and/or Section 13.23 below.

Section 13.23 EU Due Diligence Requirements. The Equityholder agrees to make available (or will cause the Servicer or the Borrower to make available), promptly upon written request by the Administrative Agent on behalf of any Lender from time to time, the documents, reports and information necessary to enable compliance by any Lender with Article 5 of the Securitisation Regulation; provided that, notwithstanding the foregoing, the Borrower shall be obligated to do so only if such documents, reports or information is: (1) not subject to a duty of confidentiality; and (2)(a) in the Borrower’s or the Equityholder’s possession, or (b) not in the

Borrower’s or the Equityholder’s possession but the Equityholder or Borrower can obtain such documents, reports or information using commercially reasonably efforts without material expense (provided further that, if obtaining such documents, reports or information would involve material expense but the requesting Lender agrees to pay it, then the Borrower shall obtain the same).

Section 13.24 Compliance with the Securitisation Regulation. Each of the parties hereto acknowledges that none of the Administrative Agent, the Lenders, the Custodian, the Securities Intermediary and the Collateral Agent shall be responsible for and shall have no obligation to assist any other party hereto in connection with compliance with any requirement of the Securitisation Regulation applicable to them.

Section 13.25 Adequacy of Monetary Damages Against the Lenders. Each of the Borrower, the Servicer and the Equityholder hereby acknowledges and agrees that (i) any and all claims, damages and demands against the Administrative Agent or the Lenders arising out of, or in connection with, the exercise by the Administrative Agent or the Lenders of any Administrative Agent or any of the Lenders’ rights or remedies pursuant to this Agreement can be sufficiently and adequately remedied by monetary damages, (ii) no irreparable injury will be caused to the Borrower, the Servicer or the Equityholder as a result of, or in connection with, any such claims, damages or demands, and (iii) no equitable or injunctive relief shall be sought by the Borrower, the Servicer or the Equityholder as a result of, or in connection with, any such claims, damages or demands; provided that this Section 13.25 shall not constitute a waiver of any rights of the Borrower, the Servicer or the Equityholder to seek injunctive relief to enforce its rights under Section 13.09.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BCRED BARD PEAK FUNDING LLC, as Borrower

By:	BLACKSTONE PRIVATE CREDIT FUND, its sole member

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Chief Compliance Officer, Chief Legal Officer and Secretary

BLACKSTONE PRIVATE CREDIT FUND, as Equityholder

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Chief Compliance Officer, Chief Legal Officer and Secretary

BLACKSTONE PRIVATE CREDIT FUND, as Servicer

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Chief Compliance Officer, Chief Legal Officer and Secretary

BNP PARIBAS, as Administrative Agent and a Lender

By:	/s/ Jasen Yang
Name: Jasen Yang
Title: Managing Director

By:	/s/ Meredith Middleton
Name: Meredith Middleton
Title: Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent

By:	/s/ Jose M. Rodriguez
Name: Jose M. Rodriguez
Title: Vice President

SCHEDULE 1

INITIAL INDIVIDUAL LENDER MAXIMUM FUNDING AMOUNTS AND PERCENTAGES

Lender	INDIVIDUAL LENDER MAXIMUM FUNDING AMOUNT	Percentage of Individual Lender Maximum Funding Amounts
BNP Paribas	An amount equal to the Facility Amount	100%

SCHEDULE 2

APPROVED VALUATION FIRMS

1.	Lincoln International LLC (f/k/a Lincoln Partners LLC)

2.	Valuation Research Corporation

3.	Alvarez & Marsal

4.	Duff & Phelps

5.	Houlihan Lokey

6.	Murray Devine

7.	FTI Consulting

SCHEDULE 3

INITIAL COLLATERAL LOANS

Asset Primary ID	Currency Type	Portfolio Name	Issuer Name	Asset Name	Par Amount	Settled Par	Market Value	Current Mark	Cost Amount
LX182347	USD	BCRED Bard Funding LLC	Apex Tool Group LLC	New Term Loan B	$20,000,000	—	20,018,800	100.0940	$20,016,523
LX191842	USD	BCRED Bard Funding LLC	COP Home Services TopCo IV, Inc.	Initial Term Loan	20,000,000	—	19,350,000	96.7500	19,410,000
LX193300	USD	BCRED Bard Funding LLC	Diligent Corp.	Term Loan B2	20,000,000	20,000,000	19,716,267	98.5813	19,716,267
LX177285	USD	BCRED Bard Funding LLC	Latham Pool Products, Inc.	Term Loan B	12,500,000	—	12,525,000	100.2000	12,281,250
200397	USD	BCRED Bard Funding LLC	LD Lower Holdings Inc.	First Lien Term Loan	20,000,000	—	19,656,000	98.2800	19,600,000
LX178631	USD	BCRED Bard Funding LLC	Minotaur Acquisition, Inc.	Term Loan B	18,000,000	—	18,090,000	100.5000	17,955,000
LX191790	USD	BCRED Bard Funding LLC	Omni Intermediate Holdings, LLC	Term Loan	25,000,000	—	24,375,000	97.5000	24,375,000
LX182349	USD	BCRED Bard Funding LLC	PaySimple Inc.	Term Loan B	5,000,000	—	4,975,000	99.5000	4,979,064
200471	USD	BCRED Bard Funding LLC	Progress Residential PM Holdings, LLC	Initial Term Loan	15,000,000	—	14,722,500	98.1500	14,625,000
199695	USD	BCRED Bard Funding LLC	SEKO Global Logistics Network LLC	Initial Term Loan	25,000,000	—	24,625,000	98.5000	24,670,923
LX191837	USD	BCRED Bard Funding LLC	Windows Acquisition Holdings, Inc.	Initial Term Loan	10,000,000	—	9,800,000	98.0000	9,800,000

Total					$190,500,000	$20,000,000	$187,853,567		$187,429,027

SCHEDULE 4

GICS INDUSTRY CLASSIFICATIONS

See attached.

STRUCTURE EFFECTIVE IN 2018: GICS (Global Industry Classification Standard)

This structure is effective after close of business (US, EST) September 28, 2018 in GICS Direct and

November 30, 2018 in MSCI Indexes

Sector		Industry Group		Industry		Sub-Industry
10	Energy	1010	Energy	101010	Energy Equipment & Services	10101010	Oil & Gas Drilling

Drilling contractors or owners of drilling rigs that contract their services for drilling wells

						10101020	Oil & Gas Equipment & Services

Manufacturers of equipment, including drilling rigs and equipment, and providers of supplies and services to companies involved in the drilling, evaluation and completion of oil and gas wells.

				101020	Oil, Gas & Consumable Fuels	10102010	Integrated Oil & Gas

Integrated oil companies engaged in the exploration & production of oil and gas, as well as at least one other significant activity in either refining, marketing and transportation, or chemicals.

						10102020	Oil & Gas Exploration & Production

Companies engaged in the exploration and production of oil and gas not classified elsewhere.

						10102030	Oil & Gas Refining & Marketing

Companies engaged in the refining and marketing of oil, gas and/or refined products not classified in the Integrated Oil & Gas or Independent Power Producers & Energy Traders Sub-Industries.

						10102040	Oil & Gas Storage & Transportation

Companies engaged in the storage and/or transportation of oil, gas and/or refined products. Includes diversified midstream natural gas companies, oil and refined product pipelines, coal slurry pipelines and oil & gas shipping companies.

						10102050	Coal & Consumable Fuels

Companies primarily involved in the production and mining of coal, related products and other consumable fuels related to the generation of energy. Excludes companies primarily producing gases classified in the Industrial Gases sub-industry and companies primarily mining for metallurgical (coking) coal used for steel production.

Sector		Industry Group		Industry		Sub-Industry
15	Materials	1510	Materials	151010	Chemicals	15101010	Commodity Chemicals

							Companies that primarily produce industrial chemicals and basic chemicals. Including but not limited to plastics, synthetic fibers, films, commodity-based paints & pigments, explosives and petrochemicals. Excludes chemical companies classified in the Diversified Chemicals, Fertilizers & Agricultural Chemicals, Industrial Gases, or Specialty Chemicals Sub-Industries.

						15101020	Diversified Chemicals

							Manufacturers of a diversified range of chemical products not classified in the Industrial Gases, Commodity Chemicals, Specialty Chemicals or Fertilizers & Agricultural Chemicals Sub-Industries.

						15101030	Fertilizers & Agricultural Chemicals

							Producers of fertilizers, pesticides, potash or other agriculture-related chemicals not classified elsewhere.

						15101040	Industrial Gases

							Manufacturers of industrial gases.

						15101050	Specialty Chemicals

							Companies that primarily produce high value-added chemicals used in the manufacture of a wide variety of products, including but not limited to fine chemicals, additives, advanced polymers, adhesives, sealants and specialty paints, pigments and coatings.

				151020	Construction Materials	15102010	Construction Materials

							Manufacturers of construction materials including sand, clay, gypsum, lime, aggregates, cement, concrete and bricks. Other finished or semi-finished building materials are classified in the Building Products Sub-Industry.

				151030	Containers & Packaging	15103010	Metal & Glass Containers

							Manufacturers of metal, glass or plastic containers. Includes corks and caps.

						15103020	Paper Packaging

							Manufacturers of paper and cardboard containers and packaging.

				151040	Metals & Mining	15104010	Aluminum

							Producers of aluminum and related products, including companies that mine or process bauxite and companies that recycle aluminum to produce finished or semi-finished products. Excludes companies that

Sector		Industry Group		Industry		Sub-Industry
primarily produce aluminum building materials classified in the Building Products Sub-Industry.

						15104020	Diversified Metals & Mining

Companies engaged in the diversified production or extraction of metals and minerals not classified elsewhere. Including, but not limited to, nonferrous metal mining (except bauxite), salt and borate mining, phosphate rock mining, and diversified mining operations. Excludes iron ore mining, classified in the Steel Sub-Industry, bauxite mining, classified in the Aluminum Sub-Industry, and coal mining, classified in either the Steel or Coal & Consumable Fuels Sub-Industries.

						15104025	Copper

Companies involved primarily in copper ore mining.

						15104030	Gold

Producers of gold and related products, including companies that mine or process gold and the South African finance houses which primarily invest in, but do not operate, gold mines.

						15104040	Precious Metals & Minerals

Companies mining precious metals and minerals not classified in the Gold Sub-Industry. Includes companies primarily mining platinum.

						15104045	Silver

Companies primarily mining silver. Excludes companies classified in the Gold or Precious Metals & Minerals Sub-Industries.

						15104050	Steel

Producers of iron and steel and related products, including metallurgical (coking) coal mining used for steel production.
				151050	Paper & Forest Products	15105010	Forest Products

Manufacturers of timber and related wood products. Includes lumber for the building industry.

						15105020	Paper Products

Manufacturers of all grades of paper. Excludes companies specializing in paper packaging classified in the Paper Packaging Sub-Industry.

20	Industrials	2010	Capital Goods	201010	Aerospace & Defense	20101010	Aerospace & Defense

Manufacturers of civil or military aerospace and defense equipment, parts or products. Includes defense electronics and space equipment.

Sector	Industry Group	Industry		Sub-Industry

		201020	Building Products	20102010	Building Products

					Manufacturers of building components and home improvement products and equipment. Excludes lumber and plywood classified under Forest Products and cement and other materials classified in the Construction Materials Sub-Industry.

		201030	Construction & Engineering	20103010	Construction & Engineering

					Companies engaged in primarily non-residential construction. Includes civil engineering companies and large-scale contractors. Excludes companies classified in the Homebuilding Sub-Industry.

		201040	Electrical Equipment	20104010	Electrical Components & Equipment

					Companies that produce electric cables and wires, electrical components or equipment not classified in the Heavy Electrical Equipment Sub-Industry.

				20104020	Heavy Electrical Equipment

					Manufacturers of power-generating equipment and other heavy electrical equipment, including power turbines, heavy electrical machinery intended for fixed-use and large electrical systems. Excludes cables and wires, classified in the Electrical Components & Equipment Sub-Industry.

		201050	Industrial Conglomerates	20105010	Industrial Conglomerates

					Diversified industrial companies with business activities in three or more sectors, none of which contributes a majority of revenues. Stakes held are predominantly of a controlling nature and stake holders maintain an operational interest in the running of the subsidiaries.

		201060	Machinery	20106010	Construction Machinery & Heavy Trucks

					Manufacturers of heavy duty trucks, rolling machinery, earth-moving and construction equipment, and manufacturers of related parts. Includes non-military shipbuilding.

				20106015	Agricultural & Farm Machinery

					Companies manufacturing agricultural machinery, farm machinery, and their related parts. Includes machinery used for the production of crops and agricultural livestock, agricultural tractors, planting and fertilizing

Sector	Industry Group		Industry		Sub-Industry
machinery, fertilizer and chemical application equipment, and grain dryers and blowers.

					20106020	Industrial Machinery

Manufacturers of industrial machinery and industrial components. Includes companies that manufacture presses, machine tools, compressors, pollution control equipment, elevators, escalators, insulators, pumps, roller bearings and other metal fabrications.

			201070	Trading Companies & Distributors	20107010	Trading Companies & Distributors

Trading companies and other distributors of industrial equipment and products.

	2020	Commercial & Professional Services	202010	Commercial Services & Supplies	20201010	Commercial Printing

Companies providing commercial printing services. Includes printers primarily serving the media industry.

					20201050	Environmental & Facilities Services

Companies providing environmental and facilities maintenance services. Includes waste management, facilities management and pollution control services. Excludes large-scale water treatment systems classified in the Water Utilities Sub-Industry.

					20201060	Office Services & Supplies

Providers of office services and manufacturers of office supplies and equipment not classified elsewhere.

					20201070	Diversified Support Services

Companies primarily providing labor oriented support services to businesses and governments. Includes commercial cleaning services, dining & catering services, equipment repair services, industrial maintenance services, industrial auctioneers, storage & warehousing, transaction services, uniform rental services, and other business support services.

					20201080	Security & Alarm Services

Companies providing security and protection services to business and governments. Includes companies providing services such as correctional facilities, security & alarm services, armored transportation & guarding. Excludes companies providing security software classified under the Systems Software Sub-Industry and home security services classified under

Sector	Industry Group		Industry		Sub-Industry
						the Specialized Consumer Services Sub-Industry. Also excludes companies manufacturing security system equipment classified under the Electronic Equipment & Instruments Sub-Industry.

			202020	Professional Services	20202010	Human Resource & Employment Services

						Companies providing business support services relating to human capital management. Includes employment agencies, employee training, payroll & benefit support services, retirement support services and temporary agencies.

					20202020	Research & Consulting Services

						Companies primarily providing research and consulting services to businesses and governments not classified elsewhere. Includes companies involved in management consulting services, architectural design, business information or scientific research, marketing, and testing & certification services. Excludes companies providing information technology consulting services classified in the IT Consulting & Other Services Sub-Industry.

	2030	Transportation	203010	Air Freight & Logistics	20301010	Air Freight & Logistics

						Companies providing air freight transportation, courier and logistics services, including package and mail delivery and customs agents. Excludes those companies classified in the Airlines, Marine or Trucking Sub-Industries.

			203020	Airlines	20302010	Airlines

						Companies providing primarily passenger air transportation.

			203030	Marine	20303010	Marine

						Companies providing goods or passenger maritime transportation. Excludes cruise-ships classified in the Hotels, Resorts & Cruise Lines Sub-Industry.

			203040	Road & Rail	20304010	Railroads

						Companies providing primarily goods and passenger rail transportation.

					20304020	Trucking

						Companies providing primarily goods and passenger land transportation. Includes vehicle rental and taxi companies.

			203050	Transportation Infrastructure	20305010	Airport Services

Sector		Industry Group		Industry		Sub-Industry
Operators of airports and companies providing related services.

						20305020	Highways & Railtracks

Owners and operators of roads, tunnels and railtracks.

						20305030	Marine Ports & Services

Owners and operators of marine ports and related services.

25	Consumer Discretionary	2510	Automobiles & Components	251010	Auto Components	25101010	Auto Parts & Equipment

Manufacturers of parts and accessories for automobiles and motorcycles. Excludes companies classified in the Tires & Rubber Sub-Industry.

						25101020	Tires & Rubber

Manufacturers of tires and rubber.

				251020	Automobiles	25102010	Automobile Manufacturers

Companies that produce mainly passenger automobiles and light trucks. Excludes companies producing mainly motorcycles and three-wheelers classified in the Motorcycle Manufacturers Sub-Industry and heavy duty trucks classified in the Construction Machinery & Heavy Trucks Sub-Industry.

						25102020	Motorcycle Manufacturers

Companies that produce motorcycles, scooters or three-wheelers. Excludes bicycles classified in the Leisure Products Sub-Industry.

		2520	Consumer Durables & Apparel	252010	Household Durables	25201010	Consumer Electronics

Manufacturers of consumer

electronics products including TVs, home audio equipment, game consoles, digital cameras, and related products. Excludes personal home computer manufacturers classified in the Technology Hardware, Storage & Peripherals Sub-Industry, and electric household appliances classified in the Household Appliances Sub-Industry.

						25201020	Home Furnishings

Manufacturers of soft home furnishings or furniture, including upholstery, carpets and wall-coverings.

						25201030	Homebuilding

Residential construction companies. Includes manufacturers of prefabricated houses and semi-fixed manufactured homes.

						25201040	Household Appliances

Sector	Industry Group		Industry		Sub-Industry
						Manufacturers of electric household appliances and related products. Includes manufacturers of power and hand tools, including garden improvement tools. Excludes TVs and other audio and video products classified in the Consumer Electronics Sub-Industry and personal computers classified in the Technology Hardware, Storage & Peripherals Sub-Industry.

					25201050	Housewares & Specialties

						Manufacturers of durable household products, including cutlery, cookware, glassware, crystal, silverware, utensils, kitchenware and consumer specialties not classified elsewhere.

			252020	Leisure Products	25202010	Leisure Products

						Manufacturers of leisure products and equipment including sports equipment, bicycles and toys.

			252030	Textiles, Apparel & Luxury Goods	25203010	Apparel, Accessories & Luxury Goods

						Manufacturers of apparel, accessories & luxury goods. Includes companies primarily producing designer handbags, wallets, luggage, jewelry and watches. Excludes shoes classified in the Footwear Sub-Industry.

					25203020	Footwear

						Manufacturers of footwear. Includes sport and leather shoes.

					25203030	Textiles

						Manufacturers of textile and related products not classified in the Apparel, Accessories & Luxury Goods, Footwear or Home Furnishings Sub-Industries.

	2530	Consumer Services	253010	Hotels, Restaurants & Leisure	25301010	Casinos & Gaming

						Owners and operators of casinos and gaming facilities. Includes companies providing lottery and betting services.

					25301020	Hotels, Resorts & Cruise Lines

						Owners and operators of hotels, resorts and cruise-ships. Includes travel agencies, tour operators and related services not classified elsewhere . Excludes casino-hotels classified in the Casinos & Gaming Sub-Industry.

					25301030	Leisure Facilities

						Owners and operators of leisure facilities, including sport and fitness centers, stadiums, golf courses and amusement parks not classified in the Movies & Entertainment Sub-Industry.

Sector	Industry Group		Industry		Sub-Industry
					25301040	Restaurants

						Owners and operators of restaurants, bars, pubs, fast-food or take-out facilities. Includes companies that provide food catering services.

			253020	Diversified Consumer Services	25302010	Education Services

						Companies providing educational services, either on-line or through conventional teaching methods. Includes, private universities, correspondence teaching, providers of educational seminars, educational materials and technical education. Excludes companies providing employee education programs classified in the Human Resources & Employment Services Sub-Industry

					25302020	Specialized Consumer Services

						Companies providing consumer services not classified elsewhere. Includes residential services, home security, legal services, personal services, renovation & interior design services, consumer auctions and wedding & funeral services.

	2550	Retailing	255010	Distributors	25501010	Distributors

						Distributors and wholesalers of general merchandise not classified elsewhere. Includes vehicle distributors.

			255020	Internet & Direct Marketing Retail	25502020	Internet & Direct Marketing Retail

						Companies providing retail services primarily on the Internet, through mail order, and TV home shopping retailers. Also includes companies providing online marketplaces for consumer products and services.

			255030	Multiline Retail	25503010	Department Stores

						Owners and operators of department stores.

					25503020	General Merchandise Stores

						Owners and operators of stores offering diversified general merchandise. Excludes hypermarkets and large-scale super centers classified in the Hypermarkets & Super Centers Sub-Industry.

			255040	Specialty Retail	25504010	Apparel Retail

						Retailers specialized mainly in apparel and accessories.

					25504020	Computer & Electronics Retail

Sector		Industry Group		Industry		Sub-Industry
Owners and operators of consumer electronics, computers, video and related products retail stores.

						25504030	Home Improvement Retail

Owners and operators of home and garden improvement retail stores. Includes stores offering building materials and supplies.

						25504040	Specialty Stores

Owners and operators of specialty retail stores not classified elsewhere. Includes jewelry stores, toy stores, office supply stores, health & vision care stores, and book & entertainment stores.

						25504050	Automotive Retail

Owners and operators of stores specializing in automotive retail. Includes auto dealers, gas stations, and retailers of auto accessories, motorcycles & parts, automotive glass, and automotive equipment & parts.

						25504060	Homefurnishing Retail

Owners and operators of furniture and home furnishings retail stores. Includes residential furniture, homefurnishings, housewares, and interior design. Excludes home and garden improvement stores, classified in the Home Improvement Retail Sub-Industry.

30	Consumer Staples	3010	Food & Staples Retailing	301010	Food & Staples Retailing	30101010	Drug Retail

Owners and operators of primarily drug retail stores and pharmacies.

						30101020	Food Distributors

Distributors of food products to other companies and not directly to the consumer.

						30101030	Food Retail

Owners and operators of primarily food retail stores.

						30101040	Hypermarkets & Super Centers

Owners and operators of hypermarkets and super centers selling food and a wide-range of consumer staple products. Excludes Food and Drug Retailers classified in the Food Retail and Drug Retail Sub-Industries, respectively.

		3020	Food, Beverage & Tobacco	302010	Beverages	30201010	Brewers

Producers of beer and malt liquors. Includes breweries not classified in the Restaurants Sub-Industry.

						30201020	Distillers & Vintners

Sector		Industry Group		Industry		Sub-Industry
							Distillers, vintners and producers of alcoholic beverages not classified in the Brewers Sub-Industry.

						30201030	Soft Drinks

							Producers of non-alcoholic beverages including mineral waters. Excludes producers of milk classified in the Packaged Foods Sub-Industry.

				302020	Food Products	30202010	Agricultural Products

							Producers of agricultural products. Includes crop growers, owners of plantations and companies that produce and process foods but do not package and market them. Excludes companies classified in the Forest Products Sub-Industry and those that package and market the food products classified in the Packaged Foods Sub-Industry.

						30202030	Packaged Foods & Meats

							Producers of packaged foods including dairy products, fruit juices, meats, poultry, fish and pet foods.

				302030	Tobacco	30203010	Tobacco

							Manufacturers of cigarettes and other tobacco products.

		3030	Household & Personal Products	303010	Household Products	30301010	Household Products

							Producers of non-durable household products, including detergents, soaps, diapers and other tissue and household paper products not classified in the Paper Products Sub-Industry.

				303020	Personal Products	30302010	Personal Products

							Manufacturers of personal and beauty care products, including cosmetics and perfumes.

35	Health Care	3510	Health Care Equipment & Services	351010	Health Care Equipment & Supplies	35101010	Health Care Equipment

							Manufacturers of health care equipment and devices. Includes medical instruments, drug delivery systems, cardiovascular & orthopedic devices, and diagnostic equipment.

						35101020	Health Care Supplies

							Manufacturers of health care supplies and medical products not classified elsewhere. Includes eye care products, hospital supplies, and safety needle & syringe devices.

				351020	Health Care Providers & Services	35102010	Health Care Distributors

							Distributors and wholesalers of health care products not classified elsewhere.

Sector	Industry Group		Industry		Sub-Industry
					35102015	Health Care Services

						Providers of patient health care services not classified elsewhere. Includes dialysis centers, lab testing services, and pharmacy management services. Also includes companies providing business support services to health care providers, such as clerical support services, collection agency services, staffing services and outsourced sales & marketing services

					35102020	Health Care Facilities

						Owners and operators of health care facilities, including hospitals, nursing homes, rehabilitation centers and animal hospitals.

					35102030	Managed Health Care

						Owners and operators of Health Maintenance Organizations (HMOs) and other managed plans.

			351030	Health Care Technology	35103010	Health Care Technology

						Companies providing information technology services primarily to health care providers. Includes companies providing application, systems and/or data processing software, internet-based tools, and IT consulting services to doctors, hospitals or businesses operating primarily in the Health Care Sector

	3520	Pharmaceuticals, Biotechnology & Life Sciences	352010	Biotechnology	35201010	Biotechnology

						Companies primarily engaged in the research, development, manufacturing and/or marketing of products based on genetic analysis and genetic engineering. Includes companies specializing in protein-based therapeutics to treat human diseases. Excludes companies manufacturing products using biotechnology but without a health care application.

			352020	Pharmaceuticals	35202010	Pharmaceuticals

						Companies engaged in the research, development or production of pharmaceuticals. Includes veterinary drugs.

			352030	Life Sciences Tools & Services	35203010	Life Sciences Tools & Services

						Companies enabling the drug discovery, development and production continuum by providing analytical tools, instruments, consumables & supplies, clinical trial services and contract research services. Includes firms primarily servicing the pharmaceutical and biotechnology industries.

Sector		Industry Group		Industry		Sub-Industry
40	Financials	4010	Banks	401010	Banks	40101010	Diversified Banks

							Large, geographically diverse banks with a national footprint whose revenues are derived primarily from conventional banking operations, have significant business activity in retail banking and small and medium corporate lending, and provide a diverse range of financial services. Excludes banks classified in the Regional Banks and Thrifts & Mortgage Finance Sub-Industries. Also excludes investment banks classified in the Investment Banking & Brokerage Sub-Industry.

						40101015	Regional Banks

							Commercial banks whose businesses are derived primarily from conventional banking operations and have significant business activity in retail banking and small and medium corporate lending. Regional banks tend to operate in limited geographic regions. Excludes companies classified in the Diversified Banks and Thrifts & Mortgage Banks sub-industries. Also excludes investment banks classified in the Investment Banking & Brokerage Sub-Industry.

				401020	Thrifts & Mortgage Finance	40102010	Thrifts & Mortgage Finance

							Financial institutions providing mortgage and mortgage related services. These include financial institutions whose assets are primarily mortgage related, savings & loans, mortgage lending institutions, building societies and companies providing insurance to mortgage banks.

		4020	Diversified Financials	402010	Diversified Financial Services	40201020	Other Diversified Financial Services

							Providers of a diverse range of financial services and/or with some interest in a wide range of financial services including banking, insurance and capital markets, but with no dominant business line. Excludes companies classified in the Regional Banks and Diversified Banks Sub-Industries.

						40201030	Multi-Sector Holdings

Sector	Industry Group	Industry		Sub-Industry
					A company with significantly diversified holdings across three or more sectors, none of which contributes a majority of profit and/or sales. Stakes held are predominantly of a non-controlling nature. Includes diversified financial companies where stakes held are of a controlling nature. Excludes other diversified companies classified in the Industrials Conglomerates Sub-Industry.

				40201040	Specialized Finance

					Providers of specialized financial services not classified elsewhere. Companies in this sub-industry derive a majority of revenue from one specialized line of business. Includes, but not limited to, commercial financing companies, central banks, leasing institutions, factoring services, and specialty boutiques. Excludes companies classified in the Financial Exchanges & Data sub-industry.

		402020	Consumer Finance	40202010	Consumer Finance

					Providers of consumer finance services, including personal credit, credit cards, lease financing, travel-related money services and pawn shops. Excludes mortgage lenders classified in the Thrifts & Mortgage Finance Sub-Industry.

		402030	Capital Markets	40203010	Asset Management & Custody Banks

					Financial institutions primarily engaged in investment management and/or related custody and securities fee-based services. Includes companies operating mutual funds, closed-end funds and unit investment trusts. Excludes banks and other financial institutions primarily involved in commercial lending, investment banking, brokerage and other specialized financial activities.

				40203020	Investment Banking & Brokerage

					Financial institutions primarily engaged in investment banking & brokerage services, including equity and debt underwriting, mergers and acquisitions, securities lending and advisory services. Excludes banks and other financial institutions primarily involved in commercial lending, asset management and specialized financial activities.

				40203030	Diversified Capital Markets

Sector		Industry Group		Industry		Sub-Industry
							Financial institutions primarily engaged in diversified capital markets activities, including a significant presence in at least two of the following area: large/major corporate lending, investment banking, brokerage and asset management. Excludes less diversified companies classified in the Asset Management & Custody Banks or Investment Banking & Brokerage sub-industries. Also excludes companies classified in the Banks or Insurance industry groups or the Consumer Finance Sub-Industry.

						40203040	Financial Exchanges & Data

							Financial exchanges for securities, commodities, derivatives and other financial instruments, and providers of financial decision support tools and products including ratings agencies

				402040	Mortgage Real Estate Investment Trusts (REITs)	40204010	Mortgage REITs

							Companies or Trusts that service, originate, purchase and/or securitize residential and/or commercial mortgage loans. Includes trusts that invest in mortgage-backed securities and other mortgage related assets.

		4030	Insurance	403010	Insurance	40301010	Insurance Brokers

							Insurance and reinsurance brokerage firms.

						40301020	Life & Health Insurance

							Companies providing primarily life, disability, indemnity or supplemental health insurance. Excludes managed care companies classified in the Managed Health Care Sub-Industry.

						40301030	Multi-line Insurance

							Insurance companies with diversified interests in life, health and property and casualty insurance.

						40301040	Property & Casualty Insurance

							Companies providing primarily property and casualty insurance.

						40301050	Reinsurance

							Companies providing primarily reinsurance.

45	Information Technology	4510	Software & Services	451020	IT Services	45102010	IT Consulting & Other Services

							Providers of information technology and systems integration services not classified in the Data Processing & Outsourced Services Sub-Industry.

Sector	Industry Group		Industry		Sub-Industry
						Includes information technology consulting and information management services.

					45102020	Data Processing & Outsourced Services

						Providers of commercial electronic data processing and/or business process outsourcing services. Includes companies that provide services for back-office automation.

					45102030	Internet Services & Infrastructure

						Companies providing services and infrastructure for the internet industry including data centers and cloud networking and storage infrastructure. Also includes companies providing web hosting services. Excludes companies classified in the Software Industry.

			451030	Software	45103010	Application Software

						Companies engaged in developing and producing software designed for specialized applications for the business or consumer market. Includes enterprise and technical software, as well as cloud-based software. Excludes companies classified in the Interactive Home Entertainment Sub-Industry. Also excludes companies producing systems or database management software classified in the Systems Software Sub-Industry.

					45103020	Systems Software

						Companies engaged in developing and producing systems and database management software.

			452010	Communications Equipment	45201020	Communications Equipment

						Manufacturers of communication equipment and products, including LANs, WANs, routers, telephones, switchboards and exchanges. Excludes cellular phone manufacturers classified in the Technology Hardware, Storage & Peripherals Sub-Industry.

	4520	Technology Hardware & Equipment	452020	Technology Hardware, Storage & Peripherals	45202030	Technology Hardware, Storage & Peripherals

						Manufacturers of cellular phones, personal computers, servers, electronic computer components and peripherals. Includes data storage components, motherboards, audio and video cards, monitors, keyboards, printers, and

Sector	Industry Group		Industry		Sub-Industry
						other peripherals. Excludes semiconductors classified in the Semiconductors Sub-Industry.

			452030	Electronic Equipment, Instruments & Components	45203010	Electronic Equipment & Instruments

						Manufacturers of electronic equipment and instruments including analytical, electronic test and measurement instruments, scanner/barcode products, lasers, display screens, point-of-sales machines, and security system equipment.

					45203015	Electronic Components

						Manufacturers of electronic components. Includes electronic components, connection devices, electron tubes, electronic capacitors and resistors, electronic coil, printed circuit board, transformer and other inductors, signal processing technology/components.

					45203020	Electronic Manufacturing Services

						Producers of electronic equipment mainly for the OEM (Original Equipment Manufacturers) markets.

					45203030	Technology Distributors

						Distributors of technology hardware and equipment. Includes distributors of communications equipment, computers & peripherals, semiconductors, and electronic equipment and components.

			453010	Semiconductors & Semiconductor Equipment	45301010	Semiconductor Equipment

						Manufacturers of semiconductor equipment, including manufacturers of the raw material and equipment used in the solar power industry.

	4530	Semiconductors & Semiconductor Equipment			45301020	Semiconductors

						Manufacturers of semiconductors and related products, including manufacturers of solar modules and cells.

			501010	Diversified Telecommunication Services	50101010	Alternative Carriers

						Providers of communications and high-density data transmission services primarily through a high bandwidth/fiber-optic cable network.

Sector		Industry Group		Industry		Sub-Industry
50	Communication Services	5010	Telecommunication Services			50101020	Integrated Telecommunication Services

							Operators of primarily fixed-line telecommunications networks and companies providing both wireless and fixed-line telecommunications services not classified elsewhere. Also includes internet service providers offering internet access to end users.

				501020	Wireless Telecommunication Services	50102010	Wireless Telecommunication Services

							Providers of primarily cellular or wireless telecommunication services.

				502010	Media	50201010	Advertising

							Companies providing advertising, marketing or public relations services.

		5020	Media & Entertainment			50201020	Broadcasting

							Owners and operators of television or radio broadcasting systems, including programming. Includes radio and television broadcasting, radio networks, and radio stations.

						50201030	Cable & Satellite

							Providers of cable or satellite television services. Includes cable networks and program distribution.

						50201040	Publishing

							Publishers of newspapers, magazines and books in print or electronic formats.

				502020	Entertainment	50202010	Movies & Entertainment

							Companies that engage in producing and selling entertainment products and services, including companies engaged in the production, distribution and screening of movies and television shows, producers and distributors of music, entertainment theaters and sports teams. Also includes companies offering and/or producing entertainment content streamed online.

						50202020	Interactive Home Entertainment

							Producers of interactive gaming products, including mobile gaming applications. Also includes educational software used primarily in the home. Excludes online gambling companies classified in the Casinos & Gaming Sub-Industry.

Sector		Industry Group		Industry		Sub-Industry
				502030	Interactive Media & Services	50203010	Interactive Media & Services

							Companies engaging in content and information creation or distribution through proprietary platforms, where revenues are derived primarily through pay-per-click advertisements. Includes search engines, social media and networking platforms, online classifieds, and online review companies. Excludes companies operating online marketplaces classified in Internet & Direct Marketing Retail.

				551010	Electric Utilities	55101010	Electric Utilities

							Companies that produce or distribute electricity. Includes both nuclear and non-nuclear facilities.

55	Utilities	5510	Utilities	551020	Gas Utilities	55102010	Gas Utilities

							Companies whose main charter is to distribute and transmit natural and manufactured gas. Excludes companies primarily involved in gas exploration or production classified in the Oil & Gas Exploration & Production Sub-Industry. Also excludes companies engaged in the storage and/or transportation of oil, gas, and/or refined products classified in the Oil & Gas Storage & Transportation Sub-Industry.

				551030	Multi-Utilities	55103010	Multi-Utilities

							Utility companies with significantly diversified activities in addition to core Electric Utility, Gas Utility and/or Water Utility operations.

				551040	Water Utilities	55104010	Water Utilities

							Companies that purchase and redistribute water to the end-consumer. Includes large-scale water treatment systems.

				551050	Independent Power and Renewable Electricity Producers	55105010	Independent Power Producers & Energy Traders

Companies that operate as

Independent Power Producers (IPPs), Gas & Power Marketing & Trading Specialists and/or Integrated Energy Merchants. Excludes producers of electricity using renewable sources, such as solar power, hydropower, and wind power. Also excludes electric transmission companies and utility distribution companies classified in the Electric Utilities Sub-Industry.

Sector		Industry Group		Industry		Sub-Industry
						55105020	Renewable Electricity

Companies that engage in the generation and distribution of electricity using renewable sources, including, but not limited to, companies that produce electricity using biomass, geothermal energy, solar energy, hydropower, and wind power. Excludes companies manufacturing capital equipment used to generate electricity using renewable sources, such as manufacturers of solar power systems, installers of photovoltaic cells, and companies involved in the provision of technology, components, and services mainly to this market

				601010	Equity Real Estate Investment Trusts (REITs)	60101010	Diversified REITs

A company or Trust with significantly diversified operations across two or more property types.

60	Real Estate	6010	Real Estate			60101020	Industrial REITs

Companies or Trusts engaged in the acquisition, development, ownership, leasing, management and operation of industrial properties. Includes companies operating industrial warehouses and distribution properties.

						60101030	Hotel & Resort REITs

Companies or Trusts engaged in the acquisition, development, ownership, leasing, management and operation of hotel and resort properties.

						60101040	Office REITs

Companies or Trusts engaged in the acquisition, development, ownership, leasing, management and operation of office properties.

						60101050	Health Care REITs

Companies or Trusts engaged in the acquisition, development, ownership, leasing, management and operation of properties serving the health care industry, including hospitals, nursing homes, and assisted living properties.

Sector	Industry Group	Industry		Sub-Industry
				60101060	Residential REITs

Companies or Trusts engaged in the acquisition, development, ownership, leasing, management and operation of residential properties including multifamily homes, apartments, manufactured homes and student housing properties

				60101070	Retail REITs

Companies or Trusts engaged in the acquisition, development, ownership, leasing, management and operation of shopping malls, outlet malls, neighborhood and community shopping centers.

				60101080	Specialized REITs

Companies or Trusts engaged in the acquisition, development, ownership, leasing, management and operation of properties not classified elsewhere. Includes trusts that operate and invest in storage properties. It also includes REITs that do not generate a majority of their revenues and income from real estate rental and leasing operations.

		601020	Real Estate Management & Development	60102010	Diversified Real Estate Activities

Companies engaged in a diverse spectrum of real estate activities including real estate development & sales, real estate management, or real estate services, but with no dominant business line.

				60102020	Real Estate Operating Companies

Companies engaged in operating real estate properties for the purpose of leasing & management

				60102030	Real Estate Development

Companies that develop real estate and sell the properties after development. Excludes companies classified in the Homebuilding Sub-Industry.

				60102040	Real Estate Services

Real estate service providers such as real estate agents, brokers & real estate appraisers.

SCHEDULE 5

NOTICE INFORMATION

Borrower

BCRED Bard Peak Funding LLC

c/o Blackstone/GSO Secured Lending Fund

345 Park Avenue

New York, NY 10154

With a copy to:

Dechert LLP

Three Bryant Park

1095 Avenue of the Americas

New York, NY 10036-6797

Equityholder and Servicer

Blackstone Private Credit Fund

345 Park Avenue

New York, New York 10154

With a copy to:

Dechert LLP

Three Bryant Park

1095 Avenue of the Americas

New York, NY 10036-6797

Administrative Agent

BNP Paribas

US Credit Structuring

787 7th Avenue

New York, New York 10019

Telephone No.: 212-841-2920

E-mail: dl.bnpp.gso.acquisition@us.bnpparibas.com

Attention: Jasen Yang

Lender

BNP Paribas

Loan Servicing

525 Washington Blvd, 8th Floor

Jersey City, New Jersey 07310

Attention: NYLS FIG Support

Facsimile no.: 201-850-4014

E-mail: nyls.fig.support@us.bnpparibas.com

Collateral Agent

Wells Fargo Bank, National Association

Corporate Trust Services Division

9062 Old Annapolis Road

Columbia, Maryland 21045

Attention: CDO Trust Services CDO Dept. – BCRED Bard Peak Funding LLC

SCHEDULE 6

AUTHORIZED SIGNATORIES

Borrower

Robert Busch	Chief Accounting Officer and Treasurer of Blackstone Private Credit Fund, the Borrower’s sole member

Marisa J. Beeney	Chief Compliance Officer, Chief Legal Officer and Secretary of Blackstone Private Credit Fund, the Borrower’s sole member

Steve Kuppenheimer	Chief Financial Officer of Blackstone Private Credit Fund, the Borrower’s sole member

Equityholder and Servicer

Robert Busch	Chief Accounting Officer and Treasurer

Marisa J. Beeney	Chief Compliance Officer, Chief Legal Officer and Secretary

Steve Kuppenheimer	Chief Financial Officer

SCHEDULE 7

DIVERSITY SCORE

“Diversity Score” is calculated by summing each of the Industry Diversity Scores for each GICS industry classification group set out in Schedule 4, which are calculated as follows and rounding the result up to the nearest whole number (provided that no Defaulted Collateral Loans shall be included in the calculation of the Industry Diversity Score or any component thereof):

(a)	“Average Principal Balance” is calculated by summing the Obligor Principal Balances and dividing by the number of Obligors;

(b)	“Obligor Principal Balance” is calculated for each Obligor represented in the Collateral Loans by summing the Principal Balances of all Collateral Loans issued by such Obligor;

(c)	“Equivalent Unit Score” is calculated for each Obligor by taking the lesser of (i) one and (ii) the Obligor Principal Balance for such Obligor divided by the Average Principal Balance;

(d)

“Aggregate Industry Equivalent Unit Score” is then calculated for each of the GICS industry classification groups set out in Schedule 4 by summing the equivalent unit scores for each Obligor in such industry classification group (or such other industry classification groups and equivalent unit scores as are published by MSCI Inc. from time to time); and

(e)

“Industry Diversity Score” is then established for each GICS industry classification group set out in Schedule 4 by reference to the diversity score table shown below (or such other diversity score table as is published by MSCI Inc. from time to time) (the “Diversity Score Table”) for the related Aggregate Industry Equivalent Unit Score. If the Aggregate Industry Equivalent Unit Score falls between any two such scores shown in the Diversity Score Table, then the Industry Diversity Score is the lower of the two Industry Diversity Scores in the Diversity Score Table.

For purposes of calculating the Diversity Scores, any Obligors that are Affiliates will be considered to be one Obligor.

Diversity Score Table

Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score
0.0000	0.0000	5.0500	2.7000	10.1500	4.0200	15.2500	4.5300
0.0500	0.1000	5.1500	2.7333	10.2500	4.0300	15.3500	4.5400
0.1500	0.2000	5.2500	2.7667	10.3500	4.0400	15.4500	4.5500
0.2500	0.3000	5.3500	2.8000	10.4500	4.0500	15.5500	4.5600
0.3500	0.4000	5.4500	2.8333	10.5500	4.0600	15.6500	4.5700
0.4500	0.5000	5.5500	2.8667	10.6500	4.0700	15.7500	4.5800

Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score
0.5500	0.6000	5.6500	2.9000	10.7500	4.0800	15.8500	4.5900
0.6500	0.7000	5.7500	2.9333	10.8500	4.0900	15.9500	4.6000
0.7500	0.8000	5.8500	2.9667	10.9500	4.1000	16.0500	4.6100
0.8500	0.9000	5.9500	3.0000	11.0500	4.1100	16.1500	4.6200
0.9500	1.0000	6.0500	3.0250	11.1500	4.1200	16.2500	4.6300
1.0500	1.0500	6.1500	3.0500	11.2500	4.1300	16.3500	4.6400
1.1500	1.1000	6.2500	3.0750	11.3500	4.1400	16.4500	4.6500
1.2500	1.1500	6.3500	3.1000	11.4500	4.1500	16.5500	4.6600
1.3500	1.2000	6.4500	3.1250	11.5500	4.1600	16.6500	4.6700
1.4500	1.2500	6.5500	3.1500	11.6500	4.1700	16.7500	4.6800
1.5500	1.3000	6.6500	3.1750	11.7500	4.1800	16.8500	4.6900
1.6500	1.3500	6.7500	3.2000	11.8500	4.1900	16.9500	4.7000
1.7500	1.4000	6.8500	3.2250	11.9500	4.2000	17.0500	4.7100
1.8500	1.4500	6.9500	3.2500	12.0500	4.2100	17.1500	4.7200
1.9500	1.5000	7.0500	3.2750	12.1500	4.2200	17.2500	4.7300
2.0500	1.5500	7.1500	3.3000	12.2500	4.2300	17.3500	4.7400
2.1500	1.6000	7.2500	3.3250	12.3500	4.2400	17.4500	4.7500
2.2500	1.6500	7.3500	3.3500	12.4500	4.2500	17.5500	4.7600
2.3500	1.7000	7.4500	3.3750	12.5500	4.2600	17.6500	4.7700
2.4500	1.7500	7.5500	3.4000	12.6500	4.2700	17.7500	4.7800
2.5500	1.8000	7.6500	3.4250	12.7500	4.2800	17.8500	4.7900
2.6500	1.8500	7.7500	3.4500	12.8500	4.2900	17.9500	4.8000
2.7500	1.9000	7.8500	3.4750	12.9500	4.3000	18.0500	4.8100
2.8500	1.9500	7.9500	3.5000	13.0500	4.3100	18.1500	4.8200
2.9500	2.0000	8.0500	3.5250	13.1500	4.3200	18.2500	4.8300
3.0500	2.0333	8.1500	3.5500	13.2500	4.3300	18.3500	4.8400
3.1500	2.0667	8.2500	3.5750	13.3500	4.3400	18.4500	4.8500
3.2500	2.1000	8.3500	3.6000	13.4500	4.3500	18.5500	4.8600
3.3500	2.1333	8.4500	3.6250	13.5500	4.3600	18.6500	4.8700
3.4500	2.1667	8.5500	3.6500	13.6500	4.3700	18.7500	4.8800
3.5500	2.2000	8.6500	3.6750	13.7500	4.3800	18.8500	4.8900
3.6500	2.2333	8.7500	3.7000	13.8500	4.3900	18.9500	4.9000
3.7500	2.2667	8.8500	3.7250	13.9500	4.4000	19.0500	4.9100
3.8500	2.3000	8.9500	3.7500	14.0500	4.4100	19.1500	4.9200
3.9500	2.3333	9.0500	3.7750	14.1500	4.4200	19.2500	4.9300
4.0500	2.3667	9.1500	3.8000	14.2500	4.4300	19.3500	4.9400
4.1500	2.4000	9.2500	3.8250	14.3500	4.4400	19.4500	4.9500
4.2500	2.4333	9.3500	3.8500	14.4500	4.4500	19.5500	4.9600
4.3500	2.4667	9.4500	3.8750	14.5500	4.4600	19.6500	4.9700
4.4500	2.5000	9.5500	3.9000	14.6500	4.4700	19.7500	4.9800
4.5500	2.5333	9.6500	3.9250	14.7500	4.4800	19.8500	4.9900
4.6500	2.5667	9.7500	3.9500	14.8500	4.4900	19.9500	5.0000
4.7500	2.6000	9.8500	3.9750	14.9500	4.5000
4.8500	2.6333	9.9500	4.0000	15.0500	4.5100
4.9500	2.6667	10.0500	4.0100	15.1500	4.5200

SCHEDULE 8

[RESERVED]

SCHEDULE 9

APPROVED ASSET LIST

Asset Primary ID	Currency Type	Portfolio Name	Issuer Name	Asset Name	Par Amount	Settled Par	Market Value	Current Mark	Cost Amount
LX182347	USD	BCRED Bard Funding LLC	Apex Tool Group LLC	New Term Loan B	$20,000,000	—	20,018,800	100.0940	$20,016,523
LX191842	USD	BCRED Bard Funding LLC	COP Home Services TopCo IV, Inc.	Initial Term Loan	20,000,000	—	19,350,000	96.7500	19,410,000
LX193300	USD	BCRED Bard Funding LLC	Diligent Corp.	Term Loan B2	20,000,000	20,000,000	19,716,267	98.5813	19,716,267
LX177285	USD	BCRED Bard Funding LLC	Latham Pool Products, Inc.	Term Loan B	12,500,000	—	12,525,000	100.2000	12,281,250
200397	USD	BCRED Bard Funding LLC	LD Lower Holdings Inc.	First Lien Term Loan	20,000,000	—	19,656,000	98.2800	19,600,000
LX178631	USD	BCRED Bard Funding LLC	Minotaur Acquisition, Inc.	Term Loan B	18,000,000	—	18,090,000	100.5000	17,955,000
LX191790	USD	BCRED Bard Funding LLC	Omni Intermediate Holdings, LLC	Term Loan	25,000,000	—	24,375,000	97.5000	24,375,000
LX182349	USD	BCRED Bard Funding LLC	PaySimple Inc.	Term Loan B	5,000,000	—	4,975,000	99.5000	4,979,064
200471	USD	BCRED Bard Funding LLC	Progress Residential PM Holdings, LLC	Initial Term Loan	15,000,000	—	14,722,500	98.1500	14,625,000
199695	USD	BCRED Bard Funding LLC	SEKO Global Logistics Network LLC	Initial Term Loan	25,000,000	—	24,625,000	98.5000	24,670,923
LX191837	USD	BCRED Bard Funding LLC	Windows Acquisition Holdings, Inc.	Initial Term Loan	10,000,000	—	9,800,000	98.0000	9,800,000

Total					$190,500,000	$20,000,000	$187,853,567		$187,429,027

SCHEDULE 10

MOODY’S RATING DEFINITIONS

“Assigned Moody’s Rating” means the monitored publicly available rating, the private rating (so long as such private rating has been issued or provided by Moody’s within the previous 15 months) or the credit estimate (so long as such credit estimate has been issued or provided by Moody’s within the previous 15 months) expressly assigned to a debt obligation (or facility) by Moody’s; provided that, in the case of a private rating or credit estimate assigned to an obligation by Moody’s more than 13 months earlier, the Assigned Moody’s Rating of such obligation shall be one subcategory lower than such private rating or credit estimate, as applicable.

“CFR” means with respect to an issuer or obligor of a Portfolio Asset, (a) if such issuer or obligor has a corporate family rating by Moody’s, then such corporate family rating, or (b) if such issuer or obligor does not have a corporate family rating by Moody’s but any entity in the corporate family of such issuer or obligor does have a corporate family rating, then such corporate family rating.

“Moody’s Default Probability Rating” means, with respect to any Portfolio Asset, as of any date of determination, the rating determined in accordance with the following methodology:

(i) If the obligor of such Portfolio Asset has a CFR, then such CFR;

(ii) If not determined pursuant to clause (i) above, if such Portfolio Asset has an Assigned Moody’s Rating, then (x) in the case of a First Lien Loan or participation interest in a First Lien Loan with respect to which the Assigned Moody’s Rating is the monitored publicly available rating thereof, the Moody’s rating that is one subcategory lower than such monitored publicly available rating, and (y) in all other cases, such Assigned Moody’s Rating;

(iii) If not determined pursuant to clause (i) or (ii) above, (A) if the obligor of such Portfolio Asset has one or more senior unsecured obligations with an Assigned Moody’s Rating, then the Assigned Moody’s Rating on any such obligation as selected by the Collateral Manager in its sole discretion or, if no such rating is available, (B) if the obligor of such Portfolio Asset has one or more senior secured obligations with an Assigned Moody’s Rating, then the Moody’s rating that is one subcategory lower than the Assigned Moody’s Rating on any such obligation as selected by the Collateral Manager in its sole discretion; and

(iv) If not determined pursuant to clause (i) through (iii) above, the Moody’s Derived Rating;

provided that, for purposes of calculating a Moody’s Weighted Average Rating Factor, each applicable rating, at the time of calculation, on credit watch by Moody’s with positive or negative implication will be treated as having been upgraded or downgraded by one rating subcategory, as the case may be.

“Moody’s Derived Rating” means, with respect to a Portfolio Asset whose Moody’s Rating or Moody’s Default Probability Rating cannot otherwise be determined pursuant to the definitions thereof, such Moody’s Rating or Moody’s Default Probability Rating as determined in the manner set forth below:

(i) By using any one of the methods provided below:

(A) if such Portfolio Asset has a public and monitored rating by S&P, pursuant to the table below:

Type of Portfolio Asset	Rating by S&P (Public and Monitored)	Portfolio Asset Rated by S&P	Number of Subcategories Relative to Moody’s Equivalent of Rating by S&P
Not Structured Finance Obligation	>BBB-	Not a loan or participation interest in loan	-1
Not Structured Finance Obligation	<BB+	Not a loan or participation interest in loan	-2
Not Structured Finance Obligation		Loan or participation interest in loan	-2

(B) if such Portfolio Asset is not rated by S&P but another security or obligation of the obligor has a public and monitored rating by S&P (a “parallel security”), then the rating of such parallel security will at the election of the Collateral Manager be determined in accordance with the table set forth in subclause (i)(A) above, and the Moody’s Rating or Moody’s Default Probability Rating of such Portfolio Asset will be determined in accordance with the methodology set forth in the table below (for such purposes treating the parallel security as if it were rated by Moody’s at the rating determined pursuant to this subclause (i)(B)):

Obligation Category of Rated Obligation	Rating of Rated Obligation	Number of Subcategories Relative to Rated Obligation Rating
Senior secured obligation	greater than or equal to B2	-1
Senior secured obligation	less than B2	-2
Subordinated obligation	greater than or equal to B3	+1
Subordinated obligation	less than B3	0

and

(ii) If not determined pursuant to clause (i) above, then “Caa3”.

“Moody’s Rating” means, with respect to any Portfolio Asset, as of any date of determination, the rating determined in accordance with the following methodology:

(i) With respect to a First Lien Loan, the rating thereof determined as follows:

With respect to a Portfolio Asset that has an Assigned Moody’s Rating, such Assigned Moody’s Rating.

If not determined pursuant to clause (a) above, if the obligor of such Portfolio Asset has a CFR, then the Moody’s rating that is one subcategory higher than such CFR.

If not determined pursuant to clause (a) or (b) above, if the obligor of such Portfolio Asset has one or more senior unsecured obligations with an Assigned Moody’s Rating, then the Moody’s rating that is two subcategories higher than the Assigned Moody’s Rating on any such senior unsecured obligation, as selected by the Collateral Manager in its sole discretion.

If not determined pursuant to clause (a), (b) or (c) above, the Moody’s Derived Rating.

(ii) With respect to a non-First Lien Loan, the rating thereof determined as follows,

(a) With respect to a Portfolio Asset that has an Assigned Moody’s Rating, such Assigned Moody’s Rating.

(b) If not determined pursuant to clause (a) above, if the obligor of such Portfolio Asset has one or more senior unsecured obligations with an Assigned Moody’s Rating, then the Assigned Moody’s Rating on any such obligation, as selected by the Collateral Manager in its sole discretion.

(c) If not determined pursuant to clause (a) or (b) above, if the obligor of such Portfolio Asset has a CFR, then the Moody’s rating that is one subcategory lower than such CFR.

(d) If not determined pursuant to clause (a), (b) or (c) above, if another obligation of the related obligor that is subordinate in right of payment to such Portfolio Asset has an Assigned Moody’s Rating, then the Moody’s rating that is one subcategory higher than the Assigned Moody’s Rating on such obligation.

(e) If not determined pursuant to clause (a), (b), (c) or (d) above, the Moody’s Derived Rating.

SCHEDULE 11

S&P RATING DEFINITION

“S&P Rating” means, with respect to any Portfolio Asset, as of any date of determination, the rating determined in accordance with the following methodology:

(i) with respect to a Portfolio Asset (a) if there is an issuer credit rating of the issuer of such Portfolio Asset by S&P as published by S&P, or the guarantor which unconditionally and irrevocably guarantees such Portfolio Asset then the S&P Rating will be such rating (regardless of whether there is a published rating by S&P on the Portfolio Assets of such issuer held by the Borrower) or (b) if there is no issuer credit rating of the issuer by S&P but (1) if there is a senior secured rating on any obligation or security of the issuer, then the S&P Rating of such Portfolio Asset will be one subcategory below such rating; (2) if there is a senior unsecured rating on any obligation or security of the issuer, the S&P Rating of such Portfolio Asset will equal such rating; and (3) if there is a subordinated rating on any obligation or security of the issuer, then the S&P Rating of such Portfolio Asset will be one subcategory above such rating if such rating is higher than “BB+,” and will be two subcategories above such rating if such rating is “BB+” or lower; or

(ii) if there is not a rating by S&P on the issuer or on an obligation of the issuer, and an obligation of the issuer is publicly rated by Moody’s, then the S&P Rating will be determined in accordance with the methodologies for establishing the Moody’s Rating set forth above except that the S&P Rating of such obligation will be (1) one subcategory below the S&P equivalent of the Moody’s Rating if such Moody’s Rating is “Baa3” or higher and (2) two subcategories below the S&P equivalent of the Moody’s Rating if such Moody’s Rating is “Ba1” or lower; provided that the aggregate Principal Balance of the Portfolio Assets that may have an S&P Rating derived from a Moody’s Rating as set forth in this clause (ii) shall not exceed 10% of the Target CLO Amount;

provided, that for purposes of the determination of the S&P Rating, (x) if the applicable rating assigned by S&P to an obligor or its obligations is on “credit watch positive” by S&P, such rating will be treated as being one subcategory above such assigned rating, (y) if the applicable rating assigned by S&P to an obligor or its obligations is on “credit watch negative” by S&P, such rating will be treated as being one subcategory below such assigned rating and (z) any reference to the S&P rating in this definition will mean the public S&P rating and will not include any private or confidential S&P rating unless (a) the obligor and any other relevant party has provided written consent to S&P for the use of such rating; and (b) such rating is subject to continuous monitoring by S&P.

EXHIBIT A

[FORM OF NOTE]

[DATE]

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to [LENDER] (the “Lender”) and its registered assigns on the Final Maturity Date (as defined in the Revolving Credit Agreement hereinafter referred to) the principal sum of the aggregate unpaid principal amount of the Advances made by the Lender to the Borrower under the Revolving Credit Agreement, in immediately available funds and in the currency required by the terms of the Revolving Credit Agreement, and to pay interest on the unpaid principal amount of each such Advance, in like funds and money, from the Borrowing Date thereof until the principal amount thereof shall have been paid in full, at the rates per annum and on the dates provided in the Revolving Credit Agreement. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Revolving Credit Agreement.

This promissory note is a Note referred to in the Revolving Credit and Security Agreement, dated as of March 15, 2021 (as amended, supplemented, waived or otherwise modified from time to time, the “Revolving Credit Agreement”), among the Borrower, as borrower, the Lender, as lender, the other lenders from time to time parties thereto, BNP Paribas, as administrative agent, Blackstone Private Credit Fund, as equityholder and as servicer, and Wells Fargo Bank, National Association, as collateral agent. The date and principal amount of each Advance (and stated Interest thereon) made to the Borrower and of each repayment of principal thereon shall be recorded by the Lender or its designee on Schedule I attached to this Note, and the aggregate unpaid principal amount shown on such schedule shall be prima facie evidence of the principal amount owing and unpaid on the Advances made by the Lender. The failure to record or any error in recording any such amount on such schedule shall not, however, limit or otherwise affect the obligations of the Borrower hereunder or under the Revolving Credit Agreement to repay the principal amount of the Advances together with all Interest accrued and unpaid thereon.

Notwithstanding any other provision contained in this Note, if at any time the rate of interest charged to, collected from or received from or on behalf of the Borrower by the Lenders under this Note, when combined with any and all other charges provided for this in Note, in the Revolving Credit Agreement or in any other document (to the extent such other charges would constitute interest for the purpose of any applicable law limiting interest that may be charged on this Note), exceeds the highest rate of interest permissible under applicable law (the “Maximum Lawful Rate”), then the excess of such payment over the Maximum Lawful Rate shall be applied first to the payment of amounts then due and owing by the Borrower to the Lender under the Revolving Credit Agreement (other than in respect of principal of and interest on the Advances made by the Lender) and then to the reduction of the outstanding principal amount of the Advances made by the Lender.

Payments of the principal of, and interest on, Advances represented by this Note shall be made by or on behalf of the Borrower to the holder hereof by wire transfer of immediately available funds in the manner and at the address specified for such purpose as provided in the Revolving Credit Agreement, or in such manner or at such other address as the holder of this Note shall have specified in writing to the Borrower for such purpose, without the presentation or surrender of this Note or the making of any notation on this Note.

Portions or all of the principal amount of this Note shall become due and payable at the time or times set forth in the Revolving Credit Agreement. Any portion or all of the principal amount of this Note may be prepaid, together with accrued and unpaid interest thereon (and, as set forth in the Revolving Credit Agreement, certain costs and expenses of the Lender) at the time and in the manner set forth in, but subject to the provisions of, the Revolving Credit Agreement.

Except as provided in the Revolving Credit Agreement, the Borrower expressly waives presentment, demand, diligence, protest and all notices of any kind whatsoever with respect to this Note.

All amounts evidenced by this Note, the Lender’s Advances and all payments and prepayments of the principal hereof and the respective dates and maturity dates thereof shall be endorsed by the Lender, on the schedule attached hereto and made a part hereof or on a continuation thereof, which shall be attached hereto and made a part hereof; provided, however, that the failure of the Lender to make such a notation shall not in any way limit or otherwise affect the obligations of the Borrower under this Note as provided in the Revolving Credit Agreement.

The holder hereof may sell, assign, transfer, negotiate, grant participations in or otherwise dispose of all or any portion of any Advances made by the Lender and represented by this Note and the indebtedness evidenced by this Note, subject to the applicable provisions of the Revolving Credit Agreement.

This Note is secured by the security interests granted pursuant to the Revolving Credit Agreement and the other Facility Documents. The holder of this Note is entitled to the benefits of the Revolving Credit Agreement and each other Facility Document and may enforce the agreements of the Borrower contained in the Revolving Credit Agreement and each other Facility Document and exercise the remedies provided for by, or otherwise available in respect of, the Revolving Credit Agreement or such other Facility Document, all in accordance with, and subject to the restrictions contained in, the terms of the Revolving Credit Agreement or the applicable Facility Document. If an Event of Default shall occur and be continuing, the unpaid balance of the principal of all Advances, together with accrued and unpaid interest thereon, may be declared, and may become, due and payable in the manner and with the effect provided in the Revolving Credit Agreement.

The Borrower and the Lender each intend, for federal, state and local income and franchise tax purposes only, that this Note be evidence of indebtedness of the Borrower secured by the Collateral and the Lender, by the acceptance hereof, agrees to treat this Note for federal, state and local income and franchise tax purposes as indebtedness of the Borrower.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

BCRED BARD PEAK FUNDING LLC, as Borrower

By: Blackstone Private Credit Fund, its sole member

By:
Name:
Title:

SCHEDULE I

This Note evidences Advances made by [LENDER], (the “Lender”) to BCRED BARD PEAK FUNDING LLC (the “Borrower”) under the Revolving Credit and Security Agreement dated as of March 15, 2021 among the Borrower, as borrower, the Lender, as lender, the other lenders from time to time parties thereto, BNP Paribas, as administrative agent, Blackstone Private Credit Fund, as equityholder and as servicer, and Wells Fargo Bank, National Association, as collateral agent, in the principal amounts and on the dates set forth below, subject to the payments and prepayments of principal set forth below:

DATE	PRINCIPAL AMOUNT ADVANCED	PRINCIPAL AMOUNT PAID OR PREPAID	PRINCIPAL BALANCE OUTSTANDING	NOTATION BY

EXHIBIT B

[FORM OF NOTICE OF BORROWING]

[Date]

BNP Paribas

as Administrative Agent

Attn: Jasen Yang

787 7th Avenue

7th Floor

New York, NY 10019

Wells Fargo Bank, National Association

as Collateral Agent

Corporate Trust Services Division

9062 Old Annapolis Road

Columbia, Maryland 21045

Attention: CDO Trust Services CDO Dept. – BCRED Bard Peak Funding LLC

NOTICE OF BORROWING

This Notice of Borrowing is delivered pursuant to Section 2.03 of that certain Revolving Credit and Security Agreement dated as of March 15, 2021 (as the same may from time to time be amended, supplemented, waived or modified, the “Revolving Credit Agreement”) among BCRED Bard Peak Funding LLC, as borrower (the “Borrower”), the lenders from time to time parties thereto (collectively, the “Lenders”), BNP Paribas, as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”), Blackstone Private Credit Fund, as equityholder and as servicer, and Wells Fargo Bank, National Association, as collateral agent. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Revolving Credit Agreement.

1.

The Borrower hereby requests that on _____________, ____ (the “Borrowing Date”)[1] it receive Advances under the Revolving Credit Agreement in an aggregate principal amount of ____________ (_________)[2] under Tranche [A][B] (the “Requested Amount”). The amounts set forth below represent each Lender’s pro rata share of the Requested Amount:

BNP Paribas                                     $____________

2.

The Borrower hereby gives notice of its request for Advances in an aggregate principal amount equal to the Requested Amount to the Collateral Agent and the Administrative Agent (who shall forward such request to the Lenders) pursuant to Section 2.03 of the Revolving Credit Agreement and requests that the Lenders remit, or cause to be remitted, the proceeds thereof to [insert account information].

[1]	Notice of Borrowing must be delivered not later than 2:00 p.m. at least one (1) Business Days prior to the day of the requested Advance.
[2]

Amount of Advance must be at least $500,000 or an integral multiple of $100,000 in excess thereof (or, if less, the remaining unfunded Individual Lender Maximum Funding Amounts under the Revolving Credit Agreement or, in the case of Revolving Collateral Loans and Delayed Drawdown Collateral Loans, such lesser amount required to be funded by the Borrower in respect thereof).

3.	The Borrower certifies that immediately after giving effect to the proposed Advance on the Borrowing Date:

(a)

the Administrative Agent has received and approved an Approval Request for the Collateral Loan(s) the Borrower intends to purchase with the proceeds of the proposed Advance or the Collateral Loan the Borrower intends to purchase with the proceeds of the proposed Advance is on the current Approved List, and, in each case, such approval has not expired, been withdrawn, been deemed to be rejected or been rescinded;

(b)

the Administrative Agent has received a Notice of Borrowing with respect to such Advance (including a duly completed Borrowing Base Calculation Statement attached as Exhibit A hereto) delivered in accordance with Section 2.03;

(c)

immediately before and after the making of the proposed Advance on the Borrowing Date, each Coverage Test will be satisfied (as demonstrated on the Borrowing Base Calculation Statement attached as Exhibit A hereto);

(d)

each of the representations and warranties of the Borrower, the Servicer and the Equityholder contained in the Facility Documents are true and correct in all material respects as of the Borrowing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date as if made on such date);

(e)	no Default, Event of Default, or Servicer Event of Default has occurred and is continuing at the time of the making of the proposed Advance or will result upon the making of the proposed Advance;

(f)	the Reinvestment Period has not terminated; and

(g) after giving effect to the proposed Advance, the aggregate outstanding principal balance of the Advances shall not exceed the lesser of (x) the Maximum Facility Amount and (y) an amount equal to :

(i) the Aggregate Net Collateral Balance, minus

(ii) the Minimum Equity Amount, plus

(iii) the aggregate amounts on deposit in the Principal Collection Subaccount constituting Principal Proceeds.

WITNESS my hand on this ____ day of ________, ____.

BCRED BARD PEAK FUNDING LLC, as Borrower

By: Blackstone Private Credit Fund, its sole member

By:
Name:
Title:

BLACKSTONE PRIVATE CREDIT FUND, as Servicer on behalf of the Borrower

By:
Name:
Title:

EXHIBIT A TO NOTICE OF BORROWING

Form of Borrowing Base Calculation Statement

[To be inserted per Excel template]

EXHIBIT C

[FORM OF NOTICE OF PREPAYMENT]

[Date]

BNP Paribas

as Administrative Agent

Attn: Jasen Yang

787 7th Avenue

7th Floor

New York, NY 10019

Wells Fargo Bank, National Association

as Collateral Agent

Corporate Trust Services Division

9062 Old Annapolis Road

Columbia, Maryland 21045

Attention: CDO Trust Services CDO Dept. – BCRED Bard Peak Funding LLC

NOTICE OF PREPAYMENT

This Notice of Prepayment is made pursuant to Section 2.06(a) of that certain Revolving Credit and Security Agreement dated as of March 15, 2021 (as the same may from time to time be amended, supplemented, waived or otherwise modified, the “Revolving Credit Agreement”) among BCRED Bard Peak Funding LLC, as borrower (the “Borrower”), the lenders from time to time parties thereto (collectively, the “Lenders”), BNP Paribas, as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”), Blackstone Private Credit Fund, as equityholder and as servicer, and Wells Fargo Bank, National Association, as collateral agent. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Revolving Credit Agreement.

1.

The Borrower hereby gives notice that on ____________, ____,[3] it will make a prepayment under the Revolving Credit Agreement in the principal amount of _______________ (_________)[4] under Tranche [A][B] (the “Prepayment Amount”).

2.

The Borrower hereby gives notice to the Administrative Agent, the Lenders and the Collateral Agent pursuant to Section 2.06(a) of the Revolving Credit Agreement of intent to prepay in an aggregate principal amount equal to the Prepayment Amount and will remit, or cause to be remitted, the proceeds thereof to the account of each Lender as set forth in Schedule I hereto.

[3]	The Borrower shall provide each Notice of Prepayment by 2:00 p.m. at least two (2) Business Days prior to the date of the proposed prepayment.
[4]	Amount of prepayment to be in an aggregate principal amount of at least $500,000 or, if less, the outstanding principal amount of the Advances of the Borrower.

WITNESS my hand on this ____ day of ______________, ____.

BCRED BARD PEAK FUNDING LLC, as Borrower

By: Blackstone Private Credit Fund, its sole member

By:
Name:
Title:

Schedule I to Notice of Prepayment

Wire Instructions for [INSERT LENDER]

Bank Name: [•]

Routing No: [•]

Account # [•]

Account Name: [•]

Ref: [•]

EXHIBIT D

FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to the Revolving Credit and Security Agreement dated as of March 15, 2021 (as amended, supplemented or otherwise modified from time to time, the “Revolving Credit Agreement”) among [INSERT NAME OF ASSIGNING LENDER] (the “Assignor”), the other lenders from time to time parties thereto (together with the Assignor, the “Lenders”), BNP Paribas, as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”), BCRED Bard Peak Funding LLC, as borrower (the “Borrower”), Blackstone Private Credit Fund (in such capacity, the “Equityholder”) and as servicer (in such capacity, the “Servicer”), and Wells Fargo Bank, National Association, as collateral agent. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Revolving Credit Agreement.

The Assignor and the “Assignee” referred to on Schedule I hereto agree as follows:

1. As of the Effective Date (as defined below), the Assignor hereby absolutely and unconditionally sells and assigns, without recourse, to the Assignee, and the Assignee hereby purchases and assumes, without recourse to or representation of any kind (except as set forth below) from Assignor, an interest in and to the Assignor’s rights and obligations under the Revolving Credit Agreement and under the other Facility Documents equal to the percentage interest specified on Schedule I hereto, including the Assignor’s percentage interest specified on Schedule I hereto of the outstanding principal amount of the Advances to the Borrower (such rights and obligations assigned hereby being the “Assigned Interest”). After giving effect to such sale, assignment and assumption, the Assignee’s “Percentage” will be as set forth on Schedule I hereto.

2. The Assignor (i) represents and warrants that immediately prior to the Effective Date it is the legal and beneficial owner of the Assigned Interest free and clear of any Lien created by the Assignor; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Facility Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any Lien or security or ownership interest created or purported to be created under or in connection with, the Facility Documents or any other instrument or document furnished pursuant thereto or the condition or value of the Assigned Interest, Collateral relating to the Borrower, or any interest therein; and (iii) makes no representation or warranty and assumes no responsibility with respect to the condition (financial or otherwise) of the Borrower, the Administrative Agent, the Servicer or any other Person, or the performance or observance by any Person of any of its obligations under any Facility Document or any instrument or document furnished pursuant thereto.

3. The Assignee (i) confirms that it has received a copy of the Revolving Credit Agreement and the other Facility Documents, together with copies of any financial statements delivered pursuant to Section 5.01 of the Revolving Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under or in connection with any of the Facility Documents; (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Facility Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Facility Documents are required to be performed by it as a Lender; and (v) represents and warrants it is not a Disqualified Lender.

4. The Assignee, by checking the box below, (i) acknowledges that it is required to be a Qualified Purchaser for purposes of the Investment Company Act and a QIB for purposes of the Securities Act at the time it becomes a Lender and at all times thereafter, and (ii) represents and warrants to the Assignor, the Borrower and the Agents that the Assignee is a Qualified Purchaser and a QIB:

☐	By checking this box, the Assignee represents and warrants that it is a Qualified Purchaser and a QIB.

5. Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date of acceptance hereof by the Administrative Agent, unless a later effective date is specified on Schedule I hereto.

6. Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, (i) the Assignee shall be a party to and bound by the provisions of the Revolving Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under any other Facility Document, (ii) without limiting the generality of the foregoing, the Assignee expressly acknowledges and agrees to its obligations of indemnification to the Administrative Agent pursuant to and as provided in Section 12.04 of the Revolving Credit Agreement, and (iii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Revolving Credit Agreement and under any other Facility Document.

7. Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Borrower shall make all payments under the Revolving Credit Agreement in respect of the Assigned Interest to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Revolving Credit Agreement and the Assigned Interest for periods prior to the Effective Date directly between themselves.

8. THIS ASSIGNMENT AND ACCEPTANCE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS ASSIGNMENT AND ACCEPTANCE AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS ASSIGNMENT AND ACCEPTANCE AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

9. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts when so executed and delivered, shall be deemed to be an original and all of which counterparts, when taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of Schedule I hereto by facsimile or other electronic transmission shall be effective as a delivery of a manually executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule I hereto to be executed by their officers thereunto duly authorized as of the date specified thereon.

Schedule I

Percentage interest transferred by Assignor:	%________

Percentage interest held by
Assignee after giving effect to this
Assignment and Acceptance:	%________

Assignor:	[INSERT NAME OF ASSIGNOR], as Assignor

By:
Name:
Title:

Assignee:	[INSERT NAME OF ASSIGNEE] as Assignee

By:
Name:
Title:

Accepted this ___ day of
_____________, ____

BNP PARIBAS,
as Administrative Agent

By:
Name:
Title:

[Consented to this ___ day of
______________, _____

BCRED BARD PEAK FUNDING LLC, as Borrower

By: Blackstone Private Credit Fund, its sole member

By:
Name:
Title:][5]

[5]	Insert in an Assignment and Acceptance if Borrower consent is required under the Revolving Credit Agreement.

EXHIBIT E

[RESERVED]

EXHIBIT F

AGREED-UPON PROCEDURES FOR INDEPENDENT PUBLIC ACCOUNTANTS

In accordance with Section 8.09 of the Revolving Credit and Security Agreement dated as of March 15, 2021 (as the same may from time to time be amended, supplemented, waived or otherwise modified, the “Revolving Credit Agreement”) among BCRED Bard Peak Funding LLC, as borrower (the “Borrower”), the lenders from time to time parties thereto, BNP Paribas, as administrative agent (in such capacity, together with is successors and assigns, the “Administrative Agent”), Blackstone Private Credit Fund, as servicer (in such capacity, the “Servicer”), and as equityholder, and Wells Fargo Bank, National Association, as collateral agent, the Servicer will cause a firm of nationally recognized independent public accountants to furnish in accordance with attestation standards established by the American Institute of Certified Public Accountants a report to the effect that such accountants have either verified, compared to the systems, underwriting files, compliance certificates, underlying loan documents, or other relevant materials, or recalculated each of the following accounts in the Payment Date Report to the applicable system or records of the Servicer:

•	Collateral Loan List:

•	Collateral Loan Type (First Lien BSL, First Lien Middle Market Loan, Second Lien BSL, First Lien last Out Loan, Second Lien MM Loan)

•	Principal Balance/Adjusted Principal Balance

•	Collateral Loan Origination Date

•	Collateral Loan Purchase Date (date Collateral Loan was added to facility)

•	Purchase Price

•	Collateral Loan Maturity Date

•	Interest Rate (Floating/Fixed), Index, spread, PIK

•	GICS Industry Classification

•	Moody’s and S&P ratings (if applicable)

•	Days Delinquent

•	Unfunded Amount

•	EBITDA at origination

•	Paid Senior Net Leverage Ratio

•	Total Net Leverage Ration

•	Discretionary Sales Calculations, Ineligible Collateral Loan Sales Calculations, Substitution Calculations

•	Other relevant eligibility criteria

•	Recalculation of Excess Concentration Amounts

•	Recalculation of Interest Coverage Ratio

•	Recalculation of OC Ratio

•	Recalculation of Borrowing Base

•	Verification of covenant calculations

•	Verification of waterfall payments

•	Reconciliation of cash flow and account balances

At the discretion of the Administrative Agent and a firm of nationally recognized independent public accountants, one Payment Date Report (in each case, as selected by the Administrative Agent), delivered during the twelve (12) months immediately preceding the applicable AUP Report Date will be chosen and reviewed in accordance with Section 8.09 of the Revolving Credit Agreement.

The report provided by such firm may be in a format typically utilized for a report of this nature; provided that it will consist of at a minimum (i) a list of material deviations from the Payment Date Report and (ii) discuss with the Servicer the reason for such material deviations, and set forth the findings in such report. Subject to Section 8.09 of the Revolving Credit Agreement, the format and content of the agreed upon procedures described above may be revised by the Administrative Agent and the Servicer without the necessity of an amendment to the Revolving Credit Agreement.

EXHIBIT G

FORM OF EXTENSION REQUEST

[Date]6

BNP Paribas

as Administrative Agent

Attn: Jasen Yang

787 7th Avenue

7th Floor

New York, NY 10019

Wells Fargo Bank, National Association

as Collateral Agent

Corporate Trust Services Division

9062 Old Annapolis Road

Columbia, Maryland 21045

Attention: CDO Trust Services CDO Dept. – BCRED Bark Peak Funding LLC

Extension Request

This Extension Request (this “Request”) is executed and delivered by the Borrower to the Administrative Agent pursuant to Section 2.16 of that certain Revolving Credit and Security Agreement dated as of March 15, 2021 (as the same may from time to time be amended, supplemented, waived or modified, the “Revolving Credit Agreement”) among BCRED Bard Peak Funding LLC, as borrower (the “Borrower”), the lenders from time to time parties thereto (collectively, the “Lenders”), BNP Paribas, as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”), Blackstone Private Credit Fund, as equityholder and as servicer, and Wells Fargo Bank, National Association, as collateral agent. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Revolving Credit Agreement.

1. The Borrower hereby requests an extension of the Facility Termination Date to [DATE]7 (the “Facility Extension”).

[6]	An Extension Request cannot be made earlier than the one year anniversary of the Closing Date or later than one hundred twenty (120) days prior to the Facility Termination Date then in effect.
[7]	The Facility Termination Date may only be extended one time for a period not to exceed one year.

2. In connection with this Request, the Borrower hereby represents, warrants and certifies to the Administrative Agent for the benefit of the Lenders that:

(a) as of the effective date of the Facility Extension, the representations and warranties of the Borrower, the Equityholder and the Servicer set forth in the Revolving Credit Agreement and in the other Facility Documents are true and correct in all material respects with the same force and effect as if made on and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date); provided that if a representation or warranty is qualified as to materiality, with respect to such representation or warranty, the foregoing materiality qualifier shall be disregarded for the purposes of this condition; and

(b) no Default or Event of Default shall have occurred and be continuing on the date of this Request or on the Facility Termination Date then in effect.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

BCRED BARD PEAK FUNDING LLC, as Borrower

By: Blackstone Private Credit Fund, its sole member

By:
Name:
Title:

EXHIBIT H

FORM OF DATA REPORT

(See attached)

EXHIBIT I

FORM OF APPROVAL REQUEST FOR ASSET PURCHASE

Obligor Name
Global Amount of Credit Agreement

GICS Industry Classification
Moody’s Family/Facility Rating
S&P Family/Facility Rating

Intended Hold Amount (par value)
Facility Type (GICS Industry Classification)
Facility Tranche (A, B)
Price Context
Spread / Floor / Fixed Rate/ Floating Rate (as applicable)
Facility Tenor
Total Tranche Amount (Currently)
Primary or Secondary Purchase?
LoanXID
Other information as may be requested by Administrative Agent (e.g., borrower financials, lender presentation, credit agreement)